SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

IGN ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
IGN Entertainment, Inc. common stock, par value $0.001 per share

	(2)	Aggregate number of securities to which transaction applies:
(i) 2,270,750 shares of IGN common stock outstanding and owned by stockholders; and (ii) outstanding stock options and warrants to purchase an aggregate of up to 353,636 shares of IGN common stock (assuming that the effective date of the transaction will be August 31, 2003) with a per share exercise price less than $12.00, and a weighted average per share exercise price of approximately $5.02, which will be cashed out in the transaction. Excludes 270,501 shares of IGN common stock held as treasury stock, which will be cancelled in the transaction.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to the merger agreement, (i) each outstanding share of IGN common stock owned by stockholders will be converted into the right to receive $12.00 in cash (without interest), and (ii) each outstanding stock option and warrant to purchase shares of IGN common stock with a per share exercise price less than $12.00 will be converted into the right to receive a cash payment equal to (a) the difference between $12.00 and the per share exercise price for the shares of common stock subject to such stock option or warrant (net of any per share tax withholding), multiplied by (b) the number of shares of common stock underlying each such stock option or warrant. Accordingly, the aggregate value of the transaction will be $29,717,380, based on the aggregate number of securities to which the transaction applies. Pursuant to Section 14(g) of the Exchange Act, the fee was determined by multiplying the aggregate value of the transaction by 0.0000809.

	(4)	Proposed maximum aggregate value of transaction:
$29,717,380

	(5)	Total fee paid:
$2,405

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

            , 2003

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of IGN Entertainment, Inc. to be held at                     , California             , on             ,                     , 2003 at                     Pacific time.

At this special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated as of May 2, 2003, which provides for the merger of GHP Acquisition Corp., an entity newly formed by affiliates of Great Hill Partners, LLC that will be owned in part by three of our officers and directors, with and into IGN Entertainment, Inc. Upon completion of the merger, IGN’s stockholders will be entitled to receive $12 in cash for each share of IGN common stock owned and will no longer be IGN stockholders. Also, each IGN stock option and warrant outstanding at the effective time of the merger that has an exercise price per share of less than $12 and that is vested as of that time, and is cancelable pursuant to its terms in connection with the merger, will be cancelled and converted into the right to receive an amount in cash equal to the difference between $12 and the applicable exercise price per share of common stock subject to such stock option or warrant (net of any tax withholdings). In addition, each IGN option or warrant that is not cancelable pursuant to its terms in connection with the merger, will represent the right to receive $12 in cash for each share of common stock subject to that option or warrant upon exercise thereof and payment of the exercise price in accordance with its terms. You should read carefully the merger agreement, a conformed copy of which is attached as Appendix A to the enclosed proxy statement.

Our board of directors formed a special committee, composed of two directors who have no financial interest in the proposed merger different from IGN stockholders generally, to represent solely the interests of IGN’s unaffiliated stockholders, and to eliminate any conflict of interest in evaluating, negotiating and recommending proposed acquisitions of IGN, including the proposed merger with GHP Acquisition Corp. and the terms of the merger agreement.

Our board of directors, acting on the unanimous recommendation of the special committee, has adopted and approved the merger agreement and approved the proposed merger and recommends that you vote “FOR” adoption and approval of the merger agreement and the approval of the merger. In arriving at its recommendation, our board of directors gave careful consideration to a number of factors described in the accompanying proxy statement, including the written opinion of Alliant Partners stating that the $12 per share to be received by you as a result of the merger is fair from a financial point of view.

The affirmative vote of the majority of all of the outstanding shares of IGN common stock, including the shares held by Christopher Anderson, Mark Jung and Kenneth Keller, who will be stockholders of the company surviving the merger, whether in person or by proxy, is required to adopt the merger agreement.

The enclosed proxy statement explains the proposed merger and provides specific information concerning the special meeting. It also includes copies of the merger agreement and the written opinion of Alliant Partners. Please read it carefully. In particular, you should carefully consider the discussion in the sections entitled “Proposal One—Risk Factors” and “Proposal One—Special Factors” and beginning on pages 13 and 15, respectively.

Whether or not you plan to attend the special meeting, please complete, sign and return your proxy as soon as possible in the enclosed, postage prepaid (if mailed within the United States of America), self-

addressed return envelope prior to the meeting so that shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We hope to see you at the meeting.

Do not send your stock certificates at this time.

Sincerely,

Michael J. Shannahan Chairman of the Special Committee of the Board of Directors

IGN Entertainment, Inc.

3240 Bayshore Boulevard

Brisbane, California 94005

Notice of Special Meeting of Stockholders

To Our Stockholders:

Notice is hereby given that a special meeting of stockholders of IGN Entertainment, Inc., a Delaware corporation, will be held at                     ,             , California             , on             ,     , 2003 at Pacific time.

At the meeting, you will be asked to consider and vote upon the following matters:

1.	Consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of May 2, 2003, by and between GHP Acquisition Corp., a Delaware corporation, and IGN Entertainment, Inc., pursuant to which GHP Acquisition Corp. will merge with and into IGN Entertainment, Inc., and to approve the merger contemplated by this agreement;

2.	Grant our management the discretionary authority to adjourn the meeting to a date not later than October 15, 2003 to enable our board of directors to solicit additional proxies in favor of Proposal One; and

3.	Consider such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The board of directors has fixed the close of business on             , 2003 as the record date for the special meeting. Accordingly, only holders of record of IGN Entertainment, Inc. common stock as of the close of business on that date will be entitled to notice of and to vote at the special meeting and any adjournments or postponements of that meeting. If your shares are held of record through a bank, broker or other nominee, you will be required to follow the instructions you receive from it regarding how to vote your shares. A form of proxy and a proxy statement containing more detailed information with respect to matters to be considered at the special meeting accompany and form a part of this notice.

By Order of the Board of Directors,

Mark A. Jung Chief Executive Officer

Brisbane, California

            , 2003

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger agreement or the proposed merger, passed upon the merits or fairness of the proposed merger, or passed upon the adequacy or accuracy of the disclosure contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

Whether or not you plan to attend the special meeting, please complete, sign and return your proxy as soon as possible in the enclosed, postage prepaid (if mailed within the United States of America), self-addressed return envelope prior to the meeting so that shares will be represented at the meeting. Returning the proxy does not deprived you of your right to attend the meeting and to vote your shares in person.

SUMMARY TERM SHEET

The following summarizes the principal terms of the merger of IGN Entertainment, Inc. with GHP Acquisition Corp., a Delaware corporation, which immediately prior to the merger will be beneficially owned by affiliates of Great Hill Partners, LLC (67.3%), Christopher Anderson (16.6%), Mark Jung (12.9%) and Kenneth Keller (3.2%) (assuming in each case that different classes of capital stock of GHP Acquisition Corp. represent equivalent interests and thus can be combined to determine a stockholder’s percentage ownership interests). This summary does not contain all information that may be important to consider when evaluating the merits of the merger. We encourage you to read carefully this proxy statement, including the appendices and the documents we have incorporated by reference into this proxy statement, in their entirety before voting.

•	You are being asked to approve and adopt an agreement and plan of merger, dated as of May 2, 2003, by and between IGN and GHP Acquisition Corp. As a holder of our common stock, you will receive $12 in cash, without interest, for each share of our common stock that you own (following adjustment for all stock splits and combinations effected prior to the date of this proxy statement that have affected the shares that you own). Messrs. Anderson, Jung and Keller, who are directors or officers of IGN, will be equity owners of GHP Acquisition Corp. immediately prior to the merger and, as a result of the merger, will become stockholders of the company surviving the merger. We refer to Messrs. Anderson, Jung and Keller as the “Continuing Stockholders.” Please read “Proposal One—Special Factors,” including “—Company history” and “—Background of the merger” beginning on pages 15 and 19, respectively.

•	This is a “going private” transaction. As a result of and following the merger:

•	entities affiliated with Great Hill Partners, LLC and the Continuing Stockholders will own IGN;

•	you will no longer have ongoing equity participation in the company surviving the merger, meaning that you will cease to participate in any future earnings or growth of IGN’s business, or to benefit from any increases in the value of your current equity interest in IGN that might occur if IGN continued as a public company;

•	we will no longer be a public company; and

•	our common stock will no longer be traded on the NASDAQ SmallCap Market.

Please read “Proposal One—Special Factors—Certain Effects of the Merger” beginning on page 41.

•	The proposed merger involves a potential conflict of interest because immediately prior to the merger Christopher Anderson, our chairman and single largest stockholder, Mark Jung, our chief executive officer and one of our directors, and Kenneth Keller, our vice president of engineering, will be minority owners of GHP Acquisition Corp., which is making the offer to acquire IGN. Our board of directors formed a special committee consisting of two disinterested directors to evaluate and negotiate the terms of proposals to acquire IGN and any related agreements. Please read “Questions and Answers About the Merger and the Special Meeting” beginning on page 4 and “Proposal One—Special Factors,” including “—Company history” and “—Background of the merger” beginning on pages 15 and 19, respectively.

•	the purpose of the merger is to allow our stockholders to realize liquidity on their investment at a significant cash premium over the historical trading prices in the market for our common stock; to enable the stockholders of GHP Acquisition Corp. to acquire all of the outstanding shares of our common stock; and to take IGN private, so that, among other things, we would no longer be subject to the public company reporting requirements and we would be able to use in our operations those funds that would otherwise be expended in complying with these requirements. Please read “Proposal One—Special Factors,” including “—Fairness of the merger; Recommendation of the special committee of our board of directors” and “—Purpose and reasons for the merger” beginning on pages 27 and 40, respectively.

•

the reasons for the merger include our board of directors’ concerns about our long-term viability as a stand-alone public company and its desire to maximize stockholder value and to achieve liquidity for our stockholders. In addition, our board believes that our stockholders will have limited opportunities in the future to realize value in the public market in excess of the consideration offered in the merger.

Please read “Proposal One—Special Factors,” including “—Company history,” “—Background of the merger,” “—Fairness of the merger; Recommendation of the special committee of our board of directors” and “Proposal One—Special Factors—Purpose and reasons for the merger” beginning on pages 15, 19, 27 and 40, respectively.

•	IGN believes that the principal advantages of the merger to our unaffiliated stockholders include the liquidity they would realize on their investment at a significant cash premium over the historical trading prices in the market for our common stock, considering the limited prospect of any growth in the value of our common stock in the absence of a significant cash infusion in IGN and our inability to find a source of significant working capital or an acquirer interested in a transaction that would yield more consideration to our stockholders than the proposed merger. Please read “Proposal One—Special Factors,” including “—Company history,” “—Background of the merger,” “—Fairness of the merger; Recommendation of the special committee of our board of directors” and “—Purpose and reasons for the merger” beginning on pages 15, 19, 27 and 40, respectively.

•	IGN believes that the principal disadvantages of the merger to our unaffiliated stockholders include the inability of all our stockholders to continue to participate in any growth in the value of our common stock, or to benefit from any increases in the value of their shares of IGN common stock that might occur if IGN continued as a public company. Please read “Proposal One—Special Factors,” including “—Company history,” “—Background of the merger” and “—Fairness of the merger; Recommendation of the special committee of our board of directors” beginning on pages 15, 19 and 27, respectively.

•	After careful consideration of our circumstances and all relevant information at its disposal, the special committee has determined that the merger is substantively and procedurally fair to and in the best interests of our stockholders, including, as a separate group, our unaffiliated stockholders, and has recommended to the full board of directors that the merger agreement be adopted and approved and the merger be approved. In determining the substantive fairness of the merger to unaffiliated stockholders, the special committee considered, among other things, the following factors that were positive to its assessment:

•	the merger consideration in view of our financial performance and prospects, the historical trading prices of our common stock, other acquisition proposals received by IGN, and the advice of its financial advisor,

•	the risk that we might be unable to fund our operations for the period required for us to achieve profitability, and

•	our prior negotiations and efforts to sell IGN.

The special committee also considered, among other things, the following factors that were negative to its assessment:

•	the fact that our stockholders (other than the Continuing Stockholders) would not benefit from any future earnings or growth of IGN’s business, or to benefit from any increases in the value of their shares of IGN common stock that might occur if IGN continued as a public company,

•	the risks that the merger might not be completed, causing the trading price of common stock and our business performance to suffer,

•	the fact that the consideration received in the merger would be taxable to our stockholders,

•	the fact that a substantial portion of the majority vote required to approve the merger would be immediately assured, meaning that to approve the merger we would be required to obtain the vote of only an additional 7% of our outstanding shares, and

•	the potential conflicts of interest of the Continuing Stockholders in the proposed merger.

Please read “Proposal One—Special Factors—Fairness of the merger; Recommendation of the special committee of our board of directors” beginning on page 27.

•	The special committee received an opinion from Alliant Partners, its financial advisor, that as of May 1, 2003 and on the basis of, and subject to, the matters reviewed with the special committee and our board of directors, the $12 per share merger price was fair from a financial point of view to our stockholders. Please read “Proposal One—Special Factors—Opinion of financial advisor to the board of directors and the special committee” beginning on page 33 for a description of Alliant Partners’ analysis.

•	Acting on the unanimous recommendation of the special committee, our board of directors has approved and adopted the merger agreement, declared its advisability and approved the merger and recommends that you vote “FOR” the approval and adoption of the merger agreement and approval of the merger. In determining the substantive fairness of the merger to our unaffiliated stockholders, our board considered, among other things, the recommendation of the special committee, and the factors referred to above as having been taken into account by the special committee. In addition, our board considered the manner in which the merger was negotiated and would be approved in reaching its conclusion as to the fairness of the merger. Our board believed the merger is procedurally fair to our unaffiliated stockholders because, among other things:

•	the composition of the special committee, which consisted of solely disinterested directors, acted to represent solely the interests of our unaffiliated stockholders,

•	the special committee’s exclusive and unlimited role to negotiate the merger agreement and its active negotiations on behalf of the interests of the unaffiliated stockholders, which yielded, among other things, an increase in the per share merger consideration,

•	the advice and opinion of its financial advisor,

•	the fact that while the special committee consists of members of our board, which as such are not entirely unaffiliated with IGN, use of a special committee in a manner consistent with the way the special committee was used is commonly viewed as a means to help ensure fairness in transactions of this type by, among other things, simulating “arm’s-length” negotiations, and

•	the fact that the merger and the merger agreement were approved by our board through a unanimous vote of the disinterested directors, with Messrs. Anderson and Jung abstaining.

Because of the above safeguards, our board of directors did not believe any additional protections were necessary to help ensure procedural fairness to our unaffiliated stockholders. However, it is a condition to closing the merger that no more than 5% of the outstanding shares exercise dissenters’ rights of appraisal. Please read “Proposal One—Special Factors—Recommendation of our board of directors” beginning on page 31.

•	The merger agreement must be approved and adopted and the merger must be approved by the holders of a majority of the outstanding shares of our common stock. The adoption and approval of the merger agreement and the approval of the merger is not assured. However, as a condition to the merger, GHP Acquisition Corp. required that Messrs. Anderson and Jung agree to vote all of their shares of our common stock in favor of these matters. Since the number of shares collectively owned by Messrs. Anderson and Jung exceeds 43% of the outstanding shares of our common stock, the majority vote will be assured if our other stockholders, including Kenneth Keller (an owner of approximately 1.6% of the total number of shares of our common stock outstanding as of the record date), representing approximately an additional 7% of the total number of shares of our common stock outstanding as of the record date vote in favor of the merger proposal. Please read “The Special Meeting—Vote required” beginning on page 11 and “The Merger Agreement—Conditions to closing the merger” beginning on page 59.

•	The laws of California and Delaware entitle stockholders who do not vote in favor of the merger agreement and the merger and who fulfill other procedural requirements to appraisal or dissenter’s rights. Please read “Dissenters’ Rights of Appraisal” beginning on page 63.

•	Your receipt of cash in the merger generally will be a taxable transaction to you. Please read “Proposal One—Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 50.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:    As a stockholder, what will I receive in the merger?

A:    As a holder of our common stock, you will receive $12 per share in cash, without interest, in exchange for each share of our common stock that you own (following adjustment for all stock splits and combinations effected prior to the date of this proxy statement that have affected the shares that you own). Please read “The Merger Agreement—What you will receive in the merger” beginning on page 53.

Q:    What vote is required for our stockholders to approve the merger?

A:    To satisfy the requirements of the Delaware General Corporation Law, or the DGCL, and the California General Corporation Law, or the CGCL, and the merger agreement, the affirmative vote of a majority of our outstanding shares of common stock is required.

A vote for Proposal One on your proxy card is a vote for the approval and adoption of the merger agreement and approval of the merger. If you do not vote your shares, the effect will be to vote against the merger agreement and the merger. Please read “The Special Meeting—Voting procedures” beginning on page 12.

Q:    Why is our board of directors recommending the merger?

A:    A special committee comprised of two of our disinterested directors as well as our full board of directors evaluated the fairness to our stockholders of the merger with the assistance of its financial advisor, Alliant Partners. The special committee and board of directors considered proposals from other parties and concluded that the proposal by GHP Acquisition Corp. provided the most value to our stockholders. The special committee negotiated the terms of the merger on behalf of IGN and our unaffiliated stockholders and recommended that the full board of directors approve and adopt the merger agreement and approve the merger. For a more complete description of the factors considered by the special committee and our board, see “Proposal One—Special Factors—Fairness of the merger; Recommendation of the special committee of our board of directors” beginning on page 27.

Q:    Why was the special committee formed?

A:    Our board of directors formed the special committee of disinterested directors to evaluate and negotiate on behalf of IGN and our unaffiliated stockholders proposals to acquire IGN and any related agreements. Since as of March 2003 it could reasonably be expected that any acquisition proposal could involve Christopher Anderson and Mark Jung, our board believed a potential conflict of interest could arise. Accordingly, the special committee was formed and authorized to retain a financial advisor to assist it and our board in connection with its and our board’s evaluation of any proposed merger; after receipt of Great Hill Partners, LLC’s letter of intent with respect to the proposed merger, the special committee retained Alliant Partners as its financial advisor with respect to the proposed merger. For a description of these events, see “Proposal One—Special Factors,” including “—Company history” and “—Background of the merger” beginning on pages 15 and 19, respectively.

Q:    Does GHP Acquisition Corp. have resources to finance the merger?

A:    Yes. Although GHP Acquisition Corp., as an entity newly formed for the purpose of facilitating the merger, presently has no operating history and no material assets, it has entered into an agreement to raise capital sufficient to fulfill its payment obligations in the merger. GHP Acquisition Corp. has agreed to sell and issue shares of its capital stock immediately prior to the closing of the merger to the Continuing Stockholders and two venture capital funds affiliated with Great Hill Partners, LLC. The closing of the merger is conditioned on, among other things, this sale of GHP Acquisition Corp. capital stock, though there are no material conditions to the closing of the sale. For more information about how GHP Acquisition Corp. will finance the merger, see “Proposal One—Special Factors—Source and amount of funds; Financing for the merger” beginning on page 50.

Q:    When do you expect to complete the merger?

A:    We are working toward completing the merger as quickly as possible. If the required votes of the stockholders are obtained at the special meeting and other closing conditions are met, the merger would be scheduled to close within one day following the special meeting. If any of the other conditions to the merger have not been satisfied at that time, however, the closing date for the merger could be delayed. Therefore, we cannot assure you as to when or if the merger will occur. Currently, we expect to complete the merger in the third quarter of this year. Please read “The Merger Agreement—Effective time of the merger” on page 53.

Q:    What do I need to do with my proxy card?

A:    After you have carefully read this document, indicate on your proxy card how you want to vote. Sign, date and mail the proxy card in the enclosed, postage prepaid return envelope as soon as possible so that your shares may be represented and voted at the special meeting. Please read “The Special Meeting—Voting by proxy; Revocability of proxy” on page 10.

Q:    If my broker or other nominee holds my shares in “street name,” will my broker or nominee vote my shares for me?

A:    No. Your shares will not be voted unless you follow the directions your broker or nominee sends to you regarding how to vote your shares. If you do not give your broker or nominee instructions, it will have the same effect as a vote against the merger. Please read “Proposal One—The Special Meeting—Voting procedures” on page 12.

Q:    Can I change my vote after I have mailed my signed proxy card?

A:    Yes. You can change your vote at any time before your proxy is voted. To do so, send a later dated and signed proxy card to 3240 Bayshore Boulevard, Brisbane, California 94005, attention: Secretary, before the meeting, or attend the meeting in person and vote by ballot. For a description of voting procedures, see “Proposal One—The Special Meeting—Voting by proxy; Revocability of proxy “ on page 10.

Q:    What are the tax consequences to me?

A:    Your receipt of cash in the merger generally will be a taxable transaction to you. We expect that if the merger is completed, you will recognize gain or loss with respect to the cash received in the merger for United States federal income tax purposes. However, our stockholders are urged to consult their own tax advisor to determine their particular tax consequences. Please read “Proposal One—Special Factors—Material U.S. federal income tax consequences” beginning on page 50.

Q:    Where can I find more information about IGN?

A:    We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the SEC’s website maintained at www.sec.gov. You can also request copies of the documents we file with the SEC from us. See “Where You Can Find More Information” beginning on page 103.

Q:    Am I entitled to dissenters’ or appraisal rights?

A:    Under California and Delaware law, our stockholders are entitled to dissenters’ or appraisal rights in the merger if they follow statutory procedures. Please read “Dissenters’ Rights of Appraisal” beginning on page 63.

Q:    Are there risks I should consider in deciding whether to vote for the merger?

A:    Yes. For example, you will not have the opportunity to participate in IGN’s future earnings, profits or growth. In evaluating the merger, you should carefully consider these and other factors discussed in the section entitled “Proposal One—Risk Factors” beginning on page 13.

Q:    Should I send my stock certificates now?

A:    No. After the merger is completed, GHP Acquisition Corp.’s payment agent will send you written instructions for exchanging your shares for cash. You must return your stock certificates as described in the instructions to receive the cash payment in connection with the merger.

Q:    As a holder of stock options or warrants, what will I receive in the merger?

A:    If you own stock options or warrants to purchase shares of our common stock that have an exercise price per share of less than $12 and that are vested as of the effective time of the merger, and are cancelable pursuant to their terms in connection with the merger, you will be entitled to receive in cash, for each share of common stock subject to your stock options or warrants, the difference between $12 and the exercise price of your option or warrant, without interest (net of any tax withholdings). If you own stock options or warrants that have an exercise price of or greater than $12 and are cancelable pursuant to their terms in connection with the merger, these options and warrants will be terminated for no consideration. If you own stock options or warrants that are not cancelable pursuant to their terms in connection with the merger, you will be entitled to receive $12 in cash for each share of common stock subject to your stock option or warrant upon exercise thereof and payment of the exercise price in accordance with its terms. We refer to stock options that have an exercise price per share of less than $12 and that are vested as of the effective time of, and cancelable in connection with, the merger as “in-the-money stock options.” Please read “Proposal One—The Merger Agreement—What you will receive in the merger” beginning on page 53.

Q:    Whom should I contact if I have further questions?

A:    You may contact either our Investor Relations department at the address and telephone number provided below:

IGN Entertainment, Inc.

Investor Relations

3240 Bayshore Boulevard

Brisbane, California 94005

(415) 508-2000

* * *

Unless otherwise indicated, all stock prices and amounts contained in this proxy statement reflect all stock splits and combinations effected prior to the date of this proxy statement, and the conversion of our preferred stock into common stock in March 2001.

References in this proxy statement to “IGN,” “we,” “our” and “us” collectively refer to IGN Entertainment, Inc., a Delaware corporation, and its predecessors and subsidiaries, and not to GHP Acquisition Corp., any of the Continuing Stockholders or Great Hill Partners, LLC or its representatives.

GHP Acquisition Corp. has supplied all information in this proxy statement relating to it. IGN has not independently verified any of the information relating to GHP Acquisition Corp. No person has been authorized to give any information or to make any representation other than those contained in this proxy statement.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements. These statements are based on our current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in this document and we cannot assure you that the merger will be consummated. The forward-looking statements contained in this document include, but are not limited to, statements about the transaction and expectations as to our future results. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of our stockholders to approve the merger; the costs related to the merger; the potential for litigation challenging the merger; and other economic, business, competitive and/or regulatory factors affecting our business generally. More detailed information about those factors is set forth in “Proposal One—Risk Factors” and “Information About IGN—Management’s discussion and analysis of financial condition and results of operations” commencing on pages 13 and 76, respectively, below, and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING

Purpose

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies on behalf of our board of directors for use at the special meeting to be held on     ,             , 2003, at the time and place specified in the attached Notice of Special Meeting of the Stockholders, or at any adjournments or postponements.

At the special meeting, our stockholders will be asked to consider and vote upon the approval and adoption of the merger agreement and approval of the merger.

Acting on the recommendation of the special committee, our board of directors has unanimously, with the exception of Christopher Anderson and Mark Jung, who each abstained from voting on all actions taken by our board relating to the merger:

•	determined that adoption and approval of the merger agreement and approval of the merger is advisable

•	determined that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our stockholders, including, as a separate group, our unaffiliated stockholders;

•	approved and adopted the merger agreement and approved the merger; and

•	recommended that our stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

Voting by proxy; Revocability of proxy

The enclosed proxy is solicited by our board of directors for use at the meeting. All signed and returned proxies that are not revoked will be voted in accordance with the instructions contained therein. If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote for the approval and adoption of the merger agreement and approval of the merger, and for the adjournment proposal if required. You may revoke your proxy at any time before it is voted by:

•	giving notice of revocation, in person or in writing, to our Secretary;

•	delivering to our Secretary a duly executed proxy bearing a later date; or

•	attending the special meeting and voting in person.

Please note, however, that if your shares are held of record by a broker or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker or other nominee confirming your beneficial ownership of the shares and that your broker or other nominee is not voting such shares at the meeting. Any written notice of revocation or subsequent proxy should be mailed to IGN Entertainment, Inc., 3240 Bayshore Boulevard, Brisbane, California 94005, Attention: Secretary, or hand delivered to our Secretary at or before the taking of the vote at the meeting.

Your attendance at the special meeting will not, in and of itself, revoke your proxy. Unless you revoke your proxy by voting at the special meeting, it will be voted in accordance with the instructions on your proxy card.

Who can vote; Quorum

If you are listed on our stockholder register as a record holder of our common stock at the close of business on            , 2003, the record date, you are entitled to notice of and to vote your shares at the special meeting of stockholders. The presence, in person or by proxy, of a majority of the outstanding shares of our common stock at the special meeting is required to constitute a quorum for transaction of business at the special meeting. There were      shares of common stock, par value $0.001 per share, outstanding on              , 2003. Each share is entitled to one vote.

Vote required

Proposal One, the merger proposal, will be approved at the special meeting only if the holders of a majority of our outstanding shares of common stock who are entitled to vote at the special meeting vote for approval of that proposal. The merger has not been structured to require approval of a majority of the outstanding shares of our common stock held by our unaffiliated stockholders.

Proposal Two, the adjournment proposal, will be approved at the special meeting only if a majority of the votes cast on that proposal are voted in favor of it.

Neither of the approvals above are assured. However, since Messrs. Anderson and Jung are contractually obligated to vote for approval and adoption of the merger agreement and approval of the merger, the majority vote will be assured if other stockholders, including Mr. Keller (an owner of approximately 1.6% of the total number of shares of our common stock outstanding as of the record date), representing approximately an additional 7% of the total number of our common stock outstanding as of the record date vote in favor of Proposal One. The merger will not be completed, and you will not receive the $12 per share merger consideration, if the required vote described above is not received. In addition, under the terms of the merger agreement, it is a condition to GHP Acquisition Corp.’s obligation to consummate the merger that the number of dissenting shares shall not exceed 5% of the total number of outstanding shares of our common stock. Accordingly, your vote is very important. For a description of dissenters’ rights please read “Dissenters’ Rights of Appraisal” beginning on page 63.

All of our other directors and executive officers who own shares of our common stock intend to vote to approve and adopt the merger agreement and approve the merger, primarily for the reasons that motivated the special committee to recommend the merger. These individuals, however, are not obligated to vote in favor of Proposal One and we cannot assure you that they will vote their shares in favor of Proposal One.

In the event that sufficient votes in favor of the proposals are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies. Under our bylaws, any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists.

Voting procedures

Our board of directors will appoint an inspector of elections for the special meeting who will tabulate the votes. In tabulating the votes, abstentions will be counted as present by the election inspectors for the purpose of determining the presence of a quorum.

Brokerage firms who hold shares of our common stock in “street name” for customers will not have the authority to vote those shares with respect to the merger if such firms do not receive voting instructions from a beneficial owner. Broker non-votes, which result from a broker’s inability to vote shares without specific instructions from the beneficial owner of such shares, will be counted as present for the purpose of determining whether a quorum is present and will not be counted as a vote cast in favor of Proposals One and Two. Abstentions and broker non-votes will therefore have the same effect as votes against approval and adoption of the merger agreement and approval of the merger and as votes against any proposal to adjourn the special meeting if necessary to satisfy the conditions in the merger agreement to completing the merger.

If you return a signed proxy without direction, the proxy will be voted “FOR” approval and adoption of the merger agreement and approval of the merger and “FOR” any proposal to adjourn the meeting if necessary to satisfy the conditions in the merger agreement to completing the merger.

Proxy solicitation

We will pay all expenses of soliciting the proxies described in this proxy statement. Solicitations will be made primarily by mail but some of our officers and other employees may solicit proxies personally, by telephone and by mail, if deemed appropriate. Brokers and nominees will be requested to obtain voting instructions from beneficial owners of stock registered in their names.

We will reimburse our transfer agent, Mellon Investor Services LLC, for its out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, in person or by telephone.

We have not authorized anyone to give any information or make any representation about the merger or us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

PROPOSAL ONE

Approve and adopt the Agreement and Plan of Merger, dated as of May 2, 2003, by and between

GHP Acquisition Corp. and IGN Entertainment, Inc., under which GHP Acquisition Corp. will merge with and into IGN Entertainment, Inc. and to approve the merger.

RISK FACTORS

The merger involves a high degree of risk. In addition to the other information contained or incorporated by reference in this proxy statement, our stockholders should carefully consider the following risk factors in deciding whether to vote for the merger. For a description of the other risks we face, please refer to “Information about IGN—Management’s discussion and analysis of financial condition and results of operations—General risk factors” commencing on page 88.

We face risks that the merger will not be completed.

Completion of the merger is subject to certain risks, including, but not limited to, the following:

•	that the merger agreement will not be adopted and approved by the holders of a majority of the outstanding shares of our common stock;

•	that the holders of more than 5% of the outstanding shares of our common stock exercise their dissenters’ rights under Delaware and California law;

•	that IGN or GHP Acquisition Corp. will not have performed, in all material respects, their obligations contained in the merger agreement prior to the effective time of the merger;

•	that the representations and warranties made by IGN and GHP Acquisition Corp. in the merger agreement will not be true and correct at the closing date of the merger; or

•	that there may be litigation that could prevent the merger.

As a result of these risks, we cannot assure you that the merger will be successfully completed. In the event that the merger is not successfully completed, we may be subject to a number of material risks, including the following:

•	we may be required to pay GHP Acquisition Corp. a termination fee of $1.2 million, plus its reasonable transaction costs, which would impact our ability to continue as a going concern and could discourage other potential buyers from making an acquisition proposal;

•	the price of our common stock may decline to the extent that the current market price for our common stock reflects a market assumption that the proposed merger will be completed;

•	costs related to the proposed merger, such as legal, accounting and financial advisory fees must be paid by IGN, even if the merger is not completed; and

•	negative perceptions by our employees and customers may affect our ability to effectively operate our business and continue as a going concern.

Please read “The Merger Agreement—Termination of the merger agreement” and “The Merger Agreement—Termination fee.”

We face risks in connection with our proposed merger with GHP Acquisition Corp., which may adversely affect our business whether or not the merger is completed, and the merger may not be completed on a timely basis or at all.

Uncertainty surrounding our proposed merger with GHP Acquisition Corp., may have an adverse effect on employee morale and retention, and result in the diversion of management attention and resources. Completion of the merger is subject to numerous risks and uncertainties. We may be unable to obtain stockholder approval required to complete the proposed merger in a timely manner, or at all. If the merger is not completed, the price of our common stock may decline, particularly to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed. In addition, our business may be harmed to the extent that our customers believe that we cannot effectively operate our business without the merger or there is customer and employee uncertainty surrounding our future direction. We also will be required to pay significant costs incurred in connection with the merger, including legal, accounting and financial advisory fees, whether or not the merger is completed.

Our officers and directors have interests different from yours.

Our directors and officers have interests in the merger and participate in arrangements that are different from, or are in addition to, those of our stockholders generally. These include:

•	Christopher Anderson, Mark Jung and Kenneth Keller will own approximately 33% of the company surviving the merger (assuming that different classes of capital stock of the surviving company represent equivalent interests and thus can be combined to determine the percentage ownership interest of these stockholders);

•	Christopher Anderson and Mark Jung will be directors of the company surviving the merger;

•	our directors and officers are entitled to specified indemnification rights;

•	Mark Jung and Kenneth Keller will become executive officers of the company surviving the merger;

•	Christopher Anderson, Mark Jung and Kenneth Keller will receive registration rights with respect to the shares of capital stock of the company surviving the merger that they will own;

•	our directors and officers hold in-the-money stock options that will vest upon the closing of the merger; and

•	Mark Jung has entered into an employment agreement, with a 3-year term, under which Mr. Jung will serve as chief executive officer of the company surviving the merger.

As a result, these executive officers and directors could be more likely to vote to approve, and recommend the approval of, the merger agreement and the merger than if they did not hold these interests. For a more detailed description of these interests please read “Special Factors—Interests of our directors and executive officers in the merger” beginning on page 43.

Our agreement to merge with GHP Acquisition Corp. may result in a large break-up fee payment to GHP Acquisition Corp. under certain circumstances.

If we are required to pay a break-up fee under the terms of the agreement relating to the merger, our ability to operate our business would be significantly and adversely affected. As of March 31, 2003, our working capital and cash and cash equivalents were $2,058,000 and $3,500,000, respectively. Under the terms of the agreement, we may be required to pay a $1.2 million “break-up fee,” and to reimburse GHP Acquisition Corp. for its reasonable out-of-pocket costs and expenses related to the merger. Among other circumstances, if (i) our board fails to recommend or withdraws its recommendation to the stockholders to vote to approve the proposed merger, (ii) our stockholders do not vote to approve the merger following a change in our board’s recommendation that is adverse to GHP Acquisition Corp., or (iii) the agreement is terminated for various reasons, including as a result of our incurable breach of a representation or warranty under the agreement, following our receipt of another offer to buy IGN, and we enter into an agreement relating to a change in our control during the twelve-month period following this termination, we would be required to pay GHP Acquisition Corp. $1.2 million and reimburse its reasonable out-of-pocket costs and related expenses, including legal and accountant fees. In addition, under this agreement, we would be required to reimburse GHP Acquisition Corp.’s reasonable out-of-pocket costs and related expenses, including legal and accountant fees, if this agreement is terminated because our stockholders do not approve the proposed merger or we incurably breach a representation, warranty or covenant under this agreement. If we are required to pay these fees, it might harm our ability to continue as a going concern. Please read “The Merger Agreement—Termination of the merger agreement” and “The Merger Agreement—Termination fee.”

SPECIAL FACTORS

Company history

Our board of directors’ and the special committee’s decision to proceed with the merger was made in the context of:

•	our early rapid growth and the swift decline of our stock price,

•	our continued losses and restructuring over the course of 2001 and 2002 and inability to sustain positive cash flows,

•	the poor performance of our stock price and our delisting from the NASDAQ National Market, and

•	our board’s decision to pursue strategic alternatives in early 2001 and the efforts that followed.

Early growth and post-IPO decline in our stock price

As a spin-off of Imagine Media in 1999, we grew rapidly in 1999 and in early 2000, supported by $68.5 million we raised in private equity offerings. We raised gross proceeds of approximately $69 million in our initial public offering in March 2000. The trading price of our common stock, initially $198 per share, traded up to $275 per share on the first day of trading and then began a long decline that exceeded the rate of the decline in the NASDAQ Stock Market generally.

During the first half of 2000, we dramatically increased our headcount, made substantial property, technology and other commitments and generally increased our cost base in anticipation of expected strong growth in our business. While we had losses in this period, our expectation was that our operations would become profitable due to continued revenue growth and a flattening in the rate of increase in our cost structure. During 2000, a significant portion of our advertising customers were newly funded Internet and Internet-related companies.

During the second half of 2000 and through 2001, adverse economic conditions reduced Internet advertising in general and caused many of our customers to go out of business, each of which impaired our revenue growth. In particular, our advertising customers reduced their budgets, delayed spending of budgeted resources, and allocated a smaller portion of their budgets to online media. In addition, with low revenues and high expenses during this period, our customers, potential customers and investors questioned our long-term viability, which made it more difficult for us to increase our revenues and raise the trading price of our common stock or stop it from declining further.

Our losses and restructurings

As a result of the conditions described above and, correspondingly, our need to improve our cost structure by consolidating excess facilities, decreasing headcount and exiting our non-IGN.com networks, with a view toward continuing as a going concern (not toward selling IGN or taking IGN private), we decided to streamline our operations and reduce our expenditure levels. Accordingly, between March 2000 and March 2002, we reduced our workforce by approximately 300 positions, or 76% of our workforce, through restructurings and attrition (combined with selective hiring freezes), restructured our business and commitments, and aggressively managed our other costs. In 2001, we recorded aggregate restructuring charges of approximately $4.2 million, consisting of approximately $1.8 million in facility-related charges, $1.7 million in other asset impairment charges and $700,000 in severance-related charges.

In the first quarter of 2002, also with a view toward continuing as a going concern (not toward selling IGN or taking IGN private), we changed our business model to focus solely on our IGN.com network, sold or ceased operating all of our non-IGN.com networks, and implemented additional cost management strategies. In connection with implementing these strategies, in March 2002, we restructured our corporate lease in Brisbane, California and entered into a new corporate lease agreement for our current office space. As consideration for early termination, we paid $417,000 in cash and $1.6 million securing a letter of credit and surrendered a significant amount of our office furniture, leasehold improvements and other assets related to the corporate lease to the landlord. In addition, over the course of 2002, we restructured our other office leases. In 2002, we recorded aggregate restructuring charges of approximately $7.4 million, consisting of approximately $7.3 million in facility-related charges and $75,000 in severance-related charges.

Despite our cost reduction efforts, we have had recurring net losses, including net losses of $30.4 million and $64.8 million for the years ended December 31, 2000 and 2001, respectively. Consequently, the report of our independent auditor, Ernst & Young LLP, on the financial statements contained in our 2001 Annual Report on Form 10-K contained an explanatory paragraph describing conditions that raised substantial doubt about our ability to continue as a going concern.

Although we recorded a profitable quarter for the fourth quarter of 2002, we had a net loss of $11.3 million for the fiscal year 2002. In addition, our cash position had dropped from $8.3 million at December 31, 2001 to $3.4 million at December 31, 2002, leaving us little room for error and without the resources needed to grow our business. Further, even after our significant cost reduction efforts, we still had operating losses, which were made worse by the significant costs of maintaining our status as a publicly-held company. The report of our independent auditor, Ernst & Young LLP, on the financial statements contained in our 2002 Annual Report on Form 10-K contained an explanatory paragraph describing conditions that raised substantial doubt about our ability to continue as a going concern.

Poor performance of our stock and delisting from the NASDAQ National Market

Throughout our existence as a public company, the market value and liquidity of our common stock has been negatively impacted generally by the downturn in the economy, particularly in the Internet sector, and by the inherent difficulty of attracting analyst and investor interest to a company with recurring losses, a majority stockholder and a small public float. For example, we had no analyst coverage of our common stock from February 2001 to April 2002 and have had only limited coverage since April 2002. As a result of the downturn in the economy and analyst and investor interest, the liquidity of the market for our common stock has remained consistently limited. On July 25, 2001, we were delisted from the NASDAQ National Market and became listed on the NASDAQ SmallCap Market, further impacting the liquidity of our shares. In addition, the average trading volume in the market for our common stock has historically been low; during the 12-month period prior to the signing the merger agreement, the average daily trading volume in the market for our common stock was 10,960 shares.

In October 2001, the trading price of our common stock reached its lowest historic price per share of $0.90. During 2001, our board of directors concluded that our common stock was undervalued in the market and approved a share repurchase program under which, from time to time between January 2001 and January 2002, we engaged in share repurchases in an effort to enhance stockholder value. These repurchases, however, further limited the liquidity of the market for our common stock.

Pursuit of strategic alternatives and efforts that followed

As a result of adverse changes in our business, and in particular reduced demand for Internet advertising and concerns about our long-term viability as a stand-alone public company, our board of directors has periodically evaluated our business and operations, as well as the strategic direction and prospects of our business. Our board of directors first began to actively consider strategic alternatives to maximize stockholder value, including a possible sale of IGN, at a meeting held on February 4, 2001. In April 2001, our board again considered its alternatives, including possibly engaging in a “going private” transaction, and for informational purposes sought advice on the various issues related to these alternatives; however, our board directed our management to continue to operate our business with a view toward continuing as a going concern, while focusing on finding a source of working capital and also determining if an unaffiliated third-party acquirer could provide value to our stockholders.

In its February 2001 meeting, our board directed our management to engage an investment bank to help IGN raise additional working capital primarily through the sale of our common stock, with a secondary emphasis on determining the feasibility of other strategic alternatives, including the sale of IGN to an acquirer with greater financial resources or an acquisition of another company with significant revenues or cash reserves. On March 6, 2001, we hired an investment bank to accomplish these objectives. Under the terms of our agreement with this investment bank, this investment bank agreed to assist us in identifying potential opportunities to sell our company or our assets or to assist us in obtaining up to $15.0 million in private financing (excluding investments by certain affiliated stockholders, including Christopher Anderson). In addition, it agreed to advise us in such sale or financing transactions, to negotiate the terms of the agreements and to provide a fairness opinion for the transaction. This agreement provided that we would pay a flat fee of $250,000 and out-of-pocket expenses (not to exceed $50,000) and a success fee, which in the case of an acquisition, would be no less than $1.0 million, and in the case of a financing, would be no more than 5% of the gross proceeds from the financing. The agreement provided for an initial term of 6 months, with such term to be extended at the mutual agreement of the parties. On December 3, 2001, we extended the term of our arrangement with this investment bank through March 1, 2002 and added a one-year “tail” from March 1, 2002 to cover any transaction that might arise out of contacts made by this investment bank during the course of its marketing efforts on our behalf and to lower the success fee associated with transactions influenced by this investment bank, and to further lower this success fee with respect to transactions not influenced by this investment bank; however, following March 2002, this investment bank was in no way involved with any of the transactions our board considered, except for a private placement that we completed in June 2002, for which we separately engaged this investment bank to act as one of our placement agents, after we had independently developed interest from several investors. No fee will be paid to this investment bank in connection with the proposed merger.

While this investment bank represented us, it periodically reported to our management the status of its marketing efforts to sell or obtain financing for IGN. Over the course of its representation, this investment bank contacted approximately 40 potential strategic acquirers. We engaged in initial discussions with each of the parties who had been contacted by this investment bank and had expressed some interest in acquiring IGN, and in some cases gave presentations to individual parties. Although several of these interested parties expressed approval of our business and business model, no acquisition proposals were submitted to our board for discussion and none of our discussions extended beyond early stages because we could not reach initial consensus on mutual transaction terms that were reasonably favorable to us. At regularly scheduled meetings during the period this investment bank was engaged, our board discussed with our management the status of its preliminary discussions with parties introduced by this investment bank, evaluated the effectiveness of IGN’s marketing efforts and directed our management to pursue all available opportunities and to report any progress. During this time, our board again explored its alternatives, including possibly completing a “going private” transaction, among other alternatives, although no particular transaction was ever proposed; however, in view of the difficulty we faced in generating interest among potential investors or acquirers after initial contacts, our board directed our management to continue to operate our business with a view toward continuing as a going concern, while continuing to focus on finding a source of working capital and also determining if an unaffiliated third-party acquirer could provide value to our stockholders.

Independent of this investment bank’s efforts, during early 2001, we engaged in discussions with several other companies regarding potential strategic combinations or other transactions. Only one of these discussions passed early stages and resulted in negotiations. Beginning in October 2001, our management began negotiating with an unaffiliated public company about a possible acquisition of IGN. We refer to this party as the “2002 Bidder.” An executive officer of the 2002 Bidder and Mr. Jung engaged in discussions from time to time over the period from November 2001 to February 2002 regarding the structure of and business issues related to an acquisition of IGN by the 2002 Bidder, with Mr. Jung reporting to our board on the status of negotiations. In the early stages of these discussions, the 2002 Bidder informally proposed a transaction that valued our common stock at approximately $3.50 per share, which would be paid entirely in shares of the 2002 Bidder’s common stock. Over the course of these discussions, Mr. Jung acting upon the advice of our board was able to improve upon these terms. On February 26, 2002, the 2002 Bidder submitted a nonbinding proposal to purchase us for approximately $6.50 per share to be paid primarily with its capital stock, subject to fluctuation between a specified range (based on the value of the 2002 Bidder’s publicly traded securities). As a condition to this proposed transaction, Chris Anderson would have had to enter into a non-competition agreement and shareholders representing more than 50% of the outstanding shares of our common stock would have had to enter into voting agreements requiring them to approve this transaction. At the direction of our board of directors, management attempted to negotiate the terms of this proposal, particularly with respect to the consideration per share, which was subject to the volatility of the trading price of the 2002 Bidder’s common stock, but the negotiations ended without modification of the original proposal in March 2002. Our board of directors carefully evaluated this proposal, but believed its terms were not in the best interests of our stockholders, including, as a separate group, our unaffiliated stockholders and decided not to pursue this proposed acquisition at that time.

Our board of directors has also from time to time directed management to pursue the acquisition of other companies for their cash or revenue streams. Although we discussed potential transactions with a small number of the candidates identified, none of our discussions made it past preliminary stages because we could not reach initial consensus on mutual transaction terms that were reasonably favorable to us. In particular, we believe that otherwise interested parties lost interest in us when they learned that the only consideration we were willing to offer to acquire them was shares of our common stock, the value of which we believe these parties discounted to reflect the historically low trading price of our common stock and the thin trading volume in the market for our common stock.

Early in 2002, the introduction of the Microsoft Xbox and increased sales of PlayStation 2, Nintendo GameCube and Nintendo GameBoy Advanced game playing systems drove increased interest in online gaming, which in turn resulted in additional traffic on our IGN.com web site and additional interest from advertising customers and investors. Commencing in the fourth quarter of 2001, we focused our business on our IGN.com entertainment and gaming network, and in the first quarter of 2002, sold or ceased operating all of our non-IGN.com operations. Further, in May 2002, we changed our name from Snowball.com, Inc. to IGN Entertainment, Inc. These events and our new focus were unrelated to our board’s decision to, or consideration of any transaction that would, take IGN private; however, we believe that they combined with favorable financial news media coverage of IGN to help raise the trading price of our common stock to $12.52 in May 2002, its peak for the past 24 months on low trading volumes (peaking at 83,700 shares in connection with this price), before falling below $7 per share in June 2002.

While these improvements in the video-gaming and Internet advertising markets helped buoy our financial performance and business prospects, our board continued to direct our management to focus on finding a source of working capital or an unaffiliated third-party acquirer that could provide value to our stockholders, including, as a separate group, our unaffiliated stockholders. Since early 2001, when our board first began to actively consider strategic alternatives to maximize stockholder value, our board had become increasingly concerned about the significant negative cash flows our business was experiencing. For example, our cash and cash equivalents declined from $26.479 million as of December 31, 2000 to the following as of the dates listed below (in millions):

	2001	2002
March 31,	$16.864	$5.654
June 30,	13.012	5.802
September 30,	9.065	4.667
December 31,	8.285	3.407

Although our cash and cash equivalents increased slightly as of June 30, 2002 with the help of a private placement in which we raised gross proceeds of $2.0 million, our negative cash flows persisted throughout the period our board had been considering strategic alternatives to maximize stockholder value. In addition, our diminishing cash reserves over this same period increasingly compared negatively to our operating expenses, taking into account our restructurings; the trend suggested that we would soon be in a position where we would be likely unable to continue our operations at current levels for more than a few months in the event our revenues declined significantly. Accordingly, our board continued to advise our management to find a source of working capital or an unaffiliated third-party acquirer.

During the first half of 2002, our management held several meetings with investors, seeking to increase interest in our stock as well as potential investors and strategic partners. Through this process and except as provided above, no company emerged with an acquisition proposal; however, several investors expressed investment interest, but were effectively limited from purchasing large blocks of our common stock because of the low trading volume in the market for our common stock, with a total of approximately 1.85 million shares outstanding, of which 63% were held by our affiliates. In late June 2002, we completed a private placement transaction, in which we sold 285,715 additional shares of common stock for $7 per share, the then current market price of our stock, with gross proceeds of $2.0 million plus warrants to purchase 92,215 shares at $9 and $10 per share.

Following this private placement, our board of directors became increasingly concerned about our advertising inventory, or web pages on which advertising could be sold, which had been declining since November 2001. In view of our limited cash reserves, our board determined that we would require a significant cash infusion to increase our advertising inventory and remain competitive in the market for Internet advertising, and to have any meaningful chance of increasing our revenues. In July 2002 our board of directors again directed our management to find a source of working capital or an unaffiliated third-party acquirer.

Background of the merger

In early August 2002 and in early September 2002, Mr. Jung met with an executive officer of a public company, or the “Other Party”, to discuss a potential commercial arrangement between the Other Party and us.

On August 26, 2002, Michael Kumin of Great Hill contacted Mr. Jung through e-mail in which he initially introduced Great Hill and expressed a desire to meet with us to discuss a potential investment by Great Hill. Soon thereafter, Mr. Jung contacted Great Hill and advised them that we would be interested in meeting to discuss its investment interest. Mr. Kumin and Mr. Jung scheduled an introductory meeting to be held on September 18, 2002 during Mr. Jung’s pre-scheduled business trip to New York.

On September 10, 2002, our board of directors held a regular meeting. During this meeting, Mr. Jung advised our board of his discussions with the Other Party about a possible commercial arrangement between the parties, and that he had received an e-mail from Great Hill and had arranged an introductory meeting with a representative of Great Hill to be held on September 18, 2002. Noting our negative cash flows and low cash reserves, our board advised our management to continue its practice of identifying investment or acquisition opportunities, making contact with interested parties and reporting on the status of any discussions that might occur with these parties.

On September 18, 2002, Mr. Kumin held an introductory meeting with Mr. Jung in New York City to discuss Great Hill’s investment interest in IGN and to learn more about our business. During this meeting, Mr. Jung and Mr. Kumin discussed the business of IGN, our prospects and commercial opportunities, and Great Hill and its investment interest in IGN, including its minimum investment requirement of $5.0 million. IGN did not discuss the possibility of taking IGN private until January 2003.

On September 23, 2002, we entered into a nondisclosure agreement with Great Hill and began to share our nonpublic financial information with them.

Between September 25, 2002 and October 12, 2002, Mr. Jung and an executive officer of the Other Party had several telephone conversations relating to a potential commercial agreement between the parties. In their last conversation, this executive officer indicated to Mr. Jung that the Other Party would be interested in completing an investment in IGN in connection with entering into this commercial arrangement; however, no investment terms were discussed.

On October 15, 2002, a special committee our board of directors held a telephonic meeting to discuss the compensation matters, which was attended by Messrs. Anderson, Boyce, Jung, Orsak and Tolonen, five of our six then current directors, and our legal counsel. During this meeting, the directors who were present discussed the status of discussions with the Other Party and Great Hill. Mr. Jung reported to our board that based on his communications with Mr. Kumin, Great Hill appeared interested in completing an investment in IGN of at least $5.0 million, but that Great Hill would need to conduct a preliminary due diligence investigation before it would be willing to propose or discuss any investment terms. A discussion ensued regarding the relative merits of pursuing either Great Hill’s investment or the commercial arrangement with the Other Party, or both. The directors who were present at this meeting discussed, among other things, their concern about the potential dilution our stockholders would suffer if Great Hill’s investment were completed at a low price per share, it being noted that our stockholders, including, as a separate group, our unaffiliated stockholders, might receive more value from an acquisition than from an investment that resulted in a change in control. In addition, the directors who were present at this meeting considered IGN’s other strategic alternatives, namely to find another source of working capital or a willing unaffiliated third-party acquirer that could provide value to our stockholders, including, as a separate group, our unaffiliated stockholders; the directors who were present did not consider completing a transaction with an affiliate. Following this discussion, the directors who were present at this meeting directed our management to continue discussions and negotiate with both parties as well as continue to pursue other potential commercial, investment or acquisition opportunities.

On October 22, 2002, Mr. Jung and James Tolonen, our former chief financial officer, participated in a conference telephone call with Mr. Kumin to discuss IGN’s revenues and business model and to give Mr. Kumin a chance to ask questions about IGN from a financial point of view, and to otherwise conduct a due diligence investigation on behalf of Great Hill.

Between November 5, 2002 and November 12, 2002, Mr. Jung met, and had several telephone calls, with an executive officer of the Other Party to discuss structural issues related to proposed commercial arrangement between the parties. On November 13, 2002, this executive contacted Mr. Jung and raised the possibility of a strategic acquisition of IGN by the Other Party. The parties entered into a mutual nondisclosure agreement that day and began preliminary discussions about this possible acquisition. During these discussions, this executive of Other Party indicated that any formal offer would be conditioned on Mr. Jung’s commitment to manage IGN’s business as an employee of the Other Party; however, no other specific transaction terms were discussed.

On November 8, 2002, Messrs. Jung and Tolonen met with Mr. Kumin and Christopher Gaffney, and Charles Papazian of Great Hill at their Boston office. During this meeting, the participants discussed their respective firms and a potential investment in IGN. Messrs. Jung and Tolonen were advised that Great Hill would need to conduct a due diligence investigation before the parties could discuss the structure and valuation of a potential investment.

Later in November 2002, Mr. Kumin contacted Mr. Jung and indicated Great Hill’s interest to invest at least $5.0 million at a purchase price of $6 to $6.50 per share. After consulting our board of directors, Mr. Jung informed Mr. Kumin that there was not sufficient interest among our board to complete an investment at the price range suggested. Mr. Kumin then indicated Great Hill’s interest to invest approximately $10.0 million at a purchase price of $7 per share. There was not sufficient interest among our board to complete an investment at the price range suggested.

From October 2002 to December 2002, management continued to seek potential investment and strategic opportunities, including the acquisition of IGN by an unaffiliated third-party, commercial partnerships and acquisitions of other private companies, coupled with an investment from an unaffiliated third party, and commenced initial discussions with several other public and private companies as well as with private investors. Although we actively pursued these opportunities, our discussions did not lead to any formal proposals and none of our discussions extended beyond early stages because these parties lacked sufficient interest to continue discussions or would not offer terms that were reasonably favorable to IGN.

On December 4, 2002, our board of directors held a regular meeting. During this meeting, Mr. Jung presented to our board a summary of our management’s various discussions with potential investors and acquirers, including the Other Party and Great Hill. In addition, Mr. Jung advised our board that the Other Party had indicated that any offer it made would be conditioned upon Mr. Jung committing to managing IGN’s business as an employee of the Other Party. A discussion ensued regarding the relative merits of us remaining an independent public company and raising additional funding through the sale of our common stock versus pursing an acquisition or other business combinations. Among other things, our board considered the fact that our stockholders, including, as a separate group, our unaffiliated stockholders, might receive more value from an acquisition than from an investment that involved significant dilution and, therefore, an acquisition might be more favorable to our unaffiliated stockholders than an investment. Our board also discussed forming a special committee to, among other things, review and evaluate investment or acquisition proposals and accept, reject or negotiate such proposals; however, our board determined that a special committee was unnecessary given the then current preliminary state of negotiations. Our board authorized Mr. Jung to continue discussions with the parties who had expressed interest in us, including Great Hill and the Other Party, with whom discussions were then in progress.

From November 15, 2002 through December 2002, Mr. Jung focused primarily on negotiations and financial and business diligence with the Other Party. Although Mr. Jung had multiple discussions with an executive of the Other Party, the contacts were sporadic over this period and these discussions related to the value proposition of the combined company, rather than to specific transaction terms, (including the terms of Mr. Jung’s proposed employment).

During the first week in January 2003, Mr. Kumin contacted Mr. Jung to determine our interest with respect to Great Hill’s continuing discussions regarding a possible investment by Great Hill. During this discussion, Mr. Jung advised Mr. Kumin that we had been negotiating the terms of a strategic acquisition, rather than a financing, with another party, and Mr. Kumin asked whether, and Mr. Jung confirmed that, we would be interested in receiving an acquisition proposal from Great Hill. Following these communications, Mr. Kumin contacted Mr. Jung about Great Hill’s desire to acquire IGN in a “going private” transaction, subject to the condition that Mr. Jung would continue to manage IGN’s business following the transaction. Mr. Jung advised Mr. Kumin that he would consider a proposal that involved his continued employment and the parties agreed that Mr. Jung would advise our board of the possibility of an acquisition proposal from Great Hill.

From early January 2003 to February 11, 2003, in separate meetings, Mr. Jung continued separate and active discussions with an executive of the Other Party and Mr. Kumin regarding the proposed business combinations and preliminary valuation and structural issues related thereto. In addition, Mr. Jung and Mr. Kumin discussed the general structure of Great Hill’s potential offer in relation to Mr. Jung’s expected obligations and his and Mr. Anderson’s level of investment participation.

On January 27, 2003, Mr. Jung and an executive officer of the Other Party met to discuss various business and structural issues related to the potential acquisition with the Other Party.

On January 31, 2003, our board of directors held a regular meeting. During this meeting, Mr. Jung advised our board of the status of negotiations with the Other Party and Great Hill. Mr. Jung also advised our board of his desired and required participation in the company surviving either of the proposed acquisitions. Mr. Anderson also expressed his desire to participate in the surviving company of the transaction proposed by Great Hill. A discussion ensued regarding the relative merits of us remaining a stand-alone public company, engaging in a strategic business combination in which Mr. Jung would be interested, or completing a going private transaction in which Mr. Jung and Mr. Anderson would both be interested. Our board reconsidered the need to form a special committee to, among other things, review and evaluate acquisition proposals and accept, reject or negotiate such proposals, particularly in view of the potential conflicts of interest that might be involved with the proposals that seemed most likely to develop; however, our board determined that a special committee was unnecessary given the then current preliminary state of negotiations and the uncertainty as to whether we would be considering a transaction that involved potential conflicts of interest. Further, since IGN had just completed its first profitable quarter and our board was still evaluating IGN’s business outlook, our board desired to further consider whether continuing as a stand-alone public company was IGN’s best course of action and to have our management redouble its efforts to contact other interested acquirers. Accordingly, our board of directors authorized Mr. Jung to continue discussions with the Other Party and Great Hill, and to seek and approach other parties who might be interested in acquiring IGN, including the 2002 Bidder, while it considered IGN’s next steps. Following this meeting, through the end of February 2003, management contacted these parties and found there was no immediate interest. In addition, we received an unsolicited inquiry from another public company, which did not lead to any meaningful discussions between the parties as a result of that public Company’s demonstrated lack of interest following its inquiry.

In February 2003, Mr. Kumin met with Mr. Anderson in Burlingame, California to discuss the proposed “going private” transaction. During this conversation, Mr. Anderson indicated he would consider supporting a “going private” transaction in which he would remain a stockholder of the company surviving the transaction.

On February 11, 2003, Mr. Jung met with the chief executive officer of the Other Party to discuss business, structural and valuation issues related to the Other Party’s proposed acquisition of IGN; however, the specific terms of the possible transaction were not discussed.

From February 25, 2003 to February 26, 2003, Mr. Kumin and Mr. Papazian of Great Hill met with Mr. Jung and other members of our management at our Brisbane, California offices to inspect our books and records and to ask questions of our management.

On March 4, 2003, Mr. Jung presented our business to the managing members of Great Hill at their Boston office. A discussion ensued among the participants, with Mr. Jung responding to questions about his presentation.

On March 5, 2003 and March 9, 2003, Mr. Jung had telephone conversations with an executive officer of the Other Party regarding our business and business issues related to the Other Party’s proposal to acquire IGN. Following these conversations, on March 12, 2003, these individuals met to further discuss business and structural issues related to the proposed acquisition of IGN by the Other Party; however, the specific terms of the possible transaction were not discussed. In view of the progress Mr. Jung had made in discussions with an executive officer of the Other Party, Mr. Jung began to contact other directors about calling a special meeting of our board to form a special committee to take over responsibility for evaluating, accepting, rejecting or negotiating any acquisition proposals on behalf of our stockholders, including, as a separate group, our unaffiliated stockholders. However, our board, which had recently grown from 5 to 7 members, desired to wait until its next scheduled meeting on March 17, 2003 to consider forming a special committee.

On March 12, 2003, Mr. Kumin delivered to Mr. Jung and Mr. Anderson a proposal with respect to the capitalization of the surviving company, including the ownership interests of Mr. Anderson and Mr. Jung. Following discussion, the parties agreed in principal on the allocation of equity.

Between March 12, 2003 and March 17, 2003, Mr. Anderson and Mr. Jung held several telephone conversations with Mr. Kumin and Mr. Gaffney regarding the capital structure of the surviving company. Also, during this period, Mr. Jung had several conversations with Mr. Kumin regarding the potential terms of Mr. Jung’s employment, including salary, term and entry into a non-competition agreement. However, these terms were not negotiated at that time.

On March 17, 2003, the Other Party delivered to us a letter indicating its interest in acquiring IGN for an unspecified value in cash, conditioned upon, among other things, Mr. Jung entering into an employment agreement with the Other Party and managing IGN’s business following the acquisition.

On March 17, 2003, our board of directors held a special meeting to discuss its fiduciary obligations to IGN and our stockholders and the possibility of forming a special committee to consider and negotiate a transaction with the Other Party and any other acquisition proposals we might receive, including a potential proposal from Great Hill, which was also expected to involve potential conflicts of interest with one or more of our directors. Our board also discussed the responsibilities and course of conduct of the special committee. To help ensure fairness in considering and evaluating transactions involving a potential conflict of interest and to make sure the interests of our unaffiliated stockholders were represented in connection therewith, our board formed a special committee consisting of Richard Boyce and Michael Shannahan, with Greg Ballard and Mr. Tolonen as alternate members. In addition, our board delegated to the special committee the power to, among other things:

•	review and evaluate proposals submitted by potential acquirers, including Great Hill, and accept, reject or negotiate such proposals;

•	receive or solicit, and then consider and negotiate, alternative proposals or determine not to enter into any transaction;

•	retain advisors;

•	determine whether any transaction is fair to and in the best interest of our stockholders, including, as a separate group, our unaffiliated stockholders; and

•	recommend action to our board of directors regarding a transaction.

The special committee retained our counsel, Fenwick & West LLP, to advise them with respect to the proposed transactions.

Following the formation of the special committee, our management and the special committee made inquiries of several other companies, including the companies that had previously expressed an interest in acquiring us, as to whether they were currently interested in a transaction with us. The parties contacted did not express immediate or long-term interest.

On March 19, 2003, Mr. Jung advised an executive of the Other Party to negotiate with the special committee and the parties arranged business meeting to conduct a business due diligence review.

Between March 20, 2003 and March 28, 2003, Mr. Jung advised Mr. Kumin to communicate directly with the special committee regarding any proposal Great Hill might deliver to IGN. Also, toward the end of this period, Mr. Jung retained his own legal counsel and received from Great Hill’s legal counsel an initial proposal of the terms of his employment agreement and documents related to his investment in the company surviving the merger.

On March 27, 2003, Mr. Jung met with an executive of the Other Party at the offices of the Other Party to discuss our business and financial condition and other issues related to a possible business combination.

On March 31, 2003, an executive of the Other Party met with Mr. Jung and other members of our management team at our Brisbane, California headquarters to inspect our books and records and to ask questions of our management.

On April 1, 2003, the special committee advised Great Hill and the Other Party to submit their “best offer” by the afternoon of April 4, 2003. The special committee also met to deliberate whether it was advisable to engage a financial advisor in connection with its review of the offers it expected to receive from the Other Party and Great Hill. The committee considered, among other things, our prior engagement of an investment bank, that bank’s efforts and the attendant costs of engaging an investment bank. After discussion, the special committee determined that the collective experience of the committee and our board, together with advice of legal counsel, would be sufficient to determine which of the two offers would be superior from the standpoint of our stockholders, including, as a separate group, our unaffiliated stockholders, particularly since the offers were expected to be cash offers.

Between April 1, 2003 and April 4, 2003, Mr. Jung and his separate legal counsel and Mr. Kumin and Mr. Gaffney and Great Hill’s legal counsel negotiated the proposed terms of Mr. Jung’s employment-related agreements and the investment agreements related to his participation in the company surviving the proposed merger. Among other things, these negotiations determined the circumstances under which Mr. Jung would be entitled to severance payments and/or acceleration of vesting benefits with respect to his shares of restricted stock of the company surviving the merger. By April 4, 2003, Mr. Jung had agreed in principal to a 3-year employment agreement, with an annual salary of $300,000, under which he would serve as the chief executive officer of the company surviving the merger and would be entitled 12 month’s salary in the event he was terminated without cause or voluntarily resigned under certain circumstances. Please read “—Interests of our directors and executive officers in the merger” beginning on page 43.

On April 3, 2003, Mr. Jung contacted an executive officer at the Other Party to encourage the Other Party to submit its employment proposal to him in advance of the pending deadline, so that Mr. Jung and the Other Party could identify and resolve any issues with their arrangement before the special committee reviewed the Other Party’s entire proposal. However, an executive officer of the Other Party declined to take this course of action.

Early in the day on April 4, 2003, Great Hill submitted to the special committee a nonbinding proposal to purchase, among other IGN securities, our outstanding shares of common stock for $10.00 per share in a “going private” transaction in which Messrs. Jung and Anderson would participate in the company surviving the merger and stated that they would consider raising the offer if we received an offer of greater value; however, in delivering this proposal, Mr. Kumin advised the special committee that Great Hill would not participate in a bidding contest and in the event we used any subsequent bid by Great Hill to raise the consideration to be paid to our stockholders from other bidders, Great Hill would withdraw its subsequent bid. As a condition to this proposal, Great Hill insisted that (1) we agree to not negotiate with another party for a period of 30 days while the parties negotiated the terms of a definitive merger agreement, and (2) Messrs. Anderson and Jung enter into agreements to vote in favor of the proposed acquisition.

Following receipt of Great Hill’s formal proposal, on April 4, 2003, the Other Party submitted a nonbinding proposal to purchase, among other securities, our outstanding shares of common stock for an aggregate of $25 million (or an effective price per share that the special committee determined to be approximately $10.23), conditioned upon Messrs. Jung and Keller entering into 3-year employment agreements with the Other Party, the terms of which would be subject to the mutual satisfaction of the parties. Specifically, it was proposed that Mr. Jung would serve as president of a division of the Other Party, reporting to both the chief executive officer of, and an executive officer beneath the chief executive officer of, the Other Party, with an annual base salary of $300,000, a possible bonus of up to $300,000, based on the performance of this division, an executive-level stock option package and 12 month’s salary in the event Mr. Jung is terminated without cause before the 3-year anniversary of the transaction. In addition, it was proposed that Mr. Jung would be bound by a 1-year non-competition and non-solicitation agreement following termination. As additional conditions to the Other Party’s proposal, the Other Party insisted that (1) we agree to not negotiate with another party for a period of at least 33 days while the parties negotiated the terms of a definitive merger agreement, (2) our stockholders owning more than 50% of our outstanding shares of common stock enter into agreements to vote in favor of the proposed acquisition, (3) we agree to certain restrictions on the conduct of our business throughout the negotiation of any definitive agreement for the proposed acquisition, (4) we agree to pay a $750,000 termination fee if negotiations ceased with the Other Party and, during the one-year period following the date negotiations ceased, we agreed to, among other things, be acquired by another party. In delivering this proposal, an executive officer of the Other Party advised the special committee that it would not participate in a bidding contest and in the event there was one, the Other Party would not introduce a subsequent bid.

Following receipt of the Other Party’s proposal, the special committee advised Mr. Kumin that it had received an offer for a higher value. Following negotiations with the special committee, Mr. Kumin advised the special committee that Great Hill would revise upward its proposal over the weekend of April 5 and April 6, 2003, but only if the special committee was seeking the revised offer in good faith and not as a means to cause another bidder to raise its offer. After considering, among other things, (1) the Other Party’s prior proposal and desire to not participate in a bidding contest, (2) the special committee’s concern, after speaking with Mr. Jung, that there was an appreciable risk that Mr. Jung and the Other Party would not reach agreement with respect to his employment arrangements, and (3) the risk that mishandling these bids could cause IGN to lose both proposals, the special committee advised Mr. Kumin and Mr. Gaffney that, subject to the approval of our board, it would give Great Hill the weekend to revise upward its proposal and that it would not attempt to use Great Hill’s revised proposal in a bidding contest.

Later that day, our board of directors and the special committee met to review these offers. The directors considered the financial terms as well as the nonfinancial terms of these competing offers, including the interests of Messrs. Anderson and Jung in Great Hill’s offer and the treatment of stock options and warrants, and closing conditions, including the required employment commitments of key employees, including Mr. Jung in both offers. In addition, the directors considered among other things the obligation to enter into exclusive negotiations in both proposals, the termination fee contained in the Other Party’s proposal and the ability of each party to pay the merger consideration. The special committee and our board determined that the offer from the Other Party was not in the best interests of our stockholders, if Great Hill offered a price per share substantially higher than the effective price per share proposed in the Other Party’s offer. As a result, the special committee and our board determined to negotiate further with Great Hill to see if a higher price per share and other more favorable terms could be obtained. Following this determination, the special committee contacted Mr. Kumin and confirmed that Great Hill would have the weekend to revise upward its offer.

Between April 4 and April 7, 2003 the special committee and its legal counsel met several times to discuss Great Hill’s proposal and the directors’ fiduciary duties with respect to it. The special committee spoke several times with Mr. Kumin and Mr. Gaffney to negotiate the price and non-price terms of Great Hill’s proposal. The special committee attempted repeatedly to eliminate the voting agreement requirements for Messrs. Anderson and Jung and to shorten the exclusivity period contained in the letter of intent. Great Hill revised its offer upward to $12 per share, but continued to condition its proposal upon the receipt of voting agreements from Messrs. Anderson and Jung and a 30-day exclusivity period.

On April 7, 2003, Great Hill submitted its final proposal, which included a $12 price per share and was subject to the same conditions of its April 4, 2003 proposal, and extended its deadline for a response to April 8, 2003. Following receipt of this proposal, the special committee again reviewed its terms as they pertained to Messrs. Anderson and Jung’s participation in the transaction. The special committee discussed these terms with Messrs. Anderson and Jung, who indicated their intent and desire to move forward with the proposed transaction. The special committee also discussed with Mr. Kumin its intention to seek the opinion of an investment advisor before we would enter into the definitive agreement.

On April 8, 2003, following further negotiation of the conditions to the Great Hill’s offer, the language of the proposed letter of intent and the special committee’s determination that the terms were fair to and in the best interests of our stockholders, including, as a separate group, our unaffiliated stockholders, the special committee executed the revised version of Great Hill’s letter of intent. On the same day, in compliance with the exclusivity provisions of the letter of intent with Great Hill, the special committee contacted an executive of the Other Party and advised him that the Other Party’s proposal had been rejected. This executive did not offer to submit a revised proposal.

During the week April 7, 2003, members of the special committee reviewed the qualifications of several financial advisory firms, including Alliant Partners, in connection with the possible engagement of one of them as our board’s and the special committee’s financial advisor to provide advice and assistance with respect to the proposed transaction and to render an opinion as to the fairness, from a financial point of view, of any contemplated consideration payable to our stockholders. On April 16, 2003, after receiving legal counsel and negotiating terms of engagement, the special committee engaged Alliant Partners to review the fairness of the transaction, from a financial point of view, and to deliver a fairness opinion with respect to the transaction.

On April 16, 2003, Great Hill’s independent accountants, Ernst & Young LLP, and Mr. Papazian met with members of our finance department at our Brisbane, California headquarters and conducted a due diligence review of our books and records.

From April 18, 2003 through May 1, 2003, the special committee and its lawyers negotiated the definitive agreements drafted by GHP Acquisition Corp., an entity newly formed by affiliates of Great Hill to facilitate the merger, and its lawyers. During this period, GHP Acquisition Corp. and its legal and financial advisors conducted a business, legal and financial due diligence review of IGN, with our management responding to questions posed by GHP Acquisition Corp. and its legal and financial advisors.

During the week of April 21, 2003, following receipt of the initial draft of the merger agreement by each committee member, counsel to the special committee met with the special committee several times to review, discuss and form its response to the terms of the proposed merger agreement, including the restrictions on our and our board’s ability to entertain or solicit other offers to acquire IGN, our ability to terminate the merger agreement and our obligation to pay a “break-up fee” under certain circumstances. Following these discussions, the special committee and its legal counsel negotiated with Mr. Kumin and GHP Acquisition Corp.’s counsel the terms of the proposed merger agreement and valuation and structural issues with respect to the proposed merger.

On April 22, 2003, Mr. Jung and his legal counsel and Mr. Kumin on behalf of GHP Acquisition Corp. negotiated the terms of the voting agreements and agreements relating to the Continuing Stockholders’ equity ownership of the company surviving the merger. Prior to this negotiation, Kenneth Keller had indicated to Mr. Jung that he wanted to invest in GHP Acquisition Corp. prior to the merger. On behalf of Mr. Keller, Mr. Jung asked Mr. Kumin whether Great Hill would allow Mr. Keller to invest in GHP Acquisition Corp. Mr. Kumin advised Mr. Jung that Mr. Keller would be allowed to invest in GHP Acquisition Corp. Accordingly, this negotiation consisted primarily of the size of Mr. Keller’s equity ownership and a corresponding decrease in the size of Mr. Jung’s equity ownership. Following this negotiation, Mr. Jung and Mr. Kumin negotiated the terms of his employment agreement, particularly with respect to his rights to benefits upon termination. Following this discussion, over the remainder of the week of April 21, 2003, Mr. Jung’s and GHP Acquisition Corp.’s lawyers negotiated the subject agreements on behalf of their respective clients. Messrs. Anderson and Keller did not engage in any negotiations with GHP Acquisition Corp.

On April 25, 2003, our board of directors held a regular meeting. At the meeting the special committee and Mr. Jung each updated our board with respect to progress on the merger negotiations. At this meeting, our board determined that it was in the best interests of the stockholders to pre-announce our first quarter 2003 results.

During the week of April 28, 2003, following receipt of the second draft of the merger agreement by each committee member, counsel to the special committee met with the special committee several times to review, discuss and form its response to the terms of the proposed merger agreement, including the restrictions on our and our board of directors’ ability to entertain or solicit other offers to acquire IGN, our ability to terminate the merger agreement and our obligation to pay the “break-up fee” under certain circumstances. Following these discussions, the special committee and its legal counsel negotiated with Mr. Kumin and GHP Acquisition Corp.’s counsel the terms of the proposed merger agreement and other structural issues with respect to the proposed merger.

On April 28, 2003, Messrs. Kumin and Papazian met by telephone with our management to further discuss our business, financial results and books and records.

On April 29, 2003, Mr. Jung and Mr. Kumin negotiated the terms of his employment agreement, the voting agreements and the agreements relating to the Continuing Stockholders’ equity ownership of the company surviving the merger. Following this discussion, over the remainder of the week of April 28, 2003, Mr. Jung’s and GHP Acquisition Corp.’s lawyers negotiated these agreements on behalf of their respective clients.

On April 29, 2003, Messrs. Kumin and Papazian held separate conference calls with Mr. Jung and members of our finance department to understand our financial performance and to discuss our capitalization.

On May 1, 2003, our board of directors and the special committee met to discuss and review the proposed merger. Our board and the committee discussed the valuation of our common stock, the structure and legal terms of the transaction, the treatment of stock options and warrants, the limitations on the conduct of our business, closing conditions, restrictions on our ability to entertain other offers or solicit acquisition proposals, and the interests of Messrs. Anderson, Jung and Keller in the transaction. They also discussed the risks of the merger, including: (1) the risk that announcement of the merger would disrupt the Company’s operations and de-focus its employees; (2) the risk that the Company may be unable to retain certain key employees after the announcement of the merger; (3) the risk that the merger might not occur or might be delayed; and (4) the risk associated with going forward as a privately-held company post-merger. Our board and the special committee also considered the improved outlook in the video-gaming and Internet advertising markets and our improved financial performance, including recording our first profitable quarter in the fourth quarter of 2002, each of which suggested that there was value to our unaffiliated stockholders in remaining an independent stand-alone public company. However, our board and special committee also noted the fact that we operated at a loss in the first quarter of 2003, and that although we had positive cash flows in the first quarter of 2003 as a result of collection of the large accounts receivable we generated in the fourth quarter of 2002, our accounts receivable had declined significantly in the first quarter of 2003, which suggested that we would not be able to maintain our positive cash flows in subsequent quarters. After balancing these various considerations, our board and the special committee determined that the benefits of remaining an independent stand-alone public company were outweighed by the risks of failure attendant to our significant negative cash flows and low cash reserves, and our need to increase advertising inventory to increase our revenues and remain competitive, each of which is more thoroughly discussed above under “—Company history” beginning on page 15. Alliant Partners reviewed our historical financial performance, valuation analyses of the price of our common stock and the premium represented by the purchase price to the trading price of our common stock. Following this discussion, Alliant Partners provided to our board and the special committee its opinion that, as of the date of the meeting, the price of $12 per share is fair, from a financial point of view, to the holders of our common stock.

Based on its review of the merger agreement and its negotiations, the special committee determined that the merger agreement and the merger contemplated thereby are substantively and procedurally fair and reasonable to, and are in the best interests of, our stockholders, including, as a separate group, our unaffiliated stockholders. The special committee recommended that our board approve the merger agreement and the merger.

Following discussion of the recommendations received and the factors described above and below in the section entitled “Fairness of the merger; Recommendation of the special committee of our board of directors,” our board of directors determined that the transaction documents and the transaction contemplated by them are procedurally and substantively fair and reasonable to, and are in the best interests of, our stockholders, including, as a separate group, our unaffiliated stockholders, and approved the merger agreement and the merger.

On May 2, 2003, counsel to the special committee met with the special committee to discuss the remaining valuation issues related to the proposed merger. Following this discussion, the special committee and its counsel negotiated the final terms of the merger agreement with GHP Acquisition Corp. and its counsel, and the parties signed the merger agreement.

Fairness of the merger; Recommendation of the special committee of our board of directors

The special committee believes that the merger is procedurally and substantively fair to and in the best interests of our stockholders, including, as a separate group, our unaffiliated stockholders. The special committee unanimously recommended that our board of directors approve and adopt the merger agreement and that our board of directors recommend approval and adoption of the merger agreement and approval of the merger by our stockholders. In reaching these conclusions, the special committee considered the following factors in favor of the merger proposal:

•	the committee’s belief that the $12 per share merger consideration is attractive in light of our historical and current financial performance, results of operations, prospects and business strategy, and competitive position in our industry, in light of general economic and financial market conditions, and in view of other acquisition proposals received by our board or the committee;

•	the committee’s belief, based on, among other things, the detailed financial and valuation advice provided to the committee and our board by their financial advisor during the period from April 16 to May 2, 2003, that the $12 per share merger consideration:

•	was fair, from a financial point of view, when compared with implied per share valuations based on financial and market statistics for a broad range of companies engaged in the business of providing online content, media, and services,

•	was fair, from a financial point of view, when compared with implied per share valuations based on recent acquisitions of companies engaged in the business of providing online content, media, and services, and

•	was fair, from a financial point of view, when compared with implied per share valuations based on discounting our projected cash flows,

•	the opinion of the financial advisor to our board of directors and the special committee, described in detail under “—Opinion of financial advisor to our board of directors and the special committee” beginning on page 33, that, as of May 1, 2003 and on the basis of and subject to the matters reviewed with the special committee, the $12 per share merger price was fair, from a financial point of view, to our stockholders, which analyses and conclusions the special committee adopted;

•	the historical market prices of our common stock and recent trading activity, including the equity premiums implied by the $12 per share merger consideration, which represented approximately a premium of 30.8% over the closing price of our common stock on May 1, 2003, the last complete trading day before our board approved and adopted the merger agreement and approved the merger, approximately a premium of 78.5% over the average closing price of our common stock over the 12-month period prior to that date, and approximately a premium of 70.2% over the closing price of our common stock on April 7, 2003, the day before we signed a letter of intent with Great Hill;

•	our low cash reserves (approximately $2.67 million of cash and cash equivalents as of April 30, 2003) represented less than one fiscal quarter of current operating expenses, meaning that we would be likely unable to continue our operations at current levels for more than a few months if our revenues declined significantly;

•	our persistent negative cash flows, which continue to reduce our cash reserves;

•	two common measures of our going concern value that were prepared by Alliant Partners, discounted cash flow and comparable public company analysis, yielded enterprise values ($21.5 million and $27.2 million, respectively) lower than the proposed aggregate merger consideration ($29.7 million).

•	the fact that the report of our independent auditor, Ernst & Young LLP, on our 2001 and 2002 financial statements contain an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern;

•	the long-held concern of our board of directors that we might be unable to on favorable terms raise additional financing or establish additional lines of credit to meet our anticipated and unanticipated working capital requirements, particularly with respect to our need to grow our page views to generate significantly larger revenue, including the following facts that have adversely impacted our ability to raise working capital through the sale of our common stock:

•	the limited historical trading activity of our common stock, including the fact that the average daily trading volume in the market for our common stock for the 12-month period ended May 2, 2003 was only 10,960 shares per day,

•	our market capitalization was approximately $18.1 million as of May 2, 2003,

•	our limited prospects for creating institutional interest in our common stock or coverage by analysts, and

•	Ernst & Young LLP’s opinion on our 2001 and 2002 financial statements containing an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern;

•	our prior negotiations and efforts to sell IGN, including contacts and discussions with other prospective buyers who separately proposed per share valuations from approximately $6.50 to approximately $10.25;

•	the special committee’s negotiations with GHP Acquisition Corp., which resulted in an increase in the merger consideration from $10 to $12 per share, and the judgment of the special committee that, based upon the negotiations that had transpired, a price higher than $12 per share was unlikely to be obtained from GHP Acquisition Corp. or another potential buyer;

•	the fact that the consideration to be paid in the merger is all cash, that GHP Acquisition Corp. has the financial resources to complete the merger expeditiously, and that the consideration to be paid under the merger agreement is not subject to financing conditions;

•	the significant costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be largely eliminated if we become a private company;

•	the composition of the special committee, and its empowerment by our board of directors to retain the financial advisor of its own selection and conduct negotiations with GHP Acquisition Corp.; and

•	the availability of appraisal rights under both California and Delaware law for stockholders, as described below under “Dissenters’ Rights of Appraisal” beginning on page 63.

The special committee also considered the following potentially negative factors in their deliberations concerning the merger:

•	the per share merger consideration is well below our initial public offering price per share of $198 and the all-time highest trading price of our common stock of $275 per share;

•	for approximately seven months prior to announcement of the merger on May 2, 2003, the per share closing trading price of our common stock as reported on the NASDAQ SmallCap Market has risen more or less steadily from a low of $3.55 on November 8, 2002 to a high of $9.55 on April 28, 2003;

•	the possibility that, following announcement, the merger might not be completed and the resulting effects on IGN and our stockholders, including a possible decline in the trading price of our common stock and the potential of an adverse impact on employee morale, among other things;

•	the fact that, while the consideration to be paid to our stockholders under the merger agreement represents a premium over the historical trading price of our common stock, the stock market has not performed well over the past year, which could have contributed to a depressed trading price of our common stock;

•	the fact that the proposed merger will be a taxable transaction for our stockholders;

•	the fact that our stockholders (other than the Continuing Stockholders) would have no ongoing equity participation in the company surviving the merger, meaning that these stockholders would cease to participate in any future earnings or growth of IGN’s business, or to benefit from any increases in the value of their shares of IGN common stock that might occur if IGN continued as a public company;

•	the fact that the Continuing Stockholders have potential conflicts of interest, including continued employment with the company surviving the merger and the opportunity to participate in our future earning or growth, if any;

•	the fact that the merger agreement contains provisions that:

•	prohibit us and our representatives from soliciting, accepting, approving or recommending third-party offers to acquire IGN, except in limited circumstances and upon payment of termination fees and transaction expenses, all as further described in “The Merger Agreement—No other negotiations,” “The Merger Agreement—Termination of the merger agreement” and “The Merger Agreement—Termination fee,” and these terms could discourage potential buyers from proposing to acquire IGN;

•	obligate us to pay GHP Acquisition Corp. termination fees in excess of $1.2 million, including the transaction expenses of GHP Acquisition Corp., under circumstances further described under “The Merger Agreement—Termination of the merger agreement” and “The Merger Agreement—Termination fee” if the merger is not consummated; and

•	obligate us to convene the special meeting, even if a Superior Offer or other Acquisition Proposal (as these terms are defined below in “The Merger Agreement—No other negotiations”) is received, or if our board of directors’ recommendation is withdrawn, modified, amended or qualified in a manner adverse to GHP Acquisition Corp.,

•	the fact that individuals who hold more than 40% of the outstanding shares of our common stock have entered into voting agreements in favor of the merger and against any other acquisition proposals, which could discourage potential buyers from proposing to acquire IGN.

In consideration of factors in favor of and against the merger, the special committee did not view certain factors to be material in its consideration of the fairness of the merger, even though the consideration to be paid in the merger compares more than favorably to these factors. These factors included, but are not limited to, the following:

•	our net book value of approximately $1.81 per share as of May 1, 2003, because the committee did not believe that our net book value represented the fair value of IGN. The committee believed net book value was an inappropriate measure because the inherent value of IGN, as an Internet company, is more connected to its cash flows from its products and services than the market value of its assets. In addition, we have very few assets other than our declining cash reserves, most of which are depreciating, so our net book value would tend to undervalue our business and, therefore, would be less reliable or accurate in comparison to other measures that are not skewed toward asset valuation. Accordingly, the committee believed that the implied per share valuations generated by the valuation methodologies used by Alliant Partners, its financial advisor, in its valuation analyses on May 1, 2003 were more reflective of the fair value of IGN as a going concern than our net book value per share because these valuation methodologies accounted for the potential growth arising from our revenue in addition to the market value of our existing assets;

•	our liquidation value, because the committee believed that substantial value is tied to IGN as a going concern and that liquidation would destroy this value because this going concern value has little worth outside of IGN’s business. The special committee believed that the implied per share valuations generated by the valuation methodologies used by Alliant Partners, its financial advisor, in its valuation analyses on May 1, 2003 were more reflective of the fair value of IGN as a going concern than the liquidation value of our business because these valuation methodologies accounted for the potential growth arising from our revenue in addition to the value of our existing assets and, accordingly, resulted in a higher valuation of IGN as a going concern. For this reason and in view of our limited liquid assets, other physical assets and low cash reserves, the special committee believed that the liquidation values were not meaningful, not indicative of the value that could be received by stockholders, and not as good an indicator of values as the other methodologies; and

•	previous purchases of IGN’s securities by the Continuing Stockholders that are reflected under the heading “—Prior stock purchases and other securities transactions” beginning on page 49, because the committee believed that there were too few transactions to meaningfully compare to the per share consideration to be paid in the merger.

In the view of the special committee, the principal advantage of our continuing as a public entity was that it would allow all our stockholders to continue to participate in any growth in the value of our common stock. The disadvantages of our continuing as a public entity that were considered by the special committee included the uncertainty of the amount and timing of any growth in the value of our common stock, as well as the risks involved in continued exposure to the uncertainties of companies engaged in the business of providing online content, media, and services. In particular, the special committee considered the risks of remaining a stand-alone company with limited resources and low cash reserves. The special committee concluded that under all of the relevant circumstances and in light of the proposed $12 per share price that would be paid to our stockholders in the merger, the disadvantages of our continuing as a public entity significantly outweighed the advantages, and accordingly, that alternative was rejected.

In view of the large number of factors considered by the special committee in connection with the evaluation of the merger and the complexity of these matters, the special committee did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, each member of the special committee may have given different weights to the various factors. The special committee held discussions with, and relied on the experience and expertise of, Alliant Partners with respect to the quantitative and qualitative analysis of the financial terms of the merger. The special committee conducted a discussion of, among other things, the factors described above, including asking questions of our management and the special committee’s financial and legal advisors, and reached the conclusion that the merger was advisable and substantively and procedurally fair to, and in the best interests of, our stockholders, including, as a separate group, our unaffiliated stockholders.

Recommendation of our board of directors

Our board of directors believes that the merger is fair to and in the best interests of our stockholders, has declared that the merger agreement is advisable and recommends adoption and approval of the merger agreement and approval of the merger by our stockholders at the special meeting. Five out of seven of the members of our board are disinterested (including four that are not employed by us or affiliates of GHP Acquisition Corp.) and each of those directors voted to approve and adopt the merger agreement and approve the merger. Christopher Anderson and Mark Jung, the sixth and seventh directors, each abstained from the vote of our board approving and adopting the merger agreement and approving the merger. Their abstention from such vote was a result of their potential conflict of interest in the merger because they each have an interest in, and will be a stockholder and/or officer of, GHP Acquisition Corp. Therefore, although the vote of our board to approve the merger was not unanimous, it was unanimously approved by all of the disinterested directors.

Our board of directors considered the following factors, among others, in deciding to recommend that our stockholders vote “FOR” the adoption and approval of the merger agreement and approval of the merger:

•	the recommendation of the special committee that consisted of two disinterested directors;

•	the factors referred to above as having been taken into account by the special committee; and

•	the fact that the merger consideration and the terms of the merger were the result of negotiations between the special committee and representatives of GHP Acquisition Corp. and their respective advisors.

In connection with its consideration of the recommendation of the special committee, as part of its determination with respect to the merger, our board of directors adopted the analysis and conclusions underlying the special committee’s fairness determination. In view of the variety of factors considered by our board of directors and the complexity of these matters, our board of directors did not find it practicable to, and it did not, quantify, rank or otherwise attempt to assign relative weights to the specific factors considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, each member of our board of directors may have given different weights to the various factors.

Our board of directors believes that the merger is procedurally fair because, among other things:

•	the special committee consisted entirely of disinterested directors appointed by our board to represent solely the interests of our unaffiliated stockholders and committees of disinterested directors are a commonly used mechanism that is recognized under applicable law to help ensure fairness in transactions of this type;

•	the special committee and our board of directors were advised by their financial advisor, Alliant Partners, to assist their evaluation of the merger and provide them with financial advice;

•	we had held discussions with, several prospective buyers, and all but Great Hill ultimately declined to pursue a possible transaction with us that would yield merger consideration of at least $12 per share to our stockholders;

•	the special committee engaged in extensive negotiations and deliberations in evaluating the merger and merger consideration;

•	the fact that the merger and the merger agreement were approved by our board through a unanimous vote of the disinterested directors, with Messrs. Anderson and Jung abstaining.

•	the merger consideration and the other terms and conditions of the merger agreement resulted from active bargaining between the special committee and representatives of GHP Acquisition Corp. and their respective advisors.

Since Messrs. Anderson and Jung have agreed to vote all of their shares of our common stock in favor of adoption and approval of the merger agreement and approval of the merger, the adoption and approval will be assured if other stockholders, including Kenneth Keller (an owner of approximately 1.6% of the total number of shares of our common stock outstanding as of the record date), representing approximately an additional 7% of the total number of shares of our common stock outstanding as of the record date vote in favor of the merger proposal. While the special committee repeatedly tried to eliminate or reduce the effect of these voting agreements in its negotiations with GHP Acquisition Corp., the committee believes that the effect of the voting agreements does not undermine the procedural fairness of the merger because, among other things, affiliates do not currently hold enough shares of our common stock to assure the approval of the merger, and the committee believes that stock holders of IGN and their affiliates, who collectively have the power to vote in excess of 15% of the total number of outstanding shares of our common stock, but are otherwise unaffiliated with IGN and disinterested with respect to the merger, may serve as an important check in the process, particularly in view of the fact that it is a condition to closing the merger that no more than 5% of the outstanding shares exercise dissenters’ rights of appraisal. In view of the foregoing, our board of directors believes that sufficient procedural safeguards exist to ensure fairness of the merger and to permit the special committee to effectively represent the interests of our stockholders, and therefore, additional unaffiliated representatives to act on behalf of those stockholders are not necessary.

GHP Acquisition Corp.’s and the Continuing Stockholders’ position as to the fairness of the merger

The rules of the SEC require GHP Acquisition Corp. and the Continuing Stockholders to express their belief as to the fairness of the merger to our unaffiliated stockholders. Neither GHP Acquisition Corp. nor the Continuing Stockholders make any recommendation as to whether any IGN stockholder should approve the merger agreement.

GHP Acquisition Corp. and the Continuing Stockholders were not members of, and did not participate in the deliberations of, the special committee; however, as directors of IGN, Christopher Anderson and Mark Jung participated in the deliberations of IGN’s board described above under “—Special Factors—Recommendation of our board of directors,” though they abstained from voting in connection with its adoption and approval of the merger agreement in light of their potential conflict of interest. Based on their beliefs regarding the reasonableness of the conclusions and analyses of IGN’s board and the special committee, GHP Acquisition Corp., Christopher Anderson, Mark Jung and Kenneth Keller believe that the merger is substantively and procedurally fair to unaffiliated stockholders of IGN. In making this determination, GHP Acquisition Corp. and the Continuing Stockholders considered among others, the following factors:

•

The negotiation and deliberation process conducted by the special committee, which led to the approval of the merger agreement by IGN’s board of directors and the special committee, including the fact that our board decided to pursue the proposed transaction following the consideration of other proposals and attempts to identify any other potential buyers, and that, following such decision, no parties have expressed an interest in a transaction that would yield a merger consideration of at least $12 per share to our stockholders;

•	The relationship between the $12 price per share to be paid in the merger and the recent and historical market prices of IGN’s common stock, including the fact that the $12 per share merger consideration represents approximately a 30.8% premium to the closing price of IGN’s common stock on May 1, 2003, the last complete trading day before our board adopted and approved the merger agreement and approved the merger, and exceeds the average trading price of IGN’s common stock over the 12 months prior to that date;

•	The relationship between the $12 per share price to be paid in the merger and the $7 per share price IGN received in its June 2002 private placement;

•	The opinion delivered by Alliant Partners stating that the $12 per share merger consideration was fair, from a financial point of view, to IGN stockholders; and

•	Under Delaware and California law, our stockholders have recourse if they believe the $12 per share merger consideration is less than the “fair value” of their shares, so long as they follow statutory procedures.

GHP Acquisition Corp. and the Continuing Stockholders have considered all of the foregoing factors and the factors considered by the special committee of IGN’s board of directors to support their belief that the proposed merger is substantively and procedurally fair to unaffiliated stockholders of IGN. GHP Acquisition Corp. and the Continuing Stockholders do not intend that their view on the fairness of the proposed merger be considered a recommendation on how you should vote or act with respect to the proposed merger; accordingly, this belief should not be construed as a recommendation as to how IGN stockholders should vote on the merger.

In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the proposed merger to IGN’s unaffiliated stockholders, and the complexity of these matters, GHP Acquisition Corp. and the Continuing Stockholders did not find it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered. Moreover, GHP Acquisition Corp. and the Continuing Stockholders have not undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

GHP Acquisition Corp. and the Continuing Stockholders did not consider IGN’s net book value to be material to their conclusion regarding the fairness of the merger because it is their view that our book value does not accurately reflect IGN’s value in light of the nature of our business and assets. GHP Acquisition Corp. and the Continuing Stockholders believed net book value was an inappropriate measure because the inherent value of IGN, as an Internet company, is more connected to its cash flows from its products and services than the market value of its assets. Similarly, GHP Acquisition Corp. and the Continuing Stockholders did not consider IGN’s liquidation value because of their respective beliefs that substantial value is tied to IGN as a going concern and liquidation would destroy this value. GHP Acquisition Corp. and the Continuing Stockholders considered the proposals received with respect to an acquisition of IGN and the analysis performed by Alliant Partners to be appropriate indications of the going concern value of IGN.

Opinion of financial advisor to our board of directors and the special committee

The special committee retained Alliant Partners to render an opinion regarding the fairness of the merger, from a financial point of view, to our stockholders. Alliant Partners is an investment banking firm. As part of its business, Alliant Partners is frequently engaged in the valuation of technology businesses and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, private financings and other specialized studies. Our board of directors and the special committee selected Alliant Partners on the basis of, among other things, Alliant Partners’ experience and expertise in “going private” transactions and its reputation as a financial advisor.

On May 1, 2003, Alliant Partners delivered to our board of directors its opinion that, as of May 1, 2003, and based on the matters described in the opinion, the total consideration to be received by our stockholders in connection with the proposed merger was fair, from a financial point of view, to our stockholders. Neither we nor the special committee imposed any limits on the scope of Alliant Partners’ investigations or the procedures to be followed by Alliant Partners in rendering its fairness opinion.

The full text of the fairness opinion letter, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken by Alliant Partners in connection with the opinion is attached to this statement as Appendix B, which is incorporated by reference in this proxy statement in its entirety. Our stockholders are urged to read carefully Alliant Partners’ fairness opinion in its entirety. This fairness opinion was prepared for the benefit and use of our board of directors and the special committee in their consideration of the merger and does not constitute a recommendation to our stockholders as to how they should vote in connection with the merger. The fairness opinion does not address the relative merits of the merger or any other transactions or business strategies discussed by the special committee and our board of directors as alternatives to the transaction or the underlying business decision of our board to proceed with or effect the transaction, except with respect to the fairness of the total consideration to be received by our stockholders from a financial point of view. The summary of Alliant Partners’ fairness opinion set forth in this statement is qualified in its entirety by reference to the full text of Alliant Partners’ fairness opinion.

A copy of Alliant Partners’ financial analysis discussed below will be made available for inspection and copying at our principal executive offices at 3240 Bayshore Boulevard, Brisbane, California 94005 during regular business hours by any of our stockholders or his, her or its representative who has been so designated in writing.

In connection with the preparation of Alliant Partners’ fairness opinion, Alliant Partners, among other things:

•	reviewed the terms of the draft merger agreement dated April 30, 2003;

•	reviewed our financial statements, financial projections and other financial and operating data provided by our management;

•	compared some aspects of our financial performance with comparable public companies and the prices paid for securities in those publicly traded companies;

•	analyzed available public information concerning other mergers and acquisitions comparable in whole or in part to the merger;

•	assessed our value using a discounted cash flow analysis of projected future cash flows; and

•	participated in discussions with our management concerning our operations, business strategy, financial performance and prospects.

In conducting its review and arriving at its fairness opinion, Alliant Partners relied on and assumed the accuracy and completeness of the financial statements and other information it gathered from us and its other customary third-party sources and did not assume independent responsibility to verify this information. Alliant Partners further relied on the assurances of our management that the information gathered from us was prepared on a reasonable basis in accordance with industry practice, and with respect to financial planning data, reflected the best currently available estimates and good faith judgments of our management as to our expected future financial performance, and that our management was not aware of any information or facts that would make the information provided to Alliant Partners incomplete or misleading.

IGN does not publicly disclose internal management forecasts of the type we provided to Alliant Partners in connection with its review of the merger. These forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in these forecasts. Alliant Partners has assumed no liability for these forecasts.

In rendering its fairness opinion, Alliant Partners did not perform any appraisals or valuations of any of our specific assets or liabilities and was not furnished with any appraisals or valuations.

Alliant Partners did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which we or any of our respective affiliates were a party or may be subject. Although developments following the date of Alliant Partners’ fairness opinion may affect the opinion, Alliant Partners assumed no obligation to update, revise or reaffirm the opinion.

Following is a summary description including all material sources of information and valuation methodologies employed by Alliant Partners in conjunction with rendering its opinion to our board of directors and the special committee.

Comparable public company analysis

Alliant Partners compared some of our financial information and valuation ratios to corresponding publicly available information and ratios from a selected group of public companies that Alliant Partners deemed comparable to us, including but not limited to nine companies in the business of online content, media, and services to specific markets. Alliant Partners reviewed, among other financial information, each company’s:

•	enterprise value, calculated as the market capitalization of the selected company, plus long term debt, less excess cash;

•	trailing twelve months, or TTM, revenue as reported as of the date of Alliant Partners’ fairness opinion;

•	TTM pro forma operating income;

•	calendar year 2002 revenue;

•	projected 2003 calendar year revenue and earnings per share estimates; and

•	most recently available headcount figures.

The comparable companies used in this analysis included: CNET Networks, Inc.; eUniverse, Inc.; iVillage Inc.; Jupitermedia Corporation; MarketWatch.com, Inc.; Salon Media Group, Inc.; SportsLine.com, Inc.; theglobe.com; and TheStreet.com, Inc.

The foregoing analysis indicated that our weighted average enterprise value equaled approximately $27.2 million, following a size adjustment and the application of an acquisition control premium to the valuation multiples used under this methodology.

Comparable transaction analysis

Alliant Partners reviewed ten comparable merger and acquisition transactions from February 2000 through July 2001 involving sellers that share some characteristics with IGN, including companies in the business of providing online content, media, and services to specific markets. These comparable transactions included the acquisition of: TechRepublic, Inc., a division of Gartner, Inc., by CNET Networks, Inc.; Launch Media, Inc. by Yahoo! Inc.; Women.com Networks, Inc. by iVillage Inc.; About.com, Inc. by PRIMEDIA Inc.; Pogo.com, Inc. by Electronic Arts Inc.; the Content division of EarthWeb, Inc by internet.com Corporation; the ZDNet Division of Ziff-Davis Inc. by CNET Networks, Inc.; ClickZ.com, Inc. by internet.com Corporation; Weddingpages, Inc. by The Knot, Inc.; and Kesmai Corporation, a division of News Corporation, by Electronic Arts Inc.

Alliant Partners based the estimated multiples paid in the comparable merger and acquisition transactions on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. Each transaction value was appropriately adjusted to account for changes in market conditions since the effective date of the related transaction.

The foregoing analysis indicated that our enterprise value equaled approximately $13.5 million, following a size adjustment to the valuation multiples used under this methodology.

No comparable company, transaction or business used in the comparable public company analysis or the comparable transaction analysis is identical to IGN or the proposed merger. In evaluating the comparable companies, Alliant Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, comparable transactions or the business segment, companies or transactions to which they are being compared.

Discounted cash flow analysis

Alliant Partners estimated the present value of the projected future cash flows of IGN on a stand-alone basis, based on projections for the years ending December 31, 2003 through December 31, 2005 and an appropriate discount rate. Alliant Partners obtained a terminal valuation using the Gordon Growth Model. This analysis indicated that our enterprise value equaled approximately $21.5 million.

Enterprise valuation summary

Alliant Partners calculated our average enterprise value, weighing equally each enterprise value derived from the foregoing analyses, and applied adjustments to this value to account for excess cash on our balance sheet. This analysis indicated that our equity valuation equaled approximately $20.8 million, or $9.14 per share, with a valuation range of $18.7 million to $22.8 million.

Price premium analysis

Alliant Partners reviewed premium to be paid to our stockholders under the merger agreement over the trading price and other valuations of our common stock. As of April 30, 2003, the per share merger consideration reflected:

•	a 31% premium over our equity valuation per share of $9.14;

•	an 80% premium over the average per share closing price of our common stock over the twelve months prior to April 30, 2003 of $6.65; and

•	a 27% premium over the per share closing price of our common stock on April 30, 2003 of $9.48.

As noted above, the discussion above is merely a summary of the analyses and examinations that Alliant Partners considered to be material to its opinion. While the foregoing summarizes the analyses and factors that Alliant Partners deemed material, it is not a comprehensive description of all analyses and factors Alliant Partners considered. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, these analyses and their application are not readily susceptible to summary description. Alliant Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying Alliant Partners’ fairness opinion. Accordingly, Alliant Partners did not rely on any one particular analysis; the fact that any specific analysis has been referred to in the summary above should not be construed to reflect that greater consideration was given to that analysis over any other single analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Alliant Partners’ view of our actual value. The conclusions reached by Alliant Partners may involve significant elements of subjective judgment and qualitative analysis. In performing its analyses, Alliant Partners considered general economic, market and financial conditions and other matters, many of which are beyond our control.

As described above, Alliant Partners’ opinion and presentation to our board of directors and the special committee were among the many factors taken into consideration by the special committee in making its recommendation to our board of directors, and by our board in declaring the merger agreement advisable and in adopting and approving, and recommending that our stockholders adopt and approve, the merger agreement and the merger.

Under our letter agreement with Alliant Partners, we are obligated to pay Alliant Partners a fee for the fairness opinion rendered to our board of directors and the special committee, payable in two installments. No portion of this fee would be refundable or not payable if Alliant Partners was unable to provide its opinion that the consideration to be paid in the merger was fair, from a financial point of view. Our board and the special committee were aware of this fee structure and our board took this information into account in considering Alliant Partners’ fairness opinion and in declaring the merger agreement advisable, in adopting and approving the merger agreement and in approving the merger. We have also agreed to indemnify and hold harmless Alliant Partners and its affiliates and any person, director, employee or agent acting on behalf of Alliant Partners or any of its affiliates, or any person controlling Alliant Partners or its affiliates, for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Alliant Partners as financial advisor to our board and the special committee. The terms of the fee arrangement with Alliant Partners, which Alliant Partners and we believe are customary in transactions of this nature, were negotiated at arm’s-length.

Unaudited financial projections

We do not as a matter of course make public projections as to future performance or earnings. However, in connection with the discussions concerning the proposed merger, we furnished to Alliant Partners certain financial forecasts prepared by our management for our revenue that Alliant Partners used in connection with its financial analyses described above.

These projections, which are set forth below, included forecasts of our revenue.

	Estimated Year Ended December 31,
	2003	2004	2005	2006
	($ in millions)
Revenue:
Advertising and marketing	$15.7	$17.0	$20.1	$24.0
Subscriptions	2.6	3.4	3.8	4.2
Other	0.3	0.7	0.8	0.9
Total Revenue	$18.6	$21.1	$24.7	$29.1

Important information about the projections

We did not prepare the foregoing forecasts with a view to public disclosure and we include them in this proxy statement only because this information was used by Alliant Partners in connection with its role as investment advisor to our board of directors and the special committee and its opinion regarding the fairness of the merger described in “—Opinion of financial advisor to our board of directors and the special committee.” We did not prepare the foregoing forecasts with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither our independent auditors nor any other independent accountants have examined or performed any procedures with respect to the projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Our management prepared these forecasts in connection with its consideration of the GHP Acquisition Corp. proposal. In general, our management’s internal financial forecasts are prepared for internal use and are subjective in many respects and thus susceptible to interpretations and assumptions, all made by our management, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, we cannot assure you that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Therefore, this information should not be relied upon as being necessarily indicative of future results, and you are cautioned not to place undue reliance on the prospective financial information. Except to the extent required under the federal securities laws, we do not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections. See “Forward-Looking Statements” on page 10.

The following are the material assumptions relating to advertising and marketing revenue projections:

•	We assumed that the video game industry was a $10.0 billion market in 2002 and this market will grow to approximately $11.7 billion as of 2006. This assumption reflects annual market growth rates ranging from 2% to 7% that are based on, among other things, our estimates as to the timing of video game product and platform releases.

•	We assumed that approximately 2% to 3% of video game marketing budgets were allocated to online advertising in 2002, and that this percentage will increase to between 4% and 9% each year in years 2003 through 2006. This assumption is based on our estimates as to increased market acceptance of online advertising.

•	We assumed that from 2002 to 2006 there would be no change in video game marketing budgets as a percentage of the total video game market.

•	We assumed our market share as a percentage would decrease 25% as of 2006 from our current estimated percentage, reflecting annual decreases of 18% to 3%. This assumption is based on an estimate of the effect of additional competition created by increased demand for online advertising.

•	We assumed that our additional advertising inventory and server capacity needs associated with these projected revenue increases would be addressed through working capital resulting from these projected revenues.

The following are the material assumptions relating to subscription revenue projections:

•	We assumed a 40% increase in our current subscriber base by 2006, reflecting annual growth rates ranging from between 5% and 15% each year in years 2004 through 2006. This assumption is based on our estimates of the timing of new subscription offerings and the timing of our various marketing efforts.

•	We assumed year over year price increases of between 0% and 17% each year in years 2003 through 2006 for monthly and annual subscriptions. This assumption is based on our estimates of the timing of new subscription offerings and the timing of our various marketing efforts.

The parties

IGN Entertainment, Inc.

IGN is an Internet media company that operates a network of web sites that comprise the Internet’s leading information and entertainment destination for teen and young adult gamers. IGN’s web sites are primarily focused on editorial content, products and services relating to computer and video gaming and other forms of video and audio entertainment. IGN’s principal executive office is located at 3240 Bayshore Boulevard, Brisbane, California 94005, and its telephone number is (415) 508-2000. IGN’s web site is www.ign.com. Information contained in IGN’s web site is not part of this proxy statement. For more information about IGN, please read “Information About IGN” commencing on page 68 and “Where You Can Find More Information” on page 103.

GHP Acquisition Corp.

GHP Acquisition Corp., a Delaware corporation, was incorporated on April 28, 2003, and has no material assets. GHP Acquisition Corp. has not conducted any activity except in connection with its formation and the merger. GHP Acquisition Corp.’s principal place of business is c/o Great Hill Partners, LLC, One Liberty Square, Boston, Massachusetts 02109, and its business telephone number is (617) 790-9400. Christopher S. Gaffney serves as president and a director of GHP Acquisition Corp. and Michael A. Kumin serves as secretary and treasurer and a director of GHP Acquisition Corp., and each has served in his current position since GHP Acquisition Corp.’s inception.

Prior to the consummation of the merger and the securities purchase agreement, Great Hill Equity Partners II Limited Partnership will own all of the outstanding capital stock of GHP Acquisition Corp. Great Hill Partners GP II, LLC is the general partner of Great Hill Equity Partners II Limited Partnership. Great Hill Partners, LLC is the managing member of Great Hill Partners GP II, LLC. Christopher S. Gaffney, Stephen F. Gormley and John G. Hayes are the managing members of Great Hill Partners, LLC. The principal place of business of each of the above is c/o Great Hill Partners, LLC, One Liberty Square, Boston, MA 02109, and its principal business telephone number is (617) 790-9400.

The Continuing Stockholders

Christopher Anderson is an affiliate of IGN by virtue of his position as its chairman and his beneficial ownership of shares of IGN common stock as discussed below in “Security Ownership of Certain Beneficial Owners and Management” on page 94. His business address is 3240 Bayshore Boulevard, Brisbane, California 94005, and his business telephone number is (415) 508-2000. Christopher Anderson is a citizen of the United Kingdom.

Mark A. Jung is an affiliate of IGN by virtue of his position as its chief executive officer and as one of its directors, and beneficial ownership of shares of IGN common stock as discussed below in “Security Ownership of Certain Beneficial Owners and Management” on page 94. His business address is 3240 Bayshore Boulevard, Brisbane, California 94005, and his business telephone number is (415) 508-2000. Mark Jung is a citizen of Canada.

Kenneth H. Keller is an affiliate of IGN by virtue of his position as its vice president of engineering. His business address is 3240 Bayshore Boulevard, Brisbane, California 94005, and his business telephone number is (415) 508-2000.

For additional background information concerning each of Messrs. Anderson, Jung and Keller, see “Directors and Executive Officers of IGN” commencing on page 100.

None of IGN, GHP Acquisition Corp. or the Continuing Stockholders has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of violations of such laws.

Executive officers and directors of the parties

IGN Entertainment, Inc.

IGN’s officers and directors are set forth under in “Directors and Executive Officers of IGN” commencing on page 100.

GHP Acquisition Corp.

Christopher Gaffney has served as president and a member of the board of directors of GHP Acquisition Corp. since its formation. Mr. Gaffney co-founded Great Hill and has served as one of its managing partners since 1998. His business address is c/o Great Hill Partners, LLC, One Liberty Square, Boston, MA 02109, and principal business telephone number is (617) 790-9400.

Michael Kumin has served as secretary and treasurer and a member of the board of directors of GHP Acquisition Corp. since its formation. Mr. Kumin is a senior associate at Great Hill since July 2002. Mr. Kumin’s business address is c/o Great Hill Partners, LLC, One Liberty Square, Boston, MA 02109, and principal business telephone number is (617) 790-9400. Before joining Great Hill, Mr. Kumin served as co-founder and executive vice president of Creative Planet, Inc., an information and technology company targeting the entertainment industry, from September 1999 through June 2001. The business address of Creative Planet, Inc. is 5700 Wilshire Blvd., Los Angeles, CA 90036. Prior to forming Creative Planet, Inc., Mr. Kumin served as executive vice president of business development for WMC Finance, a consumer finance company, from February 1998 to April 1999. The business address of WMC Finance is 6320 Canoga Blvd., Woodland Hills, CA 91367.

IGN’s officers as of immediately prior to the effective time of the merger, which are Messrs. Jung and Keller, will become the chief executive officer and vice president of engineering, respectively, of the company surviving the merger. Please refer to “Directors and Executive Officers of IGN” for the background of Messrs. Jung and Keller. In addition, Messrs. Gaffney and Kumin will resign as officers of GHP Acquisition Corp. immediately prior to the merger. The directors of the company surviving the merger will be Messrs. Anderson, Jung, Gaffney and Kumin and another director to be chosen by Great Hill. Please refer to “Directors and Executive Officers of IGN” for the biographies of Messrs. Anderson and Jung.

Neither Mr. Gaffney nor Mr. Kumin has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of violations of such laws.

Purpose and reasons for the merger

In general, the purpose of the merger is for the stockholders of GHP Acquisition Corp. to acquire all of the outstanding shares of our common stock. If the merger is consummated, our shares of common stock will no longer be listed on the NASDAQ SmallCap Market and GHP Acquisition Corp. intends to terminate the registration of the shares under the Exchange Act.

The transaction has been structured as a cash merger in order to provide out stockholders with cash for all of their shares and to provide a prompt and orderly transfer of ownership of IGN with reduced transaction costs.

IGN’s reasons for the merger

The purpose of the merger is to allow our stockholders to realize liquidity on their investment at a significant cash premium over the historical trading prices in the market for our common stock. Our board of directors decided to pursue the merger at this time for a number of reasons, including its concerns about our long-term viability as a stand-alone public company and its desire to maximize stockholder value and to achieve liquidity for our stockholders. As a result of adverse changes in our business, particularly reduced demand for Internet advertising, and concerns about our long-term viability as a stand-alone public company, our board has been considering strategic alternatives to maximize stockholder value since early 2001. While we restructured our business in 2001 and early 2002 in part to take advantage of improved Internet advertising demand related to the video-gaming industry, concerns about our viability have persisted. Although we had recorded a profit in the fourth quarter of 2002 and had positive cash flows in the first quarter of 2003 from the collection of our large accounts receivable from the fourth quarter of 2002, our significant negative cash flows over our operating history have reduced our cash reserves to less than a full quarter of our current operating expenses as of the date we entered into the merger agreement, meaning that as of that date we would have been unlikely to continue our operations at then current levels for more than a few months if our revenues had declined significantly. Given the seasonal nature of our business, our board did not expect our cash reserves to improve; after the first quarter of 2003, we expected to generate negative cash flows for the rest of the 2003. In addition, our board had determined that we would unlikely be able to fund internally the creation of additional advertising inventory, and that without additional advertising inventory we would not have a meaningful chance of increasing our revenues and remaining competitive in the market for Internet advertising. In view of the foregoing, our board directors believes that the risks of failure associated with continuing as a stand-alone public company with low cash reserves are too high relative to the chances that we will yield our stockholders a substantial return absent the merger.

Our past efforts to raise stockholder value have been largely ineffective and our board of directors believes that our ability to raise stockholder value in the future is greatly constrained by our limited resources and prospects for additional funding. Moreover, our board believes that, for a variety of reasons, our common stock is undervalued in the public market and our stockholders will have limited opportunities in the future to realize value in the public market. The market for our common stock suffers from a low trading volume, slight investor interest, limited institutional support and lack of attention from research analysts for its common stock. These market characteristics are due in part to our inability to generate the type of rapid revenue growth generally expected by the public markets, the concentration of our ownership among a few individuals and the fact that we have been delisted from the NASDAQ National Market. Our board believes that these factors and market characteristics have prevented our stockholders from realizing appropriate value for their interests in IGN and from being able to sell their shares of our common stock quickly at current market prices.

The merger is also intended to enable us to use in our operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

GHP Acquisition Corp.’s reasons for the merger

GHP Acquisition Corp. and its controlling persons regard the acquisition of IGN as an attractive investment opportunity because they believe that IGN’s future business prospects can be improved through its and their active participation in IGN’s strategic direction and the support of IGN’s management in the implementation of the business strategy resulting from this participation. In addition, GHP Acquisition Corp. and its controlling persons believe that their access to capital resources will provide IGN with the resources to capitalize on market opportunities that IGN’s current financial condition may preclude. GHP Acquisition Corp.’s and its controlling persons’ assessment of the risks and benefits of the merger is based upon publicly available information regarding IGN, GHP Acquisition Corp.’s due diligence investigation of IGN, and GHP Acquisition Corp.’s controlling persons’ experience in investing in similarly situated companies. While GHP Acquisition Corp. and its controlling persons believe that there will be significant opportunities associated with its investment in IGN, there are also substantial risks that such opportunities may not be fully realized.

The Continuing Stockholders’ reasons for the merger

The Continuing Stockholders believe that the merger will allow GHP Acquisition Corp. to pursue its long-term business objectives for IGN, while permitting IGN’s stockholders, including the Continuing Stockholders, to receive a significant premium over historical market prices for their shares. In connection with the merger agreement, the Continuing Stockholders agreed to invest in both common stock and preferred stock of GHP Acquisition Corp. Therefore, the Continuing Stockholders, through their equity interest in the company surviving the merger, will be able to share in IGN’s future growth, if any.

The Continuing Stockholders’ purpose and reasons for participating in the merger are to dispose of their holdings of shares of IGN common stock at a price that represents a significant premium over the market price at which these shares traded prior to the public announcement of the proposed merger. The Continuing Stockholders consider the merger to be appropriate at this time in our operating history because of their belief that recent market prices of shares of IGN common stock undervalued IGN’s business and their concern that IGN might not be able to raise capital or obtain funding on favorable terms in the current market environment, which could adversely impact its ability to pursue its business objectives and raises questions as to IGN’s long-term viability as a going concern.

Certain effects of the merger

The merger will result in the stockholders of GHP Acquisition Corp. immediately prior to the closing owning 100% of the shares of our common stock. The merger will also have the following effects.

Participation in our future growth.    If the merger is completed, you will not have the opportunity to participate in IGN’s future earnings, profits and growth, if any, and will not have the right to vote on IGN’s corporate matters. If the merger is completed, affiliates of Great Hill and the Continuing Stockholders will own a 100% interest in IGN’s book value and net earnings, if any, and will benefit from any future increase in IGN’s business value. Similarly, affiliates of Great Hill and the Continuing Stockholders will bear the risk of any decrease in this value after the merger and you will not face the risk of a decline in this value after the completion of the merger.

The following table sets forth each of the Continuing Stockholders and his interest in IGN’s net book value, prior to the merger, based upon the approximate percentage of his beneficial ownership of IGN’s common stock as of April 30, 2003. We have omitted any discussion of net earnings because we only have a net loss.

Name	Ownership Percentage	Net Book Value(1)

Christopher Anderson	37.3%	$1,532,000

Mark Jung	11.9	476,000

Kenneth Keller	2.7	111,000

(1)	Based on our stockholders’ equity as of April 30, 2003.

The following table sets forth each of the Continuing Stockholders and his interest in IGN’s net book value following the merger, based upon his expected beneficial ownership of the outstanding capital stock of the company surviving the merger immediately following the merger (assuming for the purposes of this table that different classes of capital stock of the surviving company represent equivalent interests and thus can be combined to determine a stockholder’s percentage ownership interests). We have omitted any discussion of net earnings because we expect only to have a net loss upon completion of the merger.

Name	Ownership Percentage	Net Book Value(1)

Christopher Anderson	16.6%	*

Mark Jung	12.9	*

Kenneth Keller	3.1	*

(1)	Based on the surviving corporation’s projected pro-forma net book value of approximately $ as of , 2003, which gives effect to the merger as if it occurred on August 31, 2003.
*	To be added to the definitive proxy statement to which this preliminary proxy statement relates.

Effect on the market for shares of our common stock.    The shares of our common stock are currently listed on the NASDAQ SmallCap Market under the symbol “IGNX.” If the merger is completed, the number of shares of our common stock that might otherwise trade publicly will be reduced to zero and the number of holders of shares of IGN capital stock will be reduced to five. As a result, upon completion of the merger, IGN will no longer meet the criteria for continued listing on the NASDAQ SmallCap Market or trading on any other securities market. This will cause the listing of the shares on the NASDAQ SmallCap Market to be terminated.

Deregistration of the shares of our common stock under the Exchange Act.    The shares of our common stock are currently registered under the Exchange Act. If the merger is completed, IGN will terminate the registration of its common stock under the Exchange Act following completion of the merger. Termination of the registration of the shares of IGN common stock under the Exchange Act will substantially reduce the information IGN is required to furnish to its stockholders because IGN will no longer be required to file periodic and other reports with the SEC. In addition, termination of registration under the Exchange Act will make certain provisions of the Exchange Act no longer applicable to IGN. These include the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements in connection with stockholders’ meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to IGN stockholders.

The payment of merger consideration to our stockholders and other securityholders will likely be taxable. Please read “—Material U.S. federal income tax consequences” beginning on page 50.

Effect on IGN’s Net Operating Loss Carryforwards.    As of March 31, 2003, IGN had a statutory net operating loss carryforward of approximately $115.0 million and a 2003 year-to-date net operating loss for federal tax purposes, which were available on a limited basis to offset any future federal taxable income. As a result of the merger, any net operating loss carryforwards that existed prior to the merger will be limited by the effect of Section 382 of the Code. Subsequent to the merger, the stockholders of the company surviving the merger will indirectly benefit from the opportunity to use these net operating loss carryforwards to the extent that the Company surviving the merger has any taxable income. However, if the merger is completed, we anticipate that their use will be limited to approximately $1.2 million per year for the remaining carryforward period. If the merger is not completed, the carryforwards will not be subject to these annual limitations to the extent that the Company surviving the merger has any taxable income.

Plans for IGN after the merger

Each filing person and controlling person of GHP Acquisition Corp. expects that, except as described in this proxy statement, IGN’s business and operations will be continued substantially as they are currently conducted. However, these filing persons and controlling persons expect that they may, from time to time, evaluate and review our business, operations and properties and make such changes as they consider appropriate.

Except as described in this proxy statement, none of IGN or any filing person or controlling person has any present plans or proposals pertaining to IGN that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in IGN’s corporate structure or business. After the merger, the filing persons and controlling persons will review proposals or may propose the acquisition or disposition of assets or other changes in IGN’s business, corporate structure, capitalization, management, indebtedness, or dividend policy which it considers to be in IGN’s best interests.

If the proposed merger is consummated, IGN will become a privately held corporation owned entirely by the filing persons and controlling persons and there will be no public market for the shares. Accordingly, after the consummation of the merger, IGN stockholders (other than the Continuing Stockholders) will not have the opportunity to participate in IGN’s earnings and growth and will not have any right to vote on IGN’s corporate matters. In addition, the IGN stockholders (other than the Continuing Stockholders) will not be entitled to share in any premium which might be payable to IGN stockholders following the merger by an unrelated third-party acquiror in a sale transaction, if any, occurring after the consummation of that transaction. Except for the merger, no sale transactions are contemplated at this time. However, after the consummation of the merger, IGN’s current stockholders (other than the Continuing Stockholders) will not face the risk of losses associated with IGN’s operations or any decrease in the value of its business.

If the merger is completed, IGN’s officers immediately prior to the effective time of the merger will be the officers of the surviving corporation at the effective time of the merger. The directors of the surviving corporation following the effective time of the merger will be Christopher Anderson, Mark Jung, Christopher Gaffney of Great Hill, Michael Kumin of Great Hill, and one other director to be chosen by Great Hill.

Conduct of the business of IGN if the merger is not completed

If the merger is not completed, our board of directors expects to continue to operate our business substantially as presently operated. Our board is not presently considering any other alternative.

Interests of our directors and executive officers in the merger

When you consider the recommendation of our board of directors in favor of the merger and the merger agreement, you should keep in mind that our executive officers and certain members of our board have interests in the merger that are in addition to the interests of our other stockholders generally. The additional interests of our executive officers and certain directors arise primarily because there are change of control provisions in our compensation arrangements that are tied to their compensation levels, and because, in some cases, they will hold capital stock of the company surviving the merger. Except as set forth below, neither the merger agreement nor the merger, however, provides directors or executive officers with any right of continued employment or any special bonuses. Our board and the special committee were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger.

Special committee fees.    Richard Boyce and Michael Shannahan, each of whom is disinterested with respect to the transactions contemplated by the merger agreement, were elected to the special committee. Mr. Boyce was also hired as a consultant to assist our sales personnel. Mr. Boyce received compensation of $1,250 for each day he worked as our consultant or provided services as a member of the special committee. Michael Shannahan, as chairman of the special committee, received $800 for each day he provided services as a member of the special committee.

Directors and executive officers of the company surviving the merger.    It is currently expected that the members of our current management will serve as members of management of the company surviving the merger. Our current executive officers that are expected to serve as executive officers of the company surviving the merger are Mark Jung (chief executive officer) and Kenneth Keller (vice president of engineering). Additionally, it is currently expected that Christopher Anderson and Mark Jung, two of our current directors, will serve as directors of the company surviving the merger.

Indemnification.    The merger agreement provides that, for a period of six years after the completion of the merger, GHP Acquisition Corp. will, and will cause IGN as the company surviving the merger to, continue the indemnification benefits currently afforded to our officers and directors under our certificate of incorporation, bylaws and indemnification agreements, for liability arising out of or pertaining to any facts or events existing or occurring at or prior to the completion of the merger. We currently indemnify and hold harmless, to the fullest extent permitted by law, each of our present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, penalties, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative, or any other type of proceeding related to such director’s or officer’s service to IGN. Additionally, the certificate of incorporation or bylaws of the surviving corporation will contain the indemnification provisions substantially similar to, and no less favorable than, those contained in our current certificate of incorporation and bylaws which will not be amended, repealed or modified for a period of six years following the completion of the merger.

Additionally, for an as yet undetermined period after the completion of the merger, GHP Acquisition Corp. and IGN will together obtain an extension of our current policies of directors’ and officers’ liability insurance, or “tail insurance”, to cover claims arising from or related to facts or events that occurred at or before the completion of the merger. We will apply any refunded portion of the unused premium of our current directors’ and officers’ liability insurance towards the premiums of this tail insurance. In addition, GHP Acquisition Corp. will pay the premium for one year of the tail insurance policy, so long as the premium does not exceed approximately $240,000. If the tail insurance policy premium exceeds this amount, GHP Acquisition Corp. will obtain a policy with the greatest dollar amount of coverage available for approximately $240,000.

Change in control considerations.    Certain options granted under our 2000 Equity Incentive Plan, as amended, were granted with terms providing for 100% acceleration of vesting upon a change in our control. The merger will be a change in our control at the effective time. All of our directors and officers were granted options with this benefit. The following is a table showing the estimated acceleration of vesting benefits as of May 2, 2003 for in-the-money stock options our officers and directors will receive at the effective time of the merger (assuming that the effective date of the merger will be August 31, 2003):

Name of director/executive officer holding option	Vested shares underlying option	Unvested shares to be accelerated at effective time of merger

Mark A. Jung	93,404	9,375

Kenneth H. Keller	23,056	2,500

Robert Reid	1,820	1,458

Richard D. Boyce	1,750	1,250

Greg Ballard	500	2,500

Michael Shannahan	500	2,500

James R. Tolonen	500	2,500

Christopher Anderson	70	208

Payments with respect to options.    In connection with the merger, at the effective time, (i) all options outstanding under our 1999 Equity Incentive Plan, our principal equity compensation plan prior to our initial public offering, shall immediately become vested, and if they are not exercised, will be cancelled and (ii) all options outstanding under our 2000 Equity Incentive Plan, if they are not exercised, will be cancelled. The portion of each option that is vested and exercisable (taking into consideration acceleration on a change of control) will be converted into the right to receive cash (without interest) equal to the product of:

•	the total number of shares vested and exercisable under the option; and

•	the difference between $12 and the exercise price of such shares (net of any tax withholding).

We will withhold from this payment applicable taxes and any other amounts as required by law. Since our directors and officers are more likely to have acceleration of vesting benefits upon a change in our control, directors and officers are likely to receive a higher return on their options as compared to our other employees.

Additionally, under the merger agreement, we are obligated to suspend the Offering Period (a period which commences participation in our 2000 Employee Stock Purchase Plan, or the Purchase Plan) commencing May 1, 2003 and to not permit any Offering Period to commence after April 30, 2003. Since the Purchase Plan is one way in which our employees become our stockholders, the suspension of the Purchase Plan Offering Period will prevent ownership of all our stockholders (including our executive officers and directors) from becoming further diluted by additional purchases of our common stock prior to the effective time of the merger.

Merger consideration to be received by our officers and directors.    The table below sets forth as of May 2, 2003 the number of shares of our common stock subject to vested and unvested in-the-money stock options held, and shares of our common stock beneficially owned, by each of our executive officers and directors and the aggregate payment that each executive officer and director would be entitled to receive in connection with the merger (assuming that the effective date of the merger will be August 31, 2003) as a result of such holdings.

	In-the-money Options
Name	Vested	Unvested		Shares		Total Payments

Christopher Anderson	70	208	(1)	832,758		$9,995,565

Mark A. Jung	93,404	39,375	(2)	159,059	(3)	2,817,795

Kenneth H. Keller	23,056	17,500	(4)	34,120	(5)	646,308

James R. Tolonen	500	2,500	(6)	53,356	(7)	622,782

Richard D. Boyce	1,750	1,250	(9)	12,864		175,488

Robert H. Reid	1,820	1,458	(8)	8,334		123,597

Michael J. Shannahan	500	2,500	(10)	—		16,110

Greg Ballard	500	2,500	(11)	—		16,110

All 8 directors and executive officers as a group	121,600	67,291	(12)	1,097,691		$14,413,755

(1)	the vesting of these shares will accelerate completely in connection with the merger for a total payment of $2,469.
(2)	includes 9,375 shares, with a total payment of $103,219, whose vesting will be accelerated in connection with the merger.
(3)	excludes 5,556 shares of common stock held by the Mark Jung Annuity Trust and 556 shares of common stock held by the Jung-Murdock Children’s Trust U/A 11/23/93, Susan Murdock TTEE.
(4)	includes 2,500 shares, with a total payment of $27,525, whose vesting will be accelerated in connection with the merger.
(5)	excludes 1,112 shares of common stock held by Shane M. Keller 1990 Trust, Kenneth Keller Trustee and 1,112 shares of common stock held by Samantha J. Keller 1991 Trust, Kenneth Keller Trustee.
(6)	the vesting of these shares will accelerate completely in connection with the merger for a total payment of $13,425
(7)	excludes 6,667 shares of common stock held by the James R. Tolonen and Ginger Tolonen Family Trust dated 9/26/96, Ginger and James Tolonen Trustees, and 1,667 shares of common stock held by the James R. Tolonen 1999 Grantor Retained Annuity, James R. Tolonen Trustee.
(8)	the vesting of these shares will accelerate completely in connection with the merger for a total payment of $10,647
(9)	the vesting of these shares will accelerate completely in connection with the merger for a total payment of $8,800
(10)	the vesting of these shares will accelerate completely in connection with the merger for a total payment of $13,425
(11)	the vesting of these shares will accelerate completely in connection with the merger for a total payment of $13,425
(12)	includes acceleration of 22,291 shares with a total payment of $192,313.

Securities purchase agreement.    Christopher Anderson, our chairman, Mark Jung, our chief executive officer and Kenneth Keller, our vice president of engineering, each have agreed to purchase an equity interest in GHP Acquisition Corp., which will convert into an equity interest in the company surviving the merger as follows:

•	Mr. Anderson has agreed to purchase 162,189 shares of common stock and 6,663,773 shares of preferred stock of GHP Acquisition Corp. for an aggregate purchase price of $6,665,395, which represents approximately two-thirds the value of the consideration he would be entitled to receive in the merger, and will represent approximately 16.6% of the outstanding capital stock of the company surviving the merger (assuming for the purpose of this section that different classes of capital stock of the surviving company represent equivalent interests and thus can be combined to determine a stockholder’s percentage ownership interests).

•	Mr. Jung has agreed to purchase 125,333 shares of common stock and 999,757 shares of preferred stock of GHP Acquisition Corp. for an aggregate purchase price of $1,001,010, which represents approximately 36% of the value of the consideration he would otherwise receive in the merger if he were not purchasing this interest, and will represent approximately 12.9% of the outstanding capital stock of the company surviving the merger (assuming for the purpose of this section that different classes of capital stock of the surviving company represent equivalent interests and thus can be combined to determine a stockholder’s percentage ownership interests).

•	Mr. Keller has agreed to purchase 31,100 shares of common stock and 299,927 shares of preferred stock of GHP Acquisition Corp. for an aggregate purchase price of $300,238, which represents approximately one-third of the value of the consideration he would otherwise receive in the merger if he were not purchasing this interest, and will represent approximately 3.2% of the outstanding capital stock of the company surviving the merger (assuming for the purpose of this section that different classes of capital stock of the surviving company represent equivalent interests and thus can be combined to determine a stockholder’s percentage ownership interests).

Employment agreement.    Mark Jung has entered into an employment agreement with GHP Acquisition Corp. that will become effective upon completion of the merger. This agreement provides that Mr. Jung will serve as chief executive officer of GHP Acquisition Corp. and as a member of its board of directors, over a 3-year term that may be extended under the terms of this agreement. GHP Acquisition Corp. will pay Mr. Jung an annual salary of $300,000, with the possibility of participation in any bonus program that may be established, and other benefits granted to employees generally as compensation for Mr. Jung’s services as chief executive officer of the company surviving the merger. In addition, GHP Acquisition Corp. will obtain a life insurance policy on Mr. Jung, with proceeds of $2 million, for the benefit of his family. Pursuant to the employment agreement, Mr. Jung will purchase 101,000 shares of common stock at a price of $0.01 per share. These shares will be subject to GHP Acquisition Corp.’s (or its successor’s) right to repurchase all of these shares upon termination of Mr. Jung’s employment. This right will lapse with respect to approximately 20,250 shares upon the original purchase of these shares, and will expire as to an additional 20,250 shares each year thereafter. The employment agreement also provides for a severance payment upon Mr. Jung’s termination without cause or voluntarily resignation under certain circumstances equal to 12 months’ salary and 12 months’ continuation of group health benefits.

Registration rights agreement.    The Continuing Stockholders also intend to enter into a registration rights agreement with GHP Acquisition Corp. in connection with their purchase of the shares of GHP Acquisition Corp. capital stock described above. This registration rights agreement will grant Messrs. Anderson and Jung the right to require the surviving entity to register their shares with the SEC to publicly resell the shares or to include their shares in any registration statement the surviving entity files. The registration rights include demand registration rights, Form S-3 registration rights and piggyback registration rights, subject to certain limitations imposed by underwriters, or limitations on the number of registration statements the surviving entity will be obligated to file. The surviving company will pay all of the expenses (other than underwriting discounts and commissions) relating to any demand or piggyback registration. These registration rights will terminate earlier with respect to a particular stockholder if that holder can resell all of its securities in a 90-day period under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act.

Voting agreements.    As condition to its entering into the merger agreement, GHP Acquisition Corp. required Christopher Anderson and Mark Jung to enter into voting agreements with GHP Acquisition Corp. concerning the voting of their shares of our common stock. Pursuant to the voting agreements, Messrs. Anderson and Jung agreed to vote their shares in favor of approval of the proposed merger and against other acquisition proposals, and granted GHP Acquisition Corp. a proxy to vote their shares with respect to certain matters relating to the merger. As of May 2, 2003, Messrs. Anderson and Jung owned an aggregate of 991,817 shares, representing approximately 43.7% of the 2,270,750 shares of our common stock outstanding, and the proxy given to GHP Acquisition Corp. applied to all of Messrs. Anderson’s and Jung’s shares, excluding 6,112 shares held in trust that may be beneficially attributed to Mr. Jung.

Transactions and relationships between IGN and Great Hill Partners LLC and its affiliates

Prior to the negotiation and execution of the merger agreement, Great Hill and its affiliates had no relationship with and had not entered into any transactions with IGN.

Certain relationships between GHP Acquisition Corp. and the Continuing Stockholders

In considering the recommendation of our board of directors with respect to the merger agreement and the merger, you should be aware that the Continuing Stockholders have negotiated and entered into separate arrangements with GHP Acquisition Corp. These arrangements are described below.

The following arrangements with the Continuing Stockholders were separately negotiated between GHP Acquisition Corp. and the Continuing Stockholders in connection with the transactions described in this proxy statement.

Voting agreements.    Concurrently with the execution of the merger agreement, Christopher Anderson and Mark Jung, who collectively owned approximately 43.7% of the outstanding shares of our common stock on May 2, 2003, entered into voting agreements with GHP Acquisition Corp. Under the terms of these voting agreements, Messrs. Anderson and Jung have agreed to vote all of the shares of our common stock that they beneficially own:

•	in favor of the approval and adoption of the merger agreement, and in favor of approval of the merger and any matter necessary for consummation of the merger;

•	against any Acquisition Proposal (as defined below under “The Merger Agreement—No other negotiations”);

•	against any action or agreement that would reasonably be expected to result in a material breach in any respect of any covenant, representation or warranty or any other obligation or agreement of IGN under the merger agreement or that would reasonably be expected to result in our failing to fulfill any of GHP Acquisition Corp.’s closing conditions; and

•	against any action which would reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the consummation of the transactions contemplated by the merger agreement.

Messrs. Anderson and Jung have also agreed to grant GHP Acquisition Corp. an irrevocable proxy to vote their shares of our common stock in the manner contemplated above. Subject to limited exceptions, Messrs. Anderson and Jung are prohibited from selling, transferring, encumbering or otherwise disposing of their shares and from granting any proxies or entering into any voting agreement with respect to the voting of their shares. The voting agreements terminate on the earlier of (1) the consummation of the merger or (2) the date of termination of the merger agreement in accordance with its terms.

Employment agreement.    Mark Jung has entered into an employment agreement with GHP Acquisition Corp. that will become effective at the effective time of the merger. For a more complete description of the employment agreement see “—Interests of our directors and executive officers in the merger—Employment agreement.”

Securities purchase agreement.    Concurrently with the execution of the merger agreement, two venture capital funds affiliated with Great Hill, Great Hill Equity Partners II Limited Partnership and Great Hill Affiliate Partners II Limited Partnership, and the Continuing Stockholders, entered into a securities purchase agreement with GHP Acquisition Corp. We refer to these two funds collectively as the “Great Hill Funds.” The Great Hill Funds and the Continuing Stockholders agreed to purchase shares of common stock and shares of redeemable Series A preferred stock from GHP Acquisition Corp. for an aggregate purchase price of $34,932,065. The share purchases contemplated by this agreement will be consummated immediately prior to the merger.

The Series A preferred stock may be redeemed by GHP Acquisition Corp. at the option of the holders of a majority of the shares of preferred stock at any time after the fifth anniversary of the issuance of the shares or upon the consummation of an initial public offering. The shares of Series A preferred stock accrue dividends at a rate per annum equal to 6% of the original issue price. The dividends are cumulative, accrue daily and compound annually. Upon any liquidation, dissolution or winding up of GHP Acquisition Corp., the holders of Series A preferred stock will be entitled to be paid in cash an amount equal to the original issue price plus all accrued and unpaid dividends.

Stockholders’ agreement.    Under the securities purchase agreement, the Great Hill Funds and the Continuing Stockholders are required to enter into a stockholders’ agreement as a condition to consummating the share purchases. The stockholders’ agreement provides that the Continuing Stockholders and the Great Hill Funds will vote all of their shares to elect and continue in office a board of directors of GHP Acquisition Corp. consisting of five directors, including Christopher Anderson, Mark Jung, two representatives of Great Hill, Christopher Gaffney and Michael Kumin, and another director to be chosen by Great Hill.

The stockholders’ agreement also (1) provides the parties to the agreement customary “tag-along” rights with respect to transfers of securities of GHP Acquisition Corp. and (2) subjects the Continuing Stockholders to customary “drag-along” rights with respect to its GHP Acquisition Corp. securities. In addition, the Continuing Stockholders will have certain rights to participate in publicly registered offerings of GHP Acquisition Corp. securities under the Securities Act. If GHP Acquisition Corp. issues any additional securities, subject to certain exceptions, the Continuing Stockholders will have the right to subscribe for a sufficient number of GHP Acquisition Corp. securities to maintain his ownership percentage. Certain of the parties to the agreement have also granted each other rights of first refusal with respect to sales of securities of GHP Acquisition Corp. by these parties.

Post-merger capitalization of IGN.    After the effective time of the merger and the securities purchase agreement, GHP Acquisition Corp. will have merged with and into us, with company surviving merger having the following capitalization: the Great Hill Funds will own approximately 67.3% of the capital stock, and the Continuing Stockholders will own approximately 32.7% of the capital stock (assuming in each case that different classes of capital stock of the surviving company represent equivalent interests and thus can be combined to determine a stockholder’s percentage ownership interests). Following the consummation of the merger and the transactions contemplated by the securities purchase agreement, the company surviving the merger will approve a stock option and grant plan pursuant to which Mark Jung and Kenneth Keller will be sold restricted shares of common stock and other employees of the surviving corporation will be granted options to purchase shares of common stock.

Prior public offerings

We have not made an underwritten public offering of its common stock for cash at any time during the three years prior to             , 2003.

Prior stock purchases and other securities transactions

Since March 31, 2001, Kenneth Keller purchased an aggregate of 4,424 shares of our common stock under the Purchase Plan at an average purchase price per share of $4.37. Of these shares, 2,353 shares were purchased on November 1, 2002 at $4.51 per share and 2,071 were purchased on May 1, 2003 at $4.25 per share. None of the Continuing Stockholders has effected any other purchases of our common stock since March 31, 2001.

Concurrently with the execution of the merger agreement, Christopher Anderson and Mark Jung, entered into voting agreements pursuant to which GHP Acquisition Corp. was granted a proxy to vote the 991,816 shares of our common stock held by them. For a more detailed discussion of the voting agreements please see “Certain relationships between GHP Acquisition Corp. and the Continuing Stockholders—Voting agreements.”

Except as described above, no filing person or controlling person has engaged in any transactions in our common stock during the past two years, or the past 60 days.

Source and amount of funds; Financing for the merger

GHP Acquisition Corp. estimates that the total amount of funds required under the merger agreement to purchase all of the outstanding shares of our common stock to pay the cash amounts owed in respect of stock options and warrants outstanding at the time of the consummation of the merger, and to pay related fees and expenses will be approximately $            .

In connection with the consummation of the merger, based on our capitalization as of May 2, 2003, assuming an that the effective date of the merger will be August 31, 2003, GHP Acquisition Corp. will be obligated to pay an aggregate amount of approximately $29.7 million to our securityholders in the merger, consisting of an aggregate amount of approximately $27.2 million in exchange for the outstanding shares of our common stock, assuming none of our stockholders choose to exercise and perfect any dissenters’ rights in connection with the merger, and an aggregate amount of approximately $2.5 million for all shares of our common stock subject to warrants and in-the-money stock options. The surviving entity will be responsible for approximately $             in fees and expenses in connection with the merger and related transactions. The purchases of common stock and Series A preferred stock by the Great Hill Funds and the Continuing Stockholders described in “Certain relationships between GHP Acquisition Corp. and the Continuing Stockholders—Securities purchase agreement” will provide the necessary funds for the consummation of the merger. There are no material conditions to the financing and, accordingly, GHP Acquisition Corp. has not made alternative financing arrangements. The Great Hill Funds will be using funds available for investment to complete their purchase of GHP Acquisition Corp. capital stock and the Continuing Stockholders will be using personal funds, which may indirectly include proceeds they receive as IGN stockholders in connection with the merger, to complete their purchase of such capital stock. For a detailed discussion of the expenses incurred by IGN and GHP Acquisition Corp. please see “—Fees and expenses” below.

Material U.S. federal income tax consequences

The following is a summary of material U.S. federal income tax considerations relevant to beneficial owners whose shares of our common stock are converted to cash in the merger, including the Continuing Stockholders. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change possibly with retroactive effect, and such a change could alter or modify the statements and conclusions set forth below.

This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of this stockholder’s particular circumstances. For example, this summary does not address beneficial owners of shares of our common stock in whose hands shares of our common stock are not capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, nor does it address beneficial owners of our common stock who received their shares as part of a hedging, “straddle,” conversion or other integrated transaction, upon conversion of securities or exercise of warrants or other rights to acquire shares, or pursuant to the exercise of employee stock options or otherwise as compensation, and may not apply to certain types of beneficial owners of common stock (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This summary does not address the U.S. federal income tax consequences to a beneficial owner of common stock who, for U.S.

federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws or estate and gift tax laws. In addition, this summary does not address other tax treatment or effects that might pertain to the Continuing Stockholders because we believe that such treatment or effects, if applicable, would not be more favorable to the Continuing Stockholders than the tax treatment or effects experienced by our stockholders generally in the merger and are, therefore, not material for purposes of the following discussion.

The U.S. federal income tax consequences set forth below are included for general information purposes only. No ruling from the Internal Revenue Service and no tax opinion of counsel has been or will be sought with respect to any of the tax matters discussed in this proxy statement. Because individual circumstances may differ, each beneficial owner of shares of our common stock should consult a tax advisor to determine the applicability of the rules discussed below to such beneficial owner and the particular tax effects to this beneficial owner of the merger, including the application and effect of the alternative minimum tax and of state, local and other tax laws.

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a beneficial owner of shares of our common stock will recognize capital gain or loss in an amount equal to the difference between the beneficial owner’s adjusted tax basis in the shares of common stock converted to cash in the merger and the amount of cash received (including any amounts withheld pursuant to Section 4.7 of the merger agreement). A beneficial owner’s adjusted basis in the shares of our common stock generally will equal this beneficial owner’s purchase price for these shares. Gain or loss must be determined separately for each block of our common stock (i.e., common stock acquired at the same cost in a single transaction) converted into right to receive cash in the merger.

Each beneficial owner of our common stock who perfects appraisal rights will generally recognize capital gain or loss with respect to this beneficial owner’s shares equal to the difference between the amount of cash received and this beneficial owner’s adjusted tax basis in these shares. Interest, if any, awarded in an appraisal proceeding by a court would be included in this beneficial owner’s income as ordinary income for federal income tax purposes.

For U.S. federal income tax purposes, net capital gain recognized by non-corporate taxpayers from the sale of property held more than one year will generally be taxed at a rate that currently does not exceed 20%. There are bills currently being considered in Congress that may reduce the maximum capital gains rate to 15%. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

As a result of the merger, our and our subsidiaries’ net operating losses will be limited so that only a certain portion of those net operating losses may be used against taxable income for each future period. The merger is not expected to result in other material U.S. federal income tax consequences to IGN or its affiliates.

Beneficial owners of our common stock are strongly urged to consult their own tax advisors regarding the specific tax consequences to them of the merger.

Regulatory matters

We do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under federal and state securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Accounting treatment of the merger

The merger will be accounted for as a “purchase” of stock in accordance with generally accepted accounting principles in the United States. Consequently, the aggregate consideration paid by GHP Acquisition Corp. in connection with the merger will be allocated to our assets and liabilities based upon their fair values, with any excess being treated as goodwill.

Provisions for unaffiliated securityholders

Neither IGN nor GHP Acquisition Corp. has made any provision to grant our unaffiliated stockholders access to the corporate files of IGN or GHP Acquisition Corp. or to obtain counsel or appraisal services at their expense.

Fees and expenses

Except as disclosed in this proxy statement and as set forth in the merger agreement, all fees and expenses incurred in connection with the merger, the merger agreement and any other transactions contemplated thereby will be paid by the party incurring such fees and expenses. Estimated fees and expenses to be incurred by IGN and GHP Acquisition Corp. in connection with the merger are as follows:

SEC Filing Fees	$2,405

Financial Advisor’s Fees and Expenses	110,000

Legal Fees and Expenses	*

Accounting Fees and Expenses	20,000

Payment Agent Fees	20,000

Printing and Mailing Costs	40,000

Miscellaneous	*

Total	*

*	To be added to the definitive proxy statement to which this preliminary proxy statement relates.

Vote required

The affirmative vote of a majority of the shares entitled to vote at the meeting will be required to approve this proposal.

Our board of directors recommends a vote FOR the proposal to approve and adopt the merger agreement and authorize the merger.

PROPOSAL TWO

Grant our management the discretionary authority to adjourn the meeting to a date not later than

October 15, 2003 to enable our board of directors to solicit additional proxies in favor of Proposal One.

If at the meeting on             , 2003, the number of shares of our common stock present or represented and voting in favor of approval of Proposal One is insufficient to approve and adopt the agreement and plan of merger, dated as of May 2, 2003, and to approve the merger, our management intends to move to adjourn the meeting in order to enable our board of directors to solicit additional proxies in favor of the proposal.

In this proposal, our board of directors is asking you to authorize the holder of any proxy solicited by it to vote in favor of adjourning the meeting, and any later adjournments, to a date or dates not later than October 15,

2003, to enable our board to solicit additional proxies in favor of Proposal One. If our stockholders approve the adjournment proposal, we could adjourn the meeting, and any adjourned session of the meeting, to a date not later than October 15, 2003 and use the additional time to solicit additional proxies in favor of Proposal Two, including the solicitation of proxies from stockholders that have previously voted against Proposal One. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against Proposal One to defeat it, our management could adjourn the meeting without a vote on Proposal One for up to          days and seek during that period to convince the holders of those shares to change their votes to votes in favor of Proposal One.

Our board of directors believes that if the number of shares of our common stock present or represented at the meeting and voting in favor of Proposal One is insufficient to approve it, it is in the best interests of our stockholders to enable our board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of Proposal One to bring about its approval.

Vote required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the meeting will be required to approve this proposal.

Our board of directors recommends a vote FOR the proposal to authorize the adjournment of the meeting to a date or dates not later than October 15, 2003 to enable our board of directors to solicit additional proxies in favor of Proposal One.

THE MERGER AGREEMENT

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement, and which is incorporated in this proxy statement by reference. The following description summarizes the material provisions of the merger agreement. We urge you to carefully read the merger agreement because it is the legal document that governs the merger.

The merger

The merger agreement provides that GHP Acquisition Corp. will be merged with and into IGN in accordance with the applicable provisions of the DGCL. Following the merger, the separate corporate existence of GHP Acquisition Corp. will cease, and IGN will continue as the surviving corporation.

What you will receive in the merger

When the merger is completed, as a result of the merger each issued and outstanding share of our common stock, other than the shares owned by stockholders who have perfected their dissenters’ appraisal rights, will be converted into the right to receive, upon surrender of a share certificate representing the shares, $12 per share in cash, without interest and less applicable withholding taxes.

Effective time of the merger

The merger will become effective on the date on which a certificate of merger is filed with the office of the Secretary of State of the State of Delaware, or a later date as agreed to by GHP Acquisition Corp. and IGN and specified in the certificate of merger. It is currently anticipated that, if the merger is authorized at the special meeting, the certificate of merger will be filed and the merger will become effective on the second business day after the special meeting.

Payment for shares; Procedures for surrender of certificates

Before the merger is completed, GHP Acquisition Corp. will appoint an authorized agent to act as paying agent for the payment of the merger consideration. GHP Acquisition Corp. will cause IGN, as the surviving corporation, to deposit with the paying agent funds sufficient to pay the merger consideration.

After the completion of the merger, the paying agent will mail a letter of transmittal, which will include instructions for the delivery of certificates representing the shares to the paying agent, to all holders of shares of our common stock. Holders of shares of our common stock should use this letter of transmittal to send certificates representing the shares to the paying agent. After surrendering the share certificates to the paying agent for cancellation, together with a completed letter of transmittal, holders of those surrendered certificates will be entitled to receive a cash payment from us in an amount equal to the number of shares represented by the surrendered certificates multiplied by the merger consideration of $12, without any interest thereon and less applicable withholding taxes. Each surrendered certificate will then be cancelled.

Do not mail your stock certificates at this time.    If your share certificates have been lost, stolen or destroyed, you will be entitled to the merger consideration only by signing an affidavit to that effect and delivering a reasonable indemnity to protect us against claims by another party related to your share certificates.

Dissenters’ rights

Dissenting shares will not be converted into or represent the right to receive the $12 per share merger consideration. Holders of dissenting shares will be entitled to receive payment of the fair value of their shares in accordance with Section 262 of the DGCL and Chapter 13 of the CGCL, except that all dissenting shares held by stockholders who fail to perfect or withdraw or lose their rights to dissent thereunder will be deemed to have converted into and to represent only the right to receive the merger consideration. For a description of dissenters’ rights, see “Dissenters’ Rights of Appraisal” beginning on page 63.

Treatment of stock options and warrants

Each in-the-money stock option outstanding immediately prior to the completion of the merger will be converted into the right to receive the difference between $12 and the exercise price per share of the stock option multiplied by the number of shares of our common stock subject to the in-the-money stock option (net of any tax withholding). Each warrant to purchase shares of our common stock that is cancelable in connection with, and outstanding immediately prior to, the completion of the merger will be converted into the right to receive the difference between $12 and the exercise price per share of the warrant multiplied by the number of shares of our common stock subject to the warrant (net of any tax withholding). In addition, each stock option or warrant that is not cancelable pursuant to its terms in connection with the merger, will thereafter represent the right to receive $12 in cash for each share of common stock subject to that stock option or warrant upon exercise thereof and payment of the exercise price in accordance with its terms. All amounts payable are without any interest thereon and are subject to applicable withholding taxes. All options and warrants that are cancelable in connection with the merger will be cancelled immediately upon their conversion into the right to receive cash under the terms of the merger agreement and payment of the exercise price.

Representations and warranties

IGN and GHP Acquisition Corp. each made representations and warranties in the merger agreement regarding aspects of our respective businesses, structure and other facts pertinent to the merger, including representations and warranties by each company as to:

IGN’s representations and warranties.    Our representations and warranties include representations as to:

•	our and our subsidiaries’ corporate organization, good standing and qualification to do business;

•	our compliance with applicable laws and orders;

•	our compliance with the permits required to conduct our business;

•	our authority to enter into the merger agreement;

•	approval by our board of directors and the special committee;

•	our capitalization;

•	our subsidiaries and ownership interests in other entities;

•	the effect of the merger on our outstanding obligations;

•	required consents, waivers and approvals;

•	regulatory approvals required to complete the merger;

•	our filings and reports with the SEC;

•	litigation or the threat of any litigation with respect to IGN;

•	our financial statements and liabilities that are not reflected therein;

•	changes in our business since our most recent audited financial statements;

•	our taxes;

•	our books and records;

•	title to the properties we own and lease;

•	our hazardous material activities and environmental liabilities;

•	our intellectual property, intellectual property that we use and infringement of other intellectual property;

•	our employee benefit plans;

•	our labor relations;

•	brokers’ and finders’ fees in connection with the merger;

•	the fairness opinion received by our board of directors and the special committee from their financial advisor;

•	transactions with related parties;

•	our agreements, contracts and commitments;

•	the required vote of our stockholders;

•	our insurance;

•	the inapplicability of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 to the merger; and

•	information supplied by us in this document.

GHP Acquisition Corp.’s representations and warranties.    GHP Acquisition Corp.’s representations and warranties include representations as to:

•	its and its subsidiaries’ corporate organization, good standing and qualification to do business;

•	its compliance with applicable laws and orders;

•	its compliance with the permits required to conduct its business;

•	its authority to enter into the merger agreement;

•	approval by its board of directors;

•	the effect of the merger on its outstanding obligations;

•	required consents, waivers and approvals;

•	regulatory approvals required to complete the merger;

•	litigation or the threat of any litigation with respect to GHP Acquisition Corp.;

•	its ability to pay the merger consideration;

•	brokers’ and finders’ fees in connection with the merger; and

•	the inapplicability of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 to the merger.

The representations and warranties in the merger agreement are complicated and are not easily summarized. We urge you to carefully read the sections under the articles of the merger agreement entitled “Representations and Warranties of the Seller,” and “Representations and Warranties of the Buyer.”

Conduct of IGN’s business before the closing of the merger.

We agreed that until the closing of the merger, or unless the GHP Acquisition Corp. consents in writing, we will carry on our business in the ordinary course in material compliance with all applicable laws or regulations, and will use our reasonable best efforts to:

•	preserve intact our present business organization and goodwill;

•	keep available the services of our officers and employees; and

•	preserve our relationships with others having business dealings with us such that our goodwill and ongoing business will not be impaired as of the effective time of the merger.

We have also agreed that until the closing of the merger, or unless GHP Acquisition Corp. consents in writing, IGN and each of our subsidiaries will conduct its business in compliance with specific restrictions relating to the following:

•	effecting any stock split or combination or declaring or paying dividends or making other distributions with respect to our capital stock;

•	purchasing or redeeming shares of our capital stock except repurchases of unvested shares in connection with employee terminations;

•	increasing executive compensation, entering into any employment or severance agreement with our executive officers, or granting any severance or termination pay except under written agreements then in effect;

•	granting any bonuses to our executive officers or, to the extent inconsistent with our past practices, our employees;

•	issuing securities other than issuances of our common stock upon exercise of outstanding options and warrants on the date of the merger agreement;

•	amending our charter and bylaws;

•	acquiring or agreeing to merge with or acquire the assets of, or making equity investments in, other entities subject to exceptions related to the amount of the transaction;

•	selling, leasing, licensing, encumbering or disposing of any of our properties or assets other than pursuant to customary agreements with our customers;

•	incurring, assuming or guaranteeing indebtedness except in the ordinary course of business;

•	forgiving or discharging any existing indebtedness owed to us or making any loans or contributions to another, except for immaterial loans or contributions made in the ordinary course of our business;

•	discharging any material liabilities, except for liabilities reserved against or reflected in our financial statements under the terms thereof and in the ordinary course of business;

•	adopting or amending any employee benefit plan;

•	making any material capital expenditures in excess of $300,000;

•	entering into, modifying or terminating contracts or waiving, releasing or assigning any material rights under the contract in a manner that could reasonably be expected to materially adversely affect GHP Acquisition Corp.;

•	entering into a commitment under which total payments thereunder would exceed $25,000 other than customer and vendor agreements entered into in the ordinary course of business;

•	take any action that would constitute a material violation of or material default under any existing commitments;

•	take any action that would reasonably be expected to result in a any of our representations and warranties becoming untrue to the extent that the corresponding closing condition would not be satisfied;

•	changing an election with respect to taxes;

•	changing accounting practices or revaluing assets; or

•	take any action to liquidate or dissolve IGN.

The agreements related to the conduct of our business in the merger agreement are complicated and not easily summarized. We urge you to read the sections under the article of the merger agreement entitled “Covenants” carefully.

No other negotiations

Until the merger is completed or the merger agreement is terminated, we have agreed not to take any of the following actions directly or indirectly:

•	invite, initiate, solicit, encourage or facilitate any Acquisition Proposal, as defined below;

•	engage in any discussions or negotiations regarding any Acquisition Proposal; or

•	enter into, or propose publicly that it intends to enter into, any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Proposal.

However, if we receive an unsolicited, written, bona fide Acquisition Proposal prior to the special meeting that our board reasonably concludes after consultation with its independent financial advisor may constitute a Superior Offer, as defined below, we may furnish non-public information regarding IGN and may enter into discussions with the person or group who has made that Acquisition Proposal, if prior to entering into or participating in discussions or negotiations with such person or group:

•	neither IGN nor our representatives shall have violated the provisions relating to any other negotiations described above;

•	our board of directors concludes in good faith after consultation with outside legal counsel that this action is required for our board of directors to meet its fiduciary obligations to our stockholders under applicable law;

•	we give GHP Acquisition Corp. advance notice of our intent to furnish non-public information to or enter into discussions with a party making the Acquisition Proposal, including the identity of such party;

•	we inform GHP Acquisition Corp. of the status of such discussions, and promptly notifies GHP Acquisition Corp. of material developments related thereto; and

•	the person or group making the Acquisition Proposal enter into a confidentiality agreement that is at least as restrictive to such person or group as the confidentiality agreement between GHP Acquisition Corp. and us.

We have agreed to inform GHP Acquisition Corp. promptly as to any Acquisition Proposal, request for non-public information that might reasonably be expected to lead to an Acquisition Proposal or inquiry that may reasonably be expected to lead to an Acquisition Proposal, the identity of the party making the Acquisition Proposal, request or inquiry, and the material terms of the Acquisition Proposal, request or inquiry. We also have agreed to keep GHP Acquisition Corp. informed as to the status of any Acquisition Proposal, request or inquiry.

An Acquisition Proposal is any offer or proposal by a third party relating to any:

•	merger, consolidation, business combination or similar transaction involving IGN;

•	sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 15% of the assets of IGN and its subsidiaries, subject to certain exceptions; or

•	tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 15% or more of our total outstanding common stock.

A Superior Offer is a bona fide written Acquisition Proposal on terms that our board of directors determines, in its good faith judgment, after consultation with its financial advisor, to be more favorable to our stockholders (other than the Continuing Stockholders) than the terms of the merger from a financial point of view and to have a likelihood of successful completion on the terms proposed that is at least as likely as the transactions contemplated in the merger agreement, after taking into account all financial, regulatory, legal and other aspects of such transaction.

Our board of directors may, without breaching the merger agreement, withdraw, modify, amend or qualify in a manner adverse to GHP Acquisition Corp. its recommendation in favor of the merger if:

•	an Acquisition Proposal is made that constitutes a Superior Offer;

•	our board of directors concludes in good faith after consultation with outside legal counsel that this action is required for our board to meet its fiduciary obligations to our stockholders under applicable law;

•	we provide at least five business days’ advance written notice to GHP Acquisition Corp. of our intention to so withdraw, modify, amend or qualify its recommendation;

•	GHP Acquisition Corp. does not, within five business days after receiving this written notice, make an offer that our board determines in its good faith judgment, after consultation with its independent financial advisor and outside counsel, causes the subject Acquisition Proposal to no longer be a Superior Offer; and

•	we have not violated specified provisions in the merger agreement.

Even if our board of directors’ recommendation is withdrawn, modified, amended or qualified in a manner adverse to GHP Acquisition Corp., we must nevertheless hold and convene the special meeting.

Public disclosure

Each of IGN and GHP Acquisition Corp. will consult with the other and, to the extent practicable, agree before issuing any press release or making any public statement with respect to the merger or the merger agreement or any transactions contemplated therein.

Indemnification

The merger agreement provides that for a period of six years after the completion of the merger, GHP Acquisition Corp. and the surviving company will extend all rights to indemnification existing in favor of our current officers and directors under our certificate of incorporation, bylaws and indemnification agreements for matters arising out of or pertaining to any facts or events existing or occurring on or before the completion of the merger.

Additionally, for an as yet undetermined period after the completion of the merger, GHP Acquisition Corp. and IGN will together obtain an extension of our current policies of directors’ and officers’ liability insurance with respect to claims arising from or related to facts or events that occurred at or before the completion of the merger. We will apply any refunded portion of the unused premium of our current directors’ and officer’ liability insurance towards this extension of liability insurance, or “tail insurance,” premium costs. In addition, GHP Acquisition Corp. will pay the premium for one year of this tail liability insurance policy, so long as the premium does not exceed the amount we paid for the period of March 2003 through March 2004, or approximately $240,000. If the tail liability insurance policy premium exceeds $240,000, GHP Acquisition Corp. will obtain a policy with the greatest dollar amount of coverage available for $240,000.

Employee benefit plans

GHP Acquisition Corp. will honor all existing employment agreements. In addition, IGN and GHP Acquisition Corp. will work together to agree upon mutually acceptable employee benefit and compensation arrangements. We will terminate its severance, separation, retention and salary continuation plans and programs prior to the effective time of the merger, subject to specified exceptions.

Conditions to closing the merger

IGN’s and GHP Acquisition Corp.’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions before closing the merger:

•	the merger agreement and the merger must be approved by our stockholders;

•	neither IGN or GHP Acquisition Corp. shall be subject to any legal restraint or prohibition that has the effect of prohibiting, preventing, materially delaying or impairing the merger or the other transactions contemplated by the merger agreement;

•	all required governmental approvals and consents shall have been obtained;

•	holders of no more than 5% of the outstanding shares of our common stock shall have taken actions to assert dissenters’ rights under applicable law; and

•	GHP Acquisition Corp. shall have consummated the sale of its capital stock to the Great Hill Funds, Christopher Anderson, Mark Jung and Kenneth Keller.

Our obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•	GHP Acquisition Corp.’s representations and warranties must be true and correct in all material respects at and as of the date the merger is to be completed as if made at and as of that time, except for:

•	such representations and warranties that address matters only as of a particular date, which must be true and correct, or true and correct as of that date, and

•	such representations and warranties that are already qualified as to materiality (or a material adverse effect on GHP Acquisition Corp.), which must be true and correct, or true and correct as of that date; and

•	GHP Acquisition Corp. must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it at or before closing the merger.

GHP Acquisition Corp.’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•	our representations and warranties must be true and correct in all material respects at and as of the date the merger is to be completed as if made at and as of that time, except for:

•	such representations and warranties that address matters only as of a particular date, which must be true and correct, or true and correct as of that date;

•	such representations and warranties that are already qualified as to materiality, which must be true and correct, or true and correct as of that date; and

•	our representations and warranties related to our capitalization, which must be true and correct as of the date the merger is to be completed as if made at and as of that time, subject to certain permitted variations.

•	we must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it at or before closing the merger;

•	no material adverse effect, as defined below, with respect to IGN shall have occurred since May 2, 2003; and

•	all required approvals and consents shall have been obtained.

A material adverse effect is defined to be any change, event, circumstance or effect that is, or is reasonably expected to be, materially adverse to the business, results of operations, properties, assets, liabilities (contingent or otherwise) or financial condition of IGN taken as a whole with its subsidiaries. A material adverse effect does not include a change, event, circumstance or effect that results from:

•	changes in general economic conditions or in the video-gaming industry in which we operate so long as the change does not affect IGN in a substantially disproportionate manner relative to other participants in this industry;

•	any acts of terrorism or war (whether or not declared) so long as the act does not affect IGN in a substantially disproportionate manner relative to other participants in this industry;

•	continued financial losses incurred by IGN consistent with specified projections; or

•	any action or inaction required of IGN pursuant to the covenants in Article 7 of the merger agreement.

Termination of the merger agreement

The merger agreement may be terminated at any time prior to closing the merger, whether before or after the requisite stockholder approval under the merger agreement is obtained:

•	by mutual consent duly authorized by the boards of IGN and GHP Acquisition Corp.;

•	by IGN or GHP Acquisition Corp., if a governmental authority has issued a judgment, permanent injunction, order, decree or ruling or taken any other action that is final and nonappealable, having the effect of permanently enjoining, restraining or prohibiting the merger;

•	by IGN, on the one hand, or GHP Acquisition Corp., on the other, upon a breach of any representation, warranty, covenant or agreement on the part of the other in the merger agreement, or if any of the other’s representations or warranties are or become untrue, so that the corresponding condition to closing the applicable merger would be incapable of being satisfied or cured (after notice of such breach is received) by October 15, 2003. However, in the case of IGN, the existence of stockholder litigation arising out of the merger shall not be deemed to cause the closing condition incapable of being satisfied or cured unless such stockholder litigation has resulted in a permanent injunction or a final and non-appealable judgment;

•	by GHP Acquisition Corp., if a Triggering Event, as defined below, occurs; or

•	by IGN or GHP Acquisition Corp., if the merger is not approved by our stockholders;

•	by either IGN or GHP Acquisition Corp., if the merger is not completed by October 15, 2003, except that the right to terminate the merger agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or by October 15, 2003, and this action or failure to act constitutes a breach of the merger agreement.

A Triggering Event will occur if:

•	our board of directors or any committee thereof withdraws, modifies, amends or qualifies in a manner adverse to GHP Acquisition Corp. its approval or recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger (including failing to include in this proxy statement the recommendation of its board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger);

•	we shall have failed to convene the special meeting in accordance with the merger agreement;

•	our board recommends that our stockholders accept or approve any Acquisition Proposal; or

•	our board fails to recommend that our stockholders reject or not accept any Acquisition Proposal (or our board shall have resolved to not make this recommendation);

Termination fee

We are obligated to pay GHP Acquisition Corp. a termination fee, or “break-up fee,” equal to $1.2 million, plus GHP Acquisition Corp.’s reasonable transaction costs and expenses, in immediately available funds if GHP Acquisition Corp. terminates the merger agreement at any time prior to approval of the merger by our stockholders because a Triggering Event has occurred or the merger has not been approved by our stockholders in circumstances in which our board or any committee thereof failed to make or withdrew, modified, amended or qualified in a manner adverse to GHP Acquisition Corp. its approval or recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger.

We are obligated to pay a termination fee equal to $1.2 million, plus GHP Acquisition Corp.’s reasonable transaction costs and expenses, if:

•	prior to termination of the merger agreement we receive an Acquisition Proposal or an Acquisition Proposal, or the intent or desire to make an Acquisition Proposal, is publicly announced by a person other than GHP Acquisition Corp.;

•	within 12 months of termination of the merger agreement, we complete an Acquisition or enter into an agreement providing for an Acquisition and that Acquisition is later consummated with the person with whom the agreement was entered into or an affiliate of that person, regardless of when the consummation occurs, if we had entered into the agreement during the 12-month period; and

•	either

•	IGN or GHP Acquisition Corp. terminates the merger agreement because the required approval of the merger by our stockholders was not obtained;

•	IGN or GHP Acquisition Corp. terminates the merger agreement because the merger has not been consummated by October 15, 2003; or

•	GHP Acquisition Corp. terminates the merger agreement due to a breach of a representation, warranty, covenant or agreement of IGN.

An Acquisition is any of the following:

•	merger, consolidation, business combination or similar transaction involving IGN,

•	sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 51% of the assets of IGN and its subsidiaries, subject to certain exceptions, or

•	tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 51% or more of our total outstanding common stock.

In addition, we will have to pay GHP Acquisition Corp.’s reasonable transaction costs and expenses if:

•	IGN or GHP Acquisition Corp. terminates the merger agreement because the required approval of the merger by our stockholders was not obtained; or

•	GHP Acquisition Corp. terminates the merger agreement due to a breach of a representation, warranty, covenant or agreement of IGN.

Amendment, extension and waiver of the merger agreement

We may amend the merger agreement before closing the merger by execution of a written instrument signed by IGN and GHP Acquisition Corp., provided that both parties comply with applicable state law in amending the agreement. Either party may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

Other agreements

Voting Agreements.    In connection with the execution of the merger agreement, GHP Acquisition Corp. and each of Christopher Anderson and Mark Jung entered into voting agreements. Subject to the terms of these voting agreements, Messrs. Anderson and Jung have each agreed to grant an irrevocable proxy to GHP Acquisition Corp. to vote all shares of our common stock that they own (excluding 6,112 shares held by trusts affiliated with Mr. Jung) (1) in favor of approval and adoption of the merger agreement and the merger and any matter necessary for consummation of the merger; and (2) against (x) approval of any Acquisition Proposal and (y) any proposal for any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of IGN under the merger agreement or which would reasonably be expected to result in any of the conditions of our obligations under the merger agreement not being fulfilled, and (z) any action which would reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement.

DISSENTERS’ RIGHTS OF APPRAISAL

Assuming the consummation of the merger, if you do not vote your shares of our common stock in favor of the merger, you may, under certain conditions, become entitled to be paid the fair value of your shares of our common stock in lieu of receiving the merger consideration of $12 per share. Our stock option or warrant holders will not be entitled to any such rights in connection with the merger by virtue of holding such stock options or warrants.

The merger agreement provides that your shares of our common stock outstanding immediately prior to the effective time of the merger that have not been voted in favor of the merger will not be converted into the right to receive $12 per share pursuant to the merger agreement if you validly exercise and perfect statutory appraisal rights with respect to your shares. Notwithstanding the foregoing, your shares will be automatically converted into the right to receive $12 per share pursuant to the merger agreement on the same basis as all other shares of our common stock are converted in the merger when and if you withdraw your demand for appraisal or otherwise become legally ineligible to exercise appraisal rights.

Because IGN is a Delaware corporation, the availability of dissenting stockholders’ appraisal rights for our stockholders is determined by Delaware law, which is summarized below. However, because we transact a substantial amount of our business in California, our stockholders also have rights as dissenting shareholders under California as a result of the merger. Because of the potential applicability of California law, summaries for both Delaware and California law regarding dissenting stockholders or shareholder rights are provided below.

Under both Delaware and California law, if you vote in favor of the merger you will have waived your rights as a dissenting stockholder or shareholder. We urge you to consult your legal advisor if you are considering exercising appraisal rights or dissenters’ rights.

Appraisal rights under Delaware law

Under Section 262 of the DGCL, if you do not vote in favor of or consent to the approval and adoption of the merger agreement, you will be entitled to elect to have the fair value of your shares, determined as of May 1, 2003, the day before the announcement of the terms of the proposed merger, judicially determined and paid to you in cash.

You must follow the required procedures set forth in Section 262 of the DGCL exactly or any appraisal rights may be lost.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is provided as Appendix C to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect your appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, we, not less than 20 days prior to the meeting, must notify each of our stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement is that notice to you, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix D. Pursuant to this proxy statement, we are providing you with 20 days written notice that you and all of our other stockholders are entitled to appraisal rights, as required by the DGCL. Please note that the 20-day time period begins on the date the notice was mailed, not on the date you received it. If you wish to exercise such appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and are urged to consider seeking advice of legal counsel, since failure to comply fully with the procedures of that Section will result in the loss of appraisal rights.

General requirements.    If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262 of the DGCL, each of the following conditions must be satisfied:

•	Notice. Within 10 days after the effective time of the merger, we must notify each stockholder who is entitled to appraisal rights of the approval of the merger, that appraisal rights are available and, if such notice is given on or after the effective time of the merger, the effective time of the merger.

•	Written demand for appraisal. You must deliver to IGN at 3240 Bayshore Boulevard, Brisbane, California 94005 a written demand for appraisal of your shares before the vote on the merger at the special meeting (scheduled to be held on , 2003), which demand will be sufficient if it includes your name, mailing address, number of shares of our common stock covered by the demand and notice that you intend to demand the appraisal of your shares.

•	Refrain from voting for the merger. You must not vote in favor of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, if you vote by proxy and wish to exercise appraisal rights, you must vote against the merger agreement or abstain from voting on the merger agreement.

•	Continuous ownership of IGN shares. You must continuously hold your shares from the date of making your demand through the effective time of the merger. If you hold shares of common stock on the date the written demand for appraisal is made but thereafter sell, transfer or otherwise dispose of your shares prior to the effective time of the merger, you will lose any right to appraisal in respect of the shares.

Neither voting in person or by proxy against, abstaining from voting on nor failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder’s name appears on such stock certificates, should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder’s common stock.

If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made by or on behalf of the record owner. If your shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all owners. An authorized agent, including an agent for one or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising those rights with respect to the shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Our stockholders should address the written demand to IGN Entertainment, Inc., 3240 Bayshore Boulevard, Brisbane, California 94005, Attention: Secretary, with a copy to Fenwick & West LLP, 275 Battery Street, 15th Floor, San Francisco, California 94111, Attention: Kathleen Kehoe Greeson, Esq.

Within 120 days after the effective time of the merger, but not thereafter, either IGN or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares held by stockholders who have asserted appraisal rights. We are under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of the shares.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from IGN, as the company surviving the merger, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received by IGN and the aggregate number of holders of such shares. We must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to IGN, who will then be obligated within 20 days to file in the Delaware Court of Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a stockholder asserting appraisal rights, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the $12 per share you would receive pursuant to the merger agreement if you did not seek appraisal of your shares. You should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of our common stock is less than the merger consideration. In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors, including market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective time of the merger, be entitled to vote such stockholder’s shares of common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger), or receive payment of any consideration provided for in the merger agreement.

You may withdraw your demand for appraisal and accept the $12 per share merger consideration by delivering to IGN a written withdrawal of your demand for appraisal as an acceptance of the merger, except that:

•	any attempt to withdraw such demand made more than 60 days after the effective time of the merger will require our written approval, and

•	no appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and that approval may be conditioned upon the terms as the Delaware Chancery Court deems just.

Dissenter’s rights under California law

Your dissent of the merger will be governed by specific legal provisions contained in Chapter 13 of the CGCL. The following summary of the provisions of Chapter 13 of the CGCL is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Chapter 13 of the CGCL, a copy of which is attached as Appendix D to this proxy statement and is incorporated herein by reference.

You must follow the required procedures set forth in Chapter 13 of the CGCL exactly or any dissenter’s rights may be lost.

Under Chapter 13 of the CGCL, if the merger is consummated, and you properly exercise your dissenter’s rights, your shares of our common stock will not be converted into the right to receive merger consideration of $12 per share, but instead, your shares will be converted into the right to receive in cash the fair value of these shares determined as of May 1, 2003, the day before the announcement of the terms of the merger and excluding any appreciation or depreciation in consequence of the merger. For shares of our common stock to qualify as dissenting shares, you are required to comply with certain requirements as described below.

General requirements.    If you wish to exercise the right to dissent from the merger under Chapter 13 of the CGCL, each of the following conditions must be satisfied:

•	Refrain from voting for the merger. You must not vote in favor of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, if you vote by proxy and wish to exercise appraisal rights, you must vote against the merger agreement or abstain from voting on the merger agreement.

•	Notice and declaration of fair value. If the merger agreement is approved by a sufficient number of votes, in person or by proxy, of the our stockholders, we will, within 10 days after such approval, mail to any IGN stockholder who may have a right to require us to purchase such stockholder’s shares of our common stock for fair value under Chapter 13 of the CGCL, or the Dissenting Shareholders, a notice that the required stockholder approval of the merger agreement was obtained, accompanied by a copy of Chapter 13 of the CGCL. The notice of approval will set forth the price that we have determined represents the fair value of any dissenting shares (which shall constitute our offer to purchase such dissenting shares at such stated price) and will set forth a brief description of the procedures to be followed by the Dissenting Shareholders who wish to exercise their dissenters’ rights.

•	Written demand of appraisal. Within 30 days after the date on which the notice of approval was mailed, you are required to make a written demand to IGN to purchase your dissenting shares for a cash payment of their fair value. Your written demand is required by law to contain a statement concerning the number of shares of our common stock you hold and the amount that you claim to be the fair value of these shares as of May 1, 2003. Your statement of fair value in your written demand will constitute your offer to sell these shares at the price identified in your demand. Such demand must be addressed to IGN Entertainment, Inc., 3240 Bayshore Boulevard, Brisbane, California 94005, Attention: Mark A. Jung with a copy to Fenwick & West LLP, 275 Battery Street, 15th Floor, San Francisco, California 94111, attention: Kathleen Kehoe Greeson, Esq. You may not withdraw your stockholder dissent or demand for payment unless we consent to such withdrawal.

•	Surrender of stock certificate(s). Within 30 days after the notice of approval was mailed, you also must submit the certificates representing your dissenting shares to IGN in the care of Kathleen Kehoe Greeson, Esq., Fenwick & West LLP, 275 Battery Street, 15th Floor, San Francisco, California 94111. The certificates representing your dissenting shares will be stamped or endorsed with a statement that the shares are dissenting shares of our common stock. If the price contained in the notice of approval is acceptable to you, you may demand that price. This would constitute an acceptance of our offer to purchase your stock at the price stated in the notice of approval.

If IGN and you agree upon the price to be paid for the dissenting shares, upon your surrender of the certificates representing your dissenting shares, that price (together with interest thereon at the legal rate on judgments from the date of the agreement between IGN and you) is required by law to be paid to you within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the merger are satisfied, whichever is later, subject to your surrender of stock certificates representing your dissenting shares.

If IGN and you disagree as to the price for your dissenting shares or disagree as to whether these shares are entitled to be classified as dissenting shares, you may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determination or, alternatively, you may intervene in any pending action brought by another Dissenting Shareholder. Costs of such an action (including compensation of appraisers) are required to be assessed as the court considers equitable but must be assessed against us if the appraised value determined by the court exceeds the price we offered.

The court action to determine the fair value of your dissenting shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the our stockholders in approving the merger. Furthermore, no IGN stockholder who is entitled to assert dissenters’ rights under Chapter 13 of the CGCL shall have any right to attack the validity of the merger, or to have the merger set aside or rescinded, except in an action to test whether the votes required to authorize or approve the merger have been legally and validly obtained in favor of the merger.

Your dissenting shares may lose their status and your right to demand payment will terminate, among other reasons, if:

•	the merger is abandoned;

•	you transfer your shares of our common stock before submitting them for endorsement;

•	IGN and you do not agree upon the status of the shares as dissenting shares or upon the price of such shares and you fail to file suit against IGN or intervene in a pending action within six months following the date on which the notice of approval was mailed to you; or

•	you withdraw your demand for the purchase of the dissenting shares of our common stock with our consent.

If you fail to comply strictly with these procedures you will lose your dissenters’ rights. Consequently, if you wish to exercise dissenters’ rights, we strongly urge you to consult a legal advisor.

INFORMATION ABOUT IGN

IGN’s business

IGN is an Internet media company that operates a network of web sites that comprise the Internet’s leading information and entertainment destination for teen and young adult gamers. Our web sites are primarily focused on editorial content, products and services relating to computer and video gaming and other forms of video and audio entertainment. As an Internet media company, our revenue is derived principally from:

•	advertising, marketing and commerce programs sold to companies that wish to reach our audience for branding, education and sales of their products and services;

•	subscription programs, IGN Insider and IGN Downloads, whereby paid subscribers have access to premium content and services on our web sites; and

•	our online game store where members of our audience can purchase computer and video game related merchandise as well as DVDs.

We provide our business customers with various advertising and marketing solutions, targeted communications to our audience and contextual integration of their products and services into our content. We serve our audience by providing both free and subscription based editorial content, including previews and reviews of the latest video games and accessories; an online community forum including message boards, classifieds and interactive games; an online store with access to purchase third party merchandise and other related services.

We organize our web sites around networks and channels that target different segments of the teen and young adult demographic. Currently, our networks are:

•	IGN Games, which contains separate channels for all the different gaming platforms, as well as separate channels for our online store, message boards, codes and guides; and

•	IGN Entertainment, which contains separate channels covering DVDs, male lifestyle, gear, movies, television, music, cars and science-fiction.

As of December 31, 2002, we had approximately 5.6 million registered users, the substantial majority of which we believe were male, located in the United States, and between 13 and 34 years old. By offering our business customers targeted access to a large audience with these attractive demographic characteristics, we seek to generate marketing and advertising revenue in a variety of forms. We offer our business customers a full spectrum of integrated marketing solutions and products include fixed placement and impression-based advertising and sponsorships, permission marketing, custom publishing, e-commerce, direct e-mail marketing and content licensing. In addition, we offer our customers opt-in registration, e-mail and newsletter programs to reach our audience directly. We also license our content and provide full-service hosting and editorial production.

Prior to 2002, in addition to our IGN networks, we operated several online networks, including ChickClick.com and HighSchoolAlumni.com; each of which targeted different demographics. In response to difficult market conditions, during 2001 we began to focus on our IGN networks and subsequently ceased operations of our ChickClick.com network in the fourth quarter of 2001 and sold our HighSchoolAlumni.com network in January 2002. For the year ended December 31, 2002, virtually all of our revenue was from our IGN networks.

Content

We believe that the large number of the users who visit our networks do so for the compelling content contained on the web sites that make up each network. This content is derived primarily from our in-house editorial staff and freelance writers. As of December 31, 2002, our editorial staff consisted of approximately 25 professional in-house writers and 20 freelance writers.

Our network of web sites can broadly be classified into video games and young adult lifestyle and entertainment. Our video games related web sites, which make up the majority of our content, offer previews, reviews, interviews, screen shots, movie samples, codes, and guides for games across all platforms including PlayStation2, XBox, Game Boy Advance and GameCube. Within our entertainment related web sites, we provide content on electronic accessories, movies, television, books, science fiction, music and cars. We also provide our users with engaging services such as e-mail, discussion boards, contests and promotions, and search capabilities.

Revenue sources

Our business model provides our business customers with a wide range of advertising and marketing programs to reach our audience. These programs include fixed placement and impression-based advertisements, sponsorships, fixed slotting fees, variable lead generation, content licenses, commerce partnerships as well as a variety of other marketing programs.

We also derive revenue from subscription fees we charge for access to our premium content and services. Additionally, as part of our partnership with a third party fulfillment vendor, we receive a percentage of items sold through our online store.

No customer accounted for 10% of our 2002, 2001 or 2000 revenues. Virtually all of our 2002, 2001 and 2000 revenue was derived from sources within in the United States.

Advertising and marketing programs.    Since our inception we have focused in part on generating a majority of our advertising revenue from sponsors and merchants seeking an integrated and cost-effective means to reach the teen and young adult demographic via the Internet. We derive a significant portion of our advertising revenue from fixed placement and impression-based advertisements that are displayed on pages throughout our networks. From each of these, viewers can hyperlink directly to the advertiser’s own web site or to custom mini-sites within our networks, thus providing the advertiser the opportunity to interact directly with a potential customer. Under these contracts, we sell time-based fixed placements or we guarantee advertisers a minimum number of impressions for which we receive a fixed fee. We believe that we are a leader in offering new and evolving web-based advertising units and programs, which helps our customers to achieve higher awareness and recognition with our audience.

Our sponsorship arrangements are designed to achieve broad marketing objectives such as brand promotion, brand awareness, product introductions and online research. To help sponsors achieve these goals, we develop individually tailored sponsorship programs that may include any combination of fixed placement or impression based advertisements, promotions, contests, sponsorships of specific categories and direct merchandise slotting opportunities. We also develop content to support the marketing initiatives of advertisers. In addition, sponsors may communicate with their customers on our message boards and through chats, and may gain insights into their customers’ preferences and buying habits through polls and special events. Sponsorships allow us to cater to the specific goals of advertisers in the areas of impressions, product research, market research, new product launches, list development, product information, repositioning, new account openings, lead generation and transactions. Our sponsorship agreements generally have terms of up to one year with revenue based upon contract duration.

Subscriptions.    In the second quarter of 2001, we began offering subscriptions for premium content and services. For the years ended December 31, 2002 and 2001, approximately 15% and 5% of our revenue was from subscriptions. Because cash is received upfront and subscription revenue is amortized over the subscription period (generally one month to one year), we had $715,000 and $703,000 of unrecognized deferred subscription revenue on our balance sheets as of December 31, 2002 and 2001, respectively. At December 31, 2002, we had over 73,000 subscribers, or approximately 1.3% of our registered users. In June 2003, we introduced an additional subscription service for privileged access to our IGN Downloads channel. We do not anticipate significant subscription revenues from this service and we expect that most of IGN Downloads subscribers will have already subscribed to our IGN Insider program and, therefore the aggregate number of our subscribers is not expected to increase significantly as a result of the introduction of this service.

Sales

As of December 31, 2002, we had a direct sales organization of 12 sales professionals. Our sales teams consult regularly with advertisers and agencies on design and placement of advertisements, sponsorships and promotions across our networks. We also have several sales professionals who concentrate primarily on strategic sponsorships and promotions, seeking to establish relationships with senior level executives and to develop larger partnership packages linking our users with the partner’s brand. In addition, several individuals in our product marketing group work directly with advertisers who wish to develop user opt-in registration or call- to-action programs on a fee-per-user or per-action generated basis.

At December 31, 2002, we also had 11 sales support and advertising operations staff who provide advertisers with information and expertise intended to help them market their products and services more effectively to teens and young adults. We currently have sales offices in New York City, Brisbane and Los Angeles.

Marketing

During the first half of 2000, to increase awareness of our various network brands, we targeted potential advertising customers in a variety of online and offline media, including newspapers, print magazines, outdoor locations such as commuter rail lines and bus tails, and online sites. During the second half of 2000 through 2001 we implemented cost reduction programs to reduce our operating losses and eliminated most of our marketing initiatives. Despite the decreased initiatives, page views on our networks continue to be significant, which we believe is due to the viral nature of our audience and the expanding gaming market.

We engage in media and public relations campaigns on an ongoing basis with business and financial contacts and key industry analysts. Our public relations efforts are a key component of our overall marketing and brand awareness strategy. We plan to continue to develop a media outreach program based on market research that we organize and conduct with third parties. We also manage tradeshow attendance and public relations activities targeted to the consumer press to encourage publicity on new channels, services and partners. The primary purpose of our public relations activities is to increase our share of our target audience and increase overall visibility of our networks to customers and potential customers.

In addition, as of December 31, 2002, we had 11 employees in investor and public relations, creative services and product management.

Technology

Our web site hosting infrastructure is co-located at our headquarters in Brisbane and at Cable & Wireless Internet Data Center in Santa Clara, California. Cable & Wireless is responsible for providing us with a high-speed, scalable, fault-tolerant Internet connection, clean power and physical security. Packaged software enables full text search, bulk e-mail delivery, web serving and traffic analysis. We developed our membership, personalization, advertising delivery and community software using standard application servers and Oracle database systems. Our advertising selection and management system is DoubleClick’s NetGravity software. We have developed traffic analysis software to compute industry-standard and advanced metrics.

Our editorial infrastructure is located at our headquarters in Brisbane and at Cable & Wireless. We internally developed our editorial, publishing and certain user services software. We believe this software gives us a strategic advantage in allowing a rapid and standardized approach to collecting, storing, and using a variety of content and services from a variety of sources. We may also quickly reconfigure page layout to reflect editorial and advertising standards, and changing preferences across our networks. We believe our hosting and editorial networks are fault-tolerant, scalable and economical.

Our significant non-derivable data is presently split between a storage array at our headquarters in Brisbane and a storage array at Cable & Wireless, or in backup data stored off-site.

Competition

The demand for Internet advertising revenue has decreased significantly over the past several years. Moreover, the market for Internet users and online advertisers is highly fragmented, rapidly changing and characterized by thousands of competitors. With no substantial barriers to entry, we believe that the number of Internet companies competing for web-based advertising revenue will increase greatly in the future. We also provide certain of our content and services to our customers on a subscription fee basis while many of our competitors offer similar content and services at a lesser fee or free of charge. Companies or sites that are primarily focused on targeting teens and young adult gamers include CNET, Yahoo!, AOL, eUniverse and UGO Networks. In addition to these direct competitors, we will likely face competition in the future from:

•	game and entertainment producers, wholesalers and retailers;

•	developers of web directories;

•	search engine providers;

•	content sites;

•	commercial online services;

•	sites maintained by Internet service providers; and

•	other entities that establish a community on the Internet by developing their own competing content or purchasing one of our competitors.

We also could face competition in the future from traditional media companies, a number of which, including Time Warner, CBS and NBC, have combined with, made acquisitions of, or made investments in significant Internet companies. Finally, we compete for advertisers and advertising revenue with traditional forms of media, such as television, newspapers, magazines and radio.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than we do. These competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies, can offer content and services similar to ours at a lesser or no charge to users, and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. Further, these competitors may develop communities that are larger or more desirable than ours or that achieve greater market acceptance than ours. In addition, many of our current advertising customers and strategic partners also have established collaborative relationships with certain of our competitors or potential competitors and other frequently visited web sites. Accordingly, we cannot assure you that:

•	we will be able to sustain or grow our traffic levels, retain our advertising customers or increase the number of, or revenue from, advertising customers;

•	competitors will not experience greater growth in traffic as a result of strategic collaborative relationships that make their web sites more attractive to advertisers;

•	we can grow or sustain the number of our subscribers; or

•	our strategic partners will not sever or will renew their agreements with us.

We believe that the primary competitive factors in attracting and retaining users are:

•	quality of content and services;

•	brand recognition;

•	user affinity and loyalty;

•	demographic focus;

•	variety of value-added services;

•	proper pricing and value proposition of subscriptions; and

•	critical mass of our audience and subscribers.

We believe that the principal competitive factors in attracting and retaining online advertisers are:

•	the amount of traffic on a web site;

•	the size of our paid subscriber base;

•	brand recognition;

•	the demographic characteristics of a site’s users;

•	the ability to offer targeted audiences;

•	the duration of user visits;

•	cost-effectiveness; and

•	a variety of advertising and marketing programs from which our advertisers may choose.

We cannot assure you that we will be able to compete successfully against our current or future competitors. Competitive pressures faced by us may have a material adverse effect on our business, our financial condition and the results of our operations.

Proprietary Rights and Licensing

We regard our copyrights, trademarks, service marks, trade secrets, technology and other intellectual property rights as important to our success. In particular, we rely upon our domain names and trademarks to increase brand awareness among our users and advertisers. We currently have registered approximately 110 domain names, including all names currently in use across our networks. Our trademarks will remain in effect indefinitely, but only to the extent that we continue to use them in commerce. We have not applied for the registration of all of our trademarks and service marks and may not be successful in obtaining the trademarks and service marks that we have applied for.

To protect our intellectual property rights, we rely on a combination of copyright and trademark laws, trade secret protection, and confidentiality agreements with employees and third parties and protective contractual provisions. Prior to entering into discussions with potential content providers and affiliates regarding our business and technologies, we generally require that they enter into nondisclosure agreements with us. If these discussions result in a license or other business relationship, we also generally require that the agreement setting forth each party’s rights and obligations include provisions for the protection of our intellectual property rights. Licensees of these rights may take or fail to take actions that would diminish the value of our rights or reputation.

Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. We do not currently have any patents or patent applications pending in any foreign country. In addition, others may be able independently to develop substantially equivalent intellectual property. If we do not protect our intellectual property effectively, our business could suffer.

Employees

As of December 31, 2002, we had a total of 84 full-time employees, including 29 in sales and marketing, 11 in engineering and development, 34 in production and content and 10 in finance and administration. Average 2002 headcount by department was 23 in sales and marketing, 10 in engineering, 28 in production and content and 11 in general and administrative.

Other than as described in our Proxy Statement for our May 2003 Annual Meeting of Stockholders, none of these individuals is bound by an employment agreement. None of our employees is represented by a labor union or collective bargaining agreement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Properties

Our principal editorial, sales, marketing, development and administrative offices presently occupy approximately 18,550 square feet in Brisbane, California, under a lease that expires in February 2004. We believe that this one building will be adequate for our needs in the foreseeable future. We also lease sales and support offices in New York and Los Angeles.

In addition to the properties mentioned above, we are under lease obligations for abandoned facilities in New York and Connecticut. The obligations for these leases have been accounted for under SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

Legal proceedings

We are not a party to any material legal proceedings.

Market for Registrant’s common equity and related stockholder matters

Price range of our common stock

Our common stock is traded on the NASDAQ SmallCap market under the symbol “IGNX”; from July 25, 2001 through May 10, 2002, it had traded under the symbol “SNOW”. From March 20, 2000 to July 24, 2001, our common stock was traded on the NASDAQ National Market under “SNOW”. Prior to March 20, 2000, there was no public market for our common stock. Our stock was moved from the NASDAQ National Market to the SmallCap Market due to our failure to maintain NASDAQ National Market minimum listing criteria. The following table sets forth, for the periods indicated, the high and low sales prices per share of the common stock as reported on the NASDAQ National Market and NASDAQ SmallCap Market during the applicable periods, as adjusted for our one-for-three and one-for-six reverse stock splits, which were effective March 6, 2001 and September 24, 2001, respectively:

	High	Low
Fiscal Year Ending December 31, 2003
First Quarter	$8.03	$4.62
Second Quarter (through May 29, 2003)	12.08	7.00

Fiscal Year Ending December 31, 2002
First Quarter	$9.00	$3.34
Second Quarter	12.52	6.00
Third Quarter	8.10	4.50
Fourth Quarter	6.43	3.00

Fiscal Year Ending December 31, 2001
First Quarter	$20.25	$1.69
Second Quarter	5.04	1.12
Third Quarter	3.00	1.08
Fourth Quarter	5.00	0.85

On             , 2003, the closing price of our common stock was $             per share. As of this date, there were approximately             holders of record of our common stock. This number does not include the number of persons whose stock is held in nominee, or “street name,” accounts through brokers.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future.

Selected financial data

The tables that follow present portions of our financial statements and are not complete. You should read the following selected financial data in conjunction with our financial statements and related notes thereto and with “Management’s discussion and analysis of financial condition and results of operations” on page 76. The statements of operations data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 and the balance sheet data as of December 31, 2002, 2001, 2000, 1999 and 1998 are derived from our financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this filing. The statement of operations data for the three months ended March 31, 2003 and 2002 and the balance sheet data as of March 31, 2003 and 2002 are derived from our unaudited financial statements that are included elsewhere in this filing. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. For further information about our historical results, see “Management’s discussion and analysis of financial condition and results of operations” beginning on page 76.

The following consolidated statement of operations data for each of the five years ended December 31, 2002, and the consolidated balance sheet data as of the years then ended are derived from our audited consolidated financial statements and those of our predecessor division of Imagine Media. From our inception as a division of Imagine Media in January 1997 through our incorporation on January 6, 1999, our financial statement information is presented on a carved-out basis derived from the historical books and records of Imagine Media. Imagine Media’s corporate accounting systems were not designed to track cash receipts and payments and liabilities on a division-specific basis. For 1998 and for the period from January 1, 1999 through our date of incorporation on January 6, 1999, our financial statements include all revenue and expenses directly attributable to IGN, including an allocation of the costs of facilities, salaries, and employee benefits based on relative headcount. Additionally, incremental administrative, finance and management costs have been allocated to IGN. All of the allocations reflected in the 1998 and 1999 statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if IGN had operated on a stand-alone basis.

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except per share data)
Consolidated statement of operations
Revenue	$3,354	$2,321	$11,350	$9,687	$21,242	$6,674	$3,256
Cost of revenue	277	402	1,348	2,961	11,852	4,316	1,322

Gross profit	3,077	1,919	10,002	6,726	9,390	2,358	1,934
Operating expenses:
Production and content	781	1,061	3,704	7,027	11,842	6,610	1,599
Engineering and development	642	1,303	3,330	6,407	9,454	5,084	329
Sales and marketing	1,637	1,363	5,741	10,122	38,378	20,393	2,592
General and administrative	584	555	2,136	4,245	5,971	3,486	1,074
Stock-based compensation	—	41	182	2,003	6,139	1,521	—
Amortization of goodwill and intangible assets	—	—	—	3,692	4,001	471	—
Restructuring and asset impairment charges	—	5,032	7,356	4,171	—	—	—
Gain on sale of assets	—	(1,114)	(1,114)	—	—	—	—

Total operating expenses	3,644	8,241	21,335	37,667	75,785	37,565	5,594
Loss from operations	(567)	(6,322)	(11,333)	(30,941)	(66,395)	(35,207)	(3,660)
Interest and other income, net	5	29	69	589	1,591	385	—

Net loss	$(562)	$(6,293)	$(11,264)	$(30,352)	$(64,804)	$(34,822)	$(3,660)

Basic and diluted net loss per share	$(0.26)	$(3.58)	$(5.74)	$(16.21)	$(44.36)	$(3,482.20)

Shares used in per share Calculation	2,191	1,760	1,962	1,873	1,461	10

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands)
Consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$3,500	$5,654	$3,407	$8,285	$26,479	$29,090	$—
Restricted cash	794	781	781	2,296	5,111	4,399	—
Working capital	2,058	3,206	2,714	3,530	20,779	23,864	669
Total assets	10,114	12,142	10,598	21,314	54,840	46,718	1,161
Long-term liabilities, less current portion	1,600	377	1,714	637	1,569	2,036	—
Stockholders’ equity	4,290	7,548	4,731	13,752	42,301	34,661	762

Comparative per share data

The following table sets forth certain historical per share data for IGN. Basic and diluted earnings per common share and book value per share is presented for the three months ended March 31, 2003 and for each of the years ended December 31, 2002 and 2001.

	Three Months Ended March 31, 2003	Year Ended December 31,
		2002	2001
Basic and diluted net loss per share	$(0.26)	$(5.74)	$(16.21)

Book value per share	$1.96	$2.41	$7.34

Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders’ equity by the diluted weighted average number of shares of common stock outstanding. SEC rules require that we disclose this information.

Our financial results for each of our last two fiscal years and for the three months ended March 31, 2003 cannot be reflected in a ratio of earnings to fixed charges, because we have generated only operating losses for each such period and have had no fixed charges. For the same reason, we have no deficiency to disclose for our last two fiscal years and for the three months ended March 31, 2003.

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this proxy statement.

Overview

Our business model, focus and sources of revenue have significantly changed since our inception. Our response to the difficult market conditions of 2001 was to focus on our core strengths and eliminate certain of our operations. Commencing in the fourth quarter of 2001, we focused our business on our IGN.com entertainment and gaming network and from the second quarter of 2002, virtually all of our revenue has been derived from IGN-related advertising sales and subscriptions. We have diversified our revenue by adding new product lines, including subscription-based access models and an online game store. We have significantly reduced operating costs, mainly by reducing headcount, renegotiating our facilities leases, decreasing marketing efforts and reducing the number of our affiliates. However, we still have not achieved profitability on an annual basis.

Our operating activities to date have been focused on enhancing the quality of our content and services; expanding our audience and the usage of our services; establishing relationships with users and the companies who want to reach this large web-centric audience; building sales momentum and marketing our networks and IGN brands; developing our computer software and hardware infrastructure; and growing our subscriber base.

Due in part to the financial difficulties experienced by Internet and Internet-related companies and reductions in advertising budgets of many companies that advertise on the Internet, we cannot assure you that our revenue will grow or that we will ever achieve or maintain profitability. Further, our experience is that trends in advertising spending are often unpredictable and subject to seasonality. We anticipate that unpredictability in advertising spending and weakness in advertising demand will continue until overall business conditions improve and advertising expenditures rebound. Accordingly, we anticipate that we will incur additional operating losses on a quarterly or annual basis.

Recent events

On May 2, 2003, we entered into the merger agreement with GHP Acquisition Corp. Pursuant to this agreement and subject to the terms and conditions set forth therein, GHP Acquisition Corp. will be merged with and into IGN, with IGN as the surviving entity.

Critical accounting policies

The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent liabilities. On an on-going basis, we evaluate estimates, including those related to revenue recognition, bad debts, goodwill and restructuring. Estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue recognition.    Our revenue is principally generated from short-term contracts for various sizes and types of time-based fixed placement and impression-based advertisements. In accordance with GAAP, the recognition of these revenues is partly based on our assessment of the probability of collection of the resulting accounts receivable balance. As a result, the timing or amount of revenue recognition may have been different if different assessments of the probability of collection of accounts receivable had been made at the time the transactions were recorded in revenue.

Collectibility of accounts receivable.    Our management must make estimates of the collectibility of our accounts receivable, both for purposes of determining whether revenue may be recognized on a given arrangement, and to determine the adequacy of our allowance for doubtful accounts. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating whether to recognize revenue on a given arrangement and when evaluating the adequacy of the allowance for doubtful accounts. The use of different estimates or assumptions could produce different decisions regarding revenue recognition and allowance balances. If our estimates of collectibility are inaccurate or if the financial condition of our customers were to deteriorate, subsequent to the date of our arrangements with them, this could result in an impairment of their ability to make payments and we may be required to make additional allowances.

Valuation of goodwill.    We assess the impairment of goodwill assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

•	significant negative industry or economic trends.

When we determine that the carrying value of goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. Significant judgment is involved in both the estimation of future cash flows, as well as the discount rate used in the analysis.

Recent accounting pronouncements

In June 2002, FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 addresses the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities. The scope of SFAS No. 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 will be effective for financial statements issued for fiscal years beginning after December 31, 2002, with earlier application encouraged. Our management has elected early adoption of the standard which has not had a material effect on operations.

In November 2002, FASB issued FASB Interpretation (FIN) No. 45, “Guarantor’s Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others.” FIN No. 45 clarifies the guarantor’s requirements relating to the guarantor ‘s accounting for, and disclosure of, the issuance of certain types of guarantees and requires the guarantor to recognize at the inception of a guarantee in a liability for the fair value of the guarantee obligation. FIN No. 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The provisions for the initial recognition and measurement of guarantees are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. We have adopted the disclosure requirements for the financial statements included in this form 10-Q. The accounting profession and regulatory agencies continue to discuss various provisions of this pronouncement with the objective of providing additional guidance on its application. These discussions and the issuance of any new interpretations, once finalized, could lead to an unanticipated impact on our future financial results. Therefore, although we do not believe these provisions will have a material effect on our operating results or financial position, we will continue to evaluate any new authoritative guidance that is issued relating to FIN No. 45.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment to FASB Statement No. 123, Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The additional disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. We have included its disclosure under SFAS No. 148 is included in Note 7. We have elected to continue to follow the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to account for employee stock options.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provision of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not expect the adoption of FIN No. 46 will have a material effect on operation results or financial condition.

Results of operations for years ended December 31, 2002, 2001 and 2000

	2002	2001	2000
	(in thousands)
Revenue	$11,350	$9,687	$21,242

Our total 2002 revenue was $11,350,000, an increase of $1,663,000, or 17% from 2001. Increased product demand contributed primarily to an increase in IGN.com related advertising and marketing revenue of $2,259,000 and an increase in IGN Insider subscription revenue of $1,407,000 due to a larger subscriber base. Our 2002 revenue also included $55,000 in e-commerce revenues from our online store, which we introduced in July 2002. These increases were partially offset by a $2,058,000 loss of revenues from our ChickClick.com and HighSchoolAlumni.com networks, which were sold or abandoned by January 2002.

Our total 2001 revenue was $9,687,000, a decrease of $11,555,000, or 54%, from 2000. The decline in 2001 revenue from 2000 was largely due to an industry-wide weakness in the online advertising market and the associated decrease in marketing and advertising spending by this market segment. Many of our 2000 customers did not continue or renew their advertising and marketing programs with us in 2001. Specifically, a large portion of our 2000 revenue was from “dot.coms”, who significantly reduced their online advertising spending in 2001 or were no longer in business. Our subscription model was not implemented until 2001.

	2002	2001	2000
	(in thousands)
Cost of Revenue	$1,348	$2,961	$11,852

Percentage of revenue	12%	31%	56%

Cost of revenue consists primarily of expenses related to hosting fees associated with operating our web sites, costs of third-party fulfillment technologies, amounts owed to our affiliates for advertising and marketing placed on their web sites and costs of content and community tools.

During the fourth quarter of 2000, to better reflect the affiliates’ relative size and importance to our business in view of the cost/benefit of the relationships, we began to renegotiate, terminate or let expire many of our affiliate contracts and as of the second quarter of 2002 virtually all relationships had been terminated. Costs associated with our affiliates comprised 2%, 35% and 60% of our 2002, 2001 and 2000, total cost of revenue, respectively.

Cost of revenue was $1,348,000 in 2002, a decrease of $1,613,000, or 55%, from 2001. This decline was primarily attributable to a $1,024,000 decrease in cost associated with our affiliates and to a $349,000 decrease in bandwidth costs due to a more favorable hosting contract with our outside service provider. Cost of revenue in 2001 was $2,961,000, a decrease of $8,891,000, or 75%, from 2000. This decline was primarily attributable to a $6,399,000 decrease in cost associated with our affiliates and to a $1,047,000 decrease in content and community tools as we ceased services and relied less on third-party content.

Operating expenses

We categorize operating expenses into production and content, engineering and development, sales and marketing, general and administrative, stock-based compensation, amortization of goodwill, restructuring and impairment charges and gain on sale of assets. Total operating expenses for 2002 were $21,335,000, a decrease of $16,332,000 or 43% from 2001. Total 2001 operating expenses were $37,667,000, a decrease of $38,118,000, or 50% from 2000. In both comparative periods, the decline in operating expenses was primarily a result of our headcount reductions and expense control efforts including the restructuring of our facility leases and reduction in advertising spending.

	2002	2001	2000
	(in thousands)
Production and Content	$3,704	$7,027	$11,842

Percentage of revenue	33%	73%	56%

Production and content expenses consist primarily of payroll and related expenses for editorial, artistic and production staff; payments to freelance writers and artists; telecommunications and computer-related expenses for the creation of content for our web sites; and corporate overhead cost allocations.

Production and content expenses were $3,704,000 in 2002, a decrease of $3,323,000, or 47%, from 2001. Production and content expenses were $7,027,000 in 2001, a decrease of $4,815,000, or 41%, from 2000. These decreases were due primarily to the reduction of our editorial, artistic and production staff and efforts to reduce usage of freelance writers, artists and computer-related expenses for the creation of content of our web sites. Production and content expenses also decreased in both comparative periods as a result of the restructuring of our facility leases. These reductions came as a response to lower revenue levels; specifically, we eliminated certain channels within our networks and in the fourth quarter of 2001 we curtailed operations of our HighSchoolAlumni.com and our ChickClick.com networks. Virtually all of our 2002 production and content expense related to our IGN.com network.

	2002	2001	2000
	(in thousands)
Engineering and Development	$3,330	$6,407	$9,454

Percentage of revenue	29%	66%	45%

Engineering and development expenses consist primarily of personnel and related costs; consultant and outside contractor costs; software and hardware maintenance; depreciation costs for our development and programming efforts, including internal information services costs; and corporate overhead cost allocations. To date, all engineering and development expenses have been expensed as incurred.

Engineering and development expenses were $3,330,000 in 2002, a decrease of $3,077,000, or 48%, from 2001. Engineering and development expenses were $6,407,000, a decrease of $3,047,000, or 32%, from 2000. In both comparative periods, the decreases were due primarily to decreased depreciation as certain equipment became fully depreciated, the reduction of engineering staff and reduced or discontinued equipment support and maintenance agreements.

	2002	2001	2000
	(in thousands)
Sales and Marketing	$5,741	$10,122	$38,378

Percentage of revenue	51%	104%	181%

Sales and marketing expenses consist primarily of personnel and related costs for our direct sales force; product management and advertising operations support personnel; marketing staff; and corporate overhead cost allocations. In addition, these expenses include the costs of tradeshows and marketing activities.

Sales and marketing expenses were $5,741,000 in 2002, a decrease of $4,381,000, or 43%, from 2001. This decrease was primarily due to our reduction of sales and marketing staff.

Sales and marketing expenses were $10,122,000 in 2001, a decrease of $28,256,000, or 74% from 2000. This decrease was due primarily to our reduction of marketing initiatives and sales and marketing staff. Specifically, during early 2000, we conducted a national television, radio and outside media campaign to increase awareness of IGN among our target audience and our prospective customers. During the second half of 2000, as part of our overall cost control efforts, we eliminated virtually all advertising and marketing initiatives.

	2002	2001	2000
	(in thousands)
General and Administrative	$2,136	$4,245	$5,971

Percentage of revenue	19%	44%	28%

General and administrative expenses consist primarily of personnel and related costs for corporate functions including accounting and finance, human resources, facilities and legal as well as corporate overhead costs allocations.

General and administrative expenses were $2,136,000 in 2002, a decrease of $2,109,000, or 50%, from 2001. This decrease was primarily due to a reduction in finance and human resources staff, decreased finance and human resources consulting services and decreased legal fees.

General and administrative services were $4,245,000 in 2001, a decrease of $1,726,000, or 29%, from 2000. This decrease was due largely to the general reduction in accounting and finance, human resources and other administrative staff in response to reductions in staff in other functional areas. Additionally, during the first quarter of 2000 we recorded an expense associated with a one-time, non-cash contribution of 5,556 shares of our common stock, with a fair value of $1,000,000, to a charitable foundation.

	2002	2001	2000
	(in thousands)
Stock-based Compensation	$182	$2,003	$6,139

Percentage of revenue	2%	21%	29%

In July 2002, Richard Boyce resigned as president of IGN and joined our board of directors. Our board approved an extension of the exercise period for Mr. Boyce’s then vested options through his tenure as a director. A one-time stock-based compensation charge of $141,000 was recorded in the third quarter of 2002 for the difference between the exercise price of the vested options and the fair market value of the stock on the date of the extension. In the first quarter of 2002, we recorded stock-based compensation expense of $41,000 primarily due to employees who had certain portions of their stock option vesting accelerated as part of their termination packages.

Prior to 2002, stock-based compensation expense mainly represented the amortized aggregate difference between the exercise price of stock options granted prior to becoming a public market company, and the deemed fair market value of the underlying stock as of the original grant date. We initially recorded this aggregate difference as deferred stock-based compensation on the balance sheet and amortized the difference over the life of the respective options using a graded amortization method; any unamortized portion was reversed upon an option’s cancellation. As of December 31, 2001, we had fully expensed any deferred stock-based compensation recorded with respect to these types of transactions.

Certain option awards granted in the past are accounted for as variable awards and, accordingly, may result in stock-based compensation charges in future periods, if our stock price exceeds the exercise price of these awards.

	2002	2001	2000
	(in thousands)
Amortization of Goodwill	$—	$3,692	$4,001

Percentage of revenue	0%	38%	19%

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which became effective January 1, 2002, requiring the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under this nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. We adopted this accounting standard as of January 1, 2002. No impairment charges were recorded during 2002; however, future impairment reviews may result in periodic write-downs. As of December 31, 2002, the balance of our goodwill was $1,949,000.

	2002	2001	2000
	(in thousands)
Restructuring and Asset Impairment Charges	$7,356	$4,171	$—

Percentage of revenue	65%	43%	—

During 2001, our board approved and we implemented a restructuring program driven by the decline in revenue from 2000 levels and correspondingly, our need to improve our cost structure by consolidating excess facilities, decreasing headcount and exiting our non-IGN.com networks.

We recorded 2002 restructuring charges of $7,356,000 which consisted of $7,283,000 in facility-related charges and $73,000 in severance-related charges. In 2001, we recorded restructuring charges of $4,171,000 which consisted of $1,771,000 in facility-related charges, $728,000 in severance-related charges and $1,672,000 in other asset impairment charges.

Facilities.    Facility-related charges of $7,283,000 in 2002 were attributable to the abandonment and buyout of our excess Brisbane headquarters facility lease and the abandonment and subletting of our New York and Connecticut sales facilities. In the first quarter of 2002, we amended the lease for our Brisbane headquarters where we reduced our leased square footage and reduced the term of our lease commitment. In connection with this amendment, we recorded a facility-related restructuring charge of $4,959,000 which consisted of a lease buyout charge and the write-off of certain leasehold improvements. In the third quarter of 2002, we recorded facility-related restructuring charges of $2,324,000 representing the abandonment of our excess New York and Connecticut facilities. This facility-related charge consisted of the write-off of certain leasehold improvements with the majority being attributable to the remaining rent obligations offset by estimated sublease income. The estimated costs of abandoning these leased facilities, including estimated sublease income, were based primarily on market information. As of December 31, 2002, we had an accrued restructuring liability of $1,551,000 which represents the discounted difference between approximately $5,400,000 in remaining rental obligations offset by approximately $3,700,000 in estimated sublease income. Actual future cash requirements could differ materially from the accrual at December 31, 2002, particularly if actual sublease income is significantly different from the current estimate. As of December 31, 2002, the remaining facility-related liability is expected to be paid-off by 2010.

Our facility-related restructuring charges of $1,771,000 in 2001 were attributable to the abandonment of some excess facility capacity under our Brisbane headquarters lease consisting primarily of rent obligations associated with this excess facility capacity.

Severance.    We implemented reductions in workforce in 2002 and 2001where under we recorded severance-related restructuring charges of $73,000 and $728,000 in 2002 and 2001, respectively. These reductions in workforce were in response to market conditions and affected approximately 130 employees across all of our functional areas. As of December 31, 2002, all severance-related restructuring charges had been paid.

Other impairment.    In 2001, we ceased operating certain of our websites. We had acquired the content of these websites through the acquisition of two companies. At the time we ceased operating these websites, we had assets of $1,672,000 representing unamortized goodwill that had been recorded as part of the purchase of these two companies. Because we did not expect future cash flows from these websites, the entire unamortized goodwill of $1,672,000 was expensed.

We may incur additional restructuring charges in the future in connection with our ongoing cost reduction efforts.

	2002	2001	2000
	(in thousands)
Gain on sale of assets	$1,114	$—	$—

Percentage of revenue	10%	0%	0%

On January 16, 2002 we completed the sale of our HighSchoolAlumni.com network to Reunion.com, a private company, for approximately $1,000,000 in cash. The gain on sale of assets represents cash received, plus the deferred revenue balance on the date of sale related to the unrecognized portion of subscription money received from our HighSchoolAlumni.com subscription program, less the net unamortized value of our 1999 acquisition of Ameritrack.

	2002	2001	2000
	(in thousands)
Interest and Other Income, net	$69	$589	$1,591

Percentage of revenue	1%	6%	7%

Interest and other income, net was $69,000 in 2002, a decrease of $520,000, or 88%, from 2001. Interest and other income, net was $589,000 in 2001, a decrease $1,002,000, or 63% from 2000. The decrease in both comparative periods was due primarily to our decreasing cash and cash equivalent position due to our operating losses as well as to decreasing interest rates.

Provision for income taxes

No provision for federal and state income taxes has been recorded because we have experienced net operating losses since inception. As of December 31, 2002, we had approximately $115,000,000 of federal net operating loss carryforwards, which expire in 2019 through 2022. Due to the uncertainty regarding the ultimate use of the net operating loss carryforwards, we have not recorded any benefit for losses, and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. Additionally, utilization of the net operating loss may be subject to annual limitation due to the ownership change limitation provided by the Internal Revenue Code and similar state provisions.

As of December 31, 2002, we had approximately $96,000,000 of state net operating loss carryforwards, which expire in 2009 through 2013.

Results of operations for the three months ended March 31, 2003 and 2002

	Three Months Ended March 31,
	2003	2002
	(in thousands)
Revenue	$3,354	$2,321

Revenue was $3,354,000 and $2,321,000 for the three months ended March 31, 2003 and 2002, respectively, an increase of 45%. IGN Insider subscription revenues grew $511,000 from three months ended March 31, 2002 to the three months ended March 31, 2003, due to a larger subscriber base and increased product demand resulted in an increase of $494,000 in advertising and marketing revenues. In addition, our first quarter of 2003 revenues included $28,000 in e-commerce revenues from our online store, which we introduced in July 2002.

We currently believe that full year 2003 revenues will increase over our full year 2002 revenues.

	Three Months Ended March 31,
	2003	2002
	(in thousands)
Cost of revenue	$277	$402

Percentage of revenue	8%	17%

Cost of revenue consists primarily of expenses related to hosting our web sites, costs of third-party fulfillment technologies, credit card processing fees and guaranteed payments or a portion of our revenue owed to affiliates for advertising and marketing placed on their web sites.

For the three months ended March 31, 2003 and 2002, cost of revenue was $277,000 and $402,000, respectively, which represents a decrease of 31%. Our decreased cost of revenue is primarily due to a $94,000 decrease in hosting costs under a more favorable hosting contract with our outside service provider and less reliance upon third-party content.

During the fourth quarter of 2000, in connection with our strategy to deemphasize our affiliate relationships and to manage our costs, we began to renegotiate, terminate or let expire many of our affiliate contracts and as of the second quarter of 2002, virtually all of these relationships had been terminated. Affiliate costs were less than 1% of cost of revenue for the three months ended March 31, 2003 as compared to 14% in the prior year’s comparative period.

Operating expenses

We categorize operating expenses into production and content, engineering and development, sales and marketing, general and administrative, stock-based compensation, restructuring and impairment charges and gain on sale of assets. Prior to 2002, we incurred expenses for amortization of goodwill; however, effective January 1, 2002, we adopted SFAS No. 142, which required the use of a nonamortization approach to account for purchased goodwill and certain intangibles. No goodwill amortization or impairment charges were recorded during the three months ended March 31, 2003 and 2002, respectively; however, future impairment reviews may result in periodic write-downs.

We currently believe that each of production and content, engineering and development, sales and marketing and general and administrative expenses will increase slightly for the full year 2003 as compared to 2002.

	Three Months Ended March 31,
	2003	2002
	(in thousands)
Production and content	$781	$1,061

Percentage of revenue	23%	46%

Production and content expenses consist primarily of personnel and related costs for editorial, artistic and production staff; payments to freelance writers and artists; telecommunications and computer related expenses for the creation of content for our web sites; and corporate overhead cost allocations. Production and content costs were $781,000 and $1,061,000 for the three months ended March 31, 2003 and 2002, respectively, which represents a decrease of 26%. The decrease was due primarily to the reduction of corporate overhead cost allocations and in particular rent expense, as we restructured and reduced our facilities.

	Three Months Ended March 31,
	2003	2002
	(in thousands)
Engineering and development	$643	$1,303

Percentage of revenue	19%	56%

Engineering and development expenses consist primarily of personnel and related costs; consultant and outside contractor costs; software and hardware maintenance; depreciation costs for our development and programming efforts, including internal information services costs; and corporate overhead cost allocations. To date, all engineering and development expenses have been expensed as incurred.

Engineering and development expenses were $643,000 and $1,303,000 for the three months ended March 31, 2003 and 2002, respectively, which represents a decrease of 51%. The decrease was due primarily to decreased depreciation expense as certain equipment became fully depreciated.

	Three Months Ended March 31,
	2003	2002
	(in thousands)
Sales and marketing	$1,637	$1,363

Percentage of revenue	49%	59%

Sales and marketing expenses consist primarily of personnel and related costs for our direct sales force; product management and advertising operations support personnel; marketing staff; and corporate overhead cost allocations. In addition, these expenses include costs of tradeshows and promotional activities.

Sales and marketing expenses were $1,637,000 and $1,363,000 for the three months ended March 31, 2003 and 2002, respectively, which represents an increase of 20%. The increase was due primarily to an increase in sales and marketing compensation expense as we increased staff and incurred more commissions due to higher revenue levels.

	Three Months Ended March 31,
	2003	2002
	(in thousands)
General and administrative	$584	$555

Percentage of revenue	17%	24%

General and administrative expenses consist primarily of personnel and related costs for our corporate functions including accounting and finance, human resources, facilities and legal as well as corporate overhead cost allocations.

General and administrative expenses were $584,000 and $555,000 for the three months ended March 31, 2003 and 2002, respectively, which represents an increase of 5%. The slight increase was largely due an increase in bad debt provision as a function of our increased accounts receivable at March 31, 2003 as compared to March 31, 2002.

	Three Months Ended March 31,
	2003	2002
	(in thousands)
Stock-based compensation	$—	$41

Percentage of revenue	0%	2%

In the first quarter of 2002, we recorded stock-based compensation expense of $41,000 primarily due to employees who had certain portions of their stock option vesting accelerated as part of their termination packages. No stock-based compensation was recorded in the first quarter of 2003.

	Three Months Ended March 31,
	2003	2002
	(in thousands)
Restructuring and asset impairment charges	$—	$5,032

Percentage of revenue	0%	217%

During 2001, we implemented a restructuring program to enhance the focus and cost effectiveness of our business. As part of this program we restructured certain of our facility leases, exited our non-IGN.com networks and enacted reductions in force.

In the first quarter of 2002, we recorded restructuring charges of $4,959,000 for facility exit costs related to the restructuring of our Brisbane headquarters lease and $73,000 related to employee separation costs. No restructuring charges were recorded in the first quarter of 2003.

We believe that additional restructuring charges may be incurred in the future in connection with ongoing cost reduction efforts.

	Three Months Ended March 31,
	2003	2002
	(in thousands)
Gain on sale of assets	$—	$(1,114)

Percentage of revenue	0%	-48%

On January 16, 2002 we completed the sale of our HighSchoolAlumni network to Reunion.com, a private company, for approximately $1,000,000 in cash. The gain on sale of assets represents cash received, plus the deferred revenue balance on the date of sale related to the unrecognized portion of subscription money received from our HighSchoolAlumni subscription program, less the net unamortized value of our 1999 acquisition of Ameritrack. No gain on sale of assets was recorded in the first quarter of 2003.

	Three Months Ended March 31,
	2003	2002
	(in thousands)
Interest and other income (expense), net	5	29

Percentage of revenue	0%	1%

Interest and other income, net was $5,000 and $29,000 for the three months ended March 31, 2003 and 2002, respectively, which represents a decrease of 83%. This decrease was due primarily to our decreasing cash and cash equivalent position as a result of our operating losses; including restructuring charges.

Liquidity and Capital Resources

	Three Months Ended March 31,
	2003	2002
	(in thousands)
Cash provided by (used in) operating activities	$248	$(3,529)
Cash (used in) provided by investing activities	(276)	2,489
Cash provided by (used in) financing activities	121	(1,591)

Cash provided by operating activities totaled $248,000 during the three months ended March 31, 2003 compared to a cash usage of $3,529,000 in the comparative 2002 period. This improvement resulted from the decrease in operating expenses, increased revenue and the resulting decrease in net loss for the three months ended March 31, 2003 compared to the three months ended March 31, 2002. Working capital at March 31, 2003 was $2,058,000. Cash and cash equivalents at March 31, 2003 was $3,500,000.

Net cash used in investment activities for the three months ended March 31, 2003 was $276,000 due primarily to the purchase of fixed assets. Net cash provided by investing activities for the three months ended March 31, 2002 of $2,489,000 was due primarily to a reduction of our facility letters of $1,584,000 and proceeds of $1,000,000 from the sale of our HighSchoolAlumni web site.

Net cash provided from financing activities for the three months ended March 31, 2003 was $121,000 consisting of $70,000 from the repayment of a loan to an officer and $51,000 of proceeds from issuance of common stock to employees. Net cash used in financing activities for the three months ended March 31, 2002 of $1,591,000 was due primarily to the pay off of our remaining equipment lease obligation of $1,613,000.

In December 2000, our board of directors authorized a stock repurchase program under which we are authorized to repurchase up to 277,778 shares of our common stock in the open market for cash. From the inception of this program through March 31, 2003, we repurchased 270,501 shares at an average purchase price of $4.35 per share; 1,190 of these shares were repurchased in the first quarter of 2002 with no shares repurchased since.

As of March 31, 2003, we had $794,000 remaining in letters of credit as security deposits associated with our headquarters facility in Brisbane, California and our excess New York facility. This amount represents a decrease from our original letters of credit for these facilities of $5,111,000. During 2001, letters of credit of $2,815,000 were released in connection with the return of two of our Brisbane buildings to our landlord. In the first quarter of 2002, $1,584,000 was forfeited to our landlord and $69,000 of new letters of credit were established under the terms of our March 2002 facility lease restructuring. In the first quarter of 2003, we increased our letters of credit by $13,000 in association with our January 2003 Brisbane facility lease amendment. Our letter of credit security deposits as of March 31, 2003 and December 31, 2002 have been classified as restricted cash on the accompanying condensed balance sheets. These letters of credit expire at various times through 2010.

In addition to our headquarters facility in Brisbane, California, we currently lease sales and support offices in Los Angeles and New York. In addition to our currently occupied facilities, we are under lease commitments for excess facilities in New York and Connecticut through October 2010 and June 2005, respectively. These excess facilities have been accounted for under our current restructuring program. With respect to our excess New York facility, in July 2002 we entered into a sublease agreement with a term through July 2004 and two twelve month options to renew thereafter.

The following table details our current lease commitments under non-cancelable operating leases that expire at various times through 2010 and future sublease income under non-cancelable sublease as of March 31, 2003 (in thousands):

	Occupied Facilities	Excess Facilities	Total
Nine Months Ended December 31, 2003	$438	$532	$970
Years Ended December 31,
2004	154	711	865
2005	58	683	741
2006	—	688	688
2007	—	688	688
2008	—	688	688
Thereafter	—	1,261	1,261

	650	5,251	5,901
Less: future sublease income		(740)	(740)

Minimum lease payments	$650	$4,511	$5,161

Since March 31, 2003, we have incurred significant expenses in connection with the negotiation and execution of the merger agreement. We expect that we will incur additional expenses in connection with the transactions contemplated by this agreement. In addition, if either party terminates this agreement, under certain circumstances further described in this agreement and under our risk factor on page 14 captioned “Our agreement to merge with GHP Acquisition Corp. may result in a large break-up fee payment to GHP Acquisition Corp. under certain circumstances,” we may be required to pay GHP Acquisition Corp. a fee of $1,200,000, plus its reasonable expenses incurred in connection with these transactions.

Our capital requirements depend on numerous factors, including market acceptance of our products and services, the resources we allocate to developing our networks, our marketing and selling capabilities and maintenance of our brands. Since our inception we experienced substantial expenditures as we grew our operations and personnel. Although we have significantly reduced our costs beginning in the second quarter of 2000, we have never achieved positive cash flows from operations on an annual basis.

We believe that our available cash, cash equivalents and short-term investments and cash flows from operations will be sufficient to meet our anticipated needs for working capital and capital expenditures at least until the end of our fiscal year 2003. To meet our longer term liquidity needs, we may need to raise additional funds, establish additional credit facilities, seek other financing arrangements or further reduce costs and expenses. Additional funding may not be available on favorable terms, on a timely basis or at all. See our risk factor entitled “We have negative cash flow and may not have sufficient cash to continue operations or, even if we can continue operations, to effectively manage our working capital requirements and fund our operations for the period required to achieve profitability” as set forth below.

General risk factors

In addition to the following description of the risks we face, please read the section entitled “Proposal One—Risk Factors” commencing on page 13.

Risks related to our business

Our current business model is unproven and may fail.

Our prospects and the merits of investing in our stock will be difficult for you to evaluate because we have restructured our business and implemented a new and unproven business model in 2002. As of the first quarter of 2002, we have sold or ceased operating all our destination web sites except our IGN network, and now focus our content and services almost exclusively on the interactive entertainment market, with a particular emphasis on video game-related information. If our business model proves to be unsuccessful, the trading price of our stock will fall and our business may fail. Accordingly, our prospects and the merits of investing in our stock must be considered in light of the risks, expenses and difficulties encountered by Internet-related companies who have restructured their business and adopted new business models. To effectively execute our current business model, we expect that in the future we will need to increase revenues, raise additional funds, establish additional credit facilities, seek other financing arrangements or further reduce costs and expenses. We may not increase revenues significantly in the future or additional funding may not be available on favorable terms, on a timely basis or at all.

We have a history of negative cash flow and may not have sufficient cash to continue operations or, even if we can continue operations, to effectively manage our working capital requirements and fund our operations for the period required to achieve profitability.

We do not know with certainty whether our cash reserves and any cash flows from operations or financing will be sufficient to fund our operations beyond 2003. The report of our independent auditor, Ernst & Young LLP, on our 2002 financial statements contained on our Form 10-K for the year ended December 31, 2002 contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. We have limited cash and credit available, and may be unable to on favorable terms raise additional financing or establish additional lines of credit to meet our anticipated and unanticipated working capital requirements. In the event we raise capital via equity financing, our existing stockholders could experience significant dilution. If adequate funds are not available to satisfy either short- or long-term capital requirements, we might be required to significantly limit our operations or delay or abandon some of our planned future expenditures, any of which actions could harm our business. Our future capital requirements depend upon many factors, including:

•	our ability to increase revenues;

•	the rate at which we expand or contract our sales and marketing operations;

•	the extent to which we expand or contract our content and service offerings;

•	the extent to which we develop and upgrade our technology and data network infrastructure;

•	the timing of, and extent to which we are faced with, unanticipated marketing or technological challenges or competitive pressures;

•	our ability to successfully transfer liability for or restructure long-term facility leases for facilities that exceed our present capacity needs;

•	the amount and timing of leasehold improvements and capital equipment purchases;

•	the response of competitors to our content and service offerings; and

•	the willingness of advertisers to become and remain our customers.

We have not achieved profitability and anticipate continued losses.

From our inception though the middle of 2000, we devoted substantially all our resources to rapidly develop our business. Beginning in the later half of 2000, in response to weakening market conditions, we began to decrease expenses and restructure our business and have incurred substantial charges relating to facility exit costs, goodwill impairment and employee severance. Despite our restructuring and expense management efforts, we have never been profitable on an annual basis and do not anticipate profitability for at least another year. Further, in the future we may increase our operating expenses to develop and upgrade our technology, develop additional subscription offerings, buyout or restructure some or all of our long-term facility leases, develop additional networks, expand our sales and marketing operations, and purchase equipment and leasehold improvements to support our operations and network infrastructure. We also may incur costs relating to the acquisition of technologies and content. Yet, whether or not we increase expenditures, we still may not generate sufficient revenue to attain profitability for any sustained period. Even if we do achieve profitability, we might not be able to sustain profitability on a quarterly or annual basis in the future.

Our future success depends on our ability to increase and sustain advertising and marketing revenues.

Our business might fail if we do not increase and sustain our advertising and marketing revenues. Even if we increase our advertising and marketing revenues from existing sources in any given period, we still may have to create new sources of revenue to survive.

Currently, the majority of our revenues are derived from paid advertisements displayed on our web sites. Our ability to maintain current levels of, increase, or sustain new levels of, advertising revenue depends upon:

•	growth of our user base;

•	the attractiveness of our user base to advertisers;

•	our ability to derive useful consumer patterns and other information from our users;

•	acceptance by advertisers of the Internet as an advertising medium;

•	advertisers allocating more of their advertising and marketing budgets to online media;

•	our ability to create an adequate supply of viewed web content on which to sell advertising space; and

•	keeping our web sites technologically flexible in order to accommodate the latest advertiser demands.

Our advertising orders tend to be specific campaign-based, cancelable without penalty and run over relatively short periods of time. In the current economic climate, advertisers have a great deal of negotiating power; the advertisers for whom we compete have a large selection of media in which to advertise and can dictate many of the terms of their orders. Accordingly, we are exposed to a great deal of competitive pressure and potentially severe fluctuations in our financial results. If we are unsuccessful in adapting to the needs of our advertisers or if we are otherwise unable to attract and retain advertisers, our business could be harmed.

Additionally, we earn revenue from corporate marketing partnerships through which we provide customers with various commerce and content initiatives. These partnerships are usually under contract with terms longer than six months but have termination rights at various points during their respective terms. Our customers can and do decrease their spending levels and/or cancel these agreements on relatively short notice without penalty. We cannot assure you that these customers will continue to do business with us. The termination of any of these longer-term agreements, if not replaced with new customers and/or contracts, would cause our revenue to decline.

Our revenues are greatly dependent upon the general video game industry.

Our traffic and revenues are directly related to events in, and the success of, the video game industry, particularly the platform and software markets thereof. For instance, when new video game platforms and/or software titles are released, our traffic and our advertising and subscription revenues tend to increase as companies desire to promote their new products to our audience, and as our audience wishes to gain access to information about these new products. The increased traffic related to the events in, or success of, the video game industry also generates business for us from advertisers outside of the video game industry that wish to promote their products and services to individuals with the demographic characteristics of our user population. Accordingly, a downturn in the video game industry, particularly in the platform and software markets thereof, or a shift in consumer interest in such products, would decrease traffic, advertising demand and subscription revenue. Any such decrease could harm our business.

Our future success depends on our ability to increase and sustain subscription revenues.

Our subscription model is new and evolving and only in its second year of operation. Under this program, we offer premium content and services to customers on a subscription fee basis. Some of our competitors offer content and services similar to ours at no charge to users. If our users are unwilling to pay or if competing subscription programs better meet user expectations, our traffic and subscription revenue would decline.

Furthermore, even if users subscribe with us, we cannot assure you that they will renew their subscriptions or accept our services. If our subscription program is not accepted by new and current subscribers, our subscription revenue and traffic would decline.

Because our subscriber base is significantly smaller than our active user base, certain initiatives used in attempt to increase subscribers, such as making articles available only to paid subscribers, may result in decreased traffic. Our efforts to increase subscription revenues may result in declining traffic and as a result advertising revenues may decline.

Additional financings could disadvantage our existing stockholders.

If we raise additional funds through the issuance of equity securities, the percentage ownership of our existing stockholders would be reduced and the value of their investments might decline. In addition, any new securities issued might have rights, preferences or privileges senior to those securities held by our existing stockholders. If we raise additional funds through the issuance of debt, we might become subject to restrictive covenants.

Our ability to successfully raise awareness of our brand and web sites is crucial to our success.

We believe that broader recognition and a favorable user perception of our IGN brand and web sites are essential to our future success. As we significantly decreased marketing related expenditures beginning 2001 through date, we are reliant mainly upon word of mouth for proliferation of our brand awareness. If our brand awareness is not promoted through word of mouth, or if current or future marketing efforts are not accepted by our audience, our user base and revenue would decline.

Our quarterly revenue and operating results may fluctuate in future periods and we may fail to meet expectations, which may reduce the trading price of our common stock.

We cannot forecast our revenue and operating results with precision, particularly because we are in the early stages of operating our new business model; we are dependent upon general activity in the video game industry and development schedules for such video game platform or software products are frequently unreliable; our current products and services are relatively new and evolving; and our liquidity prospects are uncertain. In particular, advertising revenue is greatly subject to fluctuation as companies tend to advertise more in typically strong consumer spending periods, which are dependent upon overall economic conditions. Additionally, fluctuations occur as customer product releases and associated advertising tends to increase around holiday or tradeshow periods and declines in periods of weaker demand. Further, the U.S. economy is much weaker now than when we started our business, and reductions of marketing and advertising budgets or delays in spending of budgeted resources could continue to have a negative impact on our advertising revenue. This weakness has and could continue to have serious consequences for our business and operating results and, even if these conditions improve, we cannot assure you that marketing budgets and advertising spending will increase from current levels. If revenue in a particular period does not meet expectations, it is unlikely that we will be able to adjust our level of expenditures significantly for the same period. If our operating results fail to meet expectations, the trading price of our common stock would decline.

Financial results for any particular period will not predict results for future periods.

Because of the uncertain nature of the rapidly changing markets we serve, we believe that period-to-period comparisons are not necessarily meaningful and are not necessarily indicative of future performance. We anticipate that the results of our operations will fluctuate significantly in the future as a result of a variety of factors, including: general developments in the video game industry; the long sales cycle we face selling advertising and promotions; our ability to attract new and to retain existing audience and subscribers; seasonal trends in Internet usage, advertising placements, electronic commerce and video game product launches; and other factors discussed in this section. As a result, it is likely that in some future quarters or years our results of operations will fall below the expectations of investors, which would cause the trading price of our common stock to decline.

If we fail to perform in accordance with the terms of our advertising agreements, we would lose revenue.

Our advertising agreements typically provide for minimum performance levels, such as click-throughs by web users or impressions. If we fail to perform in accordance with these terms, we typically must provide free advertising to the customer until the minimum level is met, causing us to lose revenue and/or incur additional costs. Further, these performance levels are often based on the customer’s own records, which could be disadvantageous to us in cases of disagreement. In addition to minimum performance levels, we occasionally guarantee the availability of advertising space in connection with promotion arrangements and content agreements and often guarantee exclusive placement on our network for our largest customers, which precludes us from permitting certain competitors of these customers to offer products and services on our network that are similar to those offered by our exclusive customers. If we cannot fulfill the guarantees we make to our customers, or if we lose potential customers whose advertisements, sponsorships and promotions conflict with those of other customers or our exclusive customers fail to renew their contracts, we will lose revenue and our future growth may be impeded.

Internet advertising is a highly competitive industry and some of our competitors may be more successful in attracting and retaining customers.

The market for Internet advertising and services is highly competitive, and we expect that competition will continue to intensify. Negative competitive developments could have a material effect on our business. Many of our current competitors, including CNET, Yahoo!, AOL, eUniverse, UGO Networks, as well as a number of potential new competitors, compete vigorously in this market. Further, many of our target and current customers own or have interests in certain of our competitors, which creates a competitive disadvantage and makes us susceptible to significant pricing pressures. In addition to having greater traffic and financial backing, many of our competitors have significantly greater editorial, technical, marketing, sales and other resources than we do. Our competitors may develop content and service offerings that are superior to ours or achieve greater market acceptance than ours or may combine or be purchased by advertisers to achieve market dominance. We must continue to attract and retain users to compete successfully for advertising revenue. If we fail to attract and retain more users, our market share, brand acceptance and revenue would decline.

Our failure to manage our restructuring could result in our inability to effectively operate our new business.

We have significantly reduced our operations and anticipate that further change will be required to address potential market problems and opportunities. If we fail to manage this change, we will be unable to effectively operate our business. From a peak of approximately 380 full-time employees in March 2000, we have reduced our workforce, through attrition and lay offs, to approximately 90 full-time employees as of March 31, 2003. Further, we virtually eliminated all relationships with affiliated web sites, introduced a pay-for-access subscription model and opened an online store. These significant changes have placed, and we expect them to continue to place, a strain on our management, operational and financial resources. In particular, the reduction in workforce could have negative consequences on our ability to sell advertising, produce content and to attract new users, or to maintain our web site’s availability and performance.

Technical problems or intentional service adjustments with either our internal or our outsourced computer and communications systems could interrupt or decrease our service, resulting in decreased customer satisfaction, the possible loss of users and advertisers and a decline in revenue.

Our operations depend on our ability to maintain our computer systems and equipment in effective working order. Our web sites must accommodate a high volume of traffic and deliver frequently updated information. Any sustained or repeated system failure or interruption would reduce the attractiveness of our web sites to customers and advertisers and could cause us to lose users and advertisers to our competitors. This would cause our revenue to decline. In addition, interruptions in our systems could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require. Unanticipated problems affecting our systems have caused from time to time in the past, and could cause in the future, slower response times and interruptions in our services.

We depend on third parties for co-location of our data servers and cannot guarantee the security of our servers. Our primary servers currently reside in facilities in the San Francisco Bay area. Currently, these facilities do not provide the ability to switch instantly to another back-up site in the event of failure of the main server site. This means that an outage at one facility could result in our system being unavailable for at least several hours. This downtime could result in increased costs and lost revenues which would be detrimental to our business.

Fire, earthquakes, power loss, water damage, telecommunications failures, terrorism, vandalism and other malicious acts, and similar unexpected adverse events, may damage our computer systems and interrupt service. Moreover, scheduled upgrades and changes to our computer systems may increase our operating cost or result in unsatisfactory performance. Our computer systems’ continuing and uninterrupted performance is critical to our success. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems.

Any such interruptions in our ability to continue operations could damage our reputation, harm our ability to retain existing customers and to obtain new customers and could result in lost revenue, any of which could substantially harm our business and results of operations.

If we lose key personnel or are unable to hire additional qualified personnel, or if our management team is unable to perform effectively, we will not be able to implement our business strategy or operate our business effectively.

Our success depends upon the continued services of our senior management and other key personnel, many of whom would be difficult to replace. The loss of any of these individuals would adversely affect our ability to implement our business strategy and to operate our business effectively. In particular, the services of Mark Jung, our chief executive officer, would be difficult to replace. None of our officers or key employees is covered by “key person” life insurance policies.

Our success also depends upon our ability to continue to attract, retain and motivate skilled employees. We believe that there are only a limited number of persons with the requisite skills to serve in many key positions and it is difficult to attract, retain and motivate these persons. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining skilled employees with appropriate qualifications.

Further, we have conducted several workforce reductions over our brief operating history. These reductions can cause anxiety and uncertainty and could adversely affect employee morale. As a result, our remaining personnel may seek employment with larger, more established companies or companies they perceive as having less volatile stock prices.

Competitors and others have in the past attempted, and may in the future attempt, to recruit our employees. We could incur increasing salary, benefit and recruiting expenses because of the difficulty in hiring and retaining employees.

Finally, our success depends on the ability of our management to perform effectively, both individually and as a group. If our management is unable to operate effectively in their respective roles or as a team, we will not be able to implement our business strategy or operate our business effectively.

We may be subject to legal liability for online services.

We host a wide variety of services that enable individuals to exchange information, generate content, conduct business and engage in various online activities on an international basis, including public message posting and email services. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and abroad. Claims may be threatened or brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that we provide links to or that may be posted online or generated by our users or with respect to auctioned materials. Due to the unsettled nature of the law in this area, we may be subject to liability in domestic or other international jurisdictions in the future. Our defense of any such actions could be costly and involve significant distraction of our management and other resources.

It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us. For example, we offer web-based email services, which expose us to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service. Investigating and defending any of these types of claims is expensive, even to the extent that the claims do not ultimately result in liability.

We may have to litigate to protect our intellectual property rights, or to defend claims that we have infringed the rights of others, which could subject us to significant liability and be time consuming and expensive.

Our success depends significantly upon our copyrights, trademarks, service marks, trade secrets, technology and other intellectual property rights. The steps we have taken to protect our intellectual property may not be adequate and third parties may infringe or misappropriate our intellectual property. If this occurs, we may have to litigate to protect our intellectual property rights. Such litigation could disrupt our ongoing business, increase our expenses and distract our management’s attention from the operation of our business. We have not applied for the registration of all of our trademarks and service marks, and effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our content, services and products are made available online. If we were prevented from using our trademarks, we would need to re-implement our web sites and rebuild our brand identity with our customers, users and affiliates. This would increase our operating expenses substantially.

Companies frequently resort to litigation regarding intellectual property rights. From time to time, we have received, and we may in the future receive, notices of claims of infringement by IGN or one of our affiliates of other parties’ proprietary rights. We may have to litigate to defend claims that we have infringed upon the intellectual property rights of others. Any claims of this type could subject us to significant liability, be time-consuming and expensive, divert management’s attention, require the change of our trademarks and the alteration of content, require us to redesign our web sites or services or require us to pay damages or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, might not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely and cost-effective basis, we might be unable to continue operating our business as planned.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of our company, even an acquisition that would be beneficial to our stockholders.

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Issuance of the preferred stock would make it more difficult for a third party to acquire a majority of our outstanding voting stock, even if doing so would be beneficial to our stockholders. Without any further vote or action on the part of the stockholders, our board has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have conversion rights and other preferences that work to the disadvantage of the holders of common stock.

Our certificate of incorporation, bylaws and equity compensation plans include provisions that may deter an unsolicited offer to purchase IGN. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving IGN. Furthermore, our board of directors has been divided into three classes, only one of which will be elected each year. Directors will only be removable by the affirmative vote of at least 66  2/3% of all classes of voting stock. These factors may further delay or prevent a change of control of IGN and may be detrimental to our stockholders.

Our ability to implement our business strategy and our ultimate success depend on continued growth in the use of the Internet and the ability of the Internet infrastructure to support this growth.

Our business strategy depends on continued growth in the use of the Internet and increasing the number of users who visit our sites. A decrease in the growth of web usage would impede our ability to implement our business strategy and our ultimate success. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure might not be able to support the demands placed on it or the performance or reliability of the Internet might be adversely affected. Web sites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the usage of our web sites, could grow more slowly than expected or decline. Security and privacy concerns may also slow growth. Because our revenue ultimately depends upon Internet usage generally as well as usage on our web sites, our business may suffer as a result of declines in Internet usage.

Risks related to our industry

Since our revenue is derived primarily from selling advertisements, our revenue might decline and we might not grow if advertisers do not continue or increase their usage of the Internet as an advertising medium.

In the past, we have derived, and we expect to continue to derive in the future, a majority of our revenue from selling advertisements and other marketing initiatives. However, the prospects for continued demand and market acceptance for Internet marketing products are uncertain. In particular, during the economic slowdown of the U.S. economy, there has been a reduction of advertising and marketing spending and a negative public perception of online media companies as well as technology companies in general. If advertisers do not continue or increase their usage of the Internet, our revenue might decline or not grow. Most advertising agencies and potential advertisers, particularly local advertisers, have only limited experience advertising on the Internet and may not devote a significant portion of their advertising expenditures to Internet advertising. Moreover, advertisers that have traditionally relied on other advertising media may not advertise on the Internet. As the Internet evolves, advertisers may find Internet advertising to be a less attractive or effective means of promoting their products and services relative to traditional methods of advertising and may not continue to allocate funds for Internet advertising.

We cannot assure you that customers will continue to purchase advertising or marketing programs or commerce partnerships on our web pages, or that market prices for web-based advertising will not decrease due to competitive or other factors. In addition, if a large number of Internet users use filter software programs that limit or remove advertising from the user’s monitor, advertisers may choose not to advertise on the Internet. Moreover, there are no widely accepted standards for the measurement of the effectiveness of Internet advertising, and standards may not develop sufficiently to support Internet advertising as a significant advertising medium.

We might have to expend significant capital or other resources to protect our networks from unauthorized access, computer viruses and other disruptive problems.

Internet and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We might be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Nevertheless, security measures that we implement might be circumvented. Eliminating computer viruses and alleviating other security problems may also require interruptions, delays or cessation of service to users accessing web pages that deliver our content and services. In addition, a party who circumvents our security measures could misappropriate proprietary information or cause interruptions in our operations.

We may be sued regarding privacy concerns, subjecting us to significant liability and expense.

If a party were able to penetrate our network security or otherwise misappropriate our users’ personal information or credit card information, we could be subject to significant liability and expense. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as unauthorized marketing purposes. These claims could result in costly litigation. The Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. In 1998, the United States Congress enacted the Children’s Online Privacy Protection Act of 1998. We depend upon collecting personal information from our customers and the regulations promulgated under this act have made it more difficult for us to collect personal information from some of our customers. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated. Furthermore, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of information regarding Internet users. This directive and regulations enacted by other countries may limit our ability to target advertising or to collect and use information internationally.

Information displayed on and communication through our and affiliated web sites could expose us to significant liability and expense.

We face possible liability for defamation, negligence, copyright, patent or trademark infringement and other claims, such as product or service liability, based on the nature and content of the materials published on or downloaded from our and affiliated web sites. These types of claims have been brought, sometimes successfully, against Internet companies and print publications in the past, and the potential liability associated with these claims is significant. We could also be subjected to claims based upon the online content that is accessible from our web sites through links to other web sites or through content and materials that may be posted in chat rooms or bulletin boards. We do not verify the accuracy of the information supplied by third-party content providers, including freelance writers and affiliates. We also offer email services which may subject us to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email or interruptions or delays in email service. The law in these areas is unclear. Accordingly, we are unable to predict the potential extent of our liability. Our insurance may not cover potential claims of this type and our defense of any such actions could be costly and involve significant distraction of our management and other resources.

Changes in regulation of domain names may result in the loss or change of our domain names, a reduction in brand awareness among our customers and a diminished ability to attract advertisers and generate revenue.

We hold various domain names relating to our networks and brands. In the United States, the National Science Foundation has appointed a limited number of entities as the current exclusive registrars for the “.com,” “.net” and “.org” generic top level domains. We expect future changes in the United States to include a transition from the current system to a system controlled by a non-profit corporation and the creation of additional top level domains. Requirements for holding domain names also are expected to be affected. These changes may result in the loss or change of our domain names, a reduction in brand awareness among our customers and a diminished ability to attract advertisers and generate revenue. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. In addition, we may lose our domain names to third parties with trademarks or other proprietary rights in those names or similar names.

Future regulation of the Internet may slow its growth, resulting in decreased demand for our services and increased costs of doing business.

Although we are subject to regulations applicable to businesses generally, few laws or regulations exist that specifically regulate communications and commerce over the Internet. We expect more stringent laws and regulations relating to the Internet to be enacted due to the increasing popularity and use of the Internet and other online services. Future regulation of the Internet may slow its growth, resulting in decreased demand for our services and increased costs of doing business. New and existing laws and regulations are likely to address a variety of issues, including:

•	user privacy and expression;

•	taxation and pricing;

•	the rights and safety of children;

•	intellectual property;

•	defamation;

•	sweepstakes and promotions; and

•	information security.

Currently we may be subject to Sections 5 and 12 of the Federal Trade Commission Act, which regulate advertising in all media, including the Internet, and require advertisers to have substantiation for advertising claims before disseminating advertisements. The Federal Trade Commission recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet. We also may be subject to the provisions of the recently enacted Communications Decency Act, which, among other things, imposes substantial monetary fines and/or criminal penalties on anyone who distributes or displays certain prohibited material over the Internet or knowingly permits a telecommunications device under its control to be used for this purpose. In addition, government agencies may impose regulatory access fees on Internet usage. If this were to occur, the cost of communicating on the Internet could increase substantially, potentially decreasing the use of the Internet.

Finally, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could also increase our costs of doing business, discourage Internet communications and reduce demand for our services.

Risks related to the securities markets

We expect to experience volatility in our stock price, which could negatively affect your investment.

The trading price of our common stock is likely to be highly volatile in response to a number of factors, such as:

•	actual or anticipated variations in our quarterly results of operations;

•	our cash position;

•	our limited amount or availability of public float shares;

•	changes in ownership percentage as a result of the issuance of equity securities;

•	changes in the market valuations of other Internet content and service companies;

•	public perception of Internet content and service companies;

•	public perception of growth prospects for the video game and entertainment industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in financial estimates or recommendations by securities analysts;

•	additions or departures of key personnel;

•	additions or departures of key customers;

•	our ability to attract or retain subscribers; and

•	failure to maintain minimum NASDAQ listing requirements.

In addition, broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our operating performance. The NASDAQ Stock Market, and the market for Internet and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Should our stockholders sell a substantial number of shares of common stock in the public market, the price of our common stock could fall.

Our current stockholders include individuals or firms that hold a substantial number of shares that they are entitled to sell in the public market. Sales of a substantial number of these shares could reduce the market price of our common stock. These sales could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

The sale of the common stock or the perception that shares of common stock will be sold under our Form S-3 registration statement could lower our stock price and negatively impact our ability to raise capital through the public markets.

Sales in the public market of the common stock covered by our registration statement filed on Form S-3 (No. 333-96637) with the SEC could lower our stock price and impair our ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, might adversely affect the prevailing market price of our common stock and make it more difficult for us to raise funds through a public offering of our equity securities.

In addition, the nature of some of the selling stockholders named in the Form S-3 could be perceived negatively by other investors or potential investors and could cause our stock price to decline. Christopher Anderson, our chairman and a beneficial owner of more than 30% of our outstanding common stock, and Mark

Jung, our chief executive officer, offer a substantial majority of all the shares covered by the Form S-3. Other investors or potential investors could interpret this participation to indicate, for example, that these selling stockholders lack confidence in IGN. This and any other negative interpretations arising from the participation of these selling stockholders in the Form S-3, could cause our stock price to decline.

Our officers and directors and their affiliates exercise significant control over us, which could disadvantage other stockholders.

Our executive officers and directors and their affiliates together owned approximately 50% of our outstanding common stock as of May 2, 2003. Christopher Anderson, the chairman of our board of directors, owned approximately 37% of our outstanding common stock alone. As a result, these stockholders exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of control could disadvantage other stockholders with interests different from those of our officers, directors and their affiliates. For example, stockholders who are officers and directors could delay or prevent someone from acquiring or merging with us even if the transaction would benefit other stockholders.

Class action litigation resulting from volatility of the trading price of our common stock would likely result in substantial costs and a diversion of management’s attention and resources.

Volatility in the trading price of our common stock could result in securities class action litigation. Any litigation would likely result in substantial costs and a diversion of management’s attention and resources.

If our common stock ceases to be listed for trading on the NASDAQ SmallCap Market, the value and liquidity of your investment may be adversely affected.

We cannot assure you that we will be able to meet or maintain all of the requirements for continued listing on the NASDAQ SmallCap Market in the future. Additional requirements that we must meet to remain listed on the NASDAQ SmallCap Market include (i) maintaining a minimum bid price of $1.00 per share, and (ii) having either (a) stockholders’ equity of $2.5 million, (b) a market capitalization of $35 million, or (c) net income from continuing operations (in the latest fiscal year or in two of the last three fiscal years) of $500,000. Currently, we satisfy these selected quantitative requirements (i) and (ii). Given our market capitalization is currently less than $35 million and our net income from operations (in the latest fiscal year or in two of the last three fiscal years) was less than $500,000, it is reasonably possible that our stockholders’ equity, which was $4,290,000 as of March 31, 2003, could decline below $2.5 million in future periods and that such decline could jeopardize our continued listing on the NASDAQ SmallCap Market. If we do not meet NASDAQ listing requirements, we expect that our common stock would be traded on the NASD Over-The-Counter Bulletin Board. If our common stock were to be delisted from the NASDAQ SmallCap Market, the liquidity of your investment would be diminished and the volatility of the trading price of our common stock would increase. Further, our stock could then potentially be subject to what are known as the “penny stock” rules, which place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the NASDAQ SmallCap Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, your ability to resell your shares of our common stock could be harmed.

DIRECTORS AND EXECUTIVE OFFICERS OF IGN

All of the officers identified below serve at the discretion of our board of directors. Biographies of our directors and executive officers follow the table of directors and executive officers provided below. The information contained in this section is current as of May 15, 2003. None of the executive officers or directors has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors, if any), nor has any such person been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoying such person from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the directors and executive officers is a citizen of the United States of America, except for Mark Jung (Canada) and Christopher Anderson (United Kingdom), and has his or her principal business address at 3240 Bayshore Boulevard, Brisbane, California 94005.

Name	Age	Position
Mark A. Jung	41	Chief Executive Officer and Director
Christopher Anderson(1)	46	Chairman/Host, TED Conferences LLC
Greg Ballard(2)	49	Chief Executive Officer, Virgin Pulse, a division of Virgin Group Ltd.
Richard D. Boyce	40	Consultant
Kenneth H. Keller	45	Vice President of Engineering
Michael J. Shannahan(2)	54	Consultant
Robert H. Reid(2)	37	Founder and Chairman, Listen.com, Inc.
James R. Tolonen	53	Chief Financial Officer, Business Objects S.A.

(1)	Compensation Committee member.
(2)	Audit Committee member.

Mark A. Jung has served as our chief executive officer since February 1999 and as a director since our incorporation in January 1999. He also served as our president from February 1999 through October 2000. Prior to joining us, from July 1997 to January 1999, he served as an independent industry consultant to various companies. From February 1992 to July 1997, he co-founded and served as chief executive officer, a director and, from February 1996 to July 1997, chairman of Worldtalk Communications Corporation, an Internet security company. Mr. Jung holds a Bachelor of Science degree in electrical engineering from Princeton University and a Master of Business Administration from Stanford University.

Christopher Anderson has served as our chairman and as a director since our incorporation in January 1999. He is chairman/host of TED Conferences LLC, an organization which sponsors conferences focusing on the convergence of technology, entertainment and design. He founded Imagine Media, Inc., the entity from which IGN was spun out, and served as its chief executive officer and as one of its directors from October 1993 until its acquisition in June 1999 by Future Network, plc, a U.K. magazine and web site media company founded by Mr. Anderson. Mr. Anderson served as Chairman of the Board of Future Network until November 2001. Mr. Anderson holds a Bachelor of Arts degree in politics, philosophy and economics from Oxford University.

Greg Ballard has served as one of our directors since January 2003. Mr. Ballard is currently the chief executive officer of Virgin Pulse, a consumer electronics company and a division of Virgin Group Ltd. From April 2002 to May 2003, Mr. Ballard served as chief executive officer of SONICblue, Inc., a consumer electronics company. From January 2000 to July 2001, Mr. Ballard was the president and chief executive officer of MyFamily.com, Inc., a website for family communications on the Internet. From December 1996 to November 1999, Mr. Ballard was the president and chief executive officer of 3Dfx Interactive Inc., a developer of 3D mediaprocessors. Mr. Ballard serves as a director of SONICblue, THQ, Inc., a publisher and developer of interactive software, and Pinnacle Systems, Inc., a digital video broadcast and production solutions provider. Mr. Ballard holds a Bachelor of Arts degree from the University of Redlands and Juris Doctor from Harvard Law School.

Richard D. Boyce served as our president from October 2000 to July 2002, with responsibility for managing editorial content and sales and as a director of IGN since July 2002. Mr. Boyce is currently a consultant for IGN. Mr. Boyce served as president of our Networks from March 2000 until October 2000. Prior to joining IGN, in September 1994, he co-founded HotWired, Inc. (now known as Wired Digital), an Internet media company which as of June 1999, became a wholly-owned subsidiary of Lycos, Inc., an Internet media company. From September 1994 to February 2000, he served in a number of positions at Wired Digital/Lycos, including most recently as its senior vice president of Advertising Sales and Commerce. Mr. Boyce holds a Bachelor of Arts degree in communications from Washington State University.

Kenneth H. Keller has served as our vice president of engineering since March 1999. From January 1999 to March 1999, he served as a consultant to us. Prior to joining us, from May 1996 to December 1998, he was a self-employed business consultant, entrepreneur and investor. From April 1995 to April 1996, he served as director of development of Excite, Inc., an Internet media company. From January 1995 to April 1995, Mr. Keller was between occupations. Mr. Keller holds a Bachelor of Science degree in mathematics from Carnegie Mellon University and a Master of Science degree and Ph.D. in computer science from the University of California at Berkeley.

Michael J. Shannahan has served as a director since January 2003. Mr. Shannahan serves a consultant to various businesses. Prior to his work as a consultant, from October 2001 to October 2002, Mr. Shannahan served as chief financial officer of Sanctum, Ltd., an Internet application security provider. From January 2001 to August 2001, Mr. Shannahan served as chief financial officer of BroadBand Office, Inc., a communications services provider. From August 1999 to January 2001, Mr. Shannahan served as chief financial officer of mySimon.com, a product comparison website. From April 1999 to August 1999, Mr. Shannahan served as chief financial officer of TriStrata, Inc., a software security solution provider. From July 1997 to March 1999, Mr. Shannahan served as chief financial officer of NetObjects, Inc., a web design software provider. Mr. Shannahan holds a Bachelor of Arts and a Bachelor of Science degree from Rockhurst College.

Robert H. Reid has served as a director since March 1999. He is the founder of Listen.com, Inc., an Internet music company, and has served as its executive chairman of the board since May 2001. Mr. Reid also served as its president and chief executive officer from December 1998 until May 2001. From January 1997 to December 1998, he was an associate of 21st Century Internet Venture Partners, a venture capital firm. Mr. Reid holds a Bachelor of Arts degree in international relations and a Master of Arts degree in international policy studies from Stanford University and a Master of Business Administration from Harvard University.

James R. Tolonen served as our chief financial officer and chief operating officer from October 1999 to December 2002 and as a director since December 1999. Mr. Tolonen is the chief financial officer of Business Objects S.A., an enterprise business intelligence solutions provider. Prior to joining us, from November 1998 to October 1999, Mr. Tolonen served as an advisor and board member to several private companies. From August 1996 to October 1998, he served as a director of Cybermedia, Inc., a software product service and support company, and as its president and chief operating officer from May 1998 to October 1998. From June 1989 to April 1998, he served as senior vice president and chief financial officer of Novell, Inc., a computer network and software company. Mr. Tolonen serves on the board of directors and compensation committee of the board of directors of Closedloop Solutions, Inc., a financial management application provider. Mr. Tolonen holds a Bachelor of Science degree in mechanical engineering and a Master of Business Administration from the University of Michigan. Mr. Tolonen is also a certified public accountant.

There are no family relationships among any of our directors or officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock, as of June 30, 2003, by: (1) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (2) each director; (3) each Named Executive Officer set forth in the Summary Compensation Table disclosed in Amendment No. 1 to our annual report on Form 10-K filed with the SEC on April 30, 2003; and (4) all directors and executive officers as a group. The address of each person or entity listed is in care of IGN Entertainment, Inc., 3240 Bayshore Boulevard, Brisbane, California, 94005.

The percentage of shares beneficially owned is based on 2,286,119 shares of common stock outstanding as of June 30, 2003. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of June 30, 2003 are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Shares Issuable Under Options Exercisable Within 60 days	Percent of Class
Christopher Anderson(1)	832,968	210	36.4%
PO Box 620952 Woodside, CA 94062

MicroCapital LLC(2)	417,930	76,715	17.6
410 Jessie Street, Suite 1002 San Francisco, CA 94103

Mark A. Jung(3)	290,173	125,002	12.0

Kenneth H. Keller(4)	66,067	29,723	2.9

James R. Tolonen(5)	60,390	1,500	2.6

Richard D. Boyce(6)	50,364	37,500	2.2

Robert H. Reid	11,294	2,960	*

Michael J. Shannahan	1,500	1,500	*

Greg Ballard	1,500	1,500	*

All 8 directors and executive officers as a group	1,314,256	199,895	52.9%

*	Less than 1% of the outstanding shares of common stock.
(1)	Mr. Anderson has sole voting and dispositive power with respect to 832,758 shares of common stock.
(2)	Based on a Schedule 13G filed with the SEC on March 27, 2003.
(3)	Includes 5,556 shares of common stock held by Mr. Jung as Trustee of the Mark Jung Annuity Trust and 556 shares of common stock held by the Jung-Murdock Children’s Trust U/A 11/23/93, Susan Murdock TTEE.
(4)	Includes 1,112 shares of common stock held by Shane M. Keller 1990 Trust, Kenneth Keller Trustee and 1,112 shares of common stock held by Samantha J. Keller 1991 Trust, Kenneth Keller Trustee.
(5)	Includes 6,667 shares of common stock held by the James R. Tolonen and Ginger Tolonen Family Trust dated 9/26/96, Ginger and James Tolonen Trustees, and 1,667 shares of common stock held by the James R. Tolonen 1999 Grantor Retained Annuity, James R. Tolonen Trustee. Mr. Tolonen terminated his employment with IGN as of December 31, 2002, but continues to serve as one of our directors.
(6)	Mr. Boyce terminated his employment with IGN as of July 19, 2002 and was appointed to our board of directors upon such termination.

ADJOURNMENTS

Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by the announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. We are soliciting proxies to grant authority to vote in favor of adjournment of the special meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes to approve and adopt the merger agreement and to authorize the merger. Our board of directors unanimously, with the exception of Christopher Anderson and Mark Jung, who each abstained from all votes or actions taken by our board of directors related to the merger, recommends that you vote in favor of the proposal to grant authority to vote to adjourn the meeting.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

An annual meeting of stockholders will be held only if the merger agreement is not approved and adopted or the merger is otherwise not completed as described in this proxy statement. Rule 14a-8 promulgated under the Securities and Exchange Act of 1934, as amended, requires that we include certain stockholder proposals in our proxy statement for an annual stockholders’ meeting if the proposal is submitted prior to the deadline calculated under the rule. Stockholders desiring their proposals to be considered for inclusion in our proxy statement relating to the next annual stockholders’ meeting (which will be held only if the merger agreement is not approved and the merger is not authorized as described in this proxy statement) were required to deliver their proposals to us by December 20, 2002. We did not receive any proposals by such date to be included in our proxy statement for our next annual meeting.

If a stockholder desires a matter to be considered at an annual meeting and his or her proposal is not submitted for inclusion in our proxy statement by the deadline described above, the matter could still be considered at the meeting if the notice procedures outlined in our bylaws are followed. Information regarding the matter would not, however, be contained in our proxy statement relating to the meeting. Our bylaws provide that only stockholders of record entitled to vote at an annual meeting of stockholders may nominate a person for election to our board of directors or propose other business to be considered by the stockholders at an annual meeting. Since the date of the 2003 annual meeting of stockholders, if any, will be held on a date more than 60 days following the one-year anniversary of our 2002 annual meeting of stockholders, these stockholders must send to our Secretary a written notice of the nomination or proposal no later than 90 days nor more than 120 days prior to the date on which the 2003 annual meeting of stockholders is held. We have filed our bylaws with, and a copy of our bylaws may be obtained from, the SEC.

Please address all notices to the Secretary of IGN Entertainment, Inc., 3240 Bayshore Boulevard, Brisbane, California 94005.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and interim reports and proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information that is filed electronically with the SEC. This site can be accessed at www.sec.gov. You can access financial and other information at our Investor Relations web site. The address is www.corp.ign.com/sec_filings.html. We make available, free of charge, copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Information contained in our web site is not part of this proxy statement.

Although none of our SEC filings can be incorporated by reference into this proxy statement, if you are interested in learning more about us, we draw your attention to the following filings that can be found at the SEC’s Public Reference Room or on our website or the SEC’s website at the addresses listed above:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 21, 2003.

•	Amendment No. 1 to our annual report on Form 10-K for the fiscal year ended December 31, 2002 as filed with the SEC on April 30, 2003.

•	our quarterly report on Form 10-Q for the period ended March 31, 2003 filed with the SEC on May 15, 2003.

•	our current report on Form 8-K filed with the SEC on February 6, 2003.

•	our current report on Form 8-K filed with the SEC on May 1, 2003.

•	our current report on Form 8-K filed with the SEC on May 5, 2003.

•	our current report on Form 8-K filed with the SEC on May 5, 2003.

Because the merger is a “going private” transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement or Schedule 13E-3 under the Exchange Act with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto, are available for inspection and copying at our principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request to IGN Entertainment, Inc., Attn: Investor Relations, 3240 Bayshore Boulevard, Brisbane, California 94005, or from the SEC as described above.

OTHER BUSINESS

Our board of directors is not aware of any other matters to be presented at the special meeting of stockholders. If any other matters should properly come before the special meeting, the persons named as proxies in the enclosed proxy card will vote the proxies in accordance with their best judgment.

Because forward-looking statements made in connection with a going private transaction are not entitled to the safe-harbor protections of the Private Securities Litigation Reform Act of 1995, any reference in filings incorporated by reference into this proxy statement to these safe-harbor protections are not incorporated by reference. We have not authorized anyone to give any information or make any representation about the merger or us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

The information contained in this document speaks only as of            , 2003 unless the information specifically indicates that another date applies.

, 2003	By order of the Board of Directors
Michael J. Shannahan
Chairman of the Special Committee of the Board of Directors of IGN Entertainment, Inc. Brisbane, California

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

IGN Entertainment, Inc.

We have audited the accompanying consolidated balance sheets of IGN Entertainment, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IGN Entertainment, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1, the Company has sustained losses and negative cash flows from operations since its inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

Palo Alto, California

February 3, 2003

IGN ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$3,407	$8,285
Accounts receivable, net of allowance of $335 and $550 at December 31, 2002 and 2001, respectively	2,929	1,544
Prepaid expenses and other current assets	531	626

Total current assets	6,867	10,455
Restricted cash	781	2,296
Goodwill, net	1,949	2,218
Fixed assets, net	917	6,118
Other assets	84	227

Total assets	$10,598	$21,314

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,067	$1,732
Accrued liabilities and other	1,779	2,180
Deferred revenue	1,071	1,410
Current accrued restructuring charges	236	65
Current equipment financing obligations	—	1,538

Total current liabilities	4,153	6,925
Accrued restructuring charges, less current portion	1,315	—
Deferred rent	399	562
Long-term equipment financing obligations	—	75
Commitments
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, issuable in series: 5,000,000 shares authorized and no shares outstanding	—	—
Common stock, $0.001 par value: 100,000,000 shares authorized, 2,182,911 and 1,804,052 shares issued and outstanding at December 31, 2002 and 2001, respectively	2	2
Treasury stock, 270,501 and 269,311 shares at December 31, 2002 and 2001, respectively.	(1,176)	(1,172)
Additional paid-in capital	152,156	150,004
Notes receivable from stockholders	(70)	(165)
Accumulated deficit	(146,181)	(134,917)

Total stockholders’ equity	4,731	13,752

Total liabilities and stockholders’ equity	$10,598	$21,314

See note to consolidated financial statements.

IGN ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year ended December 31,
	2002	2001	2000
Revenue	$11,350	$9,687	$21,242
Cost of revenue	1,348	2,961	11,852

Gross profit	10,002	6,726	9,390
Operating expenses:
Production and content	3,704	7,027	11,842
Engineering and development	3,330	6,407	9,454
Sales and marketing	5,741	10,122	38,378
General and administrative	2,136	4,245	5,971
Stock-based compensation(a)	182	2,003	6,139
Amortization of goodwill	—	3,692	4,001
Restructuring and asset impairment charges	7,356	4,171	—
Gain on sale of assets	(1,114)	—	—

Total operating expenses	21,335	37,667	75,785

Loss from operations	(11,333)	(30,941)	(66,395)
Interest income, net	69	589	1,591

Net loss	$(11,264)	$(30,352)	$(64,804)

Basic and diluted net loss per share	$(5.74)	$(16.21)	$(44.36)

Shares used in per share calculation	1,962	1,873	1,461

(a)Stock-based compensation relates to the following:
Cost of revenue	$—	$4	$25
Production and content	147	326	1,808
Engineering and development	20	148	486
Sales and marketing	15	323	1,415
General and administrative	—	1,202	2,405

Total	$182	$2,003	$6,139

See note to consolidated financial statements.

IGN ENTERTAINMENT, INC

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid in Capital/ Net Contribution From Imagine	Notes Receivable From Stockholders	Deferred Stock-Based Compensation	Prepaid Marketing and Distribution Rights	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 1999	3,011,045	$18	310,308	$0	$88,668	$(1,301)	$(10,868)	$(2,095)	$(39,761)	$34,661
Issuance of Series C preferred stock for cash	25,000	0	—	—	1,490	—	—	—	—	1,490
Issuance of common stock for Series A, B-1 and C preferred stock conversion	(3,036,045)	(18)	1,419,995	2	16	—	—	—	—	—
Issuance of common stock for initial public offering, net	—	—	347,222	0	62,109	—	—	—	—	62,109
Issuance of common stock for donation to charitable foundation	—	—	5,556	0	1,000	—	—	—	—	1,000
Issuance of common stock for exercise of warrants	—	—	1,665	0	—	—	—	—	—	—
Issuance of common stock to employees, net of repurchases	—	—	2,450	0	(426)	—	—	—	—	(426)
Forgiveness and repayment of notes receivable from stockholders	—	—	—	—	—	963	—	—	—	963
Deferred stock-based compensation	—	—	—	—	(1,986)	—	1,986	—	—	—
Amortization of deferred stock-based compensation and prepaid marketing & distribution rights	—	—	—	—	620	—	5,519	1,169	—	7,308
Net and comprehensive loss for the period									(64,804)	(64,804)

Balance at December 31, 2000	—	$—	2,087,196	$2	$151,491	$(338)	$(3,363)	$(926)	$(104,565)	$42,301
Issuance of common stock to employees, net of repurchases	—	—	(13,833)	0	(127)	—	—	—	—	(127)
Purchase of treasury stock	—	—	(269,311)	(1,172)	—	—	—	—	—	(1,172)
Forgiveness of notes receivable from stockholders	—	—	—	—	—	173	—	—	—	173
Deferred stock-based compensation	—	—	—	—	(1,268)	—	1,268	—	—	—
Amortization of deferred stock-based compensation and prepaid marketing & distribution rights	—	—	—	—	(92)	—	2,095	926	—	2,929
Net and comprehensive loss for the period									(30,352)	(30,352)

Balance at December 31, 2001	—	$—	1,804,052	$(1,170)	$150,004	$(165)	$—	$—	$(134,917)	$13,752
Issuance of common stock to employees, net of repurchases	—	—	94,334	0	202	—	—	—	—	202
Issuance of common stock in June 2002 private placement transaction, net			285,715	0	1,768	—	—	—	—	1,768
Purchase of treasury stock	—	—	(1,190)	(4)	—	—	—	—	—	(4)
Forgiveness of notes receivable from stockholders	—	—	—	—	—	95	—	—	—	95
Stock-based compensation	—	—	—	—	182	—	—	—	—	182
Net and comprehensive loss for the period									(11,264)	(11,264)

Balance at December 31, 2002	—	$—	2,182,911	$(1,174)	$152,156	$(70)	$—	$—	$(146,181)	$4,731

See notes to consolidated financial statements.

IGN ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2002	2001	2000
Cash flows from operations
Net loss	$(11,264)	$(30,352)	$(64,804)
Reconciliation to net cash used in operations:
Depreciation and amortization	1,711	7,770	7,874
Stock-based compensation	182	2,003	6,139
Charitable contribution of common stock	—	—	1,000
Non-cash restructuring and asset impairment charges	3,569	1,751	—
Gain on sale of assets	(1,114)	—	—
Other non-cash expenses	93	331	641
Changes in assets and liabilities:
Accounts receivable	(1,406)	1,812	(1,199)
Prepaid expenses and other assets	238	1,349	525
Accounts payable and accrued liabilities	(1,066)	(4,456)	615
Deferred revenue	67	457	251
Accrued restructuring	1,486	65	—
Deferred rent	79	477	—

Net cash used in operating activities	(7,425)	(18,793)	(48,958)

Cash flows from investment activities
Establishment of facility letters of credit	(69)	—	—
Reduction in facility letters of credit	1,584	2,815	2,889
Acquisition of goodwill and intangible assets	—	—	(6,090)
Purchases of fixed assets	(656)	(593)	(10,331)
Proceeds from sale of assets	1,000	—	—
Net refund on tenant improvements	335	1,143	—

Net cash provided by (used in) investment activities	2,194	3,365	(13,532)

Cash flows from financing activities
Proceeds from issuance of common stock related to initial public offering, net	—	—	62,114
Proceeds from issuance of common stock, net of issuance costs	1,768	—	—
Proceeds from other issuances of common and preferred stock, net of (repurchases)	202	(74)	1,750
Proceeds from equipment financing obligations	—	—	1,526
Proceeds from borrowings under term loan	—	—	12,000
Repayment of borrowings under term loan	—	—	(12,400)
Repayment of equipment financing obligations	(1,613)	(1,520)	(1,510)
Purchase of stock for treasury	(4)	(1,172)	—

Net cash provided by (used in) financing activities	353	(2,766)	63,480

Net increase (decrease) in cash and cash equivalents	(4,878)	(18,194)	990
Cash and cash equivalents at beginning of year	8,285	26,479	25,489

Cash and cash equivalents at end of year	$3,407	$8,285	$26,479

Supplemental schedule of non-cash investing and financing activities
Repurchase of common stock in connection with reduction of shareholder notes receivable	—	—	$724

Deferred stock compensation	—	$1,268	$1,986

See notes to consolidated financial statements.

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Description of Company and Liquidity

IGN Entertainment, Inc. (“IGN” or the “Company”) was incorporated as Affiliation, Inc. in the state of Delaware on January 6, 1999, and commenced operations as a separate legal entity at that time. From its inception in January 1997 through January 5, 1999, IGN operated as a division of Imagine Media, Inc. (“Imagine Media”). IGN is an Internet media company that operates a network of destination web sites providing content, community and commerce primarily to teens and young adults who consider the Internet to be an integral part of their daily lives. IGN serves the members of this community by providing them with opinionated, current content, relevant services such as e-mail and instant messaging and a forum for interacting with one another. IGN provides its advertisers with targeted access to these users and supplies its content partners with an integrated package of marketing services and audience-development opportunities.

IGN has sustained net losses and negative cash flows from operations since inception. IGN’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations and/or raise additional financing. Although management believes that existing funds as of December 31, 2002 will be sufficient to enable IGN to meet planned expenditures at least through December 31, 2003, this belief is subject to many of the risks and uncertainties discussed throughout this report. If financial results fall short of projections, additional debt or equity financing may be required and the Company may need to further reduce costs and expenses. If required, additional funding may not be available on favorable terms, on a timely basis or at all. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.     Summary of Significant Accounting Policies

Basis of Presentation

All share and per share numbers in the accompanying consolidated financial statements and financial notes thereto have been adjusted to retroactively reflect our one-for-three and one-for-six reverse stock splits, which were effective March 6, 2001 and September 24, 2001, respectively.

Reclassifications

Certain reclassifications, none of which have affected operating loss or net loss, have been made to prior year balances in order to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ materially from those estimates.

Fair Value of Financial Instruments

At December 31, 2002 and 2001, the carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated fair values since they were short-term in nature. Debt approximated fair value as it was short-term in nature or had stated interest rates based on current market rates.

Certain Risks and Concentrations

IGN’s business model and focus have significantly evolved since inception and the Company’s prospects are subject to the risks, expenses, and difficulties frequently encountered by companies with evolving business

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

models. These risks include the rejection of IGN’s services by Internet consumers, vendors, and/or advertisers, the inability of IGN to maintain and increase the level of traffic as well as other risks and uncertainties. In the event that IGN does not successfully implement its business plan or adequately change its plan to adapt to a changing market and environment, certain assets may not be recoverable.

IGN’s revenue is principally derived from the sale of online advertising, the market for which is highly competitive and rapidly changing. Significant changes in the industry or changes in customer buying behavior could adversely affect operating results.

IGN maintains cash and cash equivalents with domestic financial institutions. IGN performs periodic evaluations of the relative standing of these institutions. From time to time, IGN’s cash balances with these financial institutions may exceed Federal Deposit Insurance Corporation insurance limits.

IGN’s customers are concentrated mainly in the United States. IGN performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of each customer, historical trends and other information; to date, such amounts have been within management’s expectations.

For the years ended December 31, 2002, 2001 and 2000 no one customer accounted for over 10% of total revenue. One customer accounted for 11% of gross accounts receivable at December 31, 2002; no other customer accounted for over 10% December 31, 2002 gross accounts receivables. No customer accounted for over 10% of gross accounts receivable at December 31, 2001. Accounts receivable is stated on the accompanying balance sheets net of allowance for doubtful accounts. A summary of change in the allowance is as follows:

	December 31,
	2002	2001	2000
	(in thousands)
Allowance for doubtful accounts
Balance at beginning of period	$550	$768	$528
Charges (reductions) to costs and expenses	(35)	45	357
Write-off of uncollectible accounts	(180)	(263)	(117)

Balance at end of period	$335	$550	$768

Revenue Recognition

IGN recognizes revenues once the following criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery of the Company’s obligation to the customer has occurred;

•	the price to be charged to the buyer is fixed or determinable; and

•	collectibility of the fees to be charged is reasonably assured.

IGN derives revenue principally from short-term contracts for various size and types of time-based fixed placement or impression-based advertisements. This revenue is recognized at the lesser of the straight-line basis over the term of the contract or the ratio of impressions delivered over total committed impressions, if applicable, provided that there are no significant remaining obligations and collection of the resulting receivable is reasonably assured. For impression-based advertisements, to the extent that minimum committed impression levels or other obligations are not met, IGN defers recognition of the corresponding revenue until such levels have been achieved.

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue also includes fees from sponsorship, fixed slotting fees, variable lead generation, commerce partnerships and other marketing programs under contracts in which the Company commits to provide business customers with promotional opportunities or web-based services in addition to time-based fixed placement or impression-based advertising. IGN generally receives a fixed fee and/or incremental payments for lead generation, customer delivery or traffic driven to the commerce partner’s site. Revenue that includes delivery of various types of impressions and services is recognized based on the lesser of the straight-line basis over the term of the contract or upon delivery when no minimum guaranteed deliverable exists.

For all sales, IGN uses either a binding insertion order or signed agreement as evidence of an arrangement.

IGN also recognizes revenue from subscription fees that are charged to users for access to premium content and services on the Company’s web sites. Subscription fees are recorded, net of any discounts, ratably over the subscription period (generally one month to one year) and deferred revenue is recorded for amounts received before services are provided. Transaction costs are recognized in the period the transaction occurs.

IGN assesses the probability of collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. IGN generally does not request collateral from customers. If the Company determines that collection of an amount is not reasonably assured based on the current evaluation of these factors, the amount is deferred and revenue is recognized at the time collection becomes reasonably assured, which is generally upon receipt of cash.

The Company’s arrangements do not generally include acceptance clauses. However, if an arrangement includes an acceptance provision, acceptance occurs upon the earlier of receipt of a written customer acceptance or expiration of the acceptance period.

IGN has not recognized any revenue related to the nonmonetary exchange of advertising for advertising as such exchanges were not objectively determinable based on the criteria set forth in Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions.”

Advertising Expenses

IGN expenses the cost of advertising as incurred. Advertising expenses were approximately $1,000, $175,000 and $12,300,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Cash Equivalents and Short-term Investments

IGN considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally two to five years, or the lease term, if applicable. Gains and losses on disposals are included in income at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures for replacements and betterments are capitalized, while expenditures for maintenance and repairs are charged against earnings as incurred.

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill

On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 supersedes Accounting Principles Board Opinion (“APB”) No. 17, “Intangible Assets”. Among the most significant changes made by SFAS No. 142 are: (i) goodwill and intangible assets with indefinite lives will no longer be amortized; and (ii) goodwill and intangible assets deemed to have an indefinite life will be tested for impairment at least annually.

The Company operates as an enterprise-wide reporting unit and has utilized expected future discounted cash flows to determine the fair value of the Company and whether any impairment of goodwill existed as of the date of adoption.

The Company has elected the fourth quarter of each year to perform its annual goodwill impairment test. The annual impairment review for the year ended December 31, 2002 did not result in any impairment charges. IGN will continue to evaluate goodwill for impairment on an annual basis each fourth quarter and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable (also see Note 6).

A summary of the change in goodwill is as follows:

	December 31,
	2002	2001	2000
	(in thousands)
Goodwill
Balance at beginning of period	$2,218	$6,655	$3,355
Additions	—	—	6,132
Amortization	—	(2,765)	(2,832)
Sale of asset	(269)	—	—
Impairment	—	(1,672)	—

Balance at the end of period	$1,949	$2,218	$6,655

Fair Value of Financial Instruments

The carrying amounts of IGN’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and deferred revenue, approximate their fair value at December 31, 2002 and 2001 because of their short maturities.

Net Loss Per Share

Basic net loss per share and diluted net loss per share is presented in conformity with the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS No. 128”).

In accordance with Statement of SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less the weighted-average number of shares of common stock that are subject to repurchase. Diluted net loss per share includes the impact of options and warrants to purchase common stock, if dilutive. There is no difference between the

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s basic and diluted net loss per share as losses were incurred in each of the periods presented. The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Year Ended December 31,
	2002	2001	2000
Net loss	$(11,264)	$(30,352)	$(64,804)

Basic and diluted:
Weighted average shares of common stock outstanding	2,002	1,948	1,679
Less: weighted average shares subject to repurchase	(40)	(75)	(218)

Weighted average shares used in computing basic and diluted net loss per share	1,962	1,873	1,461

Basic and diluted net loss per share	$(5.74)	$(16.21)	$(44.36)

Had the Company been in a net income position, diluted earnings per share would have included the shares used in the computation of basic net loss per share as well as an additional 289,591, 131,303 and 288,702 shares for 2002, 2001 and 2000, respectively related to outstanding options and warrants not included above (as determined using the treasury stock method at the estimated average market value).

Employee Stock Based Compensation

The Company accounts for employee stock based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. For the years ended December 31, 2001 and 2000 charges for stock compensation included the amortization of deferred compensation charges, which were based on the aggregate differences between the respective exercise price of stock options and their deemed fair market value as of their grant dates. Deferred stock compensation was amortized over the graded vesting period of the underlying options. In 2002, charges for stock compensation of $182,000 were a result of the Company altering the terms of certain employee’s option grants.

SFAS No. 123 “Accounting for Stock-Based Compensation”, established a fair value based method of accounting for employee stock options or similar equity instruments, and encourages adoption of such method for stock compensation plans. However, it also allows companies to continue to account for those plans using the accounting treatment prescribed by APB No. 25. The Company has elected to continue accounting for employee stock option plans according to APB No. 25, and accordingly discloses pro forma data assuming the Company had accounted for employee stock option grants using the fair value based method as defined in SFAS No. 123.

Pro forma information presented below regarding net loss required under SFAS No. 123 has been determined as if the Company had accounted for its stock options under the fair value method of SFAS No. 123. The pro forma net loss per share below reflects both (i) the charge for stock included in the historical net loss and (ii) the expense allocation based on the SFAS No. 123 fair value approach. The fair value for the stock options was estimated at the date of each option grant using Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000: risk-free interest rate ranges from 2% to 5.65%; dividend yields of zero; weighted-average expected lives of the options ranging from 1.0 to 5.0 years; and volatility factors ranging from 100% to 112%.

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company pro forma information is as follows:

	Year ended December 31,
	2002	2001	2000
	In thousands (except per share data)
Net loss, as reported	$(11,264)	$(30,352)	$(64,804)
Deduct: stock based employee compensation expense, included in reported net loss	182	2,003	6,139
Add: stock based employee compensation expense determined under fair value method for all awards	(2,615)	(2,848)	(2,496)

Pro forma net loss	$(13,697)	$(31,197)	$(61,161)

Basic and diluted loss per share:
As reported	$(5.74)	$(16.21)	$(44.36)

Pro forma	$(6.98)	$(16.66)	$(41.86)

During 2002, 2001, and 2000 the weighted-average grant-date fair value of options granted during the year calculated pursuant to SFAS No. 123 were $3.96, $2.90 and $82.74, respectively. During 2002, 2001 and 2000 the weighted-average grant-date fair value of employee stock purchase plan shares issued calculated pursuant to SFAS No. 123 were $1.73, $0.79 and $6.26, respectively.

Comprehensive Income

IGN has adopted SFAS No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting comprehensive income and its components in the financial statements. To date, IGN’s comprehensive loss has equaled its net loss.

Segment Information

IGN has organized its operations into a single operating segment, the sale of advertising, marketing programs and content based on material produced for distribution on the Internet. IGN derives the significant majority of its revenue from operations in the United States.

Recent Accounting Pronouncements

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a disposal of a segment of a business. SFAS No. 144 was effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company has adopted SFAS No. 144 as of January 1, 2002 and did not record any asset impairment charges in 2002; however, future impairment reviews may result in periodic write-downs.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 addresses the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities. The scope of SFAS No. 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 will be effective for financial statements issued for fiscal years beginning after December 31, 2002, with earlier application encouraged. Management has elected early adoption of the standard which has not had a material effect on operations.

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, “Guarantor’s Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others.” FIN No. 45 clarifies the guarantor’s requirements relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees and requires the guarantor to recognize at the inception of a guarantee in a liability for the fair value of the guarantee obligation. FIN No. 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The provisions for the initial recognition and measurement of guarantees are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. IGN has adopted the disclosure requirements for the financial statements included in this form 10-K. The accounting profession and regulatory agencies continue to discuss various provisions of this pronouncement with the objective of providing additional guidance on its application. These discussions and the issuance of any new interpretations, once finalized, could lead to an unanticipated impact on the Company’s future financial results. Therefore, although IGN does not believe these provisions will have a material effect on the Company’s operating results or financial position, the Company will continue to evaluate the impact of FIN 45.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment to FASB Statement No. 123, Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 has not had a material impact on the Company’s financial position or results of operations.

3.     Cash and Cash Equivalents and Restricted Cash

Cash, cash equivalents, and restricted cash consist of the following:

	December 31,
	2002	2001
	(in thousands)
Cash and cash equivalents:
Cash	$1,245	$764
Money market funds	1,537	7,396
Certificate of deposit	125	125
Municipal bonds	500	—

Total cash and cash equivalents	$3,407	$8,285

Restricted cash
Certificate of deposit	781	2,296

Total restricted cash	781	2,296
Cash and cash equivalents and restricted cash	$4,188	$10,581

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Through December 31, 2002, the difference between the fair value and the amortized cost of available-for-sale securities was not significant; therefore, no unrealized gains or losses have been recorded in stockholders’ equity.

4.     Balance Sheet Detail

	December 31,
	2002	2001
	(in thousands)
Goodwill and Intangible Assets
Ameritrack, Inc.	$—	$1,207
Games Sages	4,817	4,817
Vault	550	550

	5,367	6,574
Less accumulated amortization	(3,418)	(4,356)

Goodwill and intangible assets, net	$1,949	$2,218

	December 31,
	2002	2001
	(in thousands)
Fixed Assets
Computers and equipment	$6,071	$6,497
Software	2,183	1,893
Furniture and fixtures	473	2,535
Leasehold improvements	883	4,489

	$9,610	$15,414
Less accumulated depreciation and amortizaton	(8,693)	(9,296)

Fixed assets, net	$917	$6,118

	December 31,
	2002	2001
	(in thousands)
Accrued Liabilities and Other
Accrued compensation	$769	$689
Other accrued liabilities	1,010	1,491

Total accrued liabilities and other	$1,779	$2,180

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.     Restructuring and Asset Impairment Charges

The components of restructuring and other impairment charges are as follows (in thousands):

	Facilities	Severance	Other Impairment	Total
Restructuring and asset impairment charges for 2001	$1,771	$728	$1,672	$4,171
Cash payments	(1,692)	(663)	—	(2,355)
Non-cash charges	(79)	—	(1,672)	(1,751)

Balance at December 31, 2001	—	65	—	65
Restructuring and asset impairment charges for 2002	7,283	73	—	7,356
Cash payments, net of sublease income	(2,163)	(138)	—	(2,301)
Non-cash charges	(3,569)	—	—	(3,569)

Balance at December 31, 2002	$1,551	$—	$—	$1,551

During 2001, the Board of Directors approved and the Company implemented a restructuring program driven by the decline in revenue from 2000 levels and correspondingly, the Company’s need to improve its cost structure by consolidating excess facilities, decreasing headcount and exiting its non-IGN.com networks.

Facilities.    Facility-related charges of $7,283,000 in 2002 were attributable to the abandonment and buyout of the Company’s excess Brisbane headquarters facility lease and the abandonment and subletting of the Company’s New York and Connecticut sales facilities. In the first quarter of 2002, IGN amended its lease for its Brisbane headquarters to reduce its leased square footage and reduced the term of its lease commitment. In connection with this amendment, the Company recorded a facility-related restructuring charge of $4,959,000 which consisted of a lease buyout charge and the write-off of certain leasehold improvements. In the third quarter of 2002, IGN recorded facility-related restructuring charges of $2,324,000 representing the abandonment of its excess New York and Connecticut facilities. This facility-related charge consisted of the write-off of certain leasehold improvements with the majority being attributable to the remaining rent obligations offset by estimated sublease income. The estimated costs of abandoning these leased facilities, including estimated sublease income, were based primarily on market information. As of December 31, 2002, the Company had an accrued restructuring liability of $1,551,000 which represents the discounted difference between approximately $5,400,000 in remaining rental obligations offset by approximately $3,700,000 in estimated sublease income. Actual future cash requirements could differ materially from the accrual at December 31, 2002, particularly if actual sublease income is significantly different from the current estimate. The remaining facility-related liability is expected to be paid-off by 2010.

In 2001, IGN recorded facility-related restructuring charges of $1,771,000 which mainly consisted of rent obligations for abandoned facility capacity in Brisbane.

Severance.     IGN implemented reductions in workforce in 2002 and 2001 where under the Company recorded severance-related restructuring charges of $73,000 and $728,000 in 2002 and 2001, respectively. These reductions in workforce were in response to market conditions and affected approximately 130 employees across all functional areas of IGN. As of December 31, 2002, all severance-related restructuring charges had been paid.

Other Impairment.     In 2001, IGN ceased operating certain of its websites. IGN had acquired the content of these websites through its acquisition of two companies. At the time IGN ceased operations of these websites, the Company had assets of $1,672,000 representing unamortized goodwill that had been recorded as part of the purchase of these two companies. Because IGN did not expect future cash flows from these websites, the entire unamortized goodwill of $1,672,000 was expensed.

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.     Goodwill

As described in Note 2, IGN adopted SFAS No. 142 effective January 1, 2002. SFAS No. 142 requires that goodwill and identifiable intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 provides a six-month transitional period from the effective date of adoption to perform an assessment of whether there is an indication of goodwill impairment at the reporting unit level. To perform the impairment test, it is necessary to identify the Company’s reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities to the reporting units as of the date of adoption. A reporting unit is the same as, or one level below, an operating segment as defined by SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” IGN has only one reporting unit as it operates solely as an Internet media content provider. Additionally, all of the operating components of IGN’s operating segments qualify for aggregation under SFAS No. 142, due to their identical customer base and similarities in economic characteristics and nature of products and services. The Company completed the first step of the transitional goodwill impairment test in the first quarter of 2002 and completed the annual goodwill impairment test in the fourth quarter of fiscal 2002. The first step of the test identifies when impairment may have occurred, while the second step of the test measures the amount of the impairment, if any. The result of our impairment test did not indicate impairment.

The following disclosures are required to be presented at the time SFAS No. 142 is adopted and for all periods presented until all periods are accounted for in accordance with SFAS No. 142. These disclosures include presenting income for periods presented before the adoption of SFAS No. 142 adjusted to exclude the effects of adopting the new standard.

	December 31,
	2002	2001	2000
	(in thousands)
Net loss	$(11,264)	$(30,352)	$(64,804)
Add back goodwill amortization	—	3,692	4,001

Adjusted net loss	$(11,264)	$(26,660)	$(60,803)

Basic and diluted net loss per share	$(5.74)	$(16.21)	$(44.36)
Add back goodwill amortization per share	—	1.98	2.74

Adjusted basic and diluted net loss per share	$(5.74)	$(14.23)	$(41.62)

7.     Stockholders’ Equity

Convertible Preferred Stock

All shares of previously outstanding preferred stock were converted into 1,419,995 shares of common stock upon the closing of our initial public offering in March 2000. In March 2000, IGN decreased its authorized preferred stock from 20,000,000 to 5,000,000 shares. No preferred stock was outstanding as of December 31, 2002 or December 31, 2001.

Holders of IGN’s preferred stock were entitled to one vote for each share of common stock into which the preferred stock was convertible.

Warrants

In April 1999 and October 1999 IGN issued warrants to purchase 21,063 and 14,064 shares, respectively, of Series B-1 preferred stock (2,927 shares of common stock as converted) in connection with lease financing. In

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accordance with SFAS No. 123, IGN valued the warrants using the Black-Scholes option pricing model at $14.88 and $36.18 per preferred series B-1 share, respectively. The following assumptions were used in the pricing model: preferred stock price of $25.32 and $60.00, exercise price of $18.99 and $42.66, option term of five years, risk-free rate of interest of 6%, 50% volatility, and a dividend yield of 0%. On March 24, 2000, the lessor exercised the warrants associated with these credit facilities and executed a non-cash conversion into 1,665 shares of our common stock. The value of the warrants (approximately $206,000) was recognized as additional interest expense during 2000 and 1999.

In November 1999, IGN issued a series of warrants to purchase 180,000 shares of Series B-1 preferred stock (15,000 shares of common stock as converted), in connection with entering into a term loan agreement. In accordance with SFAS No. 123, IGN valued the warrants using the Black-Scholes option pricing model at $14.40 and $18.06 per preferred share. The following assumptions were used in the option pricing model: preferred stock price of $48.00, exercise price of $50.64, term of 2 to 3 years, risk free rate of interest of 6%, 50% volatility and a dividend yield of 0%. The value of the warrants (approximately $742,000) was expensed during 2000 and 1999 as additional interest expense. Warrants to purchase 15,000 shares of common stock expired unexercised in 2000.

In connection with the private placement offering in June 2002, wherein IGN issued and sold to institutional investors 285,715 shares of common stock at a price of $7.00 per share, IGN also issued warrants to purchase up to 85,715 shares of common stock with an exercise price of $9.00 per share and a term of five years. Additionally, in lieu of issuance costs, the Company issued a warrant to purchase up to 6,500 shares of common stock, with an exercise price of $10.00 per share and a term of five years, to a placement agent for its services in the private placement. In accordance with SFAS No. 123, IGN valued the 6,500 warrants using the Black-Scholes option pricing model at $4.01 per common share. The following assumptions were used in the option pricing model: common stock price of $7.00, exercise price of $10.00, option term of 3 years, risk free rate of interest of 5%, 100% volatility and a dividend yield of 0%. The value of the warrants (approximately $26,000) was booked as a reduction against the private placement proceeds.

Notes Receivable from Stockholders

In October 1999, IGN loaned $333,000 to its CFO, Jim Tolonen, secured by a full recourse promissory note and stock pledge agreement in connection with his purchase of 100,000 shares of Series B-1 preferred stock at $6.33 per share. The note accrues interest at 5.86%, payable annually, and was due and payable on October 20, 2003. Under the terms of the promissory note, principal of $6,938 per month and interest were to be forgiven monthly pending Mr. Tolonen’s continued employment with IGN. Mr. Tolonen resigned from IGN on December 31, 2002; a balance of $70,000 remained on the note. This amount was repaid in full in March of 2003.

In November 1999, IGN loaned an aggregate of $600,000 to its CFO, Jim Tolonen, secured by a full recourse promissory note and a stock pledge agreement in connection with the exercise of options for 19,445 shares of common stock at $36.00 per share. The note accrues interest 6.08%, payable annually, and was due and payable on November 20, 2003. In January 2001, the promissory note was effectively offset by a repurchase of 16,667 shares common stock; however, the repurchase has been reflected in the financial statements as if it had occurred on the date approved by the board of directors in December 2000.

Common Stock- Initial Public Offering

In March 2000, IGN completed its initial public offering of 347,222 shares of common stock at an offering price of $198.00 per share, as adjusted for the Company’s one-for-three and one-for-six reverse stock splits, which were effective March 6, 2001 and September 24, 2001. IGN realized proceeds, net of underwriting discounts, commission and issuance costs, of approximately $62,114,000.

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Common Stock- Private Placement Offering

In June 2002, IGN issued and sold to institutional investors 285,715 shares of common stock at a price of $7.00 per share and warrants to purchase up to 85,715 shares of common stock with an exercise price of $9.00 per share and a term of five years. In connection with this sale, the Company raised gross proceeds of approximately $2,000,000 and incurred approximately $232,000 of cash based issuance costs and issued a warrant to purchase up to 6,500 shares of common stock, with an exercise price of $10.00 per share and a term of five years, to a placement agent for its services in the private placement.

1999 and 2000 Equity Incentive Plans

In February 1999, the board of directors approved the 1999 Equity Incentive Plan (the “1999 Plan”). The 1999 Plan provides for option grants at an option price no less than 85% of the fair market value of the stock subject to the option on the date the option is granted. The options must vest at a rate of at least 20% per year over five years from the date the option was granted. However, in the case of options granted to officers, directors, or consultants, the options may vest at any time established by IGN. All options under the 1999 Plan expire ten years after their grant. The 1999 Plan also provides for restricted stock awards. The purchase price of restricted stock under these awards may not be less than 85% of the fair market value of the stock on the date the award is made or at the time the purchase is consummated.

In February 2000, the board of directors adopted the 2000 Equity Incentive Plan (the “2000 Plan”). The 2000 Plan was substantially similar to the 1999 Plan. In addition, each January 1, beginning in 2001, the aggregate number of shares reserved for issuance under this plan will increase automatically by a number of shares equal to 5% of the outstanding shares of capital stock on December 31 of the preceding year. In March 2000, the 2000 Plan became effective. No further grants were made from the 1999 Plan subsequent to the effective date of the 2000 Plan; all authorized shares not issued were transferred to the 2000 Plan.

In January 2003 and 2002, 109,146 and 90,203 shares, respectively, were added to the 2000 Plan under its annual evergreen provision.

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate activity under the 1999 and 2000 Plans is summarized as follows:

	Shares available for grant	Options Outstanding
		Number of shares	Price per share	Weighted average exercise price
Balance at December 31, 1999	133,018	119,912	$ 0.84 —$144.00	$36.42
Authorized March 2000	277,778
Restricted stock granted	(23,181)
Restricted stock repurchased	35,347
Options granted	(256,522)	256,694	$ 6.78 —$198.00	$96.84
Options canceled	117,910	(117,956)	$ 0.84 —$198.00	$91.98
Options exercised	—	(8,591)	$ 0.84 —$ 36.00	$6.06

Balance at December 31, 2000	284,350	250,059	$ 0.84 —$198.00	$73.26
Authorized January 2001	104,360
Restricted stock repurchased	15,141
Options granted	(536,599)	536,599	$ 0.99 —$ 12.38	$3.90
Options canceled	230,761	(230,761)	$ 0.84 —$198.00	$52.62
Options exercised	—	(5,738)	$ 0.84 —$ 12.00	$1.53

Balance at December 31, 2001	98,013	550,159	$ 0.84 —$198.00	$21.99
Authorized January 2002	90,203
Restricted stock repurchased	10,759
Options granted	(195,084)	195,084	$ 4.56 —$ 12.12	$5.30
Options canceled	156,613	(156,613)	$ 0.84 —$198.00	$23.96
Options exercised	—	(45,139)	$ 0.84 —$ 9.00	$2.21

Balance at December 31, 2002	160,504	543,491	$ 0.84 —$198.00	$11.46

The following table summarizes information regarding options outstanding and exercisable at December 31, 2002 under the 1999 and 2000 Plans:

Range of exercise prices	Number outstanding	Number exercisable	Weighted average exercise price	Weighted average remaining contractual life (years)
$ 0.84 — $ 4.96	280,427	129,564	$ 2.07	9.04
$ 5.50 — $ 12.38	213,134	110,553	$ 7.49	8.77
$24.00 — $ 46.13	18,003	17,122	$ 38.34	7.40
$54.00 — $198.00	31,927	20,925	$105.33	7.30

	543,491	278,164	$ 11.46	8.78

At December 31, 2002, 2001 and 2000, 278,164, 179,482 and 25,640 shares were exercisable, respectively, under the 1999 and 2000 plans.

2000 Employee Stock Purchase Plan

In February 2000, the board of directors adopted the 2000 Employee Stock Purchase Plan (“ESPP”) and reserved 27,778 shares of common stock under this plan. The ESPP became effective on the first business day on which price quotations for IGN common stock were available on the NASDAQ National Market, March 21, 2000. On each January 1, beginning in 2001, the aggregate number of shares reserved for issuance under the ESPP will increase automatically by a number of shares equal to 1% of the outstanding shares on December 31 of the preceding year. In January 2003 and 2002, 21,829 and 18,041 shares, respectively, were added to the ESPP under its annual evergreen provision.

On October 23, 2002, IGN registered an additional 100,000 shares to be reserved for issuance under the ESPP. The aggregate number of shares reserved for issuance under the ESPP may not exceed 277,778 shares; 83,558 shares remained available for issuance as of December 31, 2002.

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Employee Stock Issuances

Outside of IGN’s 1999 and 2000 Plans, IGN issued shares of common stock and option grants to founders and employees. Certain of these shares were sold pursuant to restricted stock purchase or option agreements containing provisions that give IGN the right to repurchase a certain number of shares as established by the board of directors. As of December 31, 2002, 27,780 options granted outside of the 1999 and 2000 plans were outstanding.

Treasury Stock

In December 2000, the Board of Directors authorized a stock repurchase program under which IGN is authorized to repurchase up to 277,778 shares of our common stock in the open market for cash. Repurchases may be made from time to time at market prices and as market and business conditions warrant. No time limit has been set for the completion of the program. As of December 31, 2002 and 2001, IGN had repurchased 270,501 and 269,311 shares, respectively, at an average per share purchase price of $4.35.

8.    Provision for Income Taxes

As of December 31, 2002, IGN had federal net operating loss carryforwards of approximately $115,000,000. The net operating loss carryforwards will expire in 2019 through 2022. Utilization of the net operating loss may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of IGN’s deferred tax assets were as follows:

	December 31,
	2002	2001
	(in thousands)
Deferred tax assets
Net operating losses	$44,900	$41,200
Other	1,700	2,800

Total deferred tax assets	46,600	44,000
Valuation allowance	(46,600)	(44,000)

Net deferred tax assets	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2,600,000 and $8,900,000 in 2002 and 2001, respectively.

9.     Gain on Sale of Assets

On January 16, 2002 IGN completed the sale of its HighSchoolAlumni.com network to Reunion.com, a private company for approximately $1,000,000 in cash. In the first quarter of 2002, the Company recorded a gai of $1,114,000 in association with the transaction, which represents cash received plus the deferred revenue balance as of January 15, 2002 related to the unrecognized portion of subscription money received from the HighSchoolAlumni.com subscription program less the net unamortized value of the Company’s 1999 acquisition of Ameritrack.

IGN ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.     Commitments

Capital Lease Obligations

At December 31, 2001, IGN owed a total of $1,613,000 in principal relative to its capital lease obligations. In January 2002, IGN paid off the entire outstanding balance owed on these leases thus transferring ownership of the assets to IGN and ending any associated liability under the leases.

The cost of assets under capital lease arrangements was $4,900,000 at December 31, 2001 and the related accumulated depreciation was $4,800,000. No assets were held under capital lease as of December 31, 2002.

Operating Leases

IGN is under a lease commitment through February 2004 for its headquarters facility in Brisbane, CA. The Company also leases sales and support offices in Los Angeles and New York with commitment dates through July 2003 and October 2004, respectively.

In addition to the facilities mentioned above, the Company is under lease commitments for excess facilities in Connecticut and New York through June 2005 and October 2010, respectively. These excess facilities have been accounted for under IGN’s current restructuring program (also see Note 5). With respect to the Company’s excess New York facility, in July 2002 IGN entered into a sublease agreement with a term through July 2004 and two twelve-month options to renew thereafter. As of December 31, 2002, in connection with our Brisbane and excess New York facility leases, IGN is committed under irrevocable standby letters of credit totaling $781,000 as security deposits for these facilities. Irrevocable standby letters of credit are classified as restricted cash on the accompanying balance sheets at December 31, 2002 and 2001.

In January 2003, the Company further amended its Brisbane lease to occupy more square footage in its present building but the lease termination date of February 2004 was not changed.

The following table summarizes IGN’s future minimum lease payments under all non-cancelable operating leases that expire at various times through 2010 and future sublease income under non-cancelable sublease as of December 31, 2002 (inclusive of increased rental obligations from the Company’s January 2003 Brisbane lease amendment):

	Occupied Facilities	Excess Facilites	Total
Year Ended December 31,
2003	$597	$708	$1,305
2004	154	711	865
2005	58	683	741
2006		688	688
2007		688	688
Thereafter		1,949	1,949

	809	5,427	6,236
Less: future sublease income		(876)	(876)

Minimum lease payments	$809	$4,551	$5,360

IGN recorded rent expense of approximately $1,214,000, $3,398,000 and $2,606,000 in 2002, 2001 and 2000, respectively.

SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (Unaudited)

The following table presents selected unaudited consolidated financial results for each of the eight quarters in the two-year period ended December 31, 2002. In the Company’s opinion, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement of the financial information for the period presented.

	Quarters ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	(in thousands, except per share data)
Year ended December 31, 2002:
Revenue	$2,321	$2,563	$2,276	$4,190
Cost of revenue	402	372	280	294

Gross profit	1,919	2,191	1,996	3,896
Operating expenses:
Production and content	1,061	889	962	792
Engineering and development	1,303	725	694	608
Sales and marketing	1,363	1,294	1,301	1,783
General and administrative	555	625	450	506
Stock-based compensation	41	—	141	—
Amortization of goodwill	—	—	—	—
Restructuring and impairment	5,032	—	2,324	—
Gain on sale os assets	(1,114)	—	—	—

Total operating expenses	8,241	3,533	5,872	3,689
Earnings from operations	(6,322)	(1,342)	(3,876)	207
Interest and other income (expense), net	29	25	18	(3)

Net earnings	$(6,293)	$(1,317)	$(3,858)	$204

Net earnings per share—basic	$(3.58)	$(0.71)	$(1.82)	$0.09

Net earnings per share—diluted				$0.09

	Quarters ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	(in thousands, except per share data)
Year ended December 31, 2001:
Revenue	$2,512	$2,309	$2,100	$2,766
Cost of revenue	1,232	728	592	409

Gross profit	1,280	1,581	1,508	2,357
Operating expenses:
Production and content	2,471	1,755	1,509	1,292
Engineering and development	2,157	1,678	1,468	1,104
Sales and marketing	4,110	2,841	1,799	1,372
General and administrative	1,427	1,160	719	939
Stock-based compensation	1,303	488	106	106
Amortization of goodwill	1,123	1,120	849	600
Restructuring and impairment	1,958	2,033	—	180

Total operating expenses	14,549	11,075	6,450	5,593
Earnings from operations	(13,269)	(9,494)	(4,942)	(3,236)
Interest and other income (expense), net	321	141	85	42

Net earnings	$(12,948)	$(9,353)	$(4,857)	$(3,194)

Net earnings per share—basic	$(6.76)	$(4.96)	$(2.60)	$(1.80)

IGN ENTERTAINMENT, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2003	December 31, 2002(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,500	$3,407
Accounts receivable, net	2,156	2,929
Prepaid expenses and other current assets	626	531

Total current assets	6,282	6,867
Restricted cash	794	781
Goodwill, net	1,949	1,949
Fixed assets, net	1,005	917
Other assets	84	84

Total assets	$10,114	$10,598

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,391	$1,067
Accrued liabilities and other	1,549	1,779
Deferred revenue	1,045	1,071
Current accrued restructuring charges	239	236

Total current liabilities	4,224	4,153
Accrued restructuring charges, less current portion	1,253	1,315
Deferred rent	347	399
Stockholders’ equity:
Common stock, $0.001 par value: 100,000,000 shared authorized, 2,231,309 and 2,182,911, shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	2	2
Treasury stock 270,501 at March 31, 2003 and December 31, 2002	(1,176)	(1,176)
Additional paid-in capital	152,207	152,156
Other stockholders’ equity	—	(70)
Accumulated deficit	(146,743)	(146,181)

Total stockholders’ equity	4,290	4,731

Total liabilities and stockholders’ equity	$10,114	$10,598

(1)	The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by generally accepted principles for complete financial statements.

See notes to condensed financial statements

IGN ENTERTAINMENT, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Revenue	$3,354	$2,321
Cost of revenue	277	402

Gross profit	3,077	1,919
Operating expenses:
Production and content	781	1,061
Engineering and development	642	1,303
Sales and marketing	1,637	1,363
General and administrative	584	555
Stock-based compensation (a)	—	41
Restructuring and asset impairment charges	—	5,032
Gain on sale of assets	—	(1,114)

Total operating expenses	3,644	8,241

Loss from operations	(567)	(6,322)
Interest income, net	5	29

Net loss	$(562)	$(6,293)

Basic and diluted net loss per share	$(0.26)	$(3.58)

Shares used in per share calculation	2,191	1,760

(a) Stock-based compensation relates to the following:
Cost of revenue		$—
Production and content		6
Engineering and development		20
Sales and marketing		15
General and administrative		—

Total		$41

See notes to condensed financial statements

IGN ENTERTAINMENT, INC.

STATEMENT OF CASH FLOWS (unaudited)

(in thousands)

	Three Months Ended March 31,
	2003	2002
Cash flows from operations
Net (loss)	$(562)	$(6,293)
Reconciliation to net cash provided by (used in) operating activities:
Depreciation and amortization	175	899
Stock-based compensation	—	41
Non-cash restructuring and asset impairment charges	—	2,905
Gain on sale of assets	—	(1,114)
Other non-cash items, net	9	(72)
Changes in assets and liabilities:
Accounts receivable	764	494
Prepaid expenses and other assets	(95)	318
Accounts payable and accrued liabilities	94	(950)
Deferred revenue	(26)	196
Accrued restructuring	(59)	(10)
Deferred rent	(52)	57

Net cash provided by (used in) operating activities	248	(3,529)

Cash flows from investing activities
Establishment of facility letters of credit	(13)	(69)
Reduction in facility letters of credit	—	1,584
Purchases of fixed assets	(263)	(361)
Proceeds from sale of assets	—	1,000
Net refund on tenant improvements	—	335

Net cash (used in) provided by investing activities	(276)	2,489

Cash flows from financing activities
Officer loan repayment	70	—
Proceeds from other issuance of common stock to employees, net of repurchases	51	26
Repayment of equipment financing obligations	—	(1,613)
Purchase of stock for treasury	—	(4)

Net cash provided by (used in) financing activities	121	(1,591)

Net increase (decrease) in cash and cash equivalents	93	(2,631)
Cash and cash equivalents at beginning of period	3,407	8,285

Cash and cash equivalents at end of period	$3,500	$5,654

See notes to condensed financial statements

IGN ENTERTAINMENT, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.     FINANCIAL STATEMENT PRESENTATION AND SUMMARY OF SIGNIFICANT           ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates. The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes required by generally accepted accounting principles and should, therefore, be read in conjunction with our annual report on Form 10-K, as amended by Amendment No. 1 to Form 10-K for the year ended December 31, 2002. These financial statements include all normal recurring adjustments that we believe necessary for a fair presentation of the statements. Certain reclassifications, none of which affected net loss, have been made to the prior periods’ amounts in order to conform to the current period’s presentation.

Reference herein to “IGN” or the “Company” shall mean IGN Entertainment, Inc. The results of operations for the three months ended March 31, 2003 and 2002 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending December 31, 2003.

Employee Stock Based Compensation

The Company accounts for employee stock based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Pro forma information presented below regarding net loss required under SFAS No. 123 “Accounting for Stock-Based Compensation”, has been determined as if the Company had accounted for its stock options under the fair value method of SFAS No. 123. The pro forma net loss per share below reflects both (i) the charge for stock included in the historical net loss and (ii) the expense allocation based on the SFAS No. 123 fair value approach. For the three months ended March 31, 2003, the fair value for the stock options was estimated at the date of each option grant using Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 2%; dividend yields of zero; weighted-average expected lives of the options of 4.0 years; and volatility factors of 84%. No options were granted in the three months ended March 31, 2002.

The Company pro forma information is as follows (in thousands, except per share data):

	Three Months Ended March 31,
	2003	2002
Net loss, as reported	$(562)	$(6,293)
Deduct: stock based employee compensation expense, included in reported net loss	—	41
Add: stock based employee compensation expense determined under fair value method for all awards	(436)	(735)

Pro forma net loss	$(998)	$(6,987)

Basic and diluted loss per share:
As reported	$(0.26)	$(3.58)

Pro forma	$(0.46)	$(3.97)

IGN ENTERTAINMENT, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 addresses the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities. The scope of SFAS No. 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 will be effective for financial statements issued for fiscal years beginning after December 31, 2002, with earlier application encouraged. Management has elected early adoption of the standard which has not had a material effect on operations.

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, “Guarantor’s Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others.” FIN No. 45 clarifies the guarantor’s requirements relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees and requires the guarantor to recognize at the inception of a guarantee in a liability for the fair value of the guarantee obligation. FIN No. 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The provisions for the initial recognition and measurement of guarantees are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. IGN has adopted the disclosure requirements for the financial statements included in this form 10-Q. The accounting profession and regulatory agencies continue to discuss various provisions of this pronouncement with the objective of providing additional guidance on its application. These discussions and the issuance of any new interpretations, once finalized, could lead to an unanticipated impact on the Company’s future financial results. Therefore, although IGN does not believe these provisions will have a material effect on the Company’s operating results or financial position, the Company will continue to evaluate any new authoritative guidance that is issued relating to FIN No. 45.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment to FASB Statement No. 123, Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The additional disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The Company has included its disclosure under SFAS 148 is included in Note 7. IGN has elected to continue to follow the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25 (or APB 25), Accounting for Stock Issued to Employees, to account for employee stock options.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provision of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN No. 46 will have a material effect on operation results or financial condition.

IGN ENTERTAINMENT, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

2.    THE COMPANY

IGN is an Internet media company that operates a network of web sites that comprise the Internet’s leading information and entertainment destination for teen and young adult gamers. The Company’s web sites are primarily focused on editorial content, products and services relating to computer and video gaming and other forms of video and audio entertainment. As an Internet media company, IGN’s revenue is derived principally from:

•	advertising, marketing and commerce programs sold to companies that wish to reach its audience for branding, education and sales of their products and services;

•	a subscription program, IGN Insider, whereby paid subscribers have access to premium content and services on the Company’s web sites; and

•	an online game store where members of the Company’s audience can purchase computer and video game related merchandise as well as DVDs.

The Company provides its business customers with various advertising and marketing solutions, targeted communications to its audience and contextual integration of their products and services into its content. IGN serves its audience by providing both free and subscription based editorial content, including previews and reviews of the latest video games and accessories; an online community forum including message boards, classifieds and interactive games; an online store with access to purchase third party merchandise and other related services.

IGN organizes its web sites around networks and channels that target different segments of the teen and young adult demographic. Currently, IGN’s networks are:

•	IGN Games, which contains separate channels for all the different gaming platforms, as well as separate channels for its online store, message boards, codes and guides; and

•	IGN Entertainment, which contains separate channels covering DVDs, male lifestyle, gear, movies, television, music, cars and science-fiction.

3.     NET LOSS PER SHARE

Basic and diluted net loss per share are presented in conformity with the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share,” for all periods presented.

In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase.

IGN ENTERTAINMENT, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

The following table presents the calculation of basic and diluted net loss per common share (in thousands, except per share data):

	Quarter Ended March 31,
	2003	2002
Net loss	$(562)	$(6,293)

Basic and diluted:
Weighted average shares of common stock outstanding	2,194	1,810
Less: weighted average shares subject to repurchase	(3)	(50)

xWeighted average shares used in computing basic and diluted net loss per share	2,191	1,760

Basic and diluted net loss per share	$(0.26)	$(3.58)

4.     RESTRUCTURING CHARGES

During 2001, the Board of Directors approved and the Company implemented a restructuring program driven by the decline in revenue from 2000 levels and correspondingly, the Company’s need to improve its cost structure by consolidating excess facilities, decreasing headcount and exiting its non-IGN.com networks. No restructuring charges were recorded in the first quarter of 2003. Components of and changes in accrued restructuring charges for the three months ended March 31, 2003 were as follows (in thousands):

	Lease	Severance	Total
Balance at December 31, 2002	$1,551	$—	$1,551
Provisions	—	—	—
Cash payments, net	(59)	—	(59)

Balance at March 31, 2003	$1,492	$—	$1,492

5.     COMMITMENTS

IGN is under a lease commitment through February 2004 for its headquarters facility in Brisbane, California. The Company also leases sales and support offices in Los Angeles and New York with commitment dates through July 2003 and October 2004, respectively.

In addition to the facilities mentioned above, the Company is under lease commitments for excess facilities in Connecticut and New York through June 2005 and October 2010, respectively. These excess facilities have been accounted for under IGN’s current restructuring program. With respect to the Company’s excess New York facility, in July 2002 IGN entered into a sublease agreement with a term through July 2004 and two twelve-month options to renew thereafter. As of March 31, 2003, IGN is committed under irrevocable standby letters of credit totaling $794,000 as security deposits for its Brisbane and excess New York facilities. Irrevocable standby letters of credit are classified as restricted cash on the accompanying balance sheets at March 31, 2003 and December 31, 2002.

IGN ENTERTAINMENT, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

The following table summarizes IGN’s future minimum lease payments under all non-cancelable operating leases that expire at various times through 2010 and future sublease income under non-cancelable sublease as of March 31, 2003:

	Occupied Facilities	Excess Facilites	Total
Nine Months Ended December 31, 2003	$438	$532	$970
Years Ended December 31,
2004	154	711	865
2005	58	683	741
2006	—	688	688
2007	—	688	688
2008	—	688	688
Thereafter	—	1,261	1,261

	650	5,251	5,901
Less: future sublease income		(740)	(740)

Minimum lease payments	$650	$4,511	$5,161

6.     SUBSEQUENT EVENT

On May 2, 2003, the Company and GHP Acquisition Corp. (“GHP”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, GHP will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a privately-held Company. At the effective time of the Merger, all outstanding shares of the Company’s common stock will be converted into the right to receive $12 per share in cash (without interest). Additionally, all options and warrants (other than options and warrants that are not automatically cancelable in connection with the Merger) to purchase Company common stock that are outstanding as of immediately prior to the Merger and whose exercise prices are less than $12 per share will be converted into the right to receive for each share of Company common stock subject to such options or warrants an amount in cash equal to the difference between $12 and the exercise price of such option (without interest and net of any per share tax withholding). The transaction will constitute a taxable purchase of the Company securities.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

between

GHP ACQUISITION CORP.

and

IGN ENTERTAINMENT, INC.

Dated as of May 2, 2003

(i)

(ii)

Page
10.11 Extension; Waivers	A-36
10.12 Severability	A-37
10.13 Enforcement of Agreement	A-37
10.14 Certain Definitions	A-37

Exhibits
Exhibit A – Form of Voting Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 2, 2003, between GHP Acquisition Corp., a Delaware corporation (“Buyer”), and IGN Entertainment, Inc., a Delaware corporation (“Seller”).

RECITALS

A.    The special committee of the Board of Directors of Seller (the “Seller Board”) consisting solely of disinterested directors (the “Special Committee”), subject to the terms and conditions set forth herein, has unanimously (i) determined that (A) the merger of Buyer with and into Seller in accordance with this Agreement, pursuant to which the separate existence of Buyer shall thereupon cease (the “Merger”), is advisable and in the best interests of Seller and its stockholders (other than Christopher Anderson and Mark Jung (together, the “Continuing Stockholders”)), and (B) the Merger Consideration (as defined in Section 4.1 below) to be received for outstanding shares of common stock, par value $0.001 per share, of Seller (the “Seller Common Shares”) and outstanding options and warrants to purchase Seller Common Shares in the Merger is fair to the stockholders of Seller who will be entitled to receive such Merger Consideration (other than the Continuing Stockholders), (ii) recommended that the Seller Board approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and (iii) recommended approval and adoption by the stockholders of Seller of this Agreement and the transactions contemplated hereby.

B.    The Seller Board has received a fairness opinion from Alliant Partners relating to the transactions contemplated hereby as more fully described herein.

C.    The respective boards of directors of Buyer and Seller, subject to the terms and conditions set forth herein and, in the case of Seller Board, after the unanimous recommendation of the Special Committee, each have determined that a business combination between Buyer and Seller is in the best interests of their respective companies and stockholders, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

D.     As a condition to the willingness of Buyer to enter into this Agreement, two directors of Seller, Christopher Anderson and Mark Jung, have each entered into a Voting Agreement, dated as of the date hereof, with Buyer (the “Voting Agreement”), in the form attached as Exhibit A hereto, pursuant to which each such director has agreed, among other things, to vote his shares of common stock, par value $0.001 per share, of Seller in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement.

E.     Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1—THE MERGER

1.1     The Merger.     Upon and subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), Buyer shall be merged with and into Seller in accordance with this Agreement and the separate existence of Buyer shall thereupon cease. Seller shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the “DGCL”).

1.2     The Closing.     Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, at 10:00 a.m., local time, on the first business day immediately following the day on which the last of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith (excluding the delivery of any documents to be delivered at the Closing by any of the parties so long as the requirement to deliver such documents is susceptible of being satisfied) or (b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3     Effective Time.     If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger satisfying the requirements of the DGCL to be properly executed, verified and delivered for filing in accordance with the DGCL on the Closing Date. The Merger shall become effective upon the endorsement of the filing date of the Certificate of Merger by the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DGCL as the effective time of the Merger (the “Effective Time”).

1.4     Tax Consequences.     It is intended that the Merger will constitute a taxable purchase of the stock of the Seller by Buyer for federal income tax purposes and will not constitute a reorganization within the meaning of Section 368(a) of the Code. The Buyer and Seller will each treat the Merger as a taxable purchase and sale of stock and report consistently therewith for federal, state, local and foreign income tax purposes. Neither the Buyer nor Seller will knowingly take any action that would cause the Merger not to qualify as a taxable purchase and sale of stock.

ARTICLE 2—CHARTER AND BYLAWS OF THE SURVIVING ENTITY

2.1     Charter.     The Certificate of Incorporation of the Surviving Entity immediately following the Effective Time shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Buyer immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Seller and (ii) the identity of the incorporator shall be deleted.

2.2     Bylaws.     The Bylaws of the Surviving Entity immediately following the Effective Time shall be amended and restated in its entirety to be identical to the Bylaws of Buyer immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Seller.

ARTICLE 3—DIRECTORS AND OFFICERS OF THE SURVIVING ENTITY

3.1     Directors.     The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified.

3.2     Officers.     The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

ARTICLE 4—EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

4.1     Effect on the Seller Common Shares.

(a)     At the Effective Time, each Seller Common Share issued and outstanding immediately prior to the Effective Time (other than those Seller Common Shares to be canceled pursuant to Section 4.1(c) hereof and Dissenting Shares (as defined in Section 4.3)) shall, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the securities of any of these entities, be converted into the right to receive $12.00 in cash (as adjusted for stock splits, stock dividends, combinations and the like), without interest (the “Merger Consideration”).

(b)     As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all Seller Common Shares converted pursuant to Section 4.1(a) shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate representing any Seller Common Shares (a “Certificate”) shall thereafter cease to have any rights with respect to such Seller Common Shares, except the right to receive the Merger Consideration upon the surrender of such Certificate.

(c)     At the Effective Time, each Seller Common Share issued and held in Seller’s treasury, if any, and each Seller Common Share held by Buyer, if any, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the securities of any of these entities, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be paid with respect thereto.

4.2     Effect on Capital Stock of Buyer.     At the Effective Time, each share of common stock, par value $0.01 per share, of Buyer (the “Buyer Common Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the securities of any of these entities, be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Entity and each share of Series A Redeemable Preferred Stock, par value $0.01 per share, of Buyer (the “Buyer Preferred Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the securities of any of these entities, be converted into and become one fully paid and non-assessable share of Series A Redeemable Preferred Stock, par value $0.01 per share, of the Surviving Entity with all the rights and privileges set forth in the Certificate of Incorporation of the Surviving Entity in accordance with Section 2.1.

4.3     Dissenting Shares.     For purposes of this Agreement, “Dissenting Shares” means Seller Common Shares held as of the Effective Time by a stockholder of Seller who has not voted such Seller Common Shares in favor of the approval and adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with applicable law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, unless such stockholder of Seller shall have forfeited his, her or its right to appraisal under applicable law or properly withdrawn, his, her or its demand for appraisal. If such dissenting stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration in respect of such Seller Common Shares pursuant to Section 4.1.

The Seller shall give the Buyer (i) prompt notice of any written demands for appraisal of any Seller Common Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Seller and (ii) the opportunity, prior to the Effective Time to participate at its own expense, and after the Effective Time, direct all negotiations and proceedings with respect to demands for appraisal under applicable law. The Seller shall not, except with the prior written consent of the Buyer (which consent will not be unreasonably withheld), make any payment with respect to any demands for appraisal of Seller Common Shares or offer to settle or settle any such demands.

4.4     Stock Options; Employee Stock Purchase Plan; Warrants Non-Plan Options.

(a)     Pursuant to Section 11(c) of Seller’s 1999 Stock Plan (the “1999 Plan”), if the Buyer does not assume the outstanding Seller Options (as defined below) thereunder at the Effective Time, all Seller Options thereunder shall become immediately vested as of, and expire if not exercised at or prior to, the Effective Time. Pursuant to Section 10 of Seller’s 2000 Equity Incentive Plan (the “2000 Plan”), if the Buyer does not assume the outstanding Seller Options thereunder at the Effective Time, then the Seller Options shall expire at such time and on such conditions as the Seller Board may determine. At the Effective Time, Buyer shall not assume any outstanding option (collectively, the “Seller Options”) to purchase Seller Common Shares granted under the 1999 Plan and 2000 Plan (collectively, the “Seller Option Plans”) and shall not substitute any equivalent option or right for any such Seller Option and the Seller Board has determined that all outstanding Seller Options issued under the 2000 Plan shall be canceled, without any acceleration of vesting, if unexercised as of the Effective Time. Accordingly, subject to the following sentence, (a) each outstanding Seller Option issued under the 1999 Plan shall vest completely as of the Effective Time and, if not thereafter exercised, shall be canceled, and (b) each outstanding Seller Option issued under the 2000 Plan that is not exercised as of the Effective Time shall, at the Effective Time, be canceled and no outstanding Seller Option under the 2000 Plan shall be subject to accelerated vesting other than as described in Section 5.3 of the Seller Disclosure Letter. In accordance with Section 4.5(c), the portion of each Seller Option outstanding immediately prior to the Effective Time that is vested and exercisable for Seller Common Shares (including, without limitation, Seller Options whose terms provide for accelerated vesting contingent upon the Closing (which are described in Section 5.3 of the Seller Disclosure Letter) and all outstanding Seller Options issued under the 1999 Plan that are not exercised at or prior to the Effective Time), will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive, as consideration for cancellation of each such Seller Option, cash (without interest) in an amount equal to the product of (i) the number of Seller Common Shares receivable upon exercise of such Seller Option and (ii) the Merger Consideration less the exercise price per share attributable to such Seller Option; provided, however, that pursuant to Section 4.7, the Surviving Entity and the Buyer shall be entitled to deduct and withhold from such payment made to the holder of a Seller Option any federal and state income and employment-related Taxes (as defined in Section 5.11 hereof) that would have been imposed on such holder if such holder had exercised its Seller Options immediately prior to the Effective Time (whether or not such Seller Options were exercisable immediately prior to the Effective Time). Notwithstanding the foregoing, if the exercise price per share provided for in any such canceled Seller Option equals or exceeds the Merger Consideration, no cash shall be paid with regard to such canceled Seller Option to the holder of such canceled Seller Option. Subject to Section 7.2, Seller shall take all commercially reasonable actions necessary to ensure that (i) all Seller Options, to the extent not exercised prior to the Effective Time, shall terminate and be canceled as of the Effective Time and thereafter shall be of no further force or effect, (ii) no Seller Options are granted after the date hereof, and (iii) the Seller Option Plans and any and all other outstanding option arrangements or plans of Seller shall terminate as of the Effective Time.

(b)     Seller has suspended the Offering Period that would have commenced May 1, 2003 under its Employee Stock Purchase Plan (the “ESPP”) and will not permit this Offering Period nor any other Offering Period from commencing following April 30, 2003. Capitalized terms in this Section, if not otherwise defined in this Agreement, have the meanings ascribed to them in the ESPP.

(c)     In connection with the Merger, each outstanding warrant (collectively, the “Seller Warrants”) to purchase Seller Common Shares and option to purchase Seller Common Shares not under any Seller Option Plan (“Non-Plan Options”), which has not been exercised by the Effective Time, shall, at the Effective Time, be canceled to the extent such securities allow the Seller to unilaterally terminate them in connection with the Merger or to the extent that such securities do not allow Seller to unilaterally terminate them, Seller shall use all commercially reasonable efforts to cause such holders to agree to cancel or exercise their Seller Warrants or Non-Plan Options, as the case may be, at or prior to the Effective Time. Subject to the next sentence of this Section 4.4(c), each Seller Warrant and Non-Plan Option (other than Seller Warrants and Non-Plan Options whose terms do not provide that they can be canceled and whose holders have not agreed to cancel such Seller Warrants or Non-Plan Options) (each, a “Cancelable Warrant or Option”) that has not been exercised as of the Effective Time, shall, at the Effective Time, be canceled; provided, however, in accordance with Section 4.5(c), the holders thereof shall be entitled to receive, as consideration for cancellation of each such Cancelable Warrant or Option, cash (without interest) in an amount equal to the product of (i) the number of vested and exercisable Seller Common Shares receivable upon exercise of such Cancelable Warrant or Option and (ii) the Merger Consideration less the exercise price per share attributable to such Seller Warrant or Non-Plan Option; provided, further, that pursuant to Section 4.7, the Surviving Entity and the Buyer shall be entitled to deduct and withhold from such payment made to the holder of a Cancelable Warrant or Option any federal and state income and employment-related Taxes (as defined in Section 5.11 hereof) that would have been imposed on such holder if such holder had exercised its Cancelable Warrants or Options immediately prior to the Effective Time (whether or not such Cancelable Warrants or Options were exercisable immediately prior to the Effective Time). Notwithstanding the foregoing, if the exercise price per share provided for in any Cancelable Warrant or Option equals or exceeds the Merger Consideration, no cash shall be paid with regard to such Cancelable Warrant or Option to the holder of such Cancelable Warrants or Option. At and following the Effective Time, subject to the limitations set forth in the first sentence of this Section 4.4(c), all outstanding Cancelable Warrants and Options shall automatically be canceled and terminated. Subject to Section 7.2, Seller shall take all reasonable actions necessary to ensure that (i) all Seller Warrants and Non-Plan Options, to the extent not exercised prior to the Effective Time, shall terminate and be canceled as of the Effective Time and thereafter shall be of no further force or effect and (ii) no Seller Warrants and Non-Plan Options are granted after the date hereof. Seller acknowledges and agrees that any Seller Warrants or Non-Plan Options that are not Cancelable Warrants or Options will, automatically in accordance with their terms, adjust as of the Effective Time to represent solely the right to receive, upon exercise and payment of the applicable exercise price, cash (without interest) in an amount equal to the product of (i) the number of Seller Common Shares receivable upon exercise of such Seller Warrant or Non-Plan Option and (ii) the Merger Consideration (the “Payment”). If exercised after the Effective Time, each Seller Warrant or Non-Plan Option that is not a Cancelable Warrant or Option will be paid in accordance with its terms by the Exchange Agent or the Surviving Entity.

4.5     Exchange of Certificates Representing Seller Common Shares; Seller Options; Seller Warrants; Non-Plan Options.

(a)     Promptly following the Closing and no later than immediately prior to the Effective Time), Buyer shall deposit, or shall cause to be deposited, with an exchange agent selected by Buyer on or prior to the Effective Time (the “Exchange Agent”), for the benefit of the holders of Seller Common Shares and for exchange in accordance with this Article 4, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 4.1 and this Section 4.5 in exchange for outstanding Seller Common Shares.

(b)     Promptly following the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, pursuant to Section 4.1(a) hereof, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Seller Common Shares which is not registered in the transfer records of Seller, the Merger Consideration may be paid to such a transferee if the Certificate representing such Seller Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c)     Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of a Seller Option, Seller Warrant or Non-Plan Option as of immediately prior to the Effective Time an acknowledgement and release form which shall notify the holder that payment of the amounts payable in cancellation of such security pursuant to Section 4.4(a) or (c), as applicable, will be made only upon delivery of such form to Surviving Entity and which document shall be in such form and have such other provisions as Surviving Entity may reasonably specify. Upon delivery of such form to the Surviving Entity, duly executed and completed in accordance with the instructions thereto, the holder of such Seller Option, Seller Warrant or Non-Plan Option shall be entitled to receive the amounts payable in cancellation of such security pursuant to Section 4.4(a) or (c), as applicable, and such form shall forthwith become the property of the Surviving Entity. In the event of a transfer of ownership of such canceled securities which is not registered in the transfer records of Seller, the Surviving Entity may condition delivery of its payment to the Exchange Agent related to such transferee’s canceled security upon its receipt of the canceled security, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable security transfer taxes have been paid.

(d)     At and after the Effective Time, there shall be no transfers on the stock transfer books of Seller of the Seller Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity, they shall be canceled and exchanged for the Merger Consideration in accordance with this Section 4.5.

4.6     Return of Exchange Fund.     Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of Seller six months after the Effective Time shall be delivered to the Surviving Entity. Any former stockholders of Seller who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Entity for payment of the Merger Consideration, as determined pursuant to this Agreement. None of Buyer, Seller, the Exchange Agent or any other Person shall be liable to any former holder of Seller Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Entity will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

4.7     Withholding of Tax.     The Surviving Entity or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration such amount as the Surviving Entity, or any affiliate of the Surviving Entity, or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of a Certificate in respect of which such deduction and withholding was made by the Surviving Entity or the Exchange Agent.

ARTICLE 5—REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article 5 are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure letter addressed and delivered by Seller to the Buyer concurrently with the parties’ execution of this Agreement (the “Seller Disclosure Letter”). The Seller Disclosure Letter is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 5, and the disclosures in any section or paragraph of the Seller Disclosure Letter shall qualify only the corresponding paragraph in this Article 5, unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception. For all purposes of this Agreement, the statements contained in the Seller Disclosure Letter will also be deemed to be representations and warranties made and given by Seller under this Article 5.

5.1     Existence; Good Standing; Authority; Compliance With Law.

(a)     Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary (which states are listed in Section 5.1 of the Seller Disclosure Letter) other than in such jurisdictions where the failure to so qualify has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations, properties, assets, liabilities (contingent or otherwise) or financial condition of Seller and the Seller Subsidiaries taken as a whole, excluding from the foregoing any effect resulting directly from (i) general changes in the economy or financial markets of the United States or in the video-gaming industry in which Seller operates other than those that would have a disproportionate effect, relative to other industry participants, on the Seller, or (ii) any acts of terrorism or war (whether or not declared) other than those that would have a disproportionate effect, relative to other industry participants, on the Seller, or (iii) continued financial losses incurred by Seller consistent with the projections attached in Section 5.1 of the Seller Disclosure Letter, or (iv) any action or inaction required of Seller under Article 7 hereof, (a “Seller Material Adverse Effect”). Seller has all requisite corporate power and authority to own, operate, lease and encumber its assets and properties and carry on its business as now conducted and to own and use the properties and assets owned and used by it. The Seller has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and Bylaws each as amended to date. The Seller is not in violation of any provision of its Certificate of Incorporation or Bylaws, and such Certificate and Bylaws are in full force and effect.

(b)     Neither Seller nor any of the Seller Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Seller or any Seller Subsidiary or any of their respective properties or assets is subject, except where such violation has not had or would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Seller and the Seller Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted (“Permits”), except where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, has not had or could not reasonably be expected to have a Seller Material Adverse Effect. Seller has at all times conducted its business in compliance with the Permits except as, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

5.2     Authorization, Validity and Effect of Agreements.     Seller has the requisite power and authority to enter into the transactions contemplated hereby, to execute and deliver this Agreement and to perform its obligations hereunder. The Special Committee has, by resolutions duly adopted by unanimous vote of its members, (i) determined that (A) the Merger is advisable and in the best interests of Seller and its stockholders (other than the Continuing Stockholders), and (B) the Merger Consideration to be received for outstanding Seller Common Shares and outstanding options and warrants to purchase Seller Common Shares in the Merger is fair to the securityholders of Seller who will be entitled to receive such Merger Consideration (other than the Continuing Stockholders), (ii) recommended that the Seller Board approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and (iii) recommended approval and adoption by the stockholders of Seller of this Agreement and the transactions contemplated hereby. The Seller Board has, by resolutions duly adopted by unanimous vote of its members (other than the Continuing Stockholders), approved and adopted this Agreement, the Merger and the transactions contemplated hereby and has agreed to recommend that the holders of Seller Common Shares approve and adopt this Agreement, the Merger and the transactions contemplated hereby at the Stockholders Meeting (as defined in Section 7.3(e) hereof), which will be held in accordance with the provisions of Section 7.3. In connection with the foregoing, the Seller Board has taken such actions and votes as are necessary on its part to render the provisions of Section 203 of the DGCL and all other takeover statutes applicable to Delaware corporations and any other applicable takeover statutes of any other state, inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. The execution and delivery by Seller of this Agreement and, subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding Seller Common Shares, the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby, other than the filing of the Certificate of Merger. This Agreement constitutes the valid and legally binding obligations of Seller enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3     Capitalization.

(a)     The authorized capital shares of Seller consists of (a) 100,000,000 Seller Common Shares, of which 2,270,750 shares are issued and outstanding and 270,501 shares are held in treasury, 437,965 shares are reserved for issuance under outstanding Seller Options, 45,836 shares are reserved for issuance under outstanding Non-Plan Options and 92,215 shares are reserved for issuance under the Seller Warrants and (b) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Seller Preferred Shares” and together with the Seller Common Shares, the “Seller Shares”), of which no shares are issued and outstanding. All such issued and outstanding Seller Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in compliance with applicable federal and state securities laws. Except for the Seller Options, the Non-Plan Options and the Seller Warrants (all of which are listed in Section 5.3 of the Seller Disclosure Letter), there are not any existing or authorized options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Seller to issue, transfer or sell any shares of its capital stock. Section 5.3 of the Seller Disclosure Letter sets forth a complete and accurate list of all outstanding Seller Options, Non-Plan Options and Seller Warrants, indicating (A) the holder thereof, (B) the number of Seller Shares subject to each Seller Option, Non-Plan Options and Seller Warrants, (C) the exercise price, date of grant, vesting schedule and expiration date for each Seller Option, Non-Plan Option and Seller Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Seller. Section 5.3 of the Seller Disclosure Letter includes a summary of the aggregate Seller Options (and Non-Plan Options) vested as of certain dates specified therein. All Seller Shares that may be issued upon exercise of Seller Options, Non-Plan Options or Seller Warrants, will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Seller. There are no agreements or understandings to which Seller or any Seller Subsidiary is a party or by which they are bound with respect to the voting (including without limitation voting trusts or proxies) of any Seller Common Shares or the sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Seller, nor does Seller have knowledge of any other agreements or understandings with respect to the voting of any such shares or transfer of any such securities. Seller has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Seller on any matter. Except as set forth on Section 5.3(a) of the Seller Disclosure Letter, there are no outstanding contractual obligations of Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any capital shares, partnership interests or any other securities of Seller or any Seller Subsidiary. No dividends have been declared with respect to Seller Common Shares. Except as set forth on Section 5.3(a) of the Seller Disclosure Letter, neither Seller nor any Seller Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of their securities under the Securities Act of 1933, as amended (the “Securities Act”). After the Effective Time, the Surviving Entity will have no obligation to issue, transfer or sell any capital shares or other interests of Seller or the Surviving Entity pursuant to any Seller Option Plan or any other Seller Benefit Plan (as defined in Section 5.17 hereof).

(b)     Except as set forth in Section 5.3(b) of the Seller Disclosure Letter, all participants in the ESPP have executed and delivered to Seller a waiver of all rights to purchase Seller Common Shares pursuant to the ESPP following the date hereof and no other individual has any right to purchase any Seller Common Shares pursuant to the ESPP.

5.4     Subsidiaries

(a)     Section 5.4 of the Seller Disclosure Letter sets forth the following information for each corporation, partnership, joint venture or other entity in which Seller has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a “Seller Subsidiary” and, collectively, the “Seller Subsidiaries”): (i) its name and jurisdiction of incorporation or organization; (ii) the jurisdictions in which such entity is qualified to conduct business; (iii) its authorized capital stock; and (iv) the number of issued and outstanding shares of capital stock.

(b)     Each of the Seller Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification other than in such jurisdictions where the failure to so qualify has not had or would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Seller owns directly all of the outstanding shares of capital stock or other equity interests of each of the Seller Subsidiaries. Each of the outstanding shares of capital stock in each of the Seller Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the Seller Disclosure Letter, all of the outstanding shares of capital stock of each of the Seller Subsidiaries is owned, directly or indirectly, by Seller free and clear of all liens, pledges, security interests, claims, options or other encumbrances (other than liens for taxes, assessments and other governmental charges not yet due and payable) and neither Seller nor any Seller Subsidiary has any agreement or commitment to sell or transfer any of such stock or interests. The Seller has delivered to the Buyer complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Seller or any Seller Subsidiary is a party or which are binding on any of them providing for the issuance, disposition, transfer or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

5.5     Other Interests.     Except for interests in the Seller Subsidiaries as set forth in Section 5.4 of the Seller Disclosure Letter, neither Seller nor any Seller Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than investments in short-term investment securities).

5.6     No Violation.     Subject to the filing of the Certificate of Merger as required by the DGCL and to the requirements of the California Corporations Code, neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby in accordance with its terms, will: (i) conflict with or result in a breach of any provisions of Certificate of Incorporation or Bylaws of the Seller or the charter, bylaws or other organizational documents, of any Seller Subsidiary; (ii) except as set forth on Section 5.6 of the Seller Disclosure Letter, conflict with, result in a breach or violation of, constitute a default under, or the triggering of any payment or other material obligations (including, without limitation, obligations to give notice) pursuant to, or accelerate vesting under, the Seller Option Plans, or any grant or award made thereunder or any Non-Plan Option or Seller Warrant; (iii) except as set forth in Section 5.6 of the Seller Disclosure Letter and except as would not reasonably be expected to have a Seller Material Adverse Effect, conflict with, or result in a breach or violation of any provision of, or constitute a default (or an event which, with due notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or modification, or cancellation of, or accelerate the performance required by, or require any notice, consent or waiver under or result in the creation of any lien, security interest, charge or encumbrance (a “Security Interest”) upon any of the properties or assets of Seller or the Seller Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Seller or any of the Seller Subsidiaries is a party, or by which Seller or any of the Seller Subsidiaries is bound or affected; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, any Seller Subsidiary or any of their properties or assets, except where such violation would not reasonably be expected to have a Seller Material Adverse Effect; or (v) other than the filings provided for in Article 1 of this Agreement, or required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Nasdaq Stock Market, Inc. (collectively, the “Regulatory Filings”), require any consent, approval, permit or authorization of, or declaration, filing or registration with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”) (including without limitation, any pre-merger notification filing required pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”)), except where the failure to obtain any such consent, approval, permit or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or would not reasonably be expected to prevent the consummation of the transactions contemplated hereby.

5.7     SEC Documents.     Seller has filed with the United States Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements and other documents required to be filed by it since March 20, 2000 (as such documents have been amended since the time of their filing, collectively, the “Seller Reports”). As of their respective dates or, if amended, as of the date of the last such amendment, the Seller Reports, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Seller Reports (collectively, the “Securities Laws”), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Seller Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 13 or 15 of the Exchange Act. The financial statements of the Seller included in the Seller Reports have been prepared from, and are in accordance with, the books and records of Seller and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of Seller and its consolidated subsidiaries as at the dates thereof or for the periods presented therein.

5.8     Litigation.     Except as disclosed in Section 5.8 of the Seller Disclosure Letter, there is no suit, action, demand or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or any Seller Subsidiary or any of their respective assets or properties by any Person nor is there any judgment, decree, preliminary or permanent injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting Seller or any Seller Subsidiary or any of their respective assets or properties or that could prevent the consummation of any of the transactions contemplated by this Agreement. To the knowledge of Seller, there is no action, suit, proceeding or investigation pending or threatened against any current or former officer, director, employee or agent of the Seller or any Seller Subsidiary (in his or her capacity as such) which gives or could, individually or in the aggregate, reasonably be expected to give rise to a claim for contribution or indemnification (including for advancement of expenses) against Seller or any Seller Subsidiary.

5.9     Undisclosed Liabilities.     Except as set forth in Section 5.9 of the Seller Disclosure Letter, none of Seller and the Seller Subsidiaries, taken as a whole, has any liability (whether known or, to the knowledge of Seller, unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Seller’s most recent audited balance sheet included in Seller’s most recently filed Seller Report (the “Most Recent Balance Sheet”), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the ordinary course of business (c) contractual and other liabilities incurred in the ordinary course of business consistent with prior practice which are not required by GAAP to be reflected on a balance sheet in order for such balance sheet to fairly present in all material respects the financial condition of Seller on the date thereof; and (d) liabilities related to this Agreement or incurred in connection with the transactions contemplated hereby.

5.10     Absence of Certain Changes or Events.     Except as disclosed in Section 5.10 of the Seller Disclosure Letter, since the date of the most recent audited financial statements included in the Seller Reports, Seller and the Seller Subsidiaries have conducted their business only in the ordinary course consistent with prior practice and there has not been (a) any change or changes which, individually or in the aggregate, had or could be reasonably expected to have a Seller Material Adverse Effect, nor has there been any occurrence or circumstance that, with the passage of time, could, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect, (b) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Seller Common Shares, or other equity interests in a Seller Subsidiary (other than a wholly-owned subsidiary), (c) any split, combination or reclassification of the Seller Common Shares or any issuance or any redemption or other acquisition by the Seller or any Seller Subsidiary of any equity securities or the authorization of any issuance or any redemption or other acquisition by the Seller or any Seller Subsidiary of any equity securities of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of capital stock of Seller or any issuance of an ownership interest in, any Seller Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect, (e) any change in accounting methods, principles or practices by Seller or any Seller Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, or (f) any amendment of any written employment, consulting, severance, retention, indemnification or any other agreement or arrangement between Seller or any Seller Subsidiary and any officer or director of Seller or any Seller Subsidiary.

5.11     Taxes.

(a)     Seller and each Seller Subsidiary has paid or caused to be paid or reserved for, or adequate provision will be made therefore as of the Closing Date and disclosed to Buyer within five (5) business days prior to the Effective Time, all material federal, state, provincial, local and foreign taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to another’s Tax liability) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, gross assets, property, sales, use, capital stock, payroll, employment, social security, worker’s compensation, disability, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and duties, tariffs and similar charges (collectively, “Taxes”), required to be paid by it whether or not shown on any Tax Return (as defined in Section 5.11(c)).

(b)     Except as set forth in Section 5.11(b) of the Seller Disclosure Letter, Seller and each of the Seller Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)     Seller and each Seller Subsidiary has in accordance with applicable law and regulations timely filed (taking into account any extensions of time to file before the date hereof) all material reports, returns, declarations, claims for refund, statements or other information required to be supplied to any taxing authority in connection with Taxes (collectively, “Tax Returns”), and all such Tax Returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A complete and accurate list of all Tax Returns filed with respect to Seller and the Seller Subsidiaries for taxable periods ended on or after May 31, 2000, is set forth in Section 5.11(c) of the Seller Disclosure Letter. Seller has delivered to Buyer true, complete and accurate copies of all Tax Returns filed by Seller and any Seller Subsidiary within the last 2 years, and of all examination reports and statements of deficiencies assessed against or agreed to by Seller or any Seller Subsidiary with respect to such Tax Returns.

(d)     Except as set forth in Section 5.11(d) of the Seller Disclosure Letter, to the knowledge of Seller and each Seller Subsidiary, neither the Internal Revenue Service (“IRS”) nor any other governmental authority is now asserting in writing or, asserting or threatening to assert against Seller or any Seller Subsidiary any deficiency or claim for additional Taxes. No material claim has ever been made by an authority in a jurisdiction where Seller or a Seller Subsidiary does not file reports and returns that Seller or such Seller Subsidiary is or may be subject to taxation by that jurisdiction. There are no publicly filed or recorded security interests on any of the assets of Seller and Seller Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes that are due and payable.

(e)     Except as set forth in Section 5.11(e) of the Seller Disclosure Letter there has not been any audit of any Tax Return filed by Seller or any Seller Subsidiary, no audit of any Tax Return of Seller or any Seller Subsidiary is in progress, and neither Seller nor any Seller Subsidiary has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Section 5.11(e) of the Seller Disclosure Letter, no extension of time with respect to any date on which a Tax Return was or is to be filed by Seller or any Seller Subsidiary is in force, and no waiver or agreement by Seller or any Seller Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

(f)     Except as set forth in Section 5.11(f) of the Seller Disclosure Letter, the most recent audited financial statements contained in Seller SEC Reports (i) reflect an adequate reserve for all Taxes payable by Seller and Seller Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns and (ii) the Taxes payable do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of Seller and Seller Subsidiaries in filing their Tax Returns. Since the date of the most recent audited financial statements, neither Seller nor any Seller Subsidiary has incurred any material liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g)     Neither Seller nor any Seller Subsidiary is a party to any agreement providing for the allocation, indemnification or sharing of Taxes with any person other than Seller or Seller Subsidiaries. Seller has provided Buyer with true, complete and accurate copies of any such agreements. There are no outstanding rulings or ruling requests with any taxing authority that would be binding on Seller.

(h)     Neither Seller nor any Seller Subsidiary has any material liability for unpaid Taxes under Treasury Regulations Section 1.1502-6 (or comparable provisions of federal, state or local law) because it once was) a member of an “affiliated group” (as defined in Section 1504(a) of the Code), except for any group of which Seller and Seller Subsidiaries are the only members.

(i)     Except as set forth in Section 5.11(i) of the Seller Disclosure Letter, none of the Seller and the Seller Subsidiaries (i) has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances (including the consummation of the Transactions) could give rise directly or indirectly to the payment of any amount, or obligate it to make any payments that, individually or considered collectively with such other agreements, will not be deductible under Section 280G or 162(m) of the Code (or any similar provision of state, local or foreign law), (ii) has filed a consent under Section 341(f) of the Code concerning collapsible corporations or (iii) was, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)     Neither the Seller nor any Seller Subsidiary will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) completed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k)     To the Seller’s knowledge, neither Seller nor any Seller Subsidiary has been required to file a disclosure statement related to any reportable transaction within the meaning of Treasury Regulations Sections 1.6011-4 or any predecessor regulations thereunder. To the Seller’s knowledge, neither Seller nor any Seller Subsidiary has ever participated in any confidential corporate tax shelter after February 28, 2000 within the meaning of temporary Treasury Regulations Section 301.6111-2(a)(2) or any predecessor regulations thereunder.

(l)     Neither Seller nor any Seller Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

5.12     Books and Records.

(a)     The books of account and other financial records of Seller and each of the Seller Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices.

(b)     The minute books and other records of Seller and each of the Seller Subsidiaries have been made available to Buyer, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders, and directors and any committees of the Seller Board and each of the Seller Subsidiaries and all actions of the partners, if any, of each of the Seller Subsidiaries.

5.13     Owned Real Property.     Neither Seller nor any Seller Subsidiary owns any real property.

5.14     Real Property Leases.     Section 5.14 of the Seller Disclosure Letter lists all real property leased or subleased to or by Seller or any Seller Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. Seller has made available to Buyer complete and accurate copies of the leases and subleases (as amended to date) listed in Section 5.14 of the Seller Disclosure Letter. With respect to each lease and sublease listed in Section 5.14 of the Seller Disclosure Letter:

(a)     the lease or sublease is legal, valid, binding, enforceable against Seller and in full force and effect;

(b)     the consummation of the Merger and the transactions contemplated hereby will not result in any lease or sublease no longer continuing to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)     neither Seller nor any Seller Subsidiary nor, to the knowledge of Seller, any other party, is in material breach or violation of, or material default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by Seller or any Seller Subsidiary or, to the knowledge of Seller, any other party under such lease or sublease;

(d)     neither Seller nor any Seller Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any material interest in the leasehold or subleasehold, except with respect to subleases the Seller has entered into in connection with its restructuring activities set forth in Section 5.14(d) of the Seller Disclosure Letter; and

(e)     Seller is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by Seller or any Seller Subsidiary of the property subject thereto.

5.15     Environmental Matters.     Seller and the Seller Subsidiaries currently are and at all times have been in material compliance with all Federal, state and local laws, ordinances, regulations and orders relating to the protection of the environment applicable to their properties, facilities and operations, and neither Seller nor any Seller Subsidiaries has any material liability under any environmental, health or safety law and, to the Seller’s knowledge, there is no contamination of any of its or any Seller Subsidiaries’ properties that could give rise to any material liability under environmental, health or safety law.

5.16     Intellectual Property

(a)     Section 5.16 of the Seller Disclosure Letter contains a complete and accurate list of all Patents owned by Seller or used or held for use by Seller in the Business (“Seller Patents”), registered Marks and material unregistered Marks owned by Seller or used or held for use by Seller in the Business (“Seller Marks”) and registered Copyrights and material unregistered Copyrights owned by Seller or used or held for use by Seller in the Business (“Seller Copyrights”). Except as set forth in Section 5.16 of the Seller Disclosure Letter:

(i)     Seller exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements; provided, however, that the foregoing representation and warranty is made to the knowledge of Seller with respect to the Patents contained in the Intellectual Property Assets;

(ii)     all Seller Patents, Seller Marks and Seller Copyrights which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in material compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

(iii)     there are no pending, or, to the knowledge of Seller, threatened claims against any of Seller or its employees alleging that any of the Seller Intellectual Property Assets or the Business, infringes or conflicts with the rights of others under any Intellectual Property Assets (“Third Party Rights”);

(iv)     neither the operation of the Business nor any Seller Intellectual Property Asset infringes or conflicts with any Third Party Right other than Patents and, to the knowledge of Seller, neither the operations of the Business nor any Seller Intellectual Property Asset infringes or conflicts with any Patent;

(v)     Seller has not received any communications alleging that Seller has violated or, by conducting the Business, would violate any Third Party Rights or that any of the Seller Intellectual Property Assets is invalid or unenforceable;

(vi)     no current or former employee or consultant of Seller owns any rights in or to any of the Seller Intellectual Property Assets;

(vii)     to the knowledge of Seller, there is no violation or infringement by a third party of any of the Seller Intellectual Property Assets;

(viii)     Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Seller Intellectual Property Assets that have Trade Secrets owned by Seller or used or held for use by Seller in the Business (the “Seller Trade Secrets”), including, without limitation, requiring each Seller employee and consultant and any other person with access to Seller Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer and, to the Seller’s knowledge, there has not been any breach by any party to such confidentiality agreements;

(ix)     Seller has (A) not collected any personally identifiable information from any third parties, and (B) in connection with any collection of personally identifiable information described in Section 5.16 of the Seller Disclosure Letter, complied with all applicable regulations and its publicly available privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by Seller or by third parties having authorized access to Seller’s databases or other records.

(b)     For purposes of this Agreement,

(i)     “Business” means the business of Seller as currently conducted and proposed to be conducted.

(ii)     “Seller Intellectual Property Assets” means all Intellectual Property Assets owned by Seller or used or held for use by Seller in the Business. “Seller Intellectual Property Assets” includes, without limitation, the Products, Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

(iii)     “Intellectual Property Assets” means:

(A)     patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);

(B)     trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

(C)     copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);

(D)     know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); and

(E)     goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

5.17     Employee Benefit Plans

(a)     Section 5.17 of the Seller Disclosure Letter sets forth a list of every Employee Program that has been maintained by Seller or any Seller Subsidiary at any time during the three-year period ending on the Closing Date.

(b)     Each Employee Program which has ever been maintained by Seller or any Seller Subsidiary and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program’s assets were distributed) or, as indicated in Section 5.17 of the Seller Disclosure Letter, has a remaining period of time to apply for such determination or letter under IRS rules or regulations. No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise materially fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c)     Neither Seller nor any Seller Subsidiary knows, nor should any of them reasonably know, of any material failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by Seller or any Seller Subsidiary. With respect to any Employee Program ever maintained by Seller or any Seller Subsidiary, there has been no (i) “prohibited transaction,” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Code Section 4975, (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject Seller or any Seller Subsidiary to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by Seller or any Seller Subsidiary, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Section 5.17 of the Seller Disclosure Letter).

(d)     Neither Seller nor any Seller Subsidiary (i) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

(e)     With respect to each Employee Program maintained by Seller or any Seller Subsidiary within the three years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all material correspondence to and from any state or federal agency within the last three years with respect to such Employee Program.

(f)     Each Employee Program required to be listed on Section 5.17 of the Seller Disclosure Letter may be amended, terminated, or otherwise modified by Seller to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no written employee communications (including email) relating to any Employee Program or provision of any Employee Program document has failed to effectively reserve the right of Seller or any Seller Subsidiary to so amend, terminate or otherwise modify such Employee Program.

(g)     Each Employee Program ever maintained by Seller or any Seller Subsidiary (including each non-qualified deferred compensation arrangement) has been maintained in material compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state “Blue Sky” laws.

(h)     Each Employee Program ever maintained by Seller or any Seller Subsidiary has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women’s Health and Cancer Rights Act of 1998.

(i)     For purposes of this section:

(i)     “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii)     An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(iii)     “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

5.18     Labor Matters.     Neither Seller nor any Seller Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Seller, threatened against Seller or any of the Seller Subsidiaries relating to their business, except for any such proceeding which, individually or in the aggregate, could not reasonably be expected to have a Seller Material

Adverse Effect. To the knowledge of Seller, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Seller or any of the Seller Subsidiaries. There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment and Retraining Notification Act (“WARN”) with respect to Seller or any Seller Subsidiary within the twelve (12) months prior to the Effective Time.

5.19     No Brokers.     Neither Seller nor any of the Seller Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Buyer to pay any investment bank, financial advisor, or finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Seller has retained Alliant Partners as its financial advisor for the purpose of delivering a fairness opinion, as contemplated by Section 5.20. Other than the foregoing arrangements and Buyer’s arrangement with Alliant Partners, Seller is not aware of any claim for payment of any investment bank, financial advisor, or finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. A true and correct copy of the agreement between Seller and Alliant Partners has been delivered to Buyer.

5.20     Opinion of Financial Advisor.     The Seller Board has received the opinion of Alliant Partners, to the effect that, as of the date hereof, the Merger Consideration is fair and just and reasonable to the holders of Seller Common Shares from a financial point of view, and has delivered a true and correct copy of such opinion to Buyer.

5.21     Related Party Transactions.     Except as set forth in Section 5.21 of the Seller Disclosure Letter there are no written arrangements, agreements and contracts currently in effect entered into by Seller or any of the Seller Subsidiaries with any person who is an executive officer, director or affiliate of Seller or any of the Seller Subsidiaries, or any entity of which any of the foregoing is an affiliate, other than those arrangements, agreements and understandings which (i) are terminable by Seller upon no more than 30 days’ prior notice without payment of any premium or penalty or (ii) would not, individually or in the aggregate, reasonably be expected to create or result in a liability to Seller in excess of $10,000.

5.22     Contracts and Commitments.     Section 5.22 of the Seller Disclosure Letter sets forth each material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a “Commitment”) entered into by Seller or any of the Seller Subsidiaries which may result in total payments by or liability of Seller or any Seller Subsidiary in excess of $50,000. A list of the foregoing is set forth in Section 5.22 of the Seller Disclosure Letter and the copies of such documents, which have previously been provided or made available to Buyer and its counsel, are true and correct. None of Seller or any of the Seller Subsidiaries has received any written notice of a default that has not been cured under any such Commitment or is in default respecting any payment obligations thereunder beyond any applicable grace periods except where such defaults, individually or in the aggregate, has not had or could not reasonably be expected to have a Seller Material Adverse Effect. All joint venture agreements to which Seller or any of the Seller Subsidiaries is a party are set forth in Section 5.22 of the Seller Disclosure Letter and neither Seller nor any of the Seller Subsidiaries is in default with respect to any obligations, except where such default could not, individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect.

5.23     Vote Required.     The affirmative vote of the holders of a majority of the outstanding Seller Common Shares is the only vote required to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

5.24     Insurance.     Seller and each of the Seller Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Seller and each of the Seller Subsidiaries (taking into account the cost and availability of such insurance). Section 5.24 of the Seller Disclosure Letter sets forth all insurance policies maintained by Seller or any Seller Subsidiaries (including the providers of such insurance policies) and all claims made under such policies since January 1, 2001 resulting in any payment by such insurance company in any amount greater than $10,000 for such claims or for all claims arising out of the same or similar incidents (in all cases including all outstanding claims as of the date hereof seeking payment in excess of $10,000 and the status thereof). All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid; and none of Seller or any of the Seller Subsidiaries is in material default thereunder. Except as set forth in Section 5.24 of the Seller Disclosure Letter, neither Seller nor any of the Seller Subsidiaries has received any written notice of cancellation or termination with respect to any such insurance policy of Seller or any of the Seller Subsidiaries.

5.25     HSR Act Filings.     Neither the execution of this Agreement nor the consummation of the Merger requires any filing under the HSR Act.

5.26     Disclosure.     The representations, warranties and statements made by Seller in this Agreement, the ancillary agreements and in the Seller Disclosure Letter and in the certificates and other documents delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

5.27     Definition of Seller’s Knowledge.     As used in this Agreement, the phrase “to the knowledge of Seller” or “to the best knowledge of Seller” (or words of similar import) means the actual knowledge of those individuals identified in Section 5.27 of the Seller Disclosure Letter. Any such individual shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could have been obtained by such individual after reasonable inquiry in connection with the performance of such individual’s ordinary duties to the Seller or from reasonable inquiry of the employees of Seller that directly report to such individual as a person charged with administrative or operational responsibility for Seller.

5.26     Disclaimer of Other Representations and Warranties.     Seller does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth in this Agreement, the ancillary agreements and in the Seller Disclosure Letter and in the certificates and other documents delivered pursuant hereto. It is understood that any projections and other similar financial information otherwise delivered are not and shall not be deemed to be or to include representations and warranties of Seller.

ARTICLE 6—REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 6 are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure letter addressed and delivered by Buyer to Seller concurrently with the parties execution of this Agreement (the “Buyer Disclosure Letter”). The Buyer Disclosure Letter is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 6, and the disclosures in any section or paragraph of the Buyer Disclosure Letter shall qualify only the corresponding paragraph in this Article 6, unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception. For all purposes of this Agreement, the statements contained in the Buyer Disclosure Letter will also be deemed to be representations and warranties made and given by Buyer under this Article 6.

6.1     Existence; Good Standing; Authority; Subsidiaries.     Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted and to own and use the properties and assets owned and used by it. Buyer has no Subsidiaries.

6.2     Authorization, Validity and Effect of Agreements.     Buyer has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and to perform its obligations hereunder. The Board of Directors of Buyer has taken all necessary action to approve the consummation of the transactions contemplated by this Agreement. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the valid and legally binding obligations of Buyer enforceable against it in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.3     No Violation.     Except as set forth in Section 6.3 of the Buyer Disclosure Letter, neither the execution and delivery by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby in accordance with its terms, will: (i) conflict with or result in a breach of any provision of the charter or bylaws or other organizational documents of Buyer; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Buyer under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer is a party, or by which Buyer or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, results of operations, properties, assets, liabilities (contingent or otherwise), prospects or financial condition of Buyer (a “Buyer Material Adverse Effect”); or (iii) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or affect the consummation of the transactions contemplated by this Agreement.

6.4     Litigation.     There is no suit, action, demand or proceeding pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer or any of its assets or properties that, individually or in the aggregate, could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court of Governmental Entity or arbitrator outstanding against Buyer or any of the Buyer Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, such effect.

6.5     Availability of Funds.     Buyer has entered into that certain securities purchase agreement dated of even date herewith (the “Securities Purchase Agreement”) and related documents pursuant to which it will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable by it pursuant to this Agreement.

6.6     No Brokers.     Buyer has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Seller to pay any investment bank, financial advisor or finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Other than Seller’s arrangement with Alliant Partners, Buyer is not aware of any claim for payment of any investment bank, financial advisor or finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

6.7     HSR Act Filings.     Neither the execution of this Agreement nor the consummation of the Merger requires any filing under the HSR Act.

6.8     Definition of Buyer’s Knowledge.     As used in this Agreement, the phrase “to the knowledge of Buyer” or “to the best knowledge of Buyer” (or words of similar import) means the actual knowledge of those individuals identified in Section 6.8 of the Buyer Disclosure Letter. Any such individual shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could have been obtained by such individual after reasonable inquiry in connection with the performance of such individual’s ordinary duties to the Buyer or from reasonable inquiry of the employees of Buyer that directly report to such individual as a person charged with administrative or operational responsibility for Buyer.

ARTICLE 7—COVENANTS

7.1     Acquisition Proposals.

(a)     Unless and until this Agreement shall have been terminated in accordance with Article 9 hereof, Seller agrees and covenants that, except as otherwise authorized or permitted in this Section 7.1, neither it nor any Seller Subsidiary shall, nor shall they permit any of their respective officers, directors, affiliates, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or other representatives (each, a “Representative”) to, directly or indirectly, invite, initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to, or that may reasonably be expected to lead to, any direct or indirect (i) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Seller (other than the Merger), (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any of its assets in one or a series of transactions (other than in connection with a commercial debt financing arrangement entered into in compliance with Section 7.2(xix)) that, if consummated, would result in a Transfer of 15% or more of the assets of Seller and the Seller Subsidiaries taken as a whole, or (iii) any tender offer, share exchange or exchange offer or other similar transaction or series of transactions that, if consummated, would relate to 15% or more of the outstanding Seller Common Shares (each, an “Acquisition Proposal”) or engage in any discussions or negotiations with any Third Party (as defined in Section 7.1(f)) with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to do any of the foregoing; provided, however, that, subject to Seller’s compliance with this Section 7.1 in its entirety, nothing contained in this Agreement shall prohibit the Seller Board or the Special Committee from, prior to the Stockholders Meeting (as defined in Section 7.3(c) hereof), furnishing information to, or entering into or participating in discussions or negotiations with, any Third Party that has made, after the date of this Agreement, an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that, prior to furnishing such information or entering into or participating in such discussions or negotiations: (A) the Seller Board or the Special Committee, after consultation with its outside counsel, determines in good faith that such action is required for the Seller Board to comply with its fiduciary duties to stockholders under applicable law, (B) the Seller Board determines in good faith, after consultation with its independent financial advisor, that such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as defined in Section 7.1(f) hereof), (C) Seller provides written notice to Buyer to the effect that it is furnishing information to, or entering into or participating in discussions or negotiations with, such Person (including, without limitation, the identity of such Person), (D) Seller keeps Buyer informed of the status of any such discussions or negotiations, and promptly informs Buyer (but in any event, within 24 hours) of all material developments relating thereto, including the material terms of any such proposal made by any such Third Party and its responses thereto, and (E) Seller enters into a customary confidentiality agreement with such Third Party on terms that are not materially less favorable to the Third Party as the confidentiality agreement, dated as of September 23, 2002, by and between Seller and Buyer. Without limiting the foregoing, it is agreed that any violation of any of the restrictions set forth in this Section 7.1(a) by any Representative of Seller or of a Seller Subsidiary, whether or not such Person is purporting to act on behalf of Seller or otherwise, shall be deemed to be a violation of this Section 7.1(a). In addition, notwithstanding anything in this Agreement to the contrary, Seller may refer any Third Party to this Section 7.1. For purposes of this Agreement, Buyer agrees that the term “independent financial advisor” shall include, without limitation, Alliant Partners as well as any other investment banker or financial advisor that has not done a material amount of business with Seller during the six-month period preceding the date hereof.

(b)     Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal and will take the necessary steps to inform each of its Representatives of the obligations undertaken in this Section 7.1 and cause each of its Representatives to comply with such obligations. Seller shall use all commercially reasonable efforts to have all confidential materials furnished to such Persons returned to its possession as soon as practicable. Seller will notify Buyer immediately (but in any event within 24 hours) orally and in writing, if it or any of its Representatives receive (i) any inquiries, proposals, or expressions of interest with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, or (ii) any request for confidential information, which notice to Buyer pursuant to either clause (i) or (ii) shall include, without limitation, the identity of the parties, price and other material terms thereof and copies of any proposals, expressions of interest or other related documentation.

(c)     Nothing contained in this Section 7.1 shall prohibit the Seller Board (or any committee thereof), from, prior to the Stockholders Meeting, withdrawing, modifying, amending or qualifying in a manner adverse to Buyer its recommendation of this Agreement or any of the transactions contemplated hereby in response to an unsolicited bona fide written Acquisition Proposal: (A) if, but only if: (1) Seller complies with this Section 7.1 in its entirety, (2) the Seller Board, after consultation with its outside counsel, determines in good faith that such action is required for the Seller Board to comply with its fiduciary duties to stockholders under applicable law, (3) Seller provides Buyer with at least five business days’ prior written notice of its intent to withdraw, modify, amend or qualify in a manner adverse to Buyer its recommendation of this Agreement or any of the transactions contemplated hereby, and (4) after considering in good faith any changes to this Agreement proposed in writing by Buyer within five business days of such notification of intent, the Seller Board determines in good faith, after consultation with its independent financial advisor and outside counsel, that such Acquisition Proposal would, if consummated, still constitute a Superior Proposal. Any such withdrawal, modification, amendment or qualification shall not change the approval of the Seller Board for purposes of causing any state takeover statute or other state law to be inapplicable to the Merger or other transactions contemplated by this Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment to the financial terms or any other material term of an Acquisition Proposal subject to the procedures in this Section 7.1(c) shall be treated as a new Acquisition Proposal for the purposes of this Section 7.1(c) (for example, a new written notice by Buyer and a new five business day period is required).

(d)     Nothing in this Section 7.1 shall prohibit Seller from complying with (a) Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal and (b) Section 1203 of the California Corporations Code.

(e)     For purposes of this Agreement, (i) the term “Third Party” shall mean any Person (other than Buyer and each of the Continuing Stockholders), or any group (as defined in Section 13(d)(3) of the Exchange Act) of which Buyer is not a part; and (ii) the term “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Seller Board determines in good faith, after consultation with its independent financial advisor, to be more favorable to Seller’s stockholders (other than the Continuing Stockholders) than the Merger from a financial point of view and to have a likelihood of successful completion on the terms proposed that is at least as likely as the transactions contemplated hereby, after taking into account all financial, regulatory, legal and other aspects of such transaction.

7.2     Conduct of Business.     Except as set forth in the Seller Disclosure Letter or as contemplated by Section 7.9, at all times from the execution of this Agreement until the Effective Time, Seller:

(i)     Shall, and shall cause each of the Seller Subsidiaries to, conduct its business in the ordinary course consistent with past practices and in compliance in all material respects with all applicable laws and regulations and to use its reasonable best efforts to (i) preserve intact its business organizations and goodwill, (ii) keep available the services of its officers and employees, and (iii) preserve the relationships with those Persons having business dealing with Seller to the end that Seller’s goodwill and ongoing business shall be unimpaired at the Effective Time;

(ii)     Shall consult in good faith, cooperate and confer on a regular basis with one or more Representatives of Buyer designated by Buyer to report operational matters of materiality, in order to allow for an orderly transition, and, subject to Section 7.1, any proposals to engage in material transactions, whether or not in the ordinary course of business;

(iii)     Shall, and shall cause each of the Seller Subsidiaries to, promptly notify Buyer of any material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its business or in the operation of its properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach or inaccuracy of any representation or warranty contained herein, which would reasonably be expected to cause the condition to closing in Section 8.3(a) to be unable to be satisfied;

(iv)     Shall not amend its Charter or Bylaws, and shall cause each Seller Subsidiary not to amend its charter or bylaws, except in connection with the dissolution of any Seller Subsidiary;

(v)     Shall not (A) except pursuant to the exercise of the Seller Options, the Non-Plan Options or the Seller Warrants existing on the date hereof and disclosed in the Seller Disclosure Letter, issue any of its shares of capital stock, effect any share split, share combination, reverse share split, share dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock (whether or not pursuant to existing Seller Option Plans), (C) increase any compensation or enter into or amend any employment or severance agreement with any of its executive officers or directors, (D) grant any bonuses (x) other than in the ordinary course of business and consistent with past practice, to any of its employees (other than executives, officers and directors), or (y) to any of its executive officers or directors, or (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

(vi)     Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any of the Seller Common Shares or allow any of the Seller Subsidiaries to pay or make any such dividend, distribution or payment (other than dividends or distributions from a wholly-owned Seller Subsidiary to another Seller Subsidiary or to the Seller) except in connection with the dissolution of any Seller Subsidiary or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock or any equity interest of any of the Seller Subsidiaries, or make any commitment for any such action; provided; however, this covenant shall not apply to the repurchase of Seller Common Shares held by Seller employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Seller that are subject to existing restricted stock purchase agreements or stock option exercise agreements disclosed in Section 5.3 of the Seller Disclosure Letter under which Seller has the right to repurchase such shares at cost, upon the occurrence of certain events, such as termination of employment or services;

(vii)     Shall not, and shall not permit any of the Seller Subsidiaries to (A) sell, lease, license or otherwise dispose of any assets or properties or any portion thereof or any of the capital stock of or other interests in any of the Seller Subsidiaries in each case other than customer agreements entered into in the course of ordinary business consistent with past practice or (B) mortgage or pledge any of its property or assets or subject any such property or assets to any security interest, except for (x) any liens for taxes, assessments and other governmental charges not yet due and payable, (y) statutory, mechanics’, laborers’ and materialmen’s liens arising in the ordinary course of business for sums not yet due, and (z) statutory and contractual landlord’s liens under leases pursuant to which Seller is a lessee not in default;

(viii)     Shall not, and shall not permit any of the Seller Subsidiaries to, forgive any existing indebtedness to Seller or any Seller Subsidiaries or discharge any security interest in favor of Seller, or make any loans, advances (other than to customers of Seller in an aggregate amount not in excess of $10,000) or capital contributions to, or investments in, any other Person other than reasonable and normal loans or advances to employees for bona fide expenses that are not material in amount and are incurred in the ordinary course of business consistent with past practice;

(ix)     Shall not, and shall not permit any of the Seller Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of material liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Seller included in the Seller Reports or incurred in the ordinary course of business consistent with past practice;

(x)     Shall not, and shall not permit any of the Seller Subsidiaries to, enter into any Commitment which may result in total payments or liability by or to it in excess of $25,000 other than customer or vendor agreements entered into in the ordinary course of business consistent with past practice;

(xi)     Shall not enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under any Commitment, except where such action would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect;

(xii)     Shall not make or commit to make capital expenditures in excess of $300,000 in the aggregate;

(xiii)     Shall not take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would reasonably be expected to result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue such that any of the conditions to the Merger set forth in Article 8 would not be satisfied;

(xiv)     Shall not license or transfer to any person or entity any rights to Seller Intellectual Property other than customer subscription agreements, licenses, distribution agreements or Commitments or transfers necessary to conduct development or perform services in the ordinary course of business consistent with past practice;

(xv)     Shall not merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any assets other than in the ordinary course of business;

(xvi)     Shall not materially write down or write up (or fail to write down or write up in accordance with consistent past practice) the value of any receivables or revalue any assets of Seller other than in the ordinary course of business and in accordance with GAAP;

(xvii)     Shall not, without prior notification and consultation with Buyer, terminate any employee under circumstances which would result in severance payments to such employee or pay any severance benefits to any employee on account of such employee’s termination;

(xviii)     Shall maintain in full force and effect in all material respects the insurance policies listed in Section 5.24 of the Seller Disclosure Letter;

(xix)     Shall not, and shall not permit any of the Seller Subsidiaries to, create, incur or assume any indebtedness (including, without limitation, refinancing or modifying any existing indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than indebtedness or liabilities created, incurred, assumed, guaranteed, endorsed or entered into in the ordinary course of business consistent with past practice within the last twelve months of operations or as required by this Agreement).

(xx)     Shall not, and shall not permit any of the Seller Subsidiaries to, make or rescind any election relating to Taxes (unless Seller reasonably determines, after prior consultation with Buyer, that such action is required by applicable law);

(xxi)     Shall not: (A) change any of its methods, principles or practices of accounting currently in effect other than as required by GAAP or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises the amount of which does not to exceed, individually or in the aggregate, $10,000, or materially change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2002, except as may be required by the SEC, applicable law or GAAP;

(xxii)     Shall not enter into or amend or otherwise modify any agreement or arrangement with Persons that are affiliates or, as of the date of this Agreement, are officers or directors of Seller or any Seller;

(xxiii)     Shall not, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller; provided, however, that Seller may dissolve each Seller Subsidiary prior to Closing; and

(xxiv)     Shall not, and shall not permit any of the Seller Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

7.3     Preparation of the Proxy Statement; Meeting of Stockholders.

(a)     As soon as reasonably practicable following the date of this Agreement (but in no event later than thirty days following the date of this Agreement), Seller shall prepare and file with the SEC a preliminary Proxy Statement, in form and substance reasonably satisfactory to Buyer, with indication of such satisfaction not to be unreasonably withheld or delayed; provided, however, if Buyer has not indicated to Seller whether it is satisfied with such preliminary Proxy Statement within five business days of Buyer’s receipt of a materially complete draft of such preliminary Proxy Statement, Buyer shall be deemed to have indicated such satisfaction. Buyer agrees to provide reasonably promptly such information concerning its business and financial statements and affairs as, in the reasonable judgment of Seller, Buyer and their respective counsel, may be required or appropriate for inclusion in the preliminary or definitive Proxy Statement, or in any amendments or supplements thereto, and to use all commercially reasonable efforts to cause its counsel and auditors to cooperate with Seller’s counsel and auditors in the preparation of the preliminary or definitive Proxy Statement, or in any amendments or supplements thereto. Each of Seller and Buyer shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC for mailing to the Seller stockholders as promptly as practicable after such filing. Seller will notify Buyer promptly following the receipt by Seller of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between Seller or any of its Representatives and the SEC with respect to the Proxy Statement. Seller will provide Buyer with the opportunity to review and provide comments on drafts of any letters, memoranda or other correspondence to the SEC prepared by Seller in connection with the Proxy Statement a reasonable time prior to such letters, memoranda or other correspondence are submitted to the SEC, and will in good faith consider such comments, and Seller will provide Buyer with the opportunity to participate in any telephone calls between Seller, or any of its Representatives, and the SEC concerning the Proxy Statement. Seller agrees that the Proxy Statement will comply in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Seller shall agree to date the Proxy Statement as of the approximate date of mailing to its stockholders and shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date (but in any event no later than seven business days following clearance by the SEC). Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Buyer or Seller, as the case may be, shall promptly inform the other of such occurrences, (ii) Seller shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement, in a form reasonably satisfactory to Buyer, with indication of such satisfaction not to be unreasonably withheld or delayed; provided, however, if Buyer has not indicated to Seller whether it is satisfied with any such amendment or supplement to the Proxy Statement within five business days of Buyer’s receipt of a materially complete draft of such amendment or supplement, Buyer shall be deemed to have indicated its satisfaction with such amendment or supplement, (iii) each of Seller and Buyer shall use its reasonable best efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to Seller stockholders as promptly as practicable after such filing and (iv) Seller shall use its reasonable best efforts to have any such amendment or supplement mailed to its stockholders at the earliest practicable date.

(b)     Seller agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the Stockholders Meeting (as defined in Section 7.3(c) hereof), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Seller in reliance upon and in conformity with information concerning Buyer furnished to Seller by Buyer for use in the Proxy Statement. Buyer agrees that the information concerning it and provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)     Seller will take all action necessary in accordance with applicable law and its Charter and Bylaws to convene a meeting of its stockholders (the “Stockholders Meeting”) as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (and no other Acquisition Proposal will be considered at such Stockholders Meeting). The Seller Board has recommended and declared advisable that its stockholders approve and adopt this Agreement and the transactions contemplated hereby and, unless withdrawn in accordance with the provisions of Section 7.1(c), Seller shall include such recommendation in the Proxy Statement. Prior to the Effective Time, neither the Seller Board nor any committee thereof shall, except in compliance with Section 7.1 hereof, withdraw or modify the approval or recommendation by such Board of Directors. Seller shall use its reasonable best efforts to take all such other actions necessary or desirable to obtain such approval. Except to the extent required by law, Seller shall not (i) change or otherwise take any action after the mailing of the Proxy Statement that would result in a change of the date specified in the Proxy Statement for the Stockholders Meeting or (ii) otherwise take any action that would postpone or delay the Stockholders Meeting, except (x) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required by applicable law is provided to the stockholders of Seller in advance of the Stockholders Meeting or (y) if there are an insufficient number of Seller Common Shares represented in person or by proxy at the Stockholders Meeting to constitute a quorum or to approve and adopt this Agreement and the Merger, so long as during such postponement or delay Seller shall use its reasonable best efforts to obtain a quorum and the requisite vote to approve and adopt this Agreement and the Merger. Without limiting the generality of the foregoing and except for the 10-day notice requirement in Section 1203(b) of the California Corporations Code, Seller’s obligations pursuant to the first sentence of this Section 7.3(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Seller of any Acquisition Proposal or (ii) the withdrawal or modification by the Seller Board or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of the Merger or this Agreement, other than delays caused by such actions.

(d)     As soon as reasonably practicable following the date of this Agreement (but in no event later than thirty days following the date of this Agreement), Seller and Buyer shall together prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”). Buyer agrees to provide reasonably promptly such information concerning its business and financial statements and affairs as, in the reasonable judgment of Seller, Buyer and their respective counsel, may be required or appropriate for inclusion in the Schedule 13E-3, or in any amendments or supplements thereto, and to use all commercially reasonable efforts to cause its counsel and auditors to cooperate with Seller’s counsel and auditors in the preparation of the Schedule 13E-3, or in any amendments or supplements thereto. Seller agrees to provide reasonably promptly such information concerning its business and financial statements and affairs as, in the reasonable judgment of Buyer, Seller and their respective counsel, may be required or appropriate for inclusion in the Schedule 13E-3, or in any amendments or supplements thereto, and to use all commercially reasonable efforts to cause its counsel and auditors to cooperate with Buyer’s counsel and auditors in the preparation of the Schedule 13E-3, or in any amendments or supplements thereto. Each of Seller and Buyer shall use all reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing. Each of Seller and Buyer will notify the other party promptly (but in no event later than 24 hours) following the receipt by it of any comments from the SEC and of any request by the SEC for amendments or supplements to the Schedule 13E-3 or for additional information and will supply the other party with copies of all correspondence between it or any of its Representatives and the SEC with respect to the Schedule 13E-3. Each of Seller and Buyer will provide the other party with the opportunity to review and provide comments on drafts of any letters, memoranda or other correspondence to the SEC prepared by it in connection with the Schedule 13E-3 a reasonable time prior to such letters, memoranda or other correspondence are submitted to the SEC, and will in good faith consider such comments, and each of Seller and Buyer will provide the other party with the opportunity to participate in any telephone calls between it, or any of its Representatives, and the SEC concerning the Schedule 13E-3. Seller agrees that the Schedule 13E-3 will comply in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Schedule 13E-3, (i) Buyer or Seller, as the case may be, shall promptly (but in no event later than 24 hours) inform the other of such occurrences, (ii) Seller and Buyer shall together prepare and file with the SEC any such amendment to the Schedule 13E-3, and (iii) each of Seller and Buyer shall use all reasonable best efforts to respond to any comments of the SEC related to the Schedule 13E-3 as reasonably promptly as practicable after receipt of such comments such amendment as promptly as practicable after such filing and (iv) if mailing of such amendment is required by the rules and regulations of the Exchange Act, Seller and Buyer shall use all reasonable best efforts to have any such amendment mailed to its stockholders at the earliest practicable date.

(e)     Seller agrees that the information concerning it and provided by it for inclusion in the Schedule 13E-3 and each amendment thereto, at the time of filing thereof and at the time of the Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Seller in reliance upon and in conformity with information concerning Buyer furnished to Seller by Buyer for use in the Schedule 13E-3. Buyer agrees that the information concerning it and provided by it for inclusion in the Schedule 13E-3 and each amendment thereto, at the time of filing thereof and at the time of the Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact was made by Buyer in reliance upon and in conformity with information concerning Seller furnished to Buyer for use in the Schedule 13E-3.

7.4     Filings; Other Action.     Subject to the terms and conditions herein provided, Seller and Buyer shall: (a) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to Seller and Buyer; and (c) use all reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Merger and the other transactions contemplated hereby. If, at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers, and directors of Buyer and Seller shall take all such necessary action.

7.5     Access to Information.     From the date hereof to the Effective Time and so long as Seller determines in good faith that Buyer’s rights under this Section 7.5 do not unreasonably interfere with the conduct of the business of Seller, Seller shall allow Buyer and all designated officers, attorneys, accountants and other Representatives of Buyer access during normal business hours to the records and files, correspondence, contracts, books and records, as well as to all information relating to commitments, contracts, and financial position, or otherwise pertaining to the business and affairs, of Seller and the Seller Subsidiaries.

7.6     Publicity.     Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law (including, without limitation, the filing of this Agreement as an exhibit to a current report on Form 8-K relating to the transactions contemplated hereby) or the rules of the NASDAQ SmallCap Market if it has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

7.7     Expenses.     Subject to the provisions of Article 9, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that, Seller’s out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers (other than Alliant Partners), shall not exceed $350,000 in the aggregate. All other costs and expenses for professional services rendered pursuant to the transactions contemplated by this Agreement including, but not limited to, investment banking and legal services, will be paid by each party incurring such services.

7.8     Notice of Certain Events.     The Seller shall give prompt written notice to Buyer, and Buyer shall give prompt notice to the Seller, of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at or prior to the Effective Time in either case such that the conditions set forth in Section 8.3(a) would have been violated, and (b) any failure of the Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case such that the conditions set forth in Section 8.3(b) would have been violated; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not serve to cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.9     Indemnification.

(a)     Buyer agrees that all rights to indemnification now existing in favor of the directors and officers of Seller as provided in its Certificate of Incorporation and Bylaws and under any indemnification agreement listed in Section 7.9 of the Seller Disclosure Letter, as in effect as of the date hereof, with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time. During such period, Buyer shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers, of Seller or any Seller Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), without the written consent of each member of the Seller Board on the date hereof, which consent shall not be unreasonably withheld or delayed, unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)     At or prior to the Effective Time, Buyer and Seller, together shall purchase directors’ and executive officers’ “tail” liability insurance policy coverage for Seller’s directors and executive officers for the longest period following the Effective Time obtainable using the consideration described in the following sentences, which will provide the directors and executive officers with coverage on, subject to the following sentences, terms no less favorable to such directors and executive officers as currently provided by Seller. In fulfilling its obligations under the preceding sentence, Seller or the Surviving Entity shall apply any unused portion of the premium already paid for its directors’ and executive officers’ liability insurance that is refunded to it to such “tail” liability insurance policy. In fulfilling its obligations under the first sentence of this Section 7.9(b), Buyer shall pay the premium for one year of such “tail” liability insurance policy, which premium shall not exceed 100% of the amount paid by Seller with respect to the period from March 2003 to March 2004 (which premiums are hereby represented and warranted by Seller to be $239,292), provided that if the premium of such coverage exceeds such amount, Buyer shall be obligated to obtain a policy with the greatest dollar amount of coverage available for costs not exceeding such amount. Seller shall have the right to reasonably review and approve any such policy, which approval shall not be unreasonably withheld.

(c)     This Section 7.9 is intended for the irrevocable benefit of, and to grant third party rights to, the indemnified parties and their respective heirs and shall be binding on all successors of Buyer. Each of the indemnified parties shall be entitled to enforce the covenants contained in this Section 7.9.

7.10     Certain Benefits.     Except for normal increases in the ordinary course of business that are consistent with past practices and cost increases of third party providers necessary to maintain benefits at current levels that, in the aggregate, do not result in a material increase in benefits or compensation expense to Seller or any of the Seller Subsidiaries or as set forth in Section 5.17 of the Seller Disclosure Letter, Seller will not, and will not permit any of the Seller Subsidiaries to, adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee that increase in any manner the compensation, retirement, welfare or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options, restricted stock or deferred stock units) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.11     Employment and Benefit Matters

(a)     Following the Effective Time, Buyer shall honor in accordance with their terms all written employment, change in control, and other compensation agreements; provided such agreements are disclosed in Section 5.17(a) of the Seller Disclosure Letter.

(b)     No provision of this Section 7.12 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any Seller Subsidiary in respect of continued employment (or resumed employment) with Buyer and no provision of this Section 7.12 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by Buyer. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Seller or any Seller Subsidiary.

(c)     As soon as practicable after the execution of this Agreement, Buyer and Seller shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for employees of Seller and any Seller Subsidiary following the Merger. The Seller and Seller Subsidiaries shall take such actions as are necessary to terminate any Seller Employee Programs and any leased employee arrangement immediately prior to the Closing Date, unless otherwise agreed to by Buyer and Seller; provided that those employees of Seller and any Seller Subsidiary who are eligible to participate in such Seller Employee Programs shall be provided the opportunity to participate in employee benefit plans, if any, maintained by Buyer under the same terms as those applicable to similarly situated Buyer employees.

(d)     Employees of Seller and any Seller Subsidiary will be granted credit for all service with Seller and any Seller Subsidiary under each Buyer employee benefit plan, program or arrangement of Buyer or its affiliates in which such employees are eligible to participate for all purposes, except for purposes of benefit accrual under a defined benefit pension plan and will be eligible for participation in any equity compensation plan maintained by Buyer or its affiliates. To the extent that employees of Seller and any Seller Subsidiary become eligible to participate in a medical, dental or health plan of Buyer or its affiliates in lieu of the Seller’s Employee Program, Buyer will cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or health plans maintained or contributed to by Seller (but only to the extent corresponding exclusions and limitations were satisfied by such employees under the applicable medical, dental or health plans maintained or contributed to by Seller); and (ii) credit any deductible or out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

(e)     With respect to matters described in this Section 7.12, Seller and Seller Subsidiaries will use all reasonable efforts to consult with Buyer (and consider in good faith the advice of Buyer) prior to sending any notices or other communication materials to employees of Seller and any Seller Subsidiary.

7.12     Suits, Actions and Claims.     Seller shall manage any pending or threatened suit, action or claim arising out of or in connection with any of the transactions contemplated by the Agreement; provided, however, Seller shall promptly notify in writing Buyer of any such suit, action or claim, setting forth such suit, action or claim in reasonable detail (including, without limitation, the amount of any damages claimed) and shall keep Buyer advised as to the status of such suit or proceeding or defense thereof and shall consider in good faith recommendations made by Buyer with respect thereto; provided, further, Buyer shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense and, subject to the following sentence, settlement of such suit, action or claim; provided, further, Seller shall have the right in its sole discretion to conduct the defense of any such suit, action or claim. Notwithstanding anything herein to the contrary, Seller will not settle such suit action or claim without Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE 8—CONDITIONS

8.1     Conditions to Each Party’s Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

(a)     This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of stockholders of Seller.

(b)     None of the parties hereto shall be subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by this Agreement.

(c)     All Governmental Approvals, if any, required for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in effect at the Effective Time.

(d)     As of immediately prior to the Effective Time, holders of no more than 5% of the outstanding Seller Common Shares shall have taken actions to assert dissenter’s rights under applicable law.

(e)    Buyer shall have consummated the transactions contemplated by the Securities Purchase Agreement.

8.2     Conditions to Obligation of Seller to Effect the Merger.     The obligation of Seller to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Seller:

(a)     The representations and warranties of Buyer contained in this Agreement qualified as to materiality or Buyer Material Adverse Effect shall be true and correct in all respects and the representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except to the extent any such representation or warranty is expressly limited by its terms to another date or time (in which case such representation or warranty need only be true and correct as of such date or time), and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chairman of the Board of Directors and Chief Executive Officer of Buyer to the foregoing effect.

(b)     Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chairman of the Board of Directors and Chief Executive Officer of Buyer to the foregoing effect.

8.3     Conditions to Obligation of Buyer to Effect the Merger.     The obligations of Buyer to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Buyer:

(a)     Each of the representations and warranties of Seller contained in this Agreement qualified as to materiality or Seller Material Adverse Effect and the representations and warranties contained in Section 5.3 shall be true and correct in all respects (except, with respect to the representations and warranties in Section 5.3, for (x) variations in the aggregate number of Seller Common Shares outstanding on a fully-diluted basis not in excess of 6,000 shares or such other variations as would result in changes in the aggregate amounts paid by Buyer under Article 4 not in excess of $72,000 and (y) the effect of actions taken in compliance with Section 7.2) and each of the representations and warranties of Seller contained in this Agreement that are not so qualified (excluding any representations and warranties contained in Section 5.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except to the extent any such representation or warranty is expressly limited by its terms to another date or time (in which case such representation or warranty need only be true and correct as of such date or time), and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Seller by a member of the Special Committee and the Chief Accounting Officer of Seller to the foregoing effect.

(b)     Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and

Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Seller by a member of the Special Committee and the Chief Accounting Officer of Seller to the foregoing effect.

(c)     There shall not have occurred any change concerning, or other event affecting, Seller, that, individually or in the aggregate, has had or could reasonably be expected to have, a Seller Material Adverse Effect and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Seller by the Chairman of the Board and Chief Executive Officer of Seller to the foregoing effect.

(d)     All other consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made, in form and substance reasonably satisfactory to the Buyer, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration could not individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

ARTICLE 9—TERMINATION

9.1     Termination.     This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of Seller:

(a)     by mutual written consent duly authorized by the Board of Directors of Buyer and the Seller Board or Special Committee;

(b)     by either Buyer or Seller, if any United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued a judgment, permanent injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such judgment, permanent injunction, order, decree, ruling or other action shall have become final and non-appealable;

(c)     by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would be incapable of being satisfied or cured by the Outside Date after the giving of written notice to Buyer of such breach; provided, however, that the existence of stockholder litigation arising out of the transactions contemplated hereby shall not be deemed to cause such conditions to be incapable of being satisfied unless such stockholder litigation has resulted in a permanent injunction or a final and non-appealable judgment; provided, further, that, in any case, a willful breach of this Agreement shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.1(c); excluding, however, any such breach or failure to perform by Seller that is principally caused by Buyer or any affiliate of Buyer;

(d)     by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would be incapable of being satisfied or cured by the Outside Date after the giving of written notice to Buyer of such breach; provided, however, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.1(d); excluding, however, any such breach or failure to perform by Buyer that is principally caused by Seller or any affiliate of Seller;

(e)     by Buyer, if (i) the Seller Board (or any committee thereof) shall have failed to make in the Proxy Statement, or shall have withdrawn, modified, amended or qualified in a manner adverse to Buyer, its approval or recommendation of this Agreement or any of the transactions contemplated hereby (including, without limitation, a failure to include in the Proxy Statement the recommendation of its Board of Directors that the stockholders of Seller approve and adopt this Agreement and the transactions contemplated hereby); (ii) Seller shall have failed to mail the Proxy Statement in accordance with Section 7.3(a) hereof or to convene the Stockholders Meeting in accordance with Section 7.3(a) hereof; or (iii) the Seller Board shall have (x) recommended that the stockholders of Seller accept or approve an Acquisition Proposal, or (y) failed to recommend that the stockholders of Seller reject or not accept an Acquisition Proposal (or the Seller Board shall have resolved to do such);

(f)     by either Buyer or Seller, if this Agreement and the transactions contemplated hereby shall have failed to receive the requisite vote for approval and adoption by the stockholders of Seller upon the holding of a duly convened Stockholders Meeting or adjournment thereof; or

(g)     by either Buyer or Seller, if the Merger shall not have been consummated on or before October 15, 2003 (the “Outside Date”); provided, however, that a party may not terminate this Agreement pursuant to this Section 9.1(g) if such party’s failure to fulfill any obligation under this Agreement constitutes a breach of this Agreement and has been the principal cause of or resulted in the failure of the Merger to occur on or before such date.

The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement.

9.6     Effect of Termination.

(a)     In the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall immediately become void and have no effect, all rights and obligations of any party hereto shall cease except for agreements contained in Section 10.5 and neither party shall have any liability to the other party or any of its affiliates, directors, officers or stockholders with respect to for any damage, claim, loss, cost, liability or expense (including interest, penalties, professional and attorneys’ fees, court costs and expenses of investigation, consequential damages, response action, removal action or remedial action) (collectively “Damages”) incurred or accrued by other party arising out of this Agreement, the transactions contemplated hereby or Acquisition Proposal and neither party shall have any other recourse against the other party, its affiliates, directors, officers and stockholders for such Damages; provided, however, that (i) nothing in this Article 9 shall relieve any party from liability for any willful breach of this Agreement, and (ii) Seller in any event shall be required to make any payments to Buyer as are required pursuant to this Article 9.

(b)     If Buyer terminates this Agreement pursuant to (x) Section 9.1(e), or (y) Section 9.1(f) in circumstances in which the Seller Board (or any committee thereof) failed to make, or withdrew, amended, modified or qualified in a manner adverse to Buyer its approval or recommendation of this Agreement or any of the transactions contemplated hereby, then Seller shall pay to Buyer an amount in cash equal to the sum of (i) $1,200,000, plus (ii) Buyer’s reasonable out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers (all such expenses, “Break-Up Expenses” and, clauses (i) and (ii) collectively, the “Termination Amount”) in accordance with the provisions of Section 9.3.

(c)     If this Agreement is terminated (x) by either party pursuant to Section 9.1(c) or Section 9.1(f) (except for a termination to which Section 9.2(b) applies) or (y) by Seller pursuant to Section 9.1(g) at a time at which Buyer could terminate pursuant to Section 9.1(c) due to stockholder litigation arising out of the transactions contemplated hereby, Seller shall pay all of Buyer’s Break-Up Expenses in accordance with the provisions of Section 9.3.

(d)     If (A) prior to the termination of this agreement pursuant to Section 9.1(c), 9.1(f) or 9.1(g), an Acquisition Proposal (the percentages in this definition shall be deemed adjusted to 51% in each case for purposes of this Section 9.2(e) has been received by Seller or a Person has publicly disclosed an Acquisition Proposal or an intent or desire to make an Acquisition Proposal and (B) at any time prior to the twelve month anniversary of such termination of this Agreement by either party, Seller enters into a letter of intent, agreement in principle or other agreement or commitment relating to an Acquisition Proposal with a Person other than Buyer or the Seller Board (or any committee thereof) recommends or resolves to recommend that Seller’s stockholders approve an Acquisition Proposal with a Person other than Buyer, then, upon the consummation of the transaction contemplated by such letter of intent, agreement in principle or other agreement or commitment, Seller shall pay to Buyer the Termination Amount in accordance with the provisions of Section 9.3, which amount shall be reduced by any monies previously paid by Seller to Buyer pursuant to Section 9.2(c). Any such letter of intent, agreement in principle or other agreement or commitment relating to an Acquisition Proposal with a Person other than Buyer described in clause (B) of the preceding sentence, shall provide that such Person shall, upon consummation of the transaction contemplated therein, pay any Termination Amount due Buyer under this Section 9.2(d) in accordance with the provisions of this Article 9.

(e)     If required under this Section 9.2, the Termination Amount and/or the Break-Up Expenses shall be paid in immediately available funds within five (5) business days after the date of the event giving rise to the obligation to make such payment; provided, however, that any Termination Amount payable under Section 9.2(d) shall be paid in immediately available funds within one (1) business day after the date of the consummation of the applicable transaction. The parties acknowledge and agree that the provisions for payment of the Termination Amount and/or the Break-Up Expenses are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Buyer to enter into this Agreement and to reimburse Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if Seller fails to pay promptly to Buyer the Termination Amount or Break-Up Expenses due under this Section 9.2, Seller shall reimburse Buyer on demand for all costs and expenses (including legal fees and expenses) incurred in connection with any action, including any legal action, taken to collect payment of such amounts.

9.3     Liquidated Damages; Exclusive Remedy.     Subject to Section 9.2(a), the parties agree that, in the event Seller becomes obligated to make payments to Buyer pursuant to this Article 9, then such payments will paid as liquidated damages with respect to any and all Damages incurred or accrued by Buyer and arising out of this Agreement, the transactions contemplated hereby or any Acquisition Proposal. Subject to Section 9.2(a), the payments required of Seller to Buyer pursuant to this Article 9 shall be the sole and exclusive remedy of the Buyer from and after the date on which this Agreement is terminated pursuant to the Article 9 for any Damages incurred or accrued by Buyer and arising out of this Agreement, the transactions contemplated hereby or any Acquisition Proposal and the Buyer shall have no other recourse against Seller, its affiliates, directors, officers and stockholders for such Damages.

ARTICLE 10—GENERAL PROVISIONS

10.1     Nonsurvival of Representations, Warranties and Agreements.     All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, provided, however, that the agreements contained in Article 4, the last sentence of Section 7.4, and Sections 7.7 and 7.9 and this Article 10 shall survive the Merger.

10.2     Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (with confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Buyer:

GHP Acquisition Corp.

c/o Great Hill Partners

1 Liberty Square

Boston, MA 02109

Fax No. (617) 790-9401

Attn: Messrs. Christopher Gaffney and Michael Kumin

With copies to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Fax No. (617) 523-1231

Attn: David F. Dietz, P.C.

John T. Haggerty, Esq.

If to Seller:

IGN Entertainment, Inc.

3240 Bayshore Blvd.

Brisbane, CA 94005

Fax No. (415) 508-2001

Attn: Mark Jung

With copies to:

Fenwick & West LLP

275 Battery Street, 15th Floor

San Francisco, CA 94111

Fax No. (415) 281-1350

Attn: Robert B. Dellenbach, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

10.3     Assignment; Binding Effect; Benefit.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.9 hereof, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.4     Entire Agreement.     This Agreement, the Exhibits, the Seller Disclosure Letter and the Buyer Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

10.5     Confidentiality.     Each of Seller and Buyer will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between Seller and Buyer dated as of September 23, 2002. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that Seller may disclose this Agreement and the transaction contemplated hereby as required by the Exchange Act or as contemplated in Section 7.6 hereof, and each party may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4.

10.6     Amendment.     This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Seller, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended and no provision may be extended or waived pursuant to Section 10.11 or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

10.7     Governing Law; Jurisdiction and Venue.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Seller and Buyer hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

10.8     Counterparts.     This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

10.9     Headings.     Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

10.10     Interpretation.     In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

10.11     Extension; Waivers.     At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.12     Severability.     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.13     Enforcement of Agreement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14     Certain Definitions.

(a)     As used in this Agreement, the word “affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(b)     As used in this Agreement, the word “Person” means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

(c)     As used in this Agreement, the word “Subsidiary” or “Subsidiaries” when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

GHP ACQUISITION CORP.

By:	/s/ CHRISTOPHER S. GAFFNEY
Name:	Christopher S. Gaffney
Title:	President

IGN ENTERTAINMENT, INC.

By:	/s/ MICHAEL J. SHANAHAN
Name:	Michael J. Shanahan
Title:	Director

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APPENDIX B

[ALLIANT PARTNERS LETTERHEAD]

ALLIANT PARTNERS

A SILICON VALLEY BANCSHARES CO.

435 TASSO STREET, THIRD FLOOR

PALO ALTO, CALIFORNIA 94301

TELEPHONE 650 325 1541

FACSIMILE 650 325 7692

WWW.ALLIANT.COM

PERSONAL & CONFIDENTIAL

May 1, 2003

Special Committee of the Board of Directors and Board of Directors

IGN Entertainment, Inc.

3240 Bayshore Boulevard

Brisbane, CA 94005

Members of the Special Committee and members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of IGN Entertainment, Inc. (“IGN” or the “Company”), of the value of the total consideration to be received from Great Hill Partners, LLC (“Great Hill”) in Great Hill’s acquisition of IGN (the “Merger”), through a wholly-owned merger subsidiary (“Merger Sub”).

Prior to the consummation of the Merger, Christopher Anderson and Mark Jung will purchase shares of Merger Sub, which will be converted into shares of the surviving corporation of the Merger in connection with the Merger. As contemplated in the draft Agreement and Plan of Merger (the “Agreement”) dated April 30, 2003, each outstanding share of common stock of the Company will be converted into the right to receive $12.00 per share in cash, without interest (the “Merger Consideration”). Based on 2,270,750 shares of Company common stock expected to be outstanding as of the closing of the Merger, the cash consideration to be received by IGN stockholders is equal to approximately $27.2 million. Participants in the Company employee stock purchase plan will receive a pro-rata cash payment from Great Hill equal to approximately $0.1 million. Upon consummation of the Merger, all outstanding options and warrants to purchase shares of Company common stock will be canceled. However, holders of any in-the-money vested options and in-the-money warrants will receive a payment in cash equal to approximately $2.5 million in the aggregate, determined net of exercise price and applicable tax withholding. Assuming these options and warrants were exercised as of today’s date, the total consideration to be received by IGN stockholders would equal approximately $29.8 million.

For purposes of the opinion set forth herein, we have:

(a)	Discussed the past and current operations, financial condition and prospects for IGN with senior executives of IGN;

(b)	Reviewed certain internal financial statements and other financial and operating data concerning IGN prepared by IGN management;

(c)	Reviewed public financial statements and other information concerning IGN;

(d)	Analyzed certain financial projections for IGN prepared by IGN management;

(e)	Compared the financial performance of IGN with that of certain other comparable publicly-traded companies;

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(f)	Compared the reported prices and trading activity of IGN common stock with that of certain other comparable publicly-traded companies;

(g)	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions of companies comparable to IGN;

(h)	Assessed IGN’s value using a discounted cash flow analysis of projected future cash flows;

(i)	Reviewed the Agreement and certain related documents and discussed the proposed terms of the Merger with senior executives of IGN; and

(j)	Performed such other analyses and considered such other factors as we have deemed appropriate.

For the purposes of this opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us or discussed with us and have further relied upon the representations of the management of IGN that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to the financial projections of IGN, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. The financial and other information regarding IGN reviewed by or discussed with Alliant Partners in connection with the rendering of this opinion was limited to publicly available information, and information provided by IGN or IGN management and certain discussions with IGN management regarding the Company’s financial condition and future prospects. In addition, we have assumed that the Merger will be consummated in a timely fashion in accordance with the terms set forth in the Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of IGN, nor have we been furnished with any such appraisals. Our opinion is necessarily based on the economic, market and other conditions in effect on, and the information made available to us as of, the date hereof.

Our opinion addresses only the fairness of the consideration to be received by the stockholders of the Company in the Merger, from a financial point of view, and we do not express any views on any other terms of the proposed Merger or the business or economic bases underlying the Agreement. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We have acted as independent financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) and the Board of Directors in connection with its consideration of the Merger contemplated by the Agreement and will receive a fee for our services. Our opinion is for the use and benefit of the Special Committee and is rendered to the Special Committee in connection with its consideration of the Merger contemplated by the Agreement. This opinion does not constitute a recommendation as to how any holder of Company stock should vote with respect to such Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the total consideration to be received in the Merger by IGN’s stockholders is fair to IGN’s stockholders from a financial point of view.

Very truly yours,

/s/    Alliant Partners

Alliant Partners

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APPENDIX C

DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS

§ 262 Appraisal Rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro-rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

CALIFORNIA GENERAL CORPORATION LAW

CHAPTER 13. DISSENTERS’ RIGHTS

§1300. Right to Require Purchase—“Dissenting Shares” and “Dissenting Shareholder” Defined.

(a)    If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

(b)    As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)    Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)    Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) or paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)    Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)    Which the dissenting shareholder has submitted for endorsement in accordance with Section 1302.

(c)    As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

§1301. Demand for Purchase.

(a)    If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)    Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)    The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§1302. Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Agreed Price—Time for Payment.

(a)    If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)    Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Dissenter’s Action to Enforce Payment.

(a)    If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)    Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)    On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305. Appraisers’ Report—Payment—Costs.

(a)    If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)    If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)    Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)    Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)    The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306. Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307. Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§1308. Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§1309. Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)    The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)    The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)    The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)    The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§1310. Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311. Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§1312. Attacking Validity of Reorganization or Merger.

(a)    No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)    If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)    If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§1313. Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

DETACH HERE

PROXY

IGN ENTERTAINMENT, INC.

Special Meeting of Stockholders                          , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark A. Jung and Michael Shannahan, and each of them, as proxies of the undersigned, with full power to appoint substitutes, and hereby authorizes each of them to represent and to vote all shares of stock of IGN Entertainment, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card at the Special Meeting of Stockholders of IGN Entertainment, Inc. (the “Meeting”) to be held on                         , 2003 at local time, at                          and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR PROPOSALS 1 AND 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

DETACH HERE

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR proposals 1 and 2.

		FOR	AGAINST	ABSTAIN
1.	Approval and adoption of the Agreement and Plan of Merger, dated as of May 2, 2003, by and between GHP Acquisition Corp. and IGN Entertainment, Inc., and approval of the merger described therein.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	Discretionary authority to postpone or adjourn the special meeting to another date.	☐	☐	☐
3.	To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Signature:	Date:

Signature:	Date: